   As Filed With the Securities and Exchange Commission on February 23, 2001
                                                     REGISTRATION NO. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                 iVILLAGE INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                7375                           13-3845162

  (State or other jurisdiction of         (Primary Standard Industrial            (I.R.S. Employer
   incorporation or organization)          Classification Code Number)          Identification No.)


                                        500-512 SEVENTH AVENUE
                                       NEW YORK, NEW YORK 10018
                                            (212) 600-6000
                          (Address, including zip code, and telephone number,
                   including area code, of registrant's principal executive offices)

                                         DOUGLAS W. McCORMICK
                                        CHIEF EXECUTIVE OFFICER
                                             iVILLAGE INC.
                                        500-512 SEVENTH AVENUE
                                       NEW YORK, NEW YORK 10018
                                            (212) 600-6000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)



                  Please send copies of all communications to:

            Iain Mickle                          Steven A. Hobbs                  Mark R. Tanoury
             John Cook                             Anthony Feo                    Nancy H. Wojtas
          Dennis Michaels                        Clifford Chance                 Cooley Godward LLP
 Orrick, Herrington & Sutcliffe LLP            Rogers & Wells LLP                5 Palo Alto Square
          400 Capitol Mall                       200 Park Avenue                3000 El Camino Real
    Sacramento, California 95814            New York, New York 10166           Palo Alto, California
           (916) 447-9200                        (212) 878-8000                        94306
                                                                                   (650) 843-5000

   Approximate Date of Commencement of Proposed Sale of the Securities to the
    Public: As soon as practicable after this Registration Statement becomes effective.


      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                        CALCULATION OF REGISTRATION FEE

  Title Of Each Class Of Securities To Be          Amount To Be              Proposed Maximum             Amount Of Registration
                 Registered                         Registered           Aggregate Offering Price                  Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share ....             54,535,434(1)                 $21,888,870(2)                  $5,472.00
-----------------------------------------------------------------------------------------------------------------------------------
Rights(3) ..................................             54,535,434                 Not applicable                          None(4)
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share,
 issuable upon exercise of the Rights ......              9,324,000(5)                 $20,000,000(6)                  $5,000.00
-----------------------------------------------------------------------------------------------------------------------------------
Warrants issuable upon exercise of the
 Rights ....................................              2,100,000(7)                          --(6)                       None
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share,
 issuable upon exercise of the Warrants ....              2,100,000(8)                  $21,000.00(9)                      $6.00
-----------------------------------------------------------------------------------------------------------------------------------
Totals .....................................            122,594,868                    $41,909,870                    $10,478.00


(1) Based upon the maximum number of shares of common stock, par value $0.01 per share, of iVillage Inc. that may be issued pursuant to the merger (other than shares issued pursuant to the rights offering described in note 3 below) giving effect to the exercise of all currently outstanding options to purchase the common stock, $0.001 par value per share of Women.com Networks, Inc. and rights to purchase Women.com Networks, Inc. common stock under its Employee Stock Purchase Plan.

(2) Pursuant to Rules 457(c) and 457(f)(1) of the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee, the proposed maximum offering price is equal to (a) (i) 54,535,434, the maximum number of shares of Women.com Networks, Inc. common stock to be exchanged in the merger multiplied by (ii) $0.41, the average of the high and low sale prices per share of Women.com Networks, Inc. common stock on the Nasdaq National Market on February 15, 2001, less (b) $266,150, the aggregate cash payment payable to stockholders of Women.com Networks, Inc. pursuant to the merger.

(3) In connection with the merger, and for no additional consideration, each stockholder of Women.com Networks, Inc. will receive a right to purchase its pro rata portion of 9,324,000 shares of iVillage Inc. common stock, par value $0.01 per share, and warrants to purchase up to 2,100,000 shares of iVillage Inc. common stock, par value $0.01 per share, for an aggregate purchase price of $20,000,000.

(4) The rights are registered in the same registration statement as the securities being offered pursuant to the rights. Therefore, pursuant to Rule 457(g), no registration fee is payable with respect to the rights.

(5) Represents the maximum number of shares of iVillage Inc. common stock, $0.01 par value per share, to be issued upon exercise of the rights referenced in note (3) above.

(6) The common stock and warrants issuable upon exercise of the rights referenced in note 3 above are offered as a unit for an aggregate purchase price of $20,000,000.

(7) Represents the maximum number of warrants to be issued upon exercise of the rights referenced in note (3) above.

(8) Represents the maximum number of shares of common stock, par value $0.01 per share, issuable upon exercise of the warrants referenced in note (7) above.

(9) The exercise price of the warrants is $0.01 per share.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

                      JOINT PROXY STATEMENT AND PROSPECTUS

                 Subject to completion, dated February 23, 2001

[graphic]                                                              [graphic]

                  MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

   iVillage Inc. and Women.com Networks, Inc. have agreed on a merger transaction involving our two companies. We believe that the merger will create the largest and most comprehensive destination for women. Before we can complete the merger, we must obtain the approval of both of our companies' stockholders. We are sending you this joint proxy statement/prospectus to ask you to vote on a proposal to approve and adopt the merger agreement and the transactions contemplated thereby and related matters.

   In the merger, stockholders of Women.com will be entitled to receive 0.322 of a share of iVillage common stock plus a nominal cash amount (subject to adjustment as described below) in return for each share of Women.com common stock they own. Outstanding shares of iVillage common stock will remain unchanged in the merger. The exchange ratio of 0.322 of a share of iVillage common stock and the cash payment for each share of Women.com common stock are subject to downward adjustment in the event that Women.com does not have specified amounts of working capital and cash as of March 31, 2001 and immediately before the closing of the merger, if after such date.

   Pursuant to the merger, Women.com stockholders as of the record date will also receive the right to purchase iVillage common stock and warrants in connection with the rights offering described in this joint proxy statement/ prospectus. If the merger is completed, Hearst Communications, Inc., the holder of approximately 46% of the outstanding shares of Women.com common stock, has agreed to purchase up to 9,324,000 shares of iVillage common stock and a warrant to purchase up to 2,100,000 shares of iVillage common stock for an aggregate purchase price of up to $20.0 million, as reduced by the amount of common stock and warrants purchased by other Women.com stockholders in the rights offering. When the merger, the rights offering and the Hearst Communications investment are completed, iVillage stockholders will own approximately 55% of iVillage's outstanding common stock and former Women.com stockholders, including Hearst Communications, will own approximately 45% of iVillage's outstanding common stock.

   As a result of the merger, Women.com will become a wholly owned subsidiary of iVillage. The shares of iVillage common stock issued to stockholders of Women.com as a result of the merger will be listed on the Nasdaq National Market under the trading symbol "IVIL."

   Women.com will hold a special meeting of its stockholders to consider and vote on the merger proposal. iVillage will hold a special meeting of its stockholders to consider and vote on two proposals. The first proposal is to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, the issuance of shares of iVillage common stock to be received by stockholders of Women.com pursuant to the merger agreement, the issuance of shares of iVillage common stock and warrants to purchase iVillage common stock to Hearst Communications pursuant to a securities purchase agreement and the issuance of shares of iVillage common stock and warrants to purchase iVillage common stock pursuant to the rights offering to Women.com stockholders. The second proposal is to increase the authorized number of shares of iVillage common stock from 65,000,000 to 200,000,000. Completion of the merger requires Women.com and iVillage stockholder approval.

   Your vote is very important. Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us or follow the telephone or Internet voting instructions at the bottom of your proxy card. Returning the proxy or voting by telephone or Internet does not deprive you of your right to attend your stockholder meeting and to vote your shares in person. The dates, times and places of the stockholders' meetings are as follows:

For iVillage Stockholders:                           For Women.com Stockholders:
 Thursday, March 29, 2001                             Thursday, March 29, 2001
    a.m., local time                                      a.m., local time
          []                                                    []

   This joint proxy statement/prospectus gives you detailed information about the merger we are proposing, and it includes our merger agreement as Annex A-1 and an amendment to the merger agreement as Annex A-2. You can get more information about our companies from publicly available documents we have filed with the Securities and Exchange Commission. We encourage you to read carefully this entire document, including all its annexes, and we especially encourage you to read the "Risk Factors" section beginning on page 16.

   We enthusiastically support this combination of our companies, and join with the other members of our boards of directors in recommending that you vote for the merger and all of the related proposals.

/s/ Douglas W. McCormick                                 /s/ Marleen McDaniel
----------------------------------------------           ----------------------------------------------
Douglas W. McCormick                                     Marleen McDaniel
Chief Executive Officer                                  Chief Executive Officer
iVillage Inc.                                            Women.com Networks, Inc.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

   This joint proxy statement/prospectus is dated February __, 2001, and is being first mailed to stockholders on or about February __, 2001.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities described in this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/ prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          Prospectus, subject to completion, dated February 23, 2001.


                                    [graphic]


                                 iVillage Inc.


           Rights Offering of up to 9,324,000 shares of Common Stock and Warrants to purchase up to 2,100,000 shares of Common Stock


   In connection with, and subject to the closing of, the proposed merger between Women.com Networks, Inc. and a wholly-owned subsidiary of iVillage, iVillage is offering to the stockholders of Women.com rights to purchase up to an aggregate of 9,324,000 shares of iVillage's common stock and warrants to purchase up to an aggregate of 2,100,000 shares of iVillage's common stock at a cash subscription price of $_______ per right. The rights are not transferable and will not be listed for trading on any stock exchange.

   If you owned Women.com common stock on February 27, 2001, the record date for the rights offering, you will receive, at no cost, one right for each share of Women.com's common stock that you owned on the record date. Each right will entitle the holder to purchase ________ of a share of iVillage's common stock and a warrant to purchase __________ of a share of iVillage's common stock for a cash subscription price of $________ per right. iVillage is not issuing fractional rights and iVillage will not pay cash in lieu of fractional rights. If the merger is completed, Hearst Communications, Inc., the holder of approximately 46% of the outstanding shares of Women.com common stock, has agreed to purchase up to 9,324,000 shares of iVillage common stock and a warrant to purchase up to 2,100,000 shares of iVillage common stock for an aggregate purchase price of up to $20.0 million, except that the number of shares of common stock and warrants, and the purchase price payable by Hearst Communications, will be reduced by the number of shares of common stock and warrants, if any, purchased by other Women.com stockholders in the rights offering.

   The warrants will have an exercise price of $0.01 per share and will be exercisable at any time after the date of issuance until December 31, 2004 but only if the average closing price of iVillage's common stock has exceeded $3.75 per share on any fifteen consecutive trading days. The holder of a warrant will have 30 days after notification in writing from iVillage of the satisfaction of this condition in which to exercise the warrant. iVillage's common stock is traded on the Nasdaq National Market under the symbol "IVIL." On February __, 2001, the closing price for iVillage's common stock was $___ per share.

   The rights are exercisable beginning on the date of this prospectus. The rights will expire if they are not properly exercised by 5:00 p.m., New York City time, on March 29, 2001, the date of the Women.com and iVillage special stockholder meetings. If you wish to participate in the rights offering, iVillage recommends that you follow the instructions set forth in this joint proxy statement/prospectus under the caption "The Rights Offering" and that you submit all subscription documents and payments to the subscription agent at least 10 days before the deadline. All subscriptions will be held in escrow by iVillage's subscription agent, Continental Stock Transfer and Trust Company, until accepted by iVillage. iVillage, in its sole discretion, may extend the period for exercising the rights. Rights not exercised by the expiration date of the rights will expire and will have no value. You should carefully consider whether or not to exercise your rights before the expiration date of the rights.

   The rights offering is conditioned on the closing of the merger. If the merger does not close for any reason, the rights offering will be canceled and all subscription payments will be returned, without interest. Neither the iVillage board of directors nor the Women.com board of directors makes any recommendation to you about whether you should exercise any rights.


   Investing in iVillage's common stock and the warrants involves a high degree of risk. Before exercising any rights, you should read carefully the information set forth under "Risk Factors" beginning on page 16.



                                                              Estimated
                                                               Expenses
                             Subscription    Discounts and     Payable      Net Proceeds
                                 Price        Commissions    by iVillage    to iVillage
                             ------------    -------------   -----------    ------------
Per Exercised Right ......    $ _________        None         $_________    $ _________
Total ....................    $20,000,000        None         $  100,000    $19,900,000

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


The information in this prospectus is not complete and may be changed. iVillage may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                    [graphic]


                                  iVILLAGE INC.
                             500-512 Seventh Avenue
                            New York, New York 10018


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            To Be Held March 29, 2001

To the Stockholders of iVillage Inc.:

   The special meeting of stockholders of iVillage Inc. will be held on March 29, 2001, at _____ a.m., local time, at [_________________________], New York,
New York, for the following purposes:

   o To consider and vote on a proposal to approve and adopt the merger agreement among iVillage Inc., Stanhope Acquisition Sub, LLC, which is a newly formed, wholly owned subsidiary of iVillage, and Women.com Networks, Inc., and the transactions contemplated by the merger agreement, including the merger, the issuance of shares of iVillage common stock to be received by stockholders of Women.com pursuant to the merger agreement, the issuance of shares of iVillage common stock and warrants to acquire iVillage common stock to Hearst Communications, pursuant to the securities purchase agreement between iVillage and Hearst Communications, and the rights offering to Women.com stockholders.

   o To consider and vote upon a proposal to amend iVillage's amended and restated certificate of incorporation to increase the number of authorized shares of iVillage common stock from 65,000,000 to 200,000,000.

   Holders of record of shares of iVillage common stock at the close of business on February 27, 2001 will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting.

   The iVillage board of directors has determined that the terms of the merger agreement and the transactions contemplated by it are fair to and in the best interests of iVillage and its stockholders. The iVillage board of directors recommends that stockholders vote at the special meeting to approve and adopt the merger agreement, including the merger, the issuance of shares of iVillage common stock to Women.com stockholders pursuant to the merger agreement, the issuance of shares of iVillage common stock and warrants to acquire iVillage common stock to Hearst Communications pursuant to the securities purchase agreement, the rights offering and the amendment to the iVillage amended and restated certificate of incorporation.

   Please take the time to vote by completing and mailing the enclosed proxy card or following the telephone or Internet voting instructions at the bottom of your proxy card. A postage-prepaid envelope has been provided for your convenience if you wish to vote by mail. If your shares are held in "street name" at a brokerage firm, you must instruct your broker how to vote your shares. Returning your proxy or voting by telephone or Internet does not deprive you of your right to attend the special meeting and to vote your shares in person.

   It is important that you sign, date and return the proxy card in the enclosed envelope or vote by telephone or Internet so that your shares of iVillage common stock will be represented, whether or not you plan to attend the special meeting. If you do not return your card or vote by telephone or Internet, or if you do not instruct your broker how to vote any shares of iVillage common stock held for you in "street name," your shares of iVillage common stock will not be voted at the special meeting, and this will have the same effect as voting against the foregoing proposals.

   Regardless of the number of shares of iVillage common stock you hold, your vote is very important.

                                   By Order of the board of directors

                                   /s/ STEVEN A. ELKES
                                   Steven A. Elkes,
                                   Secretary

New York, New York
February __, 2001

                                    [graphic]

                            WOMEN.COM NETWORKS, INC.
                               1820 Gateway Drive
                        San Mateo, California 94404-2471


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To Be Held March 29, 2001


To the Stockholders of Women.com Networks, Inc.:

   A special meeting of stockholders of Women.com Networks, Inc. will be held on March 29, 2001, at ____ a.m., local time, at [__________], for the following purpose:

   o To consider and vote on a proposal to approve and adopt the merger agreement among iVillage Inc., Stanhope Acquisition Sub, LLC, which is a newly formed, wholly owned subsidiary of iVillage, and Women.com Networks, Inc., and the transactions contemplated by the merger agreement, including the merger.

   Holders of record of shares of Women.com common stock at the close of business on February 27, 2001 will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting.

   The Women.com board of directors has determined that the merger agreement and the transactions contemplated by it are fair to and in the best interests of Women.com and its stockholders and has declared the advisability of the merger agreement and the transactions contemplated by it. Accordingly, the Women.com board of directors recommends that stockholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the special meeting.

   Women.com stockholders will have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect dissenters' rights, Women.com stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Annex D to the attached joint proxy statement/ prospectus and a summary of these provisions can be found under "The Merger-Rights of Dissenting Women.com Stockholders" in the attached joint proxy statement/prospectus.

   Please take the time to vote by completing and mailing the enclosed proxy card or following the telephone or Internet voting instructions at the bottom of your proxy card. A postage-prepaid envelope has been provided for your convenience if you wish to vote by mail. If your shares are held in "street name" at a brokerage firm, you must instruct your broker how to vote your shares. Returning your proxy or voting by telephone or Internet does not deprive you of your right to attend the special meeting and to vote your shares in person.

   It is important that you sign, date and return the proxy card in the enclosed envelope or vote by telephone or Internet so that your shares of Women.com common stock will be represented, whether or not you plan to attend the special meeting. If you do not return your card or vote by telephone or Internet, or if you do not instruct your broker how to vote any shares of Women.com common stock held for you in "street name," your shares of Women.com common stock will not be voted at the special meeting, and this will have the same effect as voting against the merger.

   Regardless of the number of shares of Women.com common stock you hold, your vote is very important.

                                                      By Order of the board of
                                                      directors

                                                      /s/ MARLEEN MCDANIEL
                                                      -------------------------
                                                      Marleen McDaniel, Chief
                                                      Executive Officer
San Mateo, California
February __, 2001

       Please do not send any Women.com stock certificates at this time.

                               TABLE OF CONTENTS

                                                                            Page
                                                                           -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.................................        1
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING........................        4
SUMMARY OF THE MERGER..................................................        6
 The Companies ........................................................        6
 The Merger ...........................................................        6
 The Stockholder Meetings .............................................        7
 Record Date; Votes Required for Approval .............................        7
 Agreements between iVillage and Hearst Communications ................        8
 The iVillage Rights Offering .........................................        8
 Our Recommendations to Stockholders ..................................        9
 Opinion of Women.com's Financial Advisor .............................        9
 Opinion of iVillage's Financial Advisor ..............................        9
 Conditions to the Merger .............................................        9
 Termination of the Merger Agreement ..................................        9
 Termination Fees .....................................................        9
 "No Solicitation" Provisions .........................................       10
 Rights of Dissenting Stockholders ....................................       10
 Accounting Treatment .................................................       10
 Federal Income Tax Consequences ......................................       10
 Market Price Information .............................................       11
 Regulatory Approvals .................................................       11
SUMMARY OF THE TERMS OF THE RIGHTS OFFERING............................       12
UNAUDITED COMPARATIVE PER SHARE DATA...................................       15
RISK FACTORS...........................................................       16
FORWARD-LOOKING STATEMENTS.............................................       30
THE STOCKHOLDER MEETINGS...............................................       31
 Information about the Special Meetings and Voting ....................       31
 Matters Relating to the Special Meetings .............................       31
 Voting by Proxy ......................................................       34
 Revoking Your Proxy ..................................................       35
 Additional Information ...............................................       35
 Other Business; Adjournments and Postponements .......................       35
THE MERGER.............................................................       36
 Background of the Merger .............................................       36
 Women.com's Reasons for the Merger ...................................       38
 Recommendation of Women.com's board of directors .....................       40
 iVillage's Reasons for the Merger ....................................       40
 Recommendation of iVillage's board of directors ......................       42
 Opinion of Women.com's Financial Advisor .............................       42
 Opinion of iVillage's Financial Advisor ..............................       47
 Interests of Directors and Officers in the Merger that are Different
  from Your Interests..................................................       52
 Exchange of Women.com Stock Certificates for iVillage Stock
  Certificates.........................................................       53
 Dividend Policy ......................................................       54
 Women.com's Stock Option and Stock Purchase Plans ....................       54
 Accounting Treatment of the Merger ...................................       55
 Material Federal Income Tax Consequences of the Merger ...............       55
 Regulatory Filings and Approvals Required to Complete the Merger .....       56
 Restrictions on Sale of Shares by Affiliates .........................       56
 Rights of Dissenting Women.com Stockholders ..........................       57
 Listing on the Nasdaq National Market of Shares of iVillage Common
  Stock to Be Issued in the Merger.....................................       59

                                                                            Page
                                                                           -----
THE MERGER AGREEMENT...................................................       60
 Merger Structure and Timing ..........................................       60
 Merger Consideration .................................................       60
 Exchange Procedures ..................................................       60
 Treatment of Women.com Stock Options .................................       61
 Representations and Warranties .......................................       61
 Conduct of Business of Women.com and iVillage Before the Merger ......       62
 Competing Acquisition Proposals for Women.com ........................       63
 Additional Agreements ................................................       64
 Conditions to the Merger .............................................       66
 Termination ..........................................................       68
 Termination Fees .....................................................       68
 Amendment and Waiver .................................................       68
THE VOTING AGREEMENTS..................................................       69
 General ..............................................................       69
 Voting of Shares .....................................................       69
 Additional Agreements ................................................       69
 Termination ..........................................................       70
AGREEMENTS BETWEEN HEARST COMMUNICATIONS AND iVILLAGE..................       71
 General ..............................................................       71
 The Securities Purchase Agreement ....................................       71
 Stockholder Agreement ................................................       73
 Magazine Content License and Hosting Agreement .......................       76
INFORMATION CONCERNING iVILLAGE........................................       79
 Business of iVillage .................................................       79
 Selected Consolidated Financial Data of iVillage .....................       89
 iVillage's Management's Discussion and Analysis of Financial
  Condition and Results of Operations..................................       90
 iVillage's Directors and Executive Officers ..........................       99
 Principal Stockholders of iVillage ...................................      106
 Certain Transactions .................................................      108
INFORMATION CONCERNING WOMEN.COM.......................................      110
 Business of Women.com ................................................      110
 Selected Consolidated Financial Data of Women.com ....................      115
 Women.com's Management's Discussion and Analysis of Financial
  Condition and Results of Operations..................................      116
 Principal Stockholders of Women.com ..................................      121
 Certain Transactions .................................................      122
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL
 STATEMENTS............................................................      123
THE RIGHTS OFFERING....................................................      127
 The Rights ...........................................................      127
 Terms of the Warrants ................................................      127
 Expiration of the Rights .............................................      127
 Conditions to the Offering ...........................................      127
 Method of Subscription - Exercise of Rights ..........................      128
 Required Forms of Payment ............................................      128
 Receipt of Payment ...................................................      128
 Clearance of Uncertified Checks ......................................      128
 Special Procedure under "Notice of Guaranteed Delivery" Form .........      129
 Delivery of Subscription Materials and Payment .......................      129
 Calculation of Rights Exercised ......................................      129
 Your Funds Will be Held by the Subscription Agent Until Expiration of
  the Subscription Period..............................................      130
 Signature Guarantee may be Required ..................................      130

                                                                            Page
                                                                           -----
 Notice to Beneficial Holders .........................................      130
 Beneficial Owners ....................................................      130
 Instructions for Completing Your Notice of Exercise of Rights ........      130
 Determinations Regarding the Exercise of Your Rights .................      131
 Expenses; Subscription Agent .........................................      131
 No Revocation ........................................................      131
 Procedures for DTC Participants ......................................      131
 Extensions and Termination ...........................................      131
 No Recommendation to Holders of Rights or Others .....................      131
 Foreign and Other Stockholders .......................................      132
 Regulatory Limitation ................................................      132
 Issuance of Common Stock and Warrants ................................      132
 Compliance with State Regulations Pertaining to the Rights Offering ..      132
 No Adjustment to Outstanding Stock Options or Other Stock Awards .....      132
 Certain Federal Income Tax Consequences ..............................      132
USE OF PROCEEDS OF THE RIGHTS OFFERING.................................      134
PLAN OF DISTRIBUTION OF THE RIGHTS OFFERING............................      134
DILUTION...............................................................      135
iVILLAGE AND WOMEN.COM MARKET PRICE AND DIVIDEND INFORMATION...........      136
DESCRIPTION OF iVILLAGE CAPITAL STOCK..................................      137
COMPARISON OF THE RIGHTS OF HOLDERS OF WOMEN.COM COMMON STOCK AND OF
  SHARES OF iVILLAGE COMMON STOCK......................................      141
iVILLAGE'S PROPOSAL TO INCREASE ITS AUTHORIZED CAPITAL STOCK...........      144
LEGAL MATTERS..........................................................      144
EXPERTS................................................................      145
FUTURE STOCKHOLDER PROPOSALS...........................................      145
WHERE YOU CAN FIND MORE INFORMATION....................................      145
INDEX TO FINANCIAL STATEMENTS..........................................      F-1

---------------

Annex A-1 -Agreement and Plan of Merger dated February 5, 2001 by and among
           iVillage Inc., Stanhope Acquisition Sub, LLC and Women.Com Networks, Inc.

Annex A-2 -Amendment No. 1 to Agreement and Plan of Merger by and among
           iVillage Inc., Stanhope Acquisition Sub, LLC and Women.com Networks, Inc, dated February 22, 2001

Annex B -  Opinion of Salomon Smith Barney Incorporated, dated February 5,
           2001

Annex C -  Opinion of Allen & Company Incorporated, dated February 5, 2001

Annex D -  Section 262 of the Delaware General Corporation Law relating to
           Dissenters' Rights

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:      What will happen in the merger?

A: The boards of directors of iVillage and Women.com have approved a transaction whereby iVillage will acquire Women.com. To accomplish this transaction, a subsidiary of iVillage will merge into Women.com, resulting in Women.com becoming a wholly owned subsidiary of iVillage. iVillage common stock is listed on the Nasdaq National Market under the trading symbol "IVIL."

Q:      What will I receive in the merger?

A: If the merger is completed, Women.com stockholders will receive 0.322 of a share of iVillage common stock (subject to downward adjustment as described below) for each share of Women.com common stock they own. In addition, Women.com stockholders will receive a cash payment per share equal to one percent of the product of the average high and low prices of a share of iVillage common stock on the Nasdaq National Market on the closing date of the merger multiplied by 0.322 (subject to downward adjustment as described below). iVillage will not issue fractional shares of common stock. Instead of fractional shares, you will receive cash based on the closing price of iVillage common stock on the closing date.

        To illustrate the foregoing, if you own 100 shares of Women.com common stock and the average high and low per share price on the Nasdaq National Market on the closing date is $1.75, you will receive 32 shares of iVillage common stock, a cash payment of $0.56 in exchange for your shares of Women.com common stock and an additional cash payment for your 0.2 fractional share.

        Except as described below, the number of shares of iVillage common stock to be issued for each share of Women.com common stock is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares you receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price for iVillage common stock goes up or down. Women.com is not permitted to withdraw from the merger or resolicit the vote of its stockholders based solely on changes in the value of the iVillage common stock.

        iVillage's stock price has been volatile, and economic and market circumstances are subject to change. As an example, the following table sets forth the high and low closing sale prices per share of iVillage common stock on the Nasdaq National Market during the indicated months of 2000 and 2001.


                                                                        Closing Sale
                                                                         Prices per
                                                                          Share of
                                                                          iVillage
                                                                        Common Stock
                                                                       -------------
    Month
    ----                                                               High     Low
                                                                       -----   -----
    November 2000 .................................................    $3.47   $1.06
    December 2000 .................................................    $1.16   $0.66
    January 2001 ..................................................    $1.94   $1.06
    February (through
    February 27, 2001) ............................................    $       $

Q: Are the 0.322 exchange ratio and the amount of the per share cash payment subject to adjustment?

A: Yes. The 0.322 exchange ratio and the per share cash payment will not be increased, but they could be decreased. The exchange ratio of 0.322 of a share of iVillage common stock and the cash payment for each share of Women.com common stock are subject to a downward adjustment in the event that Women.com does not have specified amounts of working capital and cash as of March 31, 2001 and immediately before the closing of the merger if after such date. For a detailed description of the terms governing adjustment of the exchange ratio and cash payment, see the section of this joint proxy statement/prospectus entitled "The Merger Agreement - Merger Consideration."


Q:      Why are iVillage and Women.com proposing the merger?


A: We believe the merger offers the opportunity to create the world's largest and most comprehensive destination for women on the Web. We view the merger as a unique opportunity to combine the two top women's online media/Web properties to create the most comprehensive destination to meet the everyday needs of women online.


        Please read the more detailed description of our reasons for the merger on pages 38 through 42.

Q:      What will happen to shares of iVillage common stock in the merger?

A: Each share of iVillage common stock outstanding will remain outstanding as a share of iVillage common stock. Your percentage ownership of iVillage's outstanding common stock will decrease as a result of the issuance of iVillage common stock in the merger and pursuant to the securities purchase agreement with Hearst Communications and the rights offering to other Women.com stockholders.

Q: Will I receive dividends on my shares of iVillage common stock after the merger?

A: iVillage does not currently intend to pay cash dividends on its common stock.

Q:      What do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at your stockholder meeting. You may also vote by using the toll-free telephone number included on your proxy card or by Internet in the manner described on your proxy card. To assure that we obtain your vote, please return your completed proxy card or vote by telephone or Internet even if you currently plan to attend your stockholder meeting in person.

Q:      What happens if I don't indicate how to vote my proxy?

A: If you mail your properly signed proxy but do not include instructions on how your shares are to be voted, your shares will be voted FOR approval and adoption of the merger agreement and approval of the merger and related matters and, if you are an iVillage stockholder, your shares will also be voted FOR approval of the proposal to increase the number of authorized shares of iVillage common stock.

Q: What happens if I don't return a proxy card and don't vote by telephone or Internet?

A: Not returning your proxy card or not voting by telephone or Internet will have the same effect as voting against the merger and the merger agreement and, if you are an iVillage stockholder, as also voting against the proposal to increase the number of authorized shares of iVillage common stock.

Q:      How do I vote my shares if my shares are held in "street name"?

A: You should contact your broker. Your broker can give you directions on how to instruct the broker to vote your shares. Your broker may not be able to vote your shares unless the broker receives appropriate instructions from you.

Q:      What if I plan to attend my stockholder meeting in person?

A: We recommend that you send in your proxy or vote by telephone or Internet anyway. You may still attend the meeting and vote in person.

Q:      What vote does my board of directors recommend?

A: The Women.com board of directors recommends that Women.com stockholders vote FOR the merger agreement and the transactions contemplated by the merger agreement, including the merger. The iVillage board of directors recommends that iVillage stockholders vote FOR the merger agreement and the transactions contemplated by the merger agreement, including the merger, the issuance of shares of iVillage common stock in the merger, the issuance of iVillage common stock and warrants to purchase iVillage common stock pursuant to the securities purchase agreement with Hearst Communications and the rights offering to other Women.com stockholders. Approval of the merger agreement, the merger and the issuance of the shares of iVillage common stock to Women.com stockholders is a condition to the merger. The iVillage board of directors also recommends that iVillage stockholders vote FOR the amendment to iVillage's amended and restated certificate of incorporation. Approval of the last proposal is not a condition to the merger.


Q: Can I change my vote after I have delivered my proxy or voted by telephone or Internet?


A: Yes. You can change your vote at any time before your proxy is voted at your special meeting as follows:


    o  You can revoke your proxy.


    o You can submit a new proxy or change your vote by telephone or Internet.


    o  You can attend the special meeting and vote in person.


        If you choose the first or second method, you must submit your notice of revocation or your new proxy before the applicable stockholder meeting. If your shares are held in an account at a brokerage firm, you should contact your brokerage firm to change your vote.

Q:      When do you expect the merger to be completed?

A: We plan to complete the merger after all the conditions to the merger, including obtaining the approvals of our stockholders at the stockholder meetings, are fulfilled. We currently expect to complete the merger by March 31, 2001.

Q:      Will I have appraisal rights as a result of the merger?

A: Women.com stockholders will have appraisal rights under Delaware law. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. A copy of the applicable Delaware statutory provisions is included as Annex D to this joint proxy statement/prospectus and a summary of these provisions can be found under "The Merger--Rights of Dissenting Women.com Stockholders" in this joint proxy statement/prospectus. Under Delaware law, iVillage stockholders are not entitled to appraisal rights in connection with the merger.

Q:      Should I send in my stock certificates now?

A: No. If you are an iVillage stockholder DO NOT send in your stock certificates.

        If you are a Women.com stockholder, after the merger is completed, iVillage will send you written instructions, including a letter of transmittal, that explain how to exchange Women.com stock certificates for iVillage stock certificates. Please do not send in any Women.com stock certificates until you receive these written instructions and the letter of transmittal.

Q: If I have more questions about the merger or related matters or the iVillage proposal to increase the number of its authorized shares of common stock, where can I find answers?

A: If you have any questions about the merger or related matters or the iVillage proposal to increase the number of its authorized shares of common stock or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:


          if you are an iVillage stockholder,

          D. F. King & Co., Inc.
          77 Water Street
          New York, New York 10018
          (212) 269-5550

          if you are a Women.com stockholder,

          Women.com Networks, Inc.
          Investor Relations
          1820 Gateway Drive,
          San Mateo, California 94404
          Telephone: (650) 378-6500

        In addition, you can find more information about the merger and the two companies in our companies' filings with the Securities and Exchange Commission. Please see "Where You Can Find More Information" on page 145.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING
                       (FOR WOMEN.COM STOCKHOLDERS ONLY)

Q:      Why is iVillage conducting this rights offering?

A: In connection with the proposed combination of the businesses of Women.com and iVillage, Hearst Communications, the holder of approximately 46% of the outstanding shares of Women.com common stock, agreed to purchase up to 9,324,000 shares of iVillage's common stock and warrants to purchase up to 2,100,000 shares of iVillage's common stock for a total purchase price of $20.0 million. As a condition of Hearst Communications' obligation to purchase the shares of iVillage's common stock and the warrants, iVillage must offer rights to all of the other stockholders of Women.com to purchase their pro rata portion of the shares and warrants offered to Hearst Communications. Hearst Communications will purchase the number of shares of iVillage common stock and warrants to purchase iVillage common not subscribed for by other Women.com stockholders in the rights offering.

Q:      What is a rights offering?

A: The rights offering is a distribution of rights on a pro rata basis to all of Women.com's stockholders who held shares of Women.com's common stock on February 27, 2001, the record date of the rights offering. "Pro rata" means the proportion of the total number of shares of Women.com's outstanding common stock that you and the other stockholders of Women.com hold on the record date.

Q:      May I exercise rights for less than my pro rata portion?

A: Yes. You are not required to subscribe for any rights and, if you choose to subscribe, you are not required to subscribe for your entire pro rata portion of rights.

Q:      What is a right?

A: Each right entitles a Women.com stockholder to purchase _________ of a share of iVillage's common stock and a warrant to purchase __________ of a share of iVillage's common stock for a subscription price of $_________ per right. iVillage has granted to each Women.com stockholder on the record date one right for each outstanding share of Women.com common stock held by such stockholder.

Q:      What if my rights result in fractional shares?

A: If your rights would allow you to purchase a fraction of a share or a warrant to purchase a fraction of a share, you may exercise your rights only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares. You may not purchase fractional shares or receive a warrant exercisable for a fraction of a share and iVillage will not pay cash in lieu of such fractional shares.

Q:      What happens if the merger does not close?

A: If the merger does not close for any reason, then the rights offering will be canceled and all subscription payments will be returned, without interest.

Q:      May iVillage stockholders participate in the rights offering?

A: No. The rights are only being offered to the stockholders of Women.com who held shares of Women.com common stock as of the record date, which is February 27, 2001.

Q:      How soon must Women.com stockholders act?

A: The rights expire at 5:00 p.m., New York City time, on March 29, 2001, the date of the Women.com and iVillage special stockholder meetings. The subscription agent must actually receive all required documents and payments before that time and date.

Q: Is participation in the rights offering recommended by the iVillage or Women.com boards of directors?

A: Neither iVillage's board of directors nor Women.com's board of directors makes any recommendation to you about whether you should exercise any rights. You should decide whether to subscribe for the rights based on your own assessment of your best interests in consultation with your financial and legal advisors.

Q:      Is my participation in the rights offering a condition of the merger?

A: No. The extent of your participation, or your decision not to participate, in the rights offering will not affect the closing of the merger. If the merger is completed, Hearst Communications has agreed to purchase up to 9,324,000 shares of iVillage common stock and a warrant to purchase up to 2,100,000 shares of iVillage common stock for an aggregate purchase price of up to $20.0 million, except that the number of shares of common stock and warrants, and the purchase price payable by

        Hearst Communications, will be reduced by the number of shares of common stock and warrants, if any, purchased by other Women.com stockholders in the rights offering.

Q: How are Women.com stockholders affected if they do not exercise any rights?

A: You are not required to exercise any rights or otherwise take any action in response to this rights offering. If you do not exercise any rights, the number of shares of iVillage common stock which you will receive in exchange for your Women.com common stock upon the closing of the merger will not change, but your percentage ownership of iVillage's total outstanding common stock after the merger will be lower than if you had exercised your rights in full.

Q:      What forms and payment are required to exercise rights?

A: As a record holder of Women.com common stock on February 27, 2001, you are receiving with this joint proxy statement/prospectus a subscription agreement and instructions on how to exercise rights. The subscription agreement must be properly filled out and delivered with full payment (by wire transfer, certified or cashier's check or personal check) to the subscription agent before expiration of the rights. The instructions also describe an alternate procedure called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the subscription agreement if full payment is received before the expiration date and a securities broker or qualified financial institution signs the form to guarantee that the subscription agreement will be timely delivered.

Q: What if a broker, bank or other nominee is the record holder of my shares?

A: If you wish to purchase shares, please promptly contact the broker, bank or other company holding your shares. Your broker or other nominee holder is the record holder of the shares you own and must exercise the subscription agreement on your behalf for rights you wish to exercise or arrange for a subscription agreement issued in your name. The broker, bank or other nominee has been requested to contact you for instructions on exercising your rights.

Q:      May Women.com stockholders transfer rights?

A:      No. The rights are not transferable and may not be sold.


Q:      Will I be able to trade my rights on Nasdaq?

A: No. The rights will not be listed for trading on Nasdaq or any other stock exchange.

Q:      Must all holders of rights pay the subscription price in cash?

A: All Women.com stockholders granted rights who wish to participate in the rights offering must timely pay the subscription price by wire transfer, certified or cashier's check drawn on a U.S. bank, or personal check that clears before expiration of the rights.

Q:      Will my money be returned if the rights offering is canceled?

A: Yes. The subscription agent will hold all funds it receives in escrow until the rights offering is completed or terminated. If the rights offering is not completed, the subscription agent will return all subscription payments promptly, without interest.

Q: Will Women.com stockholders be charged a commission or fee if they exercise their rights?

A: iVillage is not charging any fee or sales commission to issue rights to you or to issue shares of iVillage common stock or warrants to you if you exercise rights. If you exercise rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.


Q: May I change or cancel my exercise of rights after I send in the required forms?

A: No. All exercises of rights are irrevocable unless the conditions to completion of the rights offering are not satisfied or waived before the subscription period ends. For a description of the conditions to the closing of the rights offering, see the section of this joint proxy statement/prospectus entitled "The Rights Offering - Conditions to the Offering."


Q:      To whom do Women.com stockholders direct additional questions?

A: If you have questions about the rights offering or need additional copies of offering documents, you should call Continental Stock Transfer and Trust Company, the subscription agent, at the toll free number (888) 509-5587.



For additional information regarding the rights offering, see "The Rights Offering" beginning on page 127.

                             SUMMARY OF THE MERGER

   This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger and the other matters being submitted to stockholders for action. See "Where You Can Find More Information" beginning on page 145. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (Pages 79 through 122)

iVillage Inc.
500-512 Seventh Avenue
New York, New York 10018
Telephone: (212) 600-6000

   iVillage Inc. is a new media company which operates iVillage.com, Lamaze Publishing and the Newborn Channel. iVillage.com is a leading women's online destination providing practical solutions and everyday support for women 18 and over. Lamaze Publishing produces advertising supported educational materials for expectant and new parents. The Newborn Channel is a satellite television network in over 1,000 hospitals nationwide.

   iVillage.com is organized into branded communities across multiple topics of most importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. iVillage is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services. Membership to iVillage.com is free and provides features such as email, personal homepages, instant messaging and other community tools.

   iVillage was incorporated in Delaware on June 9, 1995 and has been a public company since March 19, 1999. It is traded on the Nasdaq National Market under the symbol "IVIL."




Women.com Networks, Inc.
1820 Gateway Drive, Suite 100
San Mateo, California 94404
Telephone: (650) 378-6500

   Women.com Networks, Inc. is a leading Internet media company that offers a branded network dedicated to women. While Women.com offers all the services that Web users expect in a portal site, including programming, community, shopping and personalized services, its most distinguishing feature is its network approach, which unites the most popular brand names in the world under one user-friendly interactive hub. Brand names such as Cosmopolitan, Good Housekeeping, Harlequin and Prevention are incorporated into Women.com's network, which includes 150,000 pages within 17 topical channels. Women.com makes its programming and services available without charge to visitors and generates revenue primarily through the sale of advertisements, promotions, sponsorships and direct marketing. Women.com also receives production and e-commerce revenues from certain partners.

   Women.com was incorporated in October 1992 as Wire Networks, Inc. In 1998, Wire Networks changed its name to Women.com Networks. In January 1999, Women.com Networks entered into a joint venture agreement with Hearst HomeArts Inc., a subsidiary of The Hearst Corporation, to create Women.com Networks LLC. In August 1999, Women.com Networks merged with HomeArts. Women.com Networks LLC was dissolved, and Women.com, Networks, Inc., a Delaware corporation, was the surviving entity. Women.com has been a public company since October 15, 1999. It is traded on the Nasdaq National Market under the symbol "WOMN."

The Merger (Page 36)

   If all the conditions to the merger are satisfied or waived, Women.com will merge with Stanhope Acquisition Sub, LLC, a wholly owned subsidiary of iVillage created for the purpose of effecting the merger. After the merger, Women.com will be a wholly owned subsidiary of iVillage and Women.com stockholders will become iVillage stockholders.

   Pursuant to the merger agreement if the merger is completed, stockholders of Women.com will receive 0.322 of a share of iVillage common stock (subject to adjustment as described below) for each share of Women.com common stock they own. In addition, stockholders of Women.com will receive a cash payment (subject to adjustment as described below) equal to one percent of the product of the average high and low prices of a share of iVillage common stock on the Nasdaq National Market on the closing date of the merger multiplied by 0.322 (subject to adjustment). Stockholders of Women.com will also receive a cash payment in lieu of any fractional shares of iVillage common stock they might otherwise be entitled to receive. The exchange ratio and cash payment are subject to downward adjustment if Women.com does not have specified amounts of working capital and cash as of March 31, 2001 and immediately before the closing of the merger if after such date. For a detailed description of the terms governing the adjustment of the exchange ratio and the cash payment, see the section of this joint proxy statement/prospectus entitled "The Merger Agreement - Merger Consideration."

The Stockholder Meetings (Page 31)

   Women.com Stockholders

   The Women.com special meeting of stockholders will be held on Thursday, March 29, 2001, at ___ a.m., local time, at [_______]. At the Women.com special meeting, stockholders of Women.com will be asked to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

   iVillage Stockholders

   The iVillage special meeting of stockholders will be held on Thursday, March 29, 2001, at _____ a.m., local time, at
________________________________________, New York, New York. At the iVillage
special meeting, stockholders of iVillage will be asked to:

   o approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, the issuance of shares of iVillage common stock to Women.com stockholders in connection with the merger, the issuance of iVillage common stock and warrants to purchase iVillage common stock pursuant to the securities purchase agreement between iVillage and Hearst Communications and the rights offering to Women.com stockholders; and

   o approve an amendment to iVillage's amended and restated certificate of incorporation to increase the number of authorized shares of iVillage common stock from 65,000,000 to 200,000,000.

Record Date; Votes Required for Approval (Pages 31 and 34)

   Women.com Stockholders

   You can vote at the Women.com special meeting if you owned shares of Women.com common stock at the close of business on the record date, which is February 27, 2001. On the record date, there were ____________ shares of Women.com common stock outstanding and entitled to vote. You can cast one vote for each share of Women.com common stock you then owned. Approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the approval of the holders of a majority of the shares of Women.com common stock outstanding on the record date.

   As of the record date, Hearst Communications owned approximately ____% of the outstanding shares of Women.com common stock. Hearst Communications has entered into a voting agreement with iVillage that provides, among other things, that it will vote all of such shares in favor of the merger proposal.

   As of the record date, Women.com directors and executive officers beneficially owned approximately ___% of the outstanding shares of Women.com common stock. These individuals have advised Women.com that they intend to vote all of such shares in favor of the merger proposal.

   iVillage Stockholders

   You can vote at the iVillage special meeting if you owned shares of iVillage common stock at the close of business on the record date, which is February
27, 2001. On the record date, there were __________ shares of iVillage common stock outstanding and entitled to vote. You can cast one vote for each share of iVillage common stock you then owned for each of the following proposals:

   o Approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, the issuance of shares of iVillage common stock to Women.com stockholders in connection with the merger, the issuance of iVillage common stock and warrants to purchase iVillage common stock pursuant to the securities purchase agreement between iVillage and Hearst Communications and the rights offering to Women.com stockholders, which proposal requires the approval of the holders of a majority of the shares of iVillage common stock outstanding on the record date.

   o Approval of the amendment to iVillage's amended and restated certificate of incorporation increasing the number of authorized shares of iVillage common stock, which proposal requires the approval of the holders of a majority of the shares of iVillage common stock outstanding on the record date.

   As of the record date, AOL Time Warner Inc., National Broadcasting Company, Inc., GE Investments Subsidiary, Inc. and Rho Management Trust I beneficially owned an aggregate of approximately ___% of iVillage's outstanding common stock, respectively. These three iVillage stockholders have entered into voting agreements with iVillage pursuant to which they have agreed to vote all such shares in favor of the merger proposal and they have advised iVillage that they will vote all such shares in favor of the proposal to increase iVillage's authorized common stock.

   As of the record date, iVillage directors and executive officers beneficially owned approximately ____% of the outstanding shares of iVillage common stock. These individuals have advised iVillage that they intend to vote all of such shares in favor of the iVillage proposals.

Agreements between Hearst Communications and iVillage (Pages 71 through 78)

   In addition to the voting agreement described above, iVillage and Hearst Communications entered into a securities purchase agreement dated as of February 5, 2001 and amended and restated as of February 22, 2001. As a condition to the closing of the merger, iVillage and Hearst Communications must also enter into a stockholder agreement and a magazine content license and hosting agreement and each of the securities purchase agreement and the stockholder agreement (described below) between iVillage and Hearst Communications must be in full force and effect.

   Pursuant to the amended and restated securities purchase agreement, Hearst Communications will pay to iVillage up to $20.0 million for up to 9,324,000 shares of iVillage common stock and a warrant to purchase up to 2,100,000 shares of iVillage common stock. The number of shares of iVillage common stock and warrants to purchase iVillage common stock, and the associated aggregate purchase price, is subject to reduction to the extent other Women.com stockholders participate in the iVillage rights offering.

   The number of shares of iVillage common stock and the associated aggregate purchase price is subject to increase to the extent:

   o Women.com does not have specified working capital or cash amounts as of March 31, 2001 or immediately before the closing of the merger if after such date and, as a result of such shortfall, Hearst Communications is required to, or elects to, purchase additional shares of iVillage common stock; or

   o Women.com stockholders holding more than two percent of the outstanding shares of Women.com common stock exercise dissenters' rights under Delaware law.

   The warrant to be issued to Hearst Communications will have an exercise price of $0.01 per share and will be exercisable at any time after the date of issuance until December 31, 2004 but only if the average closing price of iVillage's common stock has exceeded $3.75 per share for any fifteen consecutive trading days.

   Pursuant to the terms of the stockholder agreement to be entered into between iVillage and Hearst Communications, Hearst Communications:

   o may not hold in excess of a specified percentage of iVillage's outstanding voting securities (this specified percentage, which can not be determined until the closing date of the merger, would be approximately 32.6% if no Women.com stockholders participate in the rights offering and no additional shares of iVillage common stock are purchased by Hearst Communications as a result of a shortfall in Women.com's cash or working capital as of March 31, 2001 or immediately before the closing of the merger if after such date);

   o will initially be entitled to have three Hearst Communications' representatives on the iVillage board of directors, and one representative on each of the iVillage nominating and compensation committees of the board;

   o will be prohibited from initiating or engaging in the solicitation of iVillage proxies, stockholder proposals and tender offers or calling iVillage stockholder meetings; and

   o will be required to vote its iVillage securities in excess of 25% (subject to adjustment) of the outstanding iVillage voting securities in the manner recommended by the non-Hearst Communications board designees.

   For a summary of the magazine content license and hosting agreement, see "Agreements Between Hearst Communications and iVillage--Magazine Content License and Hosting Agreement."

The iVillage Rights Offering (Pages 127 through 133)

   A summary of the iVillage rights offering follows this summary under the caption "The Rights Offering."

Our Recommendations to Stockholders (Pages 40 and 42)

   Women.com Stockholders. The Women.com board of directors believes that the merger is fair to you and in your best interests, and it recommends that you vote FOR the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

   iVillage Stockholders. The iVillage board of directors believes that the merger is fair to you and in your best interests, and it recommends that you vote FOR the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, the issuance of shares of iVillage common stock in the merger, the issuance of iVillage common stock and warrants to purchase iVillage common stock pursuant to the securities purchase agreement between iVillage and Hearst Communications and the rights offering to other Women.com stockholders. The iVillage board of directors also recommends that you vote FOR the proposal to amend iVillage's amended and restated certificate of incorporation to increase the number of authorized shares of iVillage common stock. The approval of the last proposal is not a condition to completion of the merger.

Opinion of Women.com's Financial Advisor (Page 42)

   Salomon Smith Barney, Women.com's financial advisor, rendered an oral opinion, subsequently confirmed in writing, to the Women.com board of directors as to the fairness, from a financial point of view, to the Women.com stockholders of the merger consideration, including the benefits to be derived from the Hearst Communications investment following the completion of the merger. We have attached this opinion, dated February 5, 2001, as Annex B to this document. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken.

Opinion of iVillage's Financial Advisor (Page 47)

   Allen & Company Incorporated, iVillage's financial advisor, delivered a written opinion to the iVillage board of directors as to the fairness, from a financial point of view, to iVillage of the ratio to exchange shares of Women.com common stock for shares of iVillage common stock in the merger. We have attached this opinion, dated February 5, 2001, as Annex C to this document. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken.

Conditions to the Merger (Page 66)

   iVillage and Women.com will complete the merger when all of the conditions to completion of the merger are satisfied or waived. For a detailed description of the conditions to completion of the merger, see the section entitled "The Merger Agreement - Conditions to the Merger." The merger will become effective when iVillage and Women.com file a certificate of merger with the Delaware Secretary of State.

   Assuming approval of the merger by the stockholders of iVillage and Women.com and the satisfaction or waiver of all other conditions of the merger agreement, iVillage and Women.com expect to complete the merger by March 31, 2001.

Termination of the Merger Agreement (Page 68)

   iVillage and Women.com can agree at any time to terminate the merger agreement without completing the merger, even if Women.com and iVillage stockholders have approved the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement under certain circumstances. For a detailed description of the circumstances in which the merger agreement may be terminated by iVillage and Women.com, see the section entitled "The Merger Agreement - Termination."

Termination Fees (Page 68)

   If iVillage terminates the merger agreement because Women.com withdraws or modifies its recommendation or approval of the merger, or because the Women.com stockholders do not approve the merger, Women.com is obligated to pay iVillage a termination fee of $1.0 million.

   If Women.com terminates the merger agreement because the iVillage stockholders do not approve the merger, iVillage is obligated to pay Women.com a termination fee of $1.0 million.

"No Solicitation" Provisions (Page 63)

   Women.com has generally agreed not to initiate or engage in discussions with another party regarding a business combination with that party while the merger is pending. However, Women.com may consider a superior proposal, may furnish information of Women.com to a person making a superior proposal and participate in discussions of such proposal in its exercise of its fiduciary duties if but only if Women.com's board of directors reasonably determines in good faith, based on the written advice of independent outside legal counsel, that it is required to do so to comply with its fiduciary duties to Women.com's stockholders. For a detailed description of these restrictions on Women.com's ability to initiate or engage in discussions with another party regarding a business combination, see "The Merger Agreement -- Competing Acquisition Proposals for Women.com."

Rights of Dissenting Stockholders (Page 57)

   iVillage Stockholders. Under Delaware law, iVillage stockholders are not entitled to appraisal rights in connection with the merger.

   Women.com Stockholders. Under Delaware law, Women.com stockholders are entitled to appraisal rights in connection with the merger. If you do not wish to accept cash and shares of iVillage common stock as payment for your shares of Women.com common stock in the merger, you will have the right under Delaware law to have the fair value of your shares of Women.com common stock determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

   o send a written demand to Women.com for appraisal in compliance with Delaware General Corporation Law before the vote on the merger;

   o not vote in favor of the merger; and

   o continuously hold your Women.com common stock, from the date you make the demand for appraisal through the closing of the merger.

   Merely voting against the merger will not protect your rights to an appraisal, which requires following all the steps provided under Delaware law. Delaware law requirements for exercising appraisal rights are described in further detail in the section of this joint proxy statement/prospectus entitled "The Merger -- Rights of Dissenting Women.com Stockholders" and are attached as Annex D to this joint proxy statement/prospectus.

   If you vote for the merger, you will waive your rights to seek appraisal of your shares of Women.com common stock under Delaware Law.

Accounting Treatment (Page 55)

   iVillage intends to account for the merger as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles in the United States of America.

Material Federal Income Tax Consequences (Page 55)

   Women.com Stockholders. Women.com and iVillage have structured the merger so that, in general, the merger should be a taxable transaction for United States federal income tax purposes. In that case, the stockholders of Women.com will recognize gain or loss for federal income tax purposes equal to the difference between (i) the amount of cash received plus the fair market value of the iVillage stock on the date of the merger, and (ii) the tax basis in the Women.com stock exchanged therefor. However, it is possible that the Internal Revenue Service may assert that the merger will constitute a "reorganization" under Section 368(a) of the Code which would result in the stockholders of Women.com not recognizing gain or loss for federal income tax purposes in the merger.

   iVillage Stockholders. Because shares of iVillage common stock remain unchanged, the merger will not cause you to recognize any gain or loss for U.S. federal income tax purposes.

   This tax treatment may not apply to some stockholders. Determining the actual tax consequences of the merger to you may be complicated. These consequences will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.

Market Price Information (Page 136)

   iVillage common stock and Women.com common stock are both quoted on the Nasdaq National Market. On February 5, 2001, the last trading day before we announced the merger, iVillage common stock closed at $1.72 per share and Women.com common stock closed at $0.72 per share. On February 27, 2001, the most recent practicable date before the date of this joint proxy statement/ prospectus, iVillage common stock closed at $_____ per share and Women.com common stock closed at $_____ per share. The market price of iVillage common stock will fluctuate prior to and after the merger, but the exchange ratio will not be increased. You should obtain current stock price quotations for iVillage common stock and Women.com common stock. On December 28, 2000, Women.com received a letter from the Nasdaq Stock Market, Inc. stating that Women.com had failed to maintain a minimum per share bid price of $1.00 over the last 30 consecutive trading days, which is required for continued lisiting on the Nasdaq National Market. According to this letter, unless Women.com is in compliance with the continued listing requirements by achieving a minimum per share bid price of $1.00 by March 28, 2001, Women.com's common stock will be subject to delisting.

Regulatory Approvals (Page 56)

   iVillage and Women.com do not believe that there are any material regulatory or governmental approvals required to consummate the merger.

                  SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

   This summary highlights selected information from this joint proxy statement/prospectus regarding the rights offering and may not contain all the information that is important to you. Further details concerning the rights offering are set forth in the section of this joint proxy statement/prospectus entitled "The Rights Offering". You should carefully read this entire joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers to fully understand the rights offering. Each item of this summary includes a page reference directing you to a more detailed description of that item. If you hold your shares in a brokerage account or through a dealer or other nominee, please see "Beneficial Owners" below.

   The summary below is qualified by the following:

   o iVillage will not issue fractional shares;

   o if exercise of your rights would result in a fractional share, you must round down to purchase the nearest whole share or any lesser number of whole shares; and

   o only holders of record of Women.com common stock at the close of business on the record date (February 27, 2001) may exercise rights.

Terms of the Rights Offering (Page 127)............................    iVillage  will  distribute to  each  Women.com
                                                                       stockholder  on  the  record  date,  which  is
                                                                       February 27, 2001, one right for each share of
                                                                       Women.com common  stock that  such stockholder
                                                                       owned on  the  record  date.  Each right  will
                                                                       entitle the holder to  purchase _________ of a
                                                                       share of iVillage  common stock and  a warrant
                                                                       to purchase  ________ of  a share  of iVillage
                                                                       common  stock  for  a  subscription  price  of
                                                                       $________.

Subscription Price (Page 127)......................................    $________ for  the iVillage  common  stock and
                                                                       the warrant  issuable  upon  exercise of  each
                                                                       right. Payment  by personal  check  must clear
                                                                       payment on or  before the expiration  date and
                                                                       may require  five  or  more  business days  in
                                                                       which to  clear  payment. iVillage  recommends
                                                                       that    Women.com   stockholders    pay    the
                                                                       subscription price  by certified  or cashier's
                                                                       check drawn on a U.S.  bank, U.S. postal money
                                                                       order or wire transfer of funds.

Terms of the Warrants (Page 127)...................................    The warrants  will have  an exercise  price of
                                                                       $0.01 per share and will be exercisable at any
                                                                       time after the date of issuance until December
                                                                       31, 2004 but only if the average closing price
                                                                       of iVillage's common stock  has exceeded $3.75
                                                                       per share  on any fifteen  consecutive trading
                                                                       days. The  holder of  a  warrant will  have 30
                                                                       days  after   notification  in   writing  from
                                                                       iVillage of the satisfaction of this condition
                                                                       in which to exercise the warrant.

Record Date (Page 127).............................................    February 27, 2001.

Expiration Date and Time (Page 127)................................    The rights expire,  if not exercised,  at 5:00
                                                                       p.m., New York  City time, on  March 29, 2001,
                                                                       the date of the iVillage and Women.com special
                                                                       stockholder meetings.

Securities Purchase Agreement (Page 71)............................    If   the    merger   is    completed,   Hearst
                                                                       Communications,  the holder  of  approximately
                                                                       46% of  the  outstanding  shares of  Women.com
                                                                       common stock,  has  agreed to  purchase  up to
                                                                       9,324,000 shares of iVillage  common stock and
                                                                       a warrant to  purchase up to  2,100,000 shares
                                                                       of  iVillage  common stock  for  an  aggregate
                                                                       purchase price of up  to $20.0 million, except
                                                                       that the number of shares  of common stock and
                                                                       warrants, and  the purchase  price  payable by
                                                                       Hearst   Communications,    is    subject   to
                                                                       adjustment as  described above  under "Summary
                                                                       of  the   Merger--Agreements   between  Hearst
                                                                       Communications and iVillage."

Transferability of Rights (Page 127)...............................    The rights are not transferable and may not be
                                                                       sold.

Conditions of the Offering (Page 127)..............................    The exercise of  the rights is  subject to the
                                                                       conditions described  in the  section  of this
                                                                       joint proxy statement/prospectus entitled "The
                                                                       Rights Offering - Conditions to the Offering."

Termination of the Rights Offering (Page 127)......................    The rights offering will  be terminated if the
                                                                       merger does not  close for any  reason. If the
                                                                       rights    offering    is    terminated,    the
                                                                       subscription agent  will  promptly return  all
                                                                       subscription payments.  iVillage will  not pay
                                                                       interest  on,  or  deduct  any  amounts  from,
                                                                       subscription payments  if the  rights offering
                                                                       is terminated.  If  you do  not  exercise your
                                                                       rights before the expiration time, your rights
                                                                       will expire and will no longer be exercisable.

Use of Proceeds (Page 134).........................................    iVillage intends to use  the net proceeds from
                                                                       the  rights  offering  primarily  for  working
                                                                       capital and general corporate purposes.

No Revocation (Page 131)...........................................    If  you  exercise  any  rights,  you  are  not
                                                                       allowed to  revoke or  change the  exercise or
                                                                       request a refund of monies paid.

Subscription Agent (Page 131)......................................    Continental Stock Transfer  and Trust Company.
                                                                       Telephone: (888) 509-5587.

Procedure for Exercising Rights (Page 128).........................    Unless  you  own  your   shares  of  Women.com
                                                                       common  stock  through  a  securities  broker,
                                                                       bank, trust company, dealer  or other nominee,
                                                                       you  may  exercise  your  rights  by  properly
                                                                       completing  and   signing   your  subscription
                                                                       agreement.  To   exercise  rights,   you  must
                                                                       complete   the  subscription   agreement   and
                                                                       deliver it to the subscription agent with full
                                                                       payment for the rights  you elect to exercise.
                                                                       The subscription agent must receive the proper
                                                                       forms and payments on or before the expiration
                                                                       date.  You  may  deliver   the  documents  and
                                                                       payments by  mail  or  commercial courier.  If
                                                                       regular mail  is  used  for  this purpose,  we
                                                                       recommend using insured, registered mail.

Nominee Accounts (Page 130)........................................    If you wish  to exercise rights  in the rights
                                                                       offering  and  your  shares   are  held  by  a
                                                                       securities broker, bank, trust company, dealer
                                                                       or other nominee, you  should promptly contact
                                                                       those  record  holders  and  request  them  to
                                                                       exercise rights on  your behalf. You  may also
                                                                       contact the nominee and request the nominee to
                                                                       send a separate subscription agreement to you.

                                                                       If  you are  a  record  holder  who wishes  an
                                                                       institution  such  as  a  broker  or  bank  to
                                                                       exercise  your  rights  for  you,  you  should
                                                                       contact that  institution promptly  to arrange
                                                                       that method  of exercise. You  are responsible
                                                                       for the  payment of any  fees that  brokers or
                                                                       other persons holding your shares may charge.

Payment Adjustments (Page 129).....................................    If you send a payment  that is insufficient to
                                                                       purchase the number of rights requested, or if
                                                                       the  number   of  rights   requested   is  not
                                                                       specified in  the forms, the  payment received
                                                                       will be applied to exercise your rights to the
                                                                       extent of the payment.  If the payment exceeds
                                                                       the amount required to exercise your rights in
                                                                       full, the excess  will be refunded  as soon as
                                                                       practicable. iVillage will not pay interest on
                                                                       any  payments   received   under  the   rights
                                                                       offering.

Exercise by Foreign and Certain other Women.com
Stockholders (Page 132)............................................    A subscription  agreement  will  be mailed  to
                                                                       rights holders whose addresses are outside the
                                                                       United States or who have  an Army Post Office
                                                                       or  Fleet  Post Office  address.  To  exercise
                                                                       those rights, you must notify the subscription
                                                                       agent,  and  take all  other  steps  that  are
                                                                       necessary to exercise your rights on or before
                                                                       the expiration  date  of  the  rights. If  the
                                                                       procedures set forth in the preceding sentence
                                                                       are not  followed before  the  expiration date
                                                                       your rights will expire.

U.S. Income Tax Consequences (Page 132)............................    The  distribution   of  the   rights   to  the
                                                                       stockholders of Women.com should be treated as
                                                                       additional  consideration   received   in  the
                                                                       merger in an  amount equal to  the fair market
                                                                       value  of   the   rights   on   the  date   of
                                                                       distribution.  In  that  case,  you  will  not
                                                                       recognize any gain  or loss upon  the exercise
                                                                       of  rights  but  will  generally  recognize  a
                                                                       capital loss  equal to your  tax basis  in the
                                                                       rights, if such rights expire unexercised.

Stock Certificates and Warrants (Page 132).........................    iVillage will  deliver stock  certificates and
                                                                       warrants  representing iVillage  common  stock
                                                                       and  warrants  purchased by  the  exercise  of
                                                                       rights  as  soon  as   practicable  after  the
                                                                       closing of the merger.

                      UNAUDITED COMPARATIVE PER SHARE DATA

   We have set forth below information concerning net loss per share from continuing operations, cash dividends declared and book value per share data for Women.com and iVillage on both historical and pro forma bases and on a per share equivalent pro forma basis for Women.com. We have derived the pro forma net loss per share from continuing operations from the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements beginning on page 123. Women.com has not declared any cash dividends since the completion of its initial public offering in October 1999 and iVillage has not declared any cash dividends since the completion of its initial public offering in March 1999. iVillage's management does not expect to pay cash dividends for the foreseeable future after the completion of the merger. Basic and diluted net loss per share from continuing operations and the book value per share for the pro forma presentation is based upon outstanding shares of iVillage common stock, adjusted to include the estimated number of shares of iVillage common stock to be issued in the merger for outstanding shares of Women.com common stock at the time the merger is completed and upon completion of the rights offering. The per share equivalent pro forma data for shares of Women.com common stock is based on the assumed conversion of each of the shares of Women.com common stock into shares of iVillage common stock and issuance of all the shares of common stock in connection with the rights offering.

   You should read the information set forth below in conjunction with the respective audited and unaudited financial statements of iVillage and Women.com included in this joint proxy statement/prospectus and the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements and the notes thereto beginning on page 123. See "Where You Can Find More Information" beginning on page 145.


                                                                   Year Ended
                                                               December 31, 2000
                                                               -----------------
Women.com Historical Data:
 Basic and diluted net loss per share ......................         $(2.59)
 Cash dividends per share ..................................              -
 Book value per share ......................................         $ 1.01
iVillage Historical Data:
 Basic and diluted net loss per share from continuing
operations .................................................         $(6.05)
 Cash dividends per share ..................................              -
 Book value per share ......................................         $ 3.41
Pro Forma Combined Data:
 Basic and diluted net loss per share from continuing
operations .................................................         $(5.55)
 Cash dividends per share ..................................              -
 Book value per share ......................................         $ 2.75
Pro Forma Women.com Equivalent Data:
 Basic and diluted net loss per share from continuing
operations .................................................         $(1.79)
 Cash dividends per share ..................................              -
 Book value per share ......................................         $ 0.89

                                  RISK FACTORS


   In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors before you decide how to vote on the proposed transactions and, if you are a Women.com stockholder, whether to participate in the rights offering.

Risks Relating to the Merger

   Women.com stockholders may receive fewer shares of iVillage common stock or iVillage may abandon the merger if Women.com does not have specified amounts of cash and working capital on March 31, 2001 or at the closing of the merger.

   The number of shares of iVillage common stock that a Women.com stockholder will receive for each share of Women.com common stock he or she holds will be reduced if Women.com has less than $20.0 million of cash or less than $12.0 million of working capital on March 31, 2001, or an adjusted amount immediately before the closing of the merger if after such date. The merger agreement provides that if there is a shortfall in these amounts and such shortfall does not exceed $4.0 million, the exchange ratio will be adjusted downward so that the aggregate number of iVillage shares issued to Women.com stockholders will be decreased by the number of shares of iVillage common stock equal to the greater of the shortfall of cash or working capital, divided by $1.875. If the shortfall in cash or working capital is more than $4.0 million on March 31, 2001, or if, as of the day prior to the closing of the merger, cash is less than the amount on hand as of March 31, 2001 less $166,666 per day for every day elapsed since March 31, 2001, or working capital is materially less than the difference between the amount of working capital as of March 31, 2001 less the reduction in Women.com's cash since March 31, 2001, iVillage may terminate the merger and the rights offering. As of December 31, 2000, Women.com had $30.1 million of cash and $29.4 million of working capital. There can be no assurance that Women.com will have at least $20.0 million of cash and at least $12.0 million of working capital on March 31, 2001.

   Because the number of shares of iVillage common stock to be issued to Women.com stockholders in the merger will not be adjusted to reflect changes in the market price of iVillage common stock, if the market price of iVillage common stock declines, the value of the merger consideration received by Women.com stockholders will be reduced.

   Each Women.com stockholder will receive a fixed number of shares of iVillage common stock in exchange for each share of Women.com common stock that the stockholder owns except as described in the preceding risk factor. The exchange ratio will not be adjusted based on changes in the market prices of either iVillage or Women.com common stock. The value of the iVillage shares that Women.com stockholders will receive in the merger will not be known until the final exchange ratio is determined and the merger is completed. The value of the iVillage shares that Women.com stockholders will receive in the merger will change as the market price of iVillage common stock goes up or down prior to the completion of the merger. In recent years, and particularly in recent months, the stock market in general, and the securities of Internet companies in particular, have experienced extreme price and volume fluctuations. These market fluctuations have, and may in the future, adversely affect the market price of iVillage common stock. In addition, events or circumstances specific to iVillage could cause the price of its common stock to decline. The market price of iVillage common stock on and after the date of the merger could be lower than the market price on the date of the merger agreement, the current market price or the market price on the date of the Women.com special stockholder meeting. Women.com stockholders should obtain recent market quotations of iVillage common stock and Women.com common stock before they vote on adoption of the merger agreement and before they decide whether to participate in the rights offering.

   If iVillage does not successfully integrate the business and technology of Women.com and realize the expected benefits of the merger, it will have incurred significant costs which may harm its business.

   iVillage expects to incur costs and commit significant management time integrating Women.com's operations, technology, Web sites, products, customers and personnel. These costs may be substantial and may include costs for:

   o integration of operations, including combining teams and processes in various functional areas;

   o reorganization or closure of operations and/or facilities, including the cost of office space that iVillage is unable to sublease;

   o integration of technology, Web sites and products;

   o fees and expenses of professionals and consultants involved in completing the integration process; and

   o potential existing liabilities of Women.com.

   Successful integration of Women.com's operations, technology, Web sites, products, customers and personnel will place a significant burden on the management and internal resources of the combined company. The diversion of the attention of management and any difficulties encountered in the transition and integration process could have a material adverse effect on the future business, financial condition and operating results of the combined company.

   If iVillage does not realize the expected benefits of the merger, iVillage's financial results and its ability to achieve profitability will be adversely affected.

   Achieving the benefits of the merger will depend in part on the successful integration of Women.com's operations, technology, Web sites, products, customers and personnel in a timely and efficient manner and maintaining the companies' relationships with key customers and joint venturers. Integration efforts may be difficult and unpredictable because of possible cultural conflicts and different opinions on strategic plans, personnel and other decisions. Integration may be made more difficult because iVillage's operations are centered in New York while Women.com's operations are centered in California. iVillage does not know whether it will be successful in these integration efforts and it cannot assure you that it will realize the expected benefits of the merger. If iVillage cannot successfully integrate Women.com's operations, technology, Web sites, products, customers and personnel and maintain its and Women.com's relationships with key customers and joint venturers, the combined company may not realize the expected benefits of the merger and its business, financial condition and results of operations may be seriously harmed.

   The market price of iVillage common stock may decline after completion of the merger.

   The market price of iVillage common stock may decline after completion of the merger if:

   o the integration of the business and operations of Women.com is unsuccessful or takes longer than anticipated;

   o the effect of the merger on the combined company's financial results is not consistent with the expectations of securities analysts or investors;

   o iVillage does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by securities analysts or investors; or

   o significant stockholders of iVillage following the merger decide to dispose of their shares because the results of the merger are not consistent with their expectations.

   Women.com's officers and directors have interests that may influence them to support and approve the merger.

   The directors and officers of Women.com have interests in the merger that may be different from, or in addition to, those of the Women.com stockholders, including the following:

   o as of January 31, 2001, the officers and directors of Women.com own stock options to purchase an aggregate of 3,028,293 shares of Women.com common stock that will be converted into options to purchase shares of iVillage common stock at the time of the merger;

   o a severance and retention plan of up to $5 million for Women.com employees is currently being finalized, therefore, several officers of Women.com may receive severance or retention payments in connection with the merger;

   o iVillage has agreed to maintain directors and officers' insurance for the current directors and officers of Women.com for six years and to preserve for the same period the rights to indemnification of the current and former directors, officers and employees of Women.com; and

   o four of the members of the Women.com board of directors are serving in such capacity as representatives of Hearst Communications and, in connection with the merger, Hearst Communications has entered into a securities purchase agreement with iVillage and, as a condition to the closing of the merger, will enter into a stockholder agreement and a magazine content license and hosting agreement with iVillage. See "Agreements between Hearst Communications and iVillage" for more information regarding these agreements.

   For the above reasons, the directors and officers of Women.com could be more likely to vote to approve the merger agreement than if they did not have these interests. Women.com stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

   Following the merger, Hearst Communications is expected to own approximately __% of the outstanding shares of iVillage common stock, Hearst Communications will have three representatives on the iVillage board of directors and Hearst Communications will have the greatest influence of any iVillage stockholder.

   Following the merger, Hearst Communications is expected to own approximately __% of the outstanding shares of iVillage common stock, which amount would be increased if Hearst Communications is required or elects to purchase additional shares of iVillage common stock as a result of a shortfall in cash and/or working capital at March 31, 2001 or any later closing date or pursuant to the rights offering or the securities purchase agreement, or in the event that Women.com stockholders holding in excess of two percent of the shares of Women.com outstanding as of the record date exercise dissenters' rights under Delaware law. In addition, Hearst Communications will hold a warrant entitling it to purchase up to 2,100,000 shares of iVillage common stock, less the number of shares of iVillage common stock represented by warrants subscribed for by the other stockholders of Women.com in the rights offering.

   Pursuant to a stockholder agreement to be entered into between iVillage and Hearst Communications, iVillage must appoint three representatives of Hearst Communications to iVillage's board of directors, with one Hearst Communications designee appointed to each class of director. The stockholder agreement provides that the number of Hearst Communications' representatives is subject to reduction if Hearst Communications' ownership of iVillage common stock falls below certain threshold levels. There will also be a Hearst Communications representative on each of the iVillage nominating and compensation committees. Hearst Communications' board representation and stock ownership will allow Hearst Communications to significantly influence iVillage's corporate direction and policies, including any mergers, acquisitions, consolidations, strategic relationships or sales of assets. It may also discourage or prevent transactions involving an actual or potential change of control, including transactions in which stockholders would otherwise receive a premium for their shares. In addition, the interests of Hearst Communications, which owns or has significant investments in other businesses, including cable television networks, newspapers, magazines and electronic media, may from time to time be competitive with, or otherwise diverge from, iVillage's interests, particularly with respect to new business opportunities and future acquisitions.

   Although Hearst Communications is required to vote all shares that it holds in excess of 25% (subject to adjustment) of iVillage's voting securities in accordance with the recommendation of the iVillage board of directors, Hearst Communications may effectively control stockholder actions, including approving changes to iVillage's certificate of incorporation or bylaws and adopting or changing equity incentive plans. Hearst Communications' effective control over stockholder actions may also determine the outcome of any merger, consolidation, sale of all or substantially all of iVillage's assets or other form of change of control that iVillage might consider. See "Agreements between Hearst Communications and iVillage" beginning on page 71.

   Exercise of the warrants will cause dilution to the iVillage stockholders and could negatively impact the price of iVillage common stock.

   Exercise of warrants, whether by Hearst Communications or by Women.com stockholders acquiring them in the rights offering, would cause dilution to the voting power and interests of the then-current iVillage stockholders and to the net income or loss per share of iVillage common stock. In addition, the sale of a significant number of the shares of iVillage common stock acquired on exercise of the warrants in the open market could cause a decline in the market value of iVillage common stock. Stockholders of iVillage will experience additonal ownership dilution if Hearst Communications is required, or elects, to purchase additional shares of iVillage common stock in the event of a Women.com cash or working capital shortfall as of March 31, 2001 or any later closing date, or in the event that Women.com stockholders holding in excess of two percent of the shares of Women.com outstanding as of the record date exercise dissenters' rights under Delaware law. See "The Merger Agreement - Merger Consideration" for information regarding the circumstances under which Hearst Communications would be required, or could elect; to purchase additional shares of iVillage common stock.

   Failure to complete the merger could negatively impact the businesses of iVillage and Women.com and the market prices of iVillage and Women.com common stock.

   If the merger is not completed for any reason, iVillage and Women.com will be subject to a number of risks that may affect their respective businesses and stock prices, including:

   o Women.com could be required to pay iVillage a $1.0 million termination fee, or iVillage could be required to pay Women.com a $1.0 million termination fee;

   o the market prices of shares of iVillage common stock and Women.com common stock may decline to the extent that the current market price of those shares reflects a market assumption that the merger will be completed;

   o costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees must be paid even if the merger is not completed;

   o the benefits that iVillage expects to realize from the merger would not be realized; and

   o the diversion of management attention from the day-to-day business of iVillage and Women.com and the unavoidable disruption to their employees and their relationships with customers and joint venturers during the period before consummation of the merger, may make it difficult for the companies to regain their market positions if the merger does not occur.

   If the merger agreement is terminated and Women.com's board of directors seeks another merger or business combination, Women.com's stockholders cannot be certain that Women.com will be able to find another company willing to pay an equivalent or more attractive price than the price to be paid by iVillage in the merger.

Risks Relating to the Combined Companies Following the Merger

   Both iVillage and Women.com have limited operating histories and the combined companies may face difficulties encountered in the new and rapidly evolving markets in which they operate.

   Both iVillage and Women.com have limited operating histories and face many of the risks and difficulties frequently encountered in new and rapidly evolving markets, including the Internet advertising market. The risks and difficulties that will be faced by the combined companies following the merger include their ability to:

   o attract a larger audience to iVillage.com;

   o increase awareness of the iVillage brand;

   o strengthen user loyalty;

   o offer compelling content;

   o maintain current, and develop new, strategic relationships;

   o attract a large number of advertisers from a variety of industries;

   o respond effectively to competitive pressures;

   o continue to develop and upgrade iVillage's technology; and

   o attract, retain and motivate qualified personnel.

   Neither iVillage nor Women.com has achieved profitability and both have recent and anticipated continuing losses.

   Neither iVillage nor Women.com has achieved profitability and iVillage expects the combined company to continue to incur operating losses for the foreseeable future. iVillage incurred net losses attributable to common stockholders of $191.4 million for the year ended December 31, 2000, $116.6 million for the year ended December 31, 1999 and $43.7 million for the year ended December 31, 1998. Women.com incurred net losses attributable to common stockholders of $121.2 million for the year ended December 31, 2000, $57.1 million for the year ended December 31, 1999 and $13.6 million for the year ended December 31, 1998. As of December 31, 2000, iVillage's accumulated deficit was $384.3 million and Women.com's accumulated deficit was $204.2 million. iVillage expects to continue to incur significant operating and capital expenditures and, as a result, it will need to generate significant revenues to achieve and maintain profitability. Women.com also expects to incur significant operating losses and negative cash flows for at least the next several years.

   The combined company may need to raise additional capital and its prospects for obtaining additional financing are uncertain.

   iVillage currently anticipates that its existing cash and cash equivalents will be sufficient to meet its anticipated capital expenditures and working capital requirements for at least the next twelve months. Women.com believes that its existing cash and cash equivalents may not be sufficient to meet its anticipated capital expenditures and working capital requirements beyond June 30, 2001. The amount of cash and cash equivalents that will be available to the combined company upon completion of the merger cannot be accurately predicted and depends on many factors, including the amount of revenues received and expenses incurred by each company during the period prior to the merger and the date on which the merger is completed. Accordingly, the combined company may need to raise additional funds in the near future to fund its operations. There can be no assurance that additional financing will be available to the combined company on acceptable terms, or at all. In particular, unless the market price of iVillage's common stock increases dramatically, it is unlikely that the company will be able to raise funds through a public offering of its common stock. If adequate funds are not available or are not available on acceptable terms, the combined company would have to scale back its business and its business and financial condition would be harmed.

   Although iVillage's revenues have generally grown in recent quarters, it cannot guarantee that it will achieve sufficient revenues for profitability. Even if iVillage does achieve profitability, it cannot guarantee that it can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than iVillage anticipates, or if operating expenses exceed iVillage's expectations or cannot be adjusted accordingly, its business, results of operations and financial condition will be materially and adversely affected. Because iVillage's strategy includes acquisitions of and joint ventures with other businesses, acquisition and joint venture expenses and any cash used to make these acquisitions and joint ventures will reduce its available cash.

   iVillage may not be able to integrate the operations from recent and future acquisitions other than Women.com and/or from recent and future joint ventures.

   As part of iVillage's business strategy, it has completed and may enter into additional business combinations, acquisitions and joint ventures. The particular risks associated with the Women.com merger are described above under "Risks Relating to the Merger." The risks accompanying acquisition and joint venture transactions include, among other things:

   o the difficulty of assimilating the operations and personnel of the acquired companies and joint venture entities;

   o the difficulty of establishing a new joint venture including, without limitation, attracting qualified personnel, potential adverse financial and accounting consequences, high initial expenses, attracting customers and advertisers, and integrating resources from previously unaffiliated entities;

   o the potential disruption of iVillage's ongoing business;

   o the inability of management to maximize iVillage's financial and strategic position through the successful incorporation of acquired or shared technology or content and rights into its products and media properties;

   o expenses associated with the transactions;

   o additional expenses associated with amortization of acquired intangible assets;

   o the difficulty of maintaining uniform standards, controls, procedures and policies;

   o the impairment of relationships with employees and customers as a result of any integration of new management personnel or reduction of personnel; and

   o the potential unknown liabilities associated with acquired businesses and joint venture entities.

   iVillage's failure to adequately address these issues could have a material adverse effect on its business, results of operations and financial condition.

   iVillage's and Women.com's quarterly revenues and operating results are not indicative of future performance, are difficult to forecast and have been and are likely to continue to fluctuate.

   As a result of iVillage's and Women.com's limited operating history, neither company has historical financial data for a significant number of periods upon which to forecast quarterly revenues and results of operations. In addition, the operating results of the combined company are likely to fluctuate significantly from quarter to quarter as a result of several factors, many of which are outside iVillage's control, and any of which could materially harm the business of the combined company. These factors include:

   o fluctuations in the demand for Internet advertising or electronic commerce;

   o bankruptcies of Internet companies which are a source of advertising revenues;

   o changes in the level of traffic on its network; and

   o fluctuations in marketing expenses and technology infrastructure costs.

   If the revenues of the combined company in a particular quarter are lower than anticipated, iVillage may be unable to reduce spending in that quarter. If iVillage has a shortfall in revenues in relation to its expenses, then iVillage's business, results of operations and financial condition would be materially and adversely affected.

   iVillage does not believe that period-to-period comparisons of its operating results are necessarily meaningful nor should they be relied upon as reliable indicators of future performance. In one or more future quarters, iVillage's results of operations may fall below the expectations of securities analysts and investors. If iVillage's results of operations fall below expectations, the trading price of its common stock would likely be materially adversely affected.

   iVillage's revenues for the foreseeable future will remain dependent on user traffic levels and advertising activity on its Web sites. Future revenues are difficult to forecast. In addition, iVillage plans to expand and develop content, and to upgrade and enhance its technology and infrastructure development in order to support its growth. iVillage may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall.

   The market for Internet advertising is still developing. If the Internet fails to gain further acceptance as a medium for advertising, the combined company would have slower revenue growth than expected and would incur greater than expected losses.

   iVillage expects to continue to derive a substantial portion of its revenues from sponsorships and advertising for the foreseeable future, as demand and market acceptance for Internet advertising continues to develop. Accordingly, iVillage's business depends on market acceptance of the Internet as a medium for advertising.

   Although there are currently several standards for the measurement of the effectiveness of Internet advertising, the industry has had difficulty convincing potential advertisers that Internet advertising is a significant advertising medium. Advertisers and advertising agencies that have historically relied on traditional forms of advertising may be reluctant or slow to adopt online advertising. In addition, advertisers and advertising agencies that use the Internet as an advertising medium may find online advertising to be less effective for promoting their products and services than traditional advertising media, including television, radio and print. Advertisers and advertising agencies that have invested substantial resources in traditional methods of advertising may also be reluctant to reallocate their resources to online advertising. The market for online advertising also depends on the overall growth and acceptance of electronic commerce. If the markets for online advertising and electronic commerce fail to develop or develop more slowly than iVillage expects, iVillage would have slower than expected revenue growth and would incur greater than expected losses, and iVillage's business and financial condition would be harmed.

   Different pricing models are used to sell advertising on the Internet and it is difficult to predict which, if any, of the models will emerge as the industry standard. This makes it difficult to project iVillage's future advertising rates and revenues. iVillage's advertising revenues could be adversely affected if it is unable to adapt to new forms of Internet advertising. Moreover, software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

   iVillage relies on third parties to adequately measure the demographics of its user base and delivery of advertisements on its Web sites. iVillage's business would be harmed if these third parties fail to provide this service to iVillage.

   It is important to iVillage advertisers that iVillage accurately measures the demographics of its user base and the delivery of advertisements on its Web site. iVillage depends on third parties to provide many of these measurement services. If these third parties are unable or unwilling to provide these services to iVillage in the future, iVillage would need to perform them itself or obtain them from another provider. This could cause iVillage to incur additional costs or cause interruptions in its business until it replaces these services. Companies may choose to not advertise on iVillage Web sites or may pay less for advertising if they perceive iVillage's demographic measurements are not reliable. Either of these events would adversely affect iVillage's business.

   If iVillage fails to manage its growth effectively, its business and financial condition could be harmed.

   If iVillage is unable to manage its growth effectively, its business could be adversely affected. iVillage has experienced and continues to experience significant growth, both internally and through acquisitions and joint ventures. This growth has placed, and the proposed merger with Women.com and iVillage's anticipated future growth in its operations will continue to place, a significant strain on iVillage's resources. As part of this growth, iVillage will have to implement new operational and financial systems, procedures and controls. iVillage's business would be harmed if it is unable to implement these new systems in a timely and effective manner.

   Both iVillage and Women.com rely on third parties to drive traffic to their sites and generate page views and the business and financial condition of iVillage and Women.com would be harmed if these third parties were to no longer provide this service.

   America Online has accounted for a significant portion of iVillage's online traffic based on the delivery to iVillage of a guaranteed number of impressions. A significant amount of its visitors and members reach iVillage Web sites through America Online. iVillage's agreement with America Online does not prohibit America Online from carrying online sites or developing and providing content that compete with iVillage's sites, and America Online currently carries additional competing Web sites. Although iVillage's agreement with America Online expired on December 31, 2000, it is subject to extension by either party for one year and iVillage is currently negotiating a new agreement with America Online and, in the interim, iVillage and America Online have extended the agreement on a monthly basis. If America Online discontinues carrying iVillage channels, iVillage's business, results of operations and financial condition would be materially adversely affected.

   Women.com relies on its Astronet site to generate a significant portion of its page views and Astronet depends on America Online for traffic. During the year ended December 31, 2000, approximately 21% of Women.com's page views were generated by Astronet and, during that same period, approximately 45% of Astronet's traffic was generated by America Online. Women.com's business would be materially harmed if America Online stops carrying Women.com's Astronet site.

   Pursuant to an internet advertising and ad serving agreement, Genealogy.com generated approximately 27% of Women.com's page views in December 2000. Women.com terminated this agreement in January 2001. If Women.com is unable to generate additional page views in the future, it could materially adversely affect Women.com's ranking among Web properties.

   iVillage has a small number of customers and the loss of a number of these customers could adversely affect its financial condition and results of operations.

   iVillage depends on a limited number of customers for a significant portion of its revenues. Consequently, the loss of even a small number of these customers at any one time may adversely affect iVillage's business, financial condition and results of operations. In 2000, 1999, and 1998, respectively, revenues from iVillage's five largest advertisers accounted for approximately 23%, 20%, and 20% of total revenues, however, no one advertiser accounted for greater than 10% of total revenues. At December 31, 2000, one customer accounted for approximately 11% of the net accounts receivable. At December 31, 1999, no customer accounted for greater than 10% of the net accounts receivable.

   iVillage anticipates that after the completion of the merger its results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. In addition, iVillage anticipates that these customers will continue to vary over time, so that the achievement of its long-term goals will require iVillage to obtain additional significant customers on an ongoing basis. iVillage's failure to enter into a sufficient number of large contracts during a particular period could have a material adverse effect on iVillage's business, financial condition and results of operations.

   Seasonal and cyclical patterns may adversely affect iVillage's business.

   iVillage believes that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If iVillage's market makes the transition from an emerging to a more developed market, seasonal and cyclical patterns may develop in the future. As a result, if iVillage's industry follows the same seasonal patterns as those in traditional media, it may experience lower advertising revenues in the first and third calendar quarters of each year. Seasonal and cyclical patterns in Internet advertising may also affect iVillage's revenues. In addition, traffic levels on iVillage's Web sites typically fluctuate during the summer and year-end vacation and holiday periods and iVillage anticipates that sales from Astrology.com and e-commerce partners from which it receives a revenue share payment, and any other future consumer goods it may sell, will typically increase during the fourth quarter as a result of the holiday season and may decline during other periods.

   Women.com's business relies on Hearst Communications for content and cross-promotion and loss of that relationship would harm the combined companies' business.

   Information supplied by or developed from the Hearst magazines to which Women.com has online rights accounts for a significant portion of its current network's content. If the relationship with Hearst Communications were to end, this portion of the combined companies' business may not be able to enter into alternative arrangements with third parties or to internally develop content and services to replace the benefits received from the relationship with Hearst Communications.

   The relationship between iVillage and Hearst Communications following the merger will be governed by a magazine content license and hosting agreement. While this agreement will continue to provide iVillage with benefits during its three-year term, iVillage may not enjoy benefits from the relationship with Hearst Communications beyond the term of this agreement, including the benefits Women.com has derived and the combined companies expect to derive from Hearst Communications' reputation, online content and cross-promotional activities.

   Women.com has depended, and the combined companies will depend, on Hearst Communications to assist with the effective marketing and promotion of various Hearst magazine sites that have been part of the Women.com network. If Hearst Communications fails to do so, iVillage brand identity could be negatively affected and its business, financial condition and operating results could be materially harmed. Women.com has also relied and iVillage expects to rely on Hearst Communications to maintain the quality of its magazine content and to maintain and expand its magazines' readership base. If the quality or circulation of Hearst's magazines decline, the content of the iVillage network would suffer and its business, financial condition and results of operations could be materially harmed.

   Also, iVillage's ability to enter into sponsorship, advertising or other business relationships with competitors of Hearst magazines may be adversely impacted, due to such competitors' reluctance to have their brands and products promoted on the iVillage network, which will, pursuant to the magazine content license and hosting agreement, prominently feature Hearst magazine content and Hearst branding.

   Hearst's right to license its content to other parties and our restrictions on licensing other third-party content may restrict our ability to compete or expand our network.

   Pursuant to the merger, iVillage will assume an amended and restated magazine content license and hosting agreement, which was originally entered into between Women.com and Hearst Communications. Hearst Communications is permitted to license the content or trademarks of its magazines to any Internet site or portal that is not deemed to be an iVillage competitor and is permitted to use the Hearst content in international editions of its magazines. A competitor is defined under the magazine content license and hosting agreement to include any Internet site, channel, area or online content aggregation service that provides content primarily for women, is targeted primarily at women, is used primarily by women and is primarily targeted to any country or region where iVillage is targeted. Any content or trademark license by Hearst Communications to any third party, or other on-line business relationship between Hearst Communications and a third party, could dilute the value of the Hearst magazine content to iVillage. Hearst is not permitted to grant any entity the right to display on the Internet content that has appeared on the magazine websites in substantially the same format as it appeared on the magazine websites (other than materials posted on the website verbatim to the way it was initially published by Hearst Communications). In the magazine content license and hosting agreement, iVillage has agreed that it will not, without the prior written consent of
Hearst:

   o enter into any agreements to include as part of the iVillage network any competitive magazine site;

   o display on the Hearst magazine sites that are to be part of the iVillage network advertising or other promotional materials from competitive magazines of third parties; or

   o display on the same web page of the iVillage network the brands, marks or proprietary content of any of the Hearst magazines in question with the brands, marks or proprietary content of a competitive magazine in such a way that it appears that the Hearst brands, marks or proprietary content are co-branded or otherwise affiliated with the brands, marks or proprietary content of such competitive magazine.

   iVillage's inability to create new relationships in this sector could impair iVillage's ability to enhance the visibility of its brand.

   iVillage may not find sufficient acquisition candidates and/or joint venture partners to implement its business strategy.

   As part of iVillage's business strategy, it has completed and expects to enter into additional business combinations, acquisitions and joint ventures after its acquisition of Women.com. iVillage competes for acquisition candidates and joint venture partners with other entities, some of which have greater financial resources than it has. Increased competition for acquisition candidates and joint venture partners may make fewer acquisition and/or joint venture opportunities available to iVillage and may cause iVillage to make acquisitions and joint ventures on less attractive terms, such as higher purchase prices. Acquisition and joint venture costs may increase to levels that are beyond iVillage's financial capability or that would adversely affect its results of operations and financial condition. iVillage's ability to make acquisitions will depend, in part, on the relative attractiveness of shares of iVillage common stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price, iVillage's ability to register common stock and capital appreciation prospects of iVillage common stock compared to that of other bidders or potential partners. Since the market price of iVillage common stock has declined materially over a prolonged period of time, its acquisition program could be materially adversely affected.

   International operations are subject to additional risks.

   iVillage's business strategy involves expanding its operations to numerous foreign jurisdictions and as a result of recent joint ventures a portion of its operations are conducted and located abroad. iVillage has had limited experience with operations abroad and it has limited information available to evaluate its prospects abroad. International operations and business expansion plans are subject to numerous additional risks, including the impact of foreign government regulations, currency fluctuations, political uncertainties, social instability, differences in business practices or other developments not typical of investments in the United States. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on iVillage's business or market opportunities within such countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to iVillage's operations and business strategy.

   In addition, as a United States corporation, iVillage is subject to the regulations imposed by the Foreign Corrupt Practices Act - the FCPA - which generally prohibits United States companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that iVillage has violated the FCPA could have a material adverse effect on it.

   As a result of iVillage's recent joint ventures, its operations have been exposed to foreign competition. Many of these competitors have substantially greater financial resources than iVillage does. In addition, many of these competitors have a significant operating history in the jurisdictions in which iVillage is seeking to establish itself. There can be no assurance that iVillage will be able to successfully compete in any foreign jurisdiction or against such competitors.

   iVillage may be sued for information published on its Web sites.

   iVillage has been and may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information it publishes on its Web sites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. iVillage could also be subjected to claims based upon the content that is accessible from its Web sites through links to other Web sites or through content and materials that may be posted by members in chat rooms or bulletin boards. iVillage also offers e-mail services through a third party vendor, which may subject it to potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. iVillage's insurance, which covers commercial general liability, may not adequately protect it against these types of claims.

   iVillage may incur potential product liability for the products it sells.

   Consumers may sue iVillage if any of the products that it sold before its recent sale of assets related to its iBaby site, or before its divestiture of its iMaternity and PlusBoutique sites, were defective, fail to perform properly or injure the user. iVillage may also face potential liability in connection with the sale of products and services by its e-commerce partners. To date, iVillage has had very limited experience in the sale of products and the development of relationships with manufacturers or suppliers. iVillage plans to develop a range of products targeted specifically at women through Astrology.com and Lamaze Publishing and other e-commerce sites that it may acquire in the future. iVillage also may foster relationships with manufacturers or companies to offer these products directly on iVillage.com. Such a strategy involves numerous risks and uncertainties. Although iVillage's agreements with manufacturers typically contain provisions intended to limit its exposure to liability claims, these limitations may not prevent all potential claims. In addition, through iVillage.com, Lamaze Publishing and iVillage Integrated Properties, Inc., iVillage distributes publications and broadcast over its Web sites and the Newborn Channel, information and instructions regarding healthcare, childbirth, infant care and financial and tax issues. iVillage may be exposed to liability claims in connection with the information it provides. Liability claims could require iVillage to spend significant time and money in litigation and to pay significant damages. As a result, liability claims, whether or not successful, could seriously damage iVillage's reputation and business.

   There is intense competition among Internet-based businesses and publishing companies focused on women and this competition could result in price reductions, reduced margins or loss of market share.

   The number of Web sites competing for the attention and spending of members, users and advertisers has increased and iVillage expects it to continue to increase. iVillage's Web sites compete for members, users and advertisers with the following types of companies:

   o online services or Web sites targeted at women, such as Oxygen.com and condenet.com;

   o cable networks targeting women, such as Oxygen Media, Inc. and Lifetime Television;

   o Web search and retrieval and other online service companies, commonly referred to as portals, such as America Online, Inc., Terra Networks, S.A. and Yahoo! Inc.;

   o e-commerce companies such as Amazon.com; and

   o publishers and distributors of traditional media, such as television, radio and print.

   Increased competition could result in price reductions, reduced margins or loss of market share, any of which could adversely affect iVillage's business, results of operations and financial condition.

   Lamaze Publishing's magazines directly compete with publishers of pre-and post-natal publications such as Gruner and Jahr, Primedia and Time Warner. These publishers have substantially greater marketing, research and financial resources than Lamaze Publishing. Increased competition may result in less advertising in Lamaze Publishing's magazines and a decline in Lamaze Publishing's advertising rates, which could adversely affect its business, results of operations and financial condition.

   iVillage's uncertain sales cycles could adversely affect its business.

   The time between the date of initial contact with a potential advertiser or sponsor and the execution of a contract with the advertiser or sponsor is often lengthy, typically six weeks for smaller agreements and longer for larger agreements, and is subject to delays over which iVillage has little or no control, including:

   o advertisers' and sponsors' budgetary constraints;

   o advertisers' and sponsors' internal acceptance reviews;

   o the success and continued internal support of advertisers' and sponsors' own development efforts; and

   o the possibility of cancellation or delay of projects by advertisers or sponsors.

   During the sales cycle, iVillage may expend substantial funds and management resources and yet not obtain sponsorship or advertising revenues. Accordingly, iVillage's results of operations for a particular period may be adversely affected if sales to advertisers or sponsors forecasted in a particular period are delayed or do not otherwise occur.

   America Online investments may result in conflicts of interest for America Online that could be adverse to iVillage.

   America Online has invested in Oxygen Media, an Internet and television company that is developing cable and interactive content for women and children. In addition, Oxygen Media has acquired from America Online the assets of electra.com, an online women's network, and Thrive Partners LLC, the operator of thriveonline.com, a health site. The relationship between America Online and Oxygen Media and America Online and other Internet companies may result in a conflict of interest for America Online, which may not be resolved in iVillage's favor. In addition, other principal investors in iVillage may have similar conflicts of interests by virtue of their other investments.

   If iVillage fails to attract and retain key personnel, its business would be materially and adversely affected.

   iVillage's future success depends to a significant extent on the continued services of its senior management and other key personnel, particularly, Douglas McCormick, its chief executive officer. iVillage currently does not maintain "key person" life insurance for any of its personnel. The loss of the services of Mr. McCormick or other key employees would likely harm iVillage's business.

   iVillage may be unable to retain its key employees or attract, assimilate or retain other highly qualified employees in the future. iVillage has from time to time experienced, and expects to continue to experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of its rapid growth and expansion and its relatively low stock price. As a result, iVillage incurred increased salaries, benefits and recruiting expenses for the years ended December 31, 2000 and 1999. If iVillage does not succeed in attracting new personnel or retaining and motivating its current personnel, its business will be adversely affected.

   iVillage's business will be harmed if Internet usage does not continue to grow.

   iVillage's market is new and rapidly evolving. iVillage's business would be adversely affected if Internet usage does not continue to grow, particularly usage by women. A number of factors may inhibit Internet usage, including:

   o inadequate network infrastructure;

   o security concerns;

   o inconsistent quality of service;

   o lack of availability of cost-effective, high-speed service;

   o consumers returning to traditional or alternative sources for information, shopping and services; and

   o privacy concerns, including those related to the ability of Web sites to gather information about users without their knowledge or consent.

   If Internet usage continues to grow significantly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their services as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages and delays frequently occur in the future, Internet usage, as well as the usage of iVillage Web sites, could grow more slowly or decline.

   iVillage may be unable to respond to the rapid technological change in its industry.

   iVillage's market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in iVillage's industry exacerbate these market characteristics. To achieve its goals, iVillage needs to effectively integrate the various software programs and tools required to enhance and improve its product offerings and manage its business. iVillage's future success will depend on its ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of its services. iVillage may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, iVillage's new enhancements must meet the requirements of its current and prospective users and must achieve significant market acceptance. iVillage also could incur substantial costs if it needs to modify its services or infrastructures to adapt to these changes.

   Government regulation and legal uncertainties could add additional costs to doing business on the Internet.

   There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and taxation, content, copyrights, distribution, antitrust matters and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, obscenity, libel and personal privacy are applicable to the Internet or the application of laws and regulations from jurisdictions whose laws do not currently apply to iVillage's business. Any new laws or regulations relating to the Internet could adversely affect iVillage's business.

   In addition, it has been reported that the Labor Department is investigating the use of volunteers on Web sites. iVillage uses volunteers as Web site community leaders and there can be no assurance that new government regulations will not require iVillage to stop using volunteers or, alternatively, treat them as employees.

   Due to the global nature of the Internet, it is possible that, although iVillage's transmissions over the Internet originate primarily in New York, the governments of other states and foreign countries might attempt to regulate iVillage's business activities. In addition, because iVillage's service is available over the Internet in multiple states and foreign countries, these jurisdictions may require iVillage to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject iVillage to taxes and other regulations.

   iVillage may face potential liability for its privacy practices.

   Growing public concern about privacy and the collection, distribution and use of information about individuals may subject iVillage to increased regulatory scrutiny and/or litigation. If iVillage is accused of violating the stated terms of its privacy policy it may be forced to expend significant amounts of monetary and human resources to defend against any such accusations. iVillage also may be required to make changes to its present and planned products or services. These consequences, together with any resulting liability for iVillage's privacy practices, could have a material adverse effect on iVillage's business, financial condition and results of operations.

   The business of the combined company would be harmed if its systems fail or experience a slowdown.

   Substantially all of iVillage's communications hardware and some of its other computer hardware operations are located at Exodus Communications, Inc.'s facilities in New Jersey and Verio, Inc.'s facilities in California. Fire, floods, earthquakes, power loss (including as a result of rolling blackouts), telecommunications failures, break-ins and similar events could damage these systems and the systems used by Women.com. For example, in May and June 1999, user access to Women.com's pregnancy channel was disrupted as a result of a system failure. System failures may adversely affect the combined company's user traffic results, which could adversely affect its revenues and operating results and harm its reputation with users, advertisers and commerce partners. Computer viruses, electronic break-ins or other similar disruptive problems, such as those historically experienced by several leading Web sites, could also adversely affect iVillage's Web sites. California is in the midst of an energy crisis that could disrupt the operation of iVillage's Web sites and increase its expenses. iVillage's insurance policies may not adequately compensate it for any losses that may occur due to any failures or interruptions in its systems. iVillage does not presently have any secondary "off-site" systems or a formal disaster recovery plan.

   iVillage's Web sites must accommodate a high volume of traffic and deliver frequently updated information. iVillage's Web sites have in the past experienced slower response times or decreased traffic for a variety of reasons. These occurrences have not had a material impact on iVillage's business. These types of occurrences in the future could cause users to perceive iVillage's Web sites as not functioning properly and therefore cause them to use another Web site or other methods to obtain information.

   In addition, iVillage's users depend on Internet service providers, online service providers and other Web site operators for access to iVillage's Web sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to iVillage's systems.

   iVillage may not be able to deliver various services if third parties fail to provide reliable software, systems and related services to it.

   iVillage is dependent on various third parties for software, systems and related services. For example, iVillage relies on Doubleclick Inc.'s software for the placement of advertisements, Trellix Corporation for personal space home pages and Critical Path Inc. for e-mail. Several of the third parties which provide software and services to iVillage have a limited operating history, have relatively immature technology and are themselves dependent on reliable delivery of services from others. As a result, iVillage's ability to deliver various services to its users may be adversely affected by the failure of these third parties to provide reliable software, systems and related services to it.

   iVillage may be liable if third parties misappropriate its users' personal information.

   If third parties were able to penetrate iVillage's network security or otherwise misappropriate its users' personal information or credit card information, iVillage could be subject to liability arising from claims related to, among other things, unauthorized purchases with credit card information, impersonation or other similar fraud claims or other misuse of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. iVillage could incur additional expenses if new regulations regarding the use of personal information are introduced or if its privacy practices are investigated.

   Internet security concerns could hinder e-commerce.

   The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Internet. Any well-publicized compromise of security could deter people from using the Internet or using it to conduct transactions that involve transmitting confidential information. iVillage may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

   iVillage's operation of Lamaze Publishing and the Newborn Channel poses a number of risks that could materially adversely affect its business strategy.

   There are a number of risks in operating Lamaze Publishing and the Newborn Channel, which are non-Internet businesses, including:

   o the competitiveness of the media and publishing industry;

   o iVillage's limited experience in operating a multi-media publishing company;

   o iVillage's ability to identify and predict trends in a timely manner that may impact consumer tastes in baby-related information in Lamaze Publishing's publications and iVillage's Newborn Channel;

   o iVillage's ability to continue to sell advertising and sponsorships on iVillage's Web sites and in Lamaze Publishing's magazines, videos and Web site, and iVillage's Newborn Channel;

   o iVillage's ability to continue to commercialize and protect the Lamaze mark;

   o iVillage's ability to maintain and market the Lamaze.com Web site; and

   iVillage's inability to perform the functions required for the operation of Lamaze Publishing and the Newborn Channel in an efficient and timely manner could result in a disruption of operations of Lamaze Publishing and the Newborn Channel that could have a material adverse effect on iVillage's business strategy.

   Satellite transmissions over the Newborn Channel may be interrupted.

   Through iVillage Integrated Properties, iVillage operates the Newborn Channel, a satellite television network broadcast in over 1,000 hospitals in the United States. There is a risk that the satellite from which the transmission is sent may malfunction, interrupting the Newborn Channel's broadcasts. In the event this occurs, there may be a period of time before the Newborn Channel can transmit to and from another satellite. Any interruption in iVillage's ability to transmit the Newborn Channel could have an adverse impact on its business. In addition, extreme adverse weather could damage receivers and transmitters on the ground, thereby hindering transmissions.

   Consumer protection privacy regulations could impair iVillage's ability to obtain information about its users.

   iVillage's network captures information regarding its members in order to tailor content to them and assist advertisers in targeting their advertising campaigns to particular demographic groups. However, privacy concerns may cause users to resist providing the personal data necessary to support this tailoring capability. Even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of iVillage's network. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Internet users that the data may be used by marketing entities to direct product promotion and advertising to the user. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. If consumer privacy concerns are not adequately addressed, iVillage's business, financial condition and results of operations could be materially harmed.

   iVillage's network uses cookies to track user behavior and preferences. A cookie is information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, but is generally removable by the user. Germany has imposed laws limiting the use of cookies, and a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. If these laws are passed, iVillage's business, financial condition and results of operations could be materially harmed.

   Possible infringement of intellectual property rights could harm iVillage's business.

   iVillage cannot be certain that the steps it has taken to protect its intellectual property rights will be adequate or that third parties will not infringe or misappropriate its proprietary rights. Any infringement or misappropriation could have a material adverse effect on iVillage's future financial results. In addition, iVillage has from time to time become involved in intellectual property disputes with third parties that may not result in a favorable outcome for iVillage.

   iVillage could be subject to possible infringement actions based upon its use of domain names, its content and content licensed from others.

   iVillage has invested resources in acquiring domain names for existing and potential future use. iVillage cannot guarantee that it will be entitled to use such names under applicable trademark and similar laws or that other desired domain names will be available. Furthermore, enforcing iVillage's intellectual property rights could entail significant expense and could prove difficult or impossible. In addition, third parties could assert claims of patent, trademark or copyright infringement or misappropriation of creative ideas or formats against iVillage with respect to its use of domain names, its content, Web page formats, Web business methods or any third-party content it carries. iVillage expects that participants in its markets increasingly will be subject to infringement claims as the number of services and competitors in its industry segment grows. Any claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require iVillage to enter into costly royalty or licensing arrangements or prevent it from using important technologies, ideas or formats, any of which could materially harm iVillage's business, financial condition or results of operations.

   Several members of senior management have only recently joined iVillage.

   Several members of iVillage's senior management joined the company in 2000 and have not previously worked together. As a result, iVillage's senior managers are continuing to become integrated as a management team and may not work together effectively as a team to successfully manage iVillage's growth.


                           FORWARD-LOOKING STATEMENTS


   We have included in this joint proxy/prospectus certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of iVillage, Women.com and the combined companies. The words or phrases "can be," "expects," "may affect," "may depend," "believes," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of us is not a guarantee of future performance.

   Actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control, in addition to those risks discussed below and in our other public filings, press releases and statements by management, including:

   o the volatile and competitive nature of the Internet industry;

   o changes in domestic and foreign economic and market conditions;

   o the effect of federal, state and foreign regulation on our business;

   o the impact of recent and future acquisitions on our business and financial condition;

   o intellectual property and other claims;

   o the possibility that the merger will not be consummated;

   o the possibility that the anticipated benefits from the merger will not be fully realized;

   o the possibility that costs or difficulties related to the integration of Women.com and iVillage will be greater than expected; and

   o our ability to establish and maintain relationships with advertisers, sponsors and other third party providers and partners.

   All forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.


                            THE STOCKHOLDER MEETINGS


Information about the Special Meetings and Voting

   The iVillage board of directors is using this joint proxy statement/ prospectus to solicit proxies from iVillage stockholders for use at the iVillage special meeting and to offer the rights to Women.com stockholders. The Women.com board of directors is using this joint proxy statement/ prospectus to solicit proxies from Women.com stockholders for use at the Women.com special meeting of stockholders.

Matters Relating to the Special Meetings

                     Time and Place of the Special Meetings

    iVillage Special Meeting                            Women.com Special Meeting
    Thursday, March 29, 2001                             Thursday, March 29, 2001
     ____ a.m., local time                                ____ a.m., local time
          ____________                                         ____________
       New York, New York                                 _________, California


       Purpose of the Special Meetings is to Vote on the Following Items

                    iVillage Special Meeting                                    Women.com Special Meeting

  o A proposal to approve  and adopt the merger agreement and the      o A proposal to  approve and adopt  the merger
    transactions contemplated by  the merger agreement, including        agreement and the  transactions contemplated
    the  merger, the issuance of shares of iVillage  common stock        by  the  merger   agreement,  including  the
    pursuant  to the merger  agreement, the issuance of  iVillage        merger.
    common  stock and warrants to purchase iVillage  common stock pursuant  to a related securities purchase  agreement between
    iVillage  and Hearst Communications, and the  rights offering to Women.com stockholders.

  o A   proposal  to  amend   iVillage's  amended  and   restated
    certificate  of  incorporation  to  increase  the  number  of authorized  shares of iVillage  common stock from  65,000,000 to 200,000,000.


                      Record Date for the Special Meetings


   Holders of record of shares of iVillage common stock or shares of Women.com common stock, as appropriate, at the close of business on February 27, 2001 will be entitled to vote at the applicable special stockholder meeting.

                     Outstanding Shares on the Record Date

                    iVillage Special Meeting                                    Women.com Special Meeting

   As of  the record  date, there  were ____________  outstanding      As of the record date, there were ____________
shares of iVillage common stock entitled to vote  at the iVillage   outstanding  shares  of  Women.com  common  stock
special meeting.                                                    entitled   to  vote  at   the  Women.com  special
                                                                    meeting.


                Shares Entitled to Vote at the Special Meetings

                    iVillage Special Meeting                                    Women.com Special Meeting

   Each share of  iVillage common  stock that you  own as of  the      Each share of Women.com  common stock that you
record date entitles you to one vote.                               own  as of  the record date  entitles you  to one
                                                                    vote.


                  Quorum Requirement for the Special Meetings

                    iVillage Special Meeting                                    Women.com Special Meeting

   A quorum  of  iVillage stockholders  is  necessary to  hold  a      A   quorum   of  Women.com   stockholders   is
valid iVillage special meeting.                                     necessary  to  hold  a  valid  Women.com  special
                                                                    meeting.

   The presence  in person or  by proxy at  the iVillage  special      The  presence in  person  or by  proxy  at the
meeting  of holders  of  a majority  of  the shares  of  iVillage   Women.com   special  meeting  of   holders  of  a
common stock entitled to vote at the iVillage  special meeting is   majority of the  shares of Women.com common stock
necessary for  a quorum. Abstentions  and broker non-votes  count   entitled   to  vote  at   the  Women.com  special
as present for establishing a quorum.                               meeting  is necessary  for a  quorum. Abstentions
                                                                    and   broker  non-votes  count   as  present  for
                                                                    establishing a quorum.

   A  "broker non-vote"  occurs  when  a  corporation  submits  a      A "broker non-vote"  occurs when a corporation
proposal  for  a  "non-routine"  matter  and  a   broker  is  not   submits  a  proposal for  a  "non-routine" matter
permitted to vote  on that proposal without instruction  from the   and  a broker  is not permitted  to vote  on that
beneficial owner of the shares and no instruction  is given. Each   proposal without  instruction from the beneficial
of  iVillage's  proposals  is  considered  to  be  a  non-routine   owner of the  shares and no instruction is given.
matter.                                                             Women.com's proposal  is considered to  be a non-
                                                                    routine matter.

         Shares Beneficially Owned by iVillage and Women.com Directors and Executive Officers as of the Record Date

                    iVillage Special Meeting                                    Women.com Special Meeting

   As  of the  record  date,  iVillage  directors  and  executive      As of the record date, Women.com directors and
officers beneficially owned __________ shares  of iVillage common   executive  officers beneficially  owned _________
stock. These shares  represent approximately ____% of the  shares   shares  of Women.com  common stock.  These shares
of iVillage common stock outstanding as of the record date.         represent  approximately _____% of  the shares of
                                                                    Women.com  common  stock  outstanding  as of  the
                                                                    record date.



                                       32

   These individuals have advised iVillage that they intend to
vote all of their shares of iVillage common stock in favor of          These individuals have  advised Women.com that
the merger proposal and the proposal to increase the number of      they  intend to  vote their  shares  of Women.com
authorized shares of iVillage common stock.                         common stock in favor of the merger proposal.

   As of the record date, AOL Time Warner Inc., National
Broadcasting Company, Inc., GE Investments Subsidiary, Inc. and
Rho Management Trust I beneficially owned an aggregate of              As of  the record date,  Hearst Communications
approximately ___% of the outstanding shares of iVillage common     beneficially  owned  approximately  ___%  of  the
stock. These four iVillage stockholders have entered into voting    outstanding  shares  of  Women.com common  stock.
agreements with iVillage pursuant to which they have agreed to      Hearst  Communications has entered  into a voting
vote all such shares in favor of the merger proposal and they       agreement  with  iVillage  that  provides,  among
have advised iVillage that they will vote all such shares in        other things,  that it will vote  in favor of the
favor of the proposal to increase iVillage's authorized common      merger    agreement    and    the    transactions
stock.                                                              contemplated by the merger agreement.

                   Votes Necessary at the Special Meetings to
                    Approve iVillage and Women.com Proposals

                 iVillage Special Meeting                                 Women.com Special Meeting

   Approval of the  merger agreement  and the transactions       Approval  of  the  merger  agreement  and  the
contemplated  by  the   merger  agreement,  including  the    transactions   contemplated    by   the    merger
merger, the  issuance of  shares of  iVillage common stock    agreement,  including the  merger,  requires  the
pursuant to  the merger agreement, the  issuance of shares    approval  of the  holders of  a  majority of  the
of iVillage common stock and warrants to purchase iVillage    shares of  Women.com common stock  outstanding as
common stock pursuant to the securities purchase agreement    of the record date.
between  iVillage   and  Hearst   Communications  and  the
issuance of  shares of iVillage common  stock and warrants       Abstentions  and  broker  non-votes   will  be
to purchase  iVillage common stock pursuant  to the rights    treated  as votes  cast and  will  have the  same
offering to Women.com  stockholders, requires the approval    effect as votes against the merger proposal.
of the  holders of  a majority  of the  shares of iVillage
common stock outstanding on the record date.

   Approval of  the  amendment to  iVillage's  amended and
restated  certificate   of  incorporation  increasing  the
authorized  number  of  shares  of  iVillage common  stock
requires the approval of  the holders of a majority of the
shares  of iVillage  common  stock outstanding  as  of the
record date.

   Abstentions and broker non-votes will be treated as votes cast and will have the same effect as votes cast against each of the proposals.


   The iVillage board of directors recommends that you vote:

   o FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, the issuance of shares of iVillage common stock pursuant to the merger agreement, the issuance of iVillage common stock and warrants pursuant to the securities purchase agreement between iVillage and Hearst Communications and the issuance of iVillage common stock and warrants pursuant to the rights offering to Women.com stockholders, and

   o FOR the amendment to iVillage's amended and restated certificate of incorporation increasing the authorized number of shares of iVillage common stock from 65,000,000 to 200,000,000.

   The Women.com board of directors recommends that you vote FOR approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

   Approval by iVillage stockholders and Women.com stockholders of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of iVillage common stock pursuant to the merger agreement, are conditions to completion of the merger.

Voting by Proxy

   You may vote in person at your special meeting or by proxy. We recommend you vote by proxy even if you plan to attend your special meeting. You can always change your vote at your special meeting.

   You may vote by completing and mailing the enclosed proxy card, by telephoning the toll-free number included on the enclosed proxy card, or by Internet in accordance with the instructions on the enclosed proxy card. When you use the telephone or Internet systems, the selected system will verify that you are a stockholder through the use of a unique control number that is assigned to you. The telephone and Internet systems allow you to instruct the proxies how to vote your shares and to confirm that your instructions have been properly recorded. If you properly submit your proxy to iVillage or Women.com, as applicable, in time to vote or vote by telephone or Internet, one of the individuals named as your proxy will vote your shares of common stock as you have directed. You may vote for or against the proposal or proposals submitted at your special meeting or abstain from voting.

   If you hold shares of common stock through a broker or other custodian, please follow the voting instructions for the voting form used by that firm. If you submit your proxy but do not make specific choices, your proxy will follow your board of directors' recommendations and your shares will be voted for their recommendations.

Revoking Your Proxy

   You may revoke your proxy before it is voted by:

   o submitting a new proxy with a later date or changing your vote by telephone or by Internet;

   o notifying your company's corporate secretary in writing before your special meeting that you have revoked your proxy; or

   o voting in person at your special meeting.

Additional Information

   Voting in Person. If you plan to attend your stockholder meeting and wish to vote in person, we will give you a ballot at your meeting. However, if your shares of common stock are held in the name of a brokerage firm or trustee, you must obtain from the firm or trustee an account statement, letter or other evidence of your beneficial ownership of the shares of common stock.

   Proxy Solicitation. We will each pay our own costs of soliciting proxies. In addition to this mailing, iVillage and Women.com employees may solicit proxies personally, electronically or by telephone. iVillage has also retained a professional proxy solicitation firm, D. F. King & Co., Inc., to assist in the solicitation of proxies at an estimated cost of $6,500, plus certain out-of-pocket expenses.

   The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your proxy by mail, telephone or Internet. We also will reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

   Do not send in any Women.com stock certificates with your proxy cards. The exchange agent will mail to each Women.com stockholder of record a transmittal form with instructions for the surrender of stock certificates for shares of Women.com common stock as soon as practicable after the completion of the merger.

   iVillage stockholders are not to submit their stock certificates in connection with the merger.

Other Business; Adjournments and Postponements

   No business other than that specified in the notice of special meeting may be brought before or acted upon at either stockholder meeting.

   Adjournments or postponements of the stockholder meetings may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the stockholders representing a majority of the votes present in person or by proxy at the applicable stockholder meeting, whether or not a quorum exists, without further notice other than by an announcement made at the stockholder meeting.

                                   THE MERGER

Background of the Merger

   During the course of the prior three years, various senior management personnel of iVillage have been involved from time to time in discussions with members of management of Hearst Communications and Women.com regarding a variety of topics related to their businesses, including possible business combinations.

   On August 2, 2000, Douglas W. McCormick, Chief Executive Officer of iVillage, met with Alfred Sikes, one of Hearst Communications' representatives on the board of directors of Women.com, to discuss a variety of topics related to the iVillage and Women.com businesses, including possible business combinations, but no agreements were reached.

   On August 9, 2000, Mr. McCormick met with Marleen McDaniel, Chief Executive Officer of Women.com, to discuss a variety of topics related to the iVillage and Women.com businesses, including possible business combinations, but no agreements were reached.

   On December 7, 2000, Mr. Sikes, Ms. McDaniel, and Cole Bader from Morgan Stanley Dean Witter, Women.com's financial advisor at the time, met with Mr. McCormick, and Steven A. Elkes, Executive Vice President--Operations and Business Affairs of iVillage, to discuss the possibility of iVillage and Women.com entering into a business combination. The meeting concluded without agreement and no additional meetings or discussions were scheduled.

   On December 21, 2000, Mr. Sikes and Mr. McCormick met again to discuss the possibility of a transaction between Women.com and iVillage.

   On January 15, 2001, Mr. Sikes, James Asher, another of Hearst
Communications' representatives on the board of directors of Women.com, and Mr. McCormick met to discuss the possibility of a transaction between Women.com and iVillage.

   On January 17, 2001, the board of directors of iVillage met to consider several matters of business including, among other things, preliminary discussions regarding the form of and parameters for any proposed business combination with Women.com. At this meeting, Mr. McCormick and other members of senior management discussed the proposed transaction alternatives with the board, including the strategic reasons for the proposed transaction. Upon completion of its deliberations, the board of directors of iVillage authorized and directed Mr. McCormick and other members of senior management to pursue further discussions with Hearst Communications and Women.com within certain acceptable parameters.

   On January 18, 2001, the board of directors of Women.com held their regularly scheduled board meeting. Several different strategic options were discussed regarding the future of Women.com. Salomon Smith Barney, Women.com's financial advisor, gave a presentation regarding strategic options. A representative of Cooley Godward LLP, Women.com's outside legal counsel, discussed the board's fiduciary duties in considering a strategic business combination. The Women.com board of directors then directed Ms. McDaniel to pursue discussions with iVillage with respect to a possible merger transaction with iVillage.

   On January 22, 2000, Mr. McCormick, Mr. Elkes and Scott Levine, Chief Financial Officer of iVillage, discussed with Allen & Company Incorporated, iVillage's financial advisor, and various individual board members the advantages and disadvantages of various types of business combinations.

   On January 22, 2001, Ms. McDaniel, Mr. Sikes, Mr. Asher and Barry Weinman, another member of the board of directors of Women.com, spoke by telephone regarding the possibility of pursuing a transaction with iVillage.

   On January 22, 2001, Mr. McCormick spoke by telephone with Mr. Sikes, Mr. Asher and Mr. Weinman to discuss the potential of proceeding with discussions. During the period of January 17, 2001 through January 24, 2001, there were a series of telephone calls between Mr. McCormick, members of senior management of iVillage and Messrs. Sikes and Asher on behalf of Hearst Communications and Women.com regarding the structure of a proposed transaction, management issues, corporate governance issues, the proposed exchange ratio, due diligence issues and the structure of arrangements with Hearst Communications.

   On January 23, 2001, Mr. Sikes, Mr. Asher, Ms. McDaniel and Erin Ruane, Senior Vice President, Business and Corporate Development of Women.com, met with Salomon Smith Barney to discuss financial aspects of the proposed transaction, the structure of the transaction and the fairness of the transaction from a financial point of view to the Women.com stockholders.

   On January 24, 2001, Mr. McCormick, Mr. Elkes, Mr. Levine, and Jane Tollinger, iVillage's Senior Vice President of Business Affairs, met with Mr. Sikes, Ms. McDaniel, Ms. Ruane and Mr. Asher to discuss the specific structure of the transaction, the exchange ratio, the strategic arrangements with Hearst Communications and management structure. The meeting concluded with no agreement.

   On January 25, 2001, Messrs. McCormick, Levine and Elkes, and Ms. Tollinger met with Messrs. Sikes and Asher and Ronald J. Doerfler, Senior Vice President and Chief Financial Officer of Hearst Communications, and continued to discuss specific aspects of the proposed transaction structure, the Hearst Communications investment issues, the exchange ratio, and management structure. The meeting concluded with no agreement on specific terms for the proposed transaction.

   On January 26, 2001, Ms. McDaniel and Mr. Asher briefed by telephone the Women.com board of directors of the status of the proposed transaction.

   On January 26, 2001, Mr. McCormick spoke by telephone with Mr. Asher regarding specific aspects of the proposed transaction.

   On January 29, 2001, Mr. McCormick and Mr. Levine spoke by telephone with Ms. McDaniel and Mr. Sikes regarding specific aspects of the proposed transaction.

   On January 29, 2001, the board of directors of iVillage held a telephonic meeting. At the meeting, Mr. McCormick provided a report on the discussions which had taken place with Women.com and Hearst Communications. Mr. McCormick also summarized the principal terms and open issues relating to a possible transaction. A representative of Orrick, Herrington & Sutcliffe LLP, iVillage's outside legal counsel, discussed the board's fiduciary duties in considering a strategic business combination and further discussed the principal terms of a draft agreement and plan of merger.

   On January 29, 2001, iVillage and Women.com signed a confidentiality agreement regarding the transaction to begin due diligence.

   Beginning the week of January 29, 2001, there were a series of daily telephone calls between members of senior management of iVillage and members of senior management of Hearst Communications and Women.com regarding the terms of the proposed transaction and due diligence matters. In addition, iVillage, Hearst Communications and Women.com and their respective advisors intensified due diligence activities and preparation of definitive documentation. On January 31, 2001, Messrs. McCormick, Elkes and Levine and Ms. Tollinger met with Messrs. Sikes and Asher to discuss specific aspects of the transaction.

   From February 1, 2001 through February 5, 2001, representatives of iVillage, Hearst Communications and Women.com and their respective advisors conducted due diligence and negotiated definitive documentation.

   On February 2, 2001, the board of directors of iVillage met at the offices of Orrick, Herrington & Sutcliffe LLP in New York, New York. Mr. McCormick provided an update of discussions with Hearst Communications and Women.com and a review of the terms of the transaction and the strategic rationale for the transaction. Representatives of Allen & Company Incorporated presented to iVillage's board of directors a summary of its financial analyses of the transaction. In addition, Allen & Company delivered its oral opinion that the acquisition of Women.com and the investment of an aggregate of $20.0 million by Hearst Communications and other Women.com stockholders in iVillage through a rights offering pursuant to the proposed merger agreement and the related agreements was fair, from a financial point of view, to iVillage. Representatives of Orrick, Herrington & Sutcliffe LLP then reviewed the directors' fiduciary duties and summarized the principal terms of the proposed agreements. After its deliberations, the board of directors directed senior management to continue discussions with Hearst Communications and Women.com.

   On February 4, 2001, the board of directors of iVillage again convened by telephone to review the status of the negotiations. Mr. McCormick and representatives of Orrick, Herrington & Sutcliffe LLP provided an update on the status of the proposed transaction and the terms of the proposed agreements. Mr. McCormick also summarized the issues upon which the parties had not yet reached agreement.

   On February 5, 2001, the board of directors of iVillage held a telephonic board meeting. Mr. McCormick provided the board with an update on the negotiations and the unresolved issues. A representative of Allen & Company addressed certain aspects of the unresolved issues and delivered its opinion as to the fairness of the merger to iVillage. After its deliberations, the iVillage board of directors approved the merger agreement and the related agreements and the transactions contemplated by those agreements; declared them advisable and resolved to recommend that iVillage's stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, the issuance of shares of iVillage common stock to be received by stockholders of Women.com pursuant to the merger agreement, the issuance of iVillage common stock and warrants pursuant to a securities purchase agreement between iVillage and Hearst Communications, and the rights offering to Women.com stockholders.

   On February 5, 2001, the board of directors of Women.com held a telephonic board meeting at 9:30 a.m., Pacific time. Representatives of Cooley Godward LLP, Women.com's outside legal counsel, and representatives of Salomon Smith Barney were also present. Mr. Asher provided an update on the status of the transaction and the terms of the transaction. Following the presentation, a representative of Salomon Smith Barney reviewed the terms of the transaction and discussed its fairness opinion. A representative of Cooley Godward then reviewed some of the documentation and timing for the transaction. After discussions and deliberations, the board of directors of Women.com approved by all directors present the merger agreement and the related agreements and the transactions contemplated by those agreements; declared them advisable and resolved to recommend that the Women.com stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger and the conversion of shares of Women.com common stock into shares of iVillage common stock.

   After negotiation of the final terms of the merger agreement and the related agreements, representatives of each of iVillage and Women.com executed the merger agreement. In addition, Hearst Communications entered into a securities purchase agreement with iVillage pursuant to which Hearst Communications agreed to pay iVillage $20.0 million (subject to adjustment) for iVillage common stock and warrants to purchase iVillage common stock. Hearst Communications also entered into a voting agreement with iVillage pursuant to which Hearst Communications agreed to vote all of its shares of common stock of Women.com in favor of adoption of the merger. AOL Time Warner Inc., National Broadcasting Company, Inc., GE Investments Subsidiary, Inc. and Rho Management Trust I each entered into voting agreements with iVillage pursuant to which they agreed to vote all of their shares of common stock of iVillage in favor of the adoption of the merger.

   On the evening of February 5, 2001, iVillage and Women.com issued a joint press release announcing the proposed acquisition of Women.com. by iVillage.

Women.com's Reasons for the Merger

   Women.com's board of directors has determined that the terms of the merger and the merger agreement are fair to and in the best interests of Women.com and its stockholders, has declared the advisability of the merger agreement and the transactions contemplated by it and has determined to recommend that the stockholders of Women.com adopt the merger agreement. In its evaluation of the merger and the merger agreement, Women.com's board of directors consulted with Women.com's senior management, as well as its legal and financial advisors. The decision of the Women.com board of directors to approve the merger and the merger agreement was based upon several potential benefits of the merger that Women.com's board believes will contribute to the success of iVillage following the merger compared to Women.com continuing to operate as an independent business. Women.com's management has also considered a number of alternatives for enhancing its business, including acquiring other companies.

   In addition to the potential benefits described under "iVillage's Reasons for the Merger" that would be applicable to Women.com stockholders, the Women.com board believes that additional reasons the merger will be beneficial to Women.com and its stockholders include the following:

   o the merger would provide Women.com stockholders with shares of iVillage common stock in a taxable event, which will allow stockholders to realize losses, which are currently unrealized, upon the date of the completion of the merger;

   o the availability to iVillage following the merger of greater resources to continue to establish, expand and support advertisement sales, distribution, and editorial on and through the Women.com web site;

   o the potential synergies created from combining the audience reach, distribution and other strengths developed by iVillage with the brand and consumer relationships built by Women.com;

   o the ability to merge the complementary content of iVillage and Women.com and create a targeted, highly-relevant destination for women on the Web;

   o upon completion of the merger, the increased market share of iVillage would enable it to compete more effectively against content aggregators, including AOL, Yahoo! and MSN; and

   o the increased ability to more easily raise funds to continue operations and company growth.

   Women.com's board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

   o information concerning the financial performance and condition, results of operations, competitive position, management and business of iVillage and Women.com before and after giving effect to the merger;

   o the disadvantages to Women.com of being a small public company, in that its capital structure as a small public company makes it difficult to support its capital requirements;

   o current financial market conditions and historical market prices, volatility and trading information with respect to iVillage common stock and Women.com common stock;

   o the consideration iVillage will issue in the merger in light of comparable merger transactions;

   o the belief that the consideration offered by iVillage was the most that iVillage was willing to offer;

   o the belief that no third party would be willing to offer more than iVillage for the shares of Women.com, based on the fact that iVillage fully understands Women.com's business plan, is fully aware of its future prospects and is in a better position to appreciate its long-term potential than any other potential buyer;

   o the belief that the terms of the merger agreement and related agreements are reasonable;

   o the impact of the merger on the customers and employees of Women.com and iVillage;

   o the market conditions affecting Internet media companies;

   o the business condition and prospects of Women.com if the proposed transaction with iVillage is not completed, which would involve a need for significant capital, and an uncertainty of being able to raise capital;

   o results of the due diligence investigation conducted by Women.com's management, accountants and legal and financial advisors;

   o the financial presentation and detailed analyses of Salomon Smith Barney, including its opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration, including the benefits to be derived from the Hearst Communications investment following the completion of the merger, provided for in the merger agreement, as more fully described below under the caption "Opinion of Women.com's Financial Advisor;" and

   o the availability to dissenting stockholders of appraisal rights under the Delaware General Corporation Law.

   Women.com's board also considered the terms of the merger agreement regarding Women.com's rights and limits on its ability to consider and negotiate other acquisition proposals, as well as the possible effects of the provisions regarding termination and termination fees. In addition, it was noted to Women.com's board that the merger is expected to be a taxable transaction and accounted for as a purchase.

   The Women.com board also identified and considered a number of potentially negative factors in its deliberations concerning the merger and the merger agreement, including the following:

   o the risk that the potential benefits of the merger may not be realized;

   o the fact that the proposed exchange ratio is not fixed and could change depending on certain metrics that Women.com must meet and the fact that the market prices of either company's stock before completion of the merger may change in a way that reduces the absolute value delivered to Women.com because the ratio does not change if the market values change;

   o the risk that the merger may not be consummated, notwithstanding the voting agreement obtained from certain stockholders of both iVillage and Women.com, and the effect of the public announcement of the merger on Women.com's sales, customer relations and operating results;

   o the risk of management and employee disruption associated with the merger, including resignations or layoffs of employees and the fact that key technical, sales and management personnel would likely not be employed by iVillage following the merger;

   o the fact that the merger agreement requires Women.com to obtain iVillage's consent to take a variety of actions prior to the closing of the merger;

   o Women.com's limited ability to terminate the merger agreement, including the fact that, under certain circumstances, the receipt of a superior proposal may allow the Women.com board of directors to change or withdraw its recommendation as to the adoption of the merger agreement, but would still require Women.com to submit the adoption of the merger agreement to a vote of Women.com stockholders;

   o the challenges of integrating Women.com's operations with those of iVillage; and

   o other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

   Women.com's board concluded, however, that these risks could be managed or mitigated and that on balance, the merger's potential benefits to Women.com and its stockholders outweighed the associated risks. This discussion of the information and factors considered by Women.com's board is not exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Women.com's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching the determination.

Recommendation of Women.com's board of directors

   For the reasons discussed above, the Women.com board of directors believes that the terms of the merger are fair to and in the best interests of Women.com's stockholders and recommends that the stockholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

   In considering the recommendation of Women.com's board with respect to the merger agreement, Women.com stockholders should be aware that certain directors and officers of Women.com have interests in the merger that are different from, or are in addition to, the interests of other Women.com stockholders and that iVillage has agreed to continue certain existing indemnification arrangements in favor of directors and officers of Women.com. Please see "The Merger - Interests of Directors and Officers in the Merger that are Different from Your Interests."

iVillage's Reasons for the Merger

   The board of directors of iVillage believes that the combination of iVillage and Women.com will create the largest and most comprehensive online destination for women. The board of directors of iVillage has determined that the terms of the merger and the merger agreement are fair to and in the best interests of iVillage and its stockholders, and has determined to recommend that the stockholders of iVillage approve the merger and adopt the merger agreement. In reaching the conclusion that the merger is in the best interest of iVillage and its stockholders, iVillage's board of directors consulted with iVillage's senior management regarding the strategic and operational aspects of the merger and the results of due diligence efforts undertaken by senior management. In addition, iVillage's board of directors consulted with representatives of Allen & Company Incorporated, financial advisor to iVillage, regarding selected financial aspects of iVillage's and Women.com's business and future prospects facing Internet media companies, in general, and iVillage and Women.com, in particular, as well as the fairness from a financial point of view to iVillage. iVillage's board also consulted with iVillage's internal counsel and representatives of its outside legal counsel, regarding the duties of the members of the board of directors, legal due diligence matters and the terms and conditions of the merger agreement and the related agreements.

   The following factors among others were also evaluated in connection with the merger:

   o information concerning the financial condition, business, operations, strategic objectives and prospects and competitive position of iVillage and Women.com before and after giving effect to the merger;

   o the market conditions and industry trends affecting iVillage, Women.com and Internet media companies in general;

   o current financial market conditions and historical market prices, volatility and trading information with respect to iVillage common stock and Women.com common stock;

   o the need for and the ability of iVillage to obtain additional financing;

   o the agreements with Hearst Communications regarding licensing of content by Hearst Communications to iVillage and the payment by Hearst Communications for production services and advertising;

   o the consideration iVillage will issue in the merger in light of merger transactions deemed comparable;

   o the impact of the merger on the advertisers, sponsors, customers and employees of iVillage and Women.com;

   o the terms and conditions of the merger agreement and related agreements;
     and

   o the financial presentation of Allen & Company Incorporated, including its opinion as to the fairness, from a financial point of view as of the date of the opinion, of the exchange ratio provided for in the merger agreement, as more fully described below under the caption "Opinion of iVillage's Financial Advisor."

   The iVillage board believes that the merger and the related agreements will be beneficial to iVillage and its stockholders for the following reasons:

   o the terms and conditions of the merger and the related agreements are reasonable;

   o the merger will result in creation of the most comprehensive online destination for content and services targeted to women;

   o the merger will enable existing and new potential sponsors to have increased access to one of the most highly targeted and desirable demographics on the Internet;

   o the merger will result in iVillage being ranked in the largest 20 digital media/Web properties worldwide;

   o the merger will increase market share to enable the combined company to compete more effectively for advertising revenues;

   o strategic relationship with Hearst Communications relating to advertising and to access to extensive content of Hearst Communications, a leading publisher of publications targeted to women;

   o access to a significant equity investment from Hearst Communications and other Women.com stockholders to enable iVillage to continue to establish, expand and support sales and distribution; and

   o the merger and the related agreements will better position iVillage in the capital markets.

   iVillage's board also identified and considered a number of potentially negative factors in its deliberations concerning the merger and the agreement, including the following:

   o the risk that the potential benefits of the merger may not be realized;

   o the challenges of integrating Women.com's operations with those of iVillage; and

   o other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

   This discussion of the information and factors considered by iVillage's board is not intended to be exhaustive, but includes the material factors considered. iVillage's board did not find it practicable to, and did not quantify or otherwise assign particular weight to or rank the specific factors it considered in approving the merger and the merger agreement. In considering the factors described above, the individual members of the iVillage board may have given different weight to various factors. The iVillage board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Recommendation of iVillage's board of directors

   For the reasons discussed above, iVillage's board of directors has approved the merger and the transactions contemplated by the merger agreement and has determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of iVillage and its stockholders, and recommends that iVillage stockholders vote for approval of the merger and the transactions contemplated by the merger agreement, including the merger and the issuance of iVillage common stock and warrants to purchase iVillage common stock pursuant to the securities purchase agreement between iVillage and Hearst Communications and the rights offering to Women.com stockholders.

Opinion of Women.com's Financial Advisor

   Salomon Smith Barney has acted as the financial advisor to the Women.com board of directors in connection with the merger. Pursuant to Salomon Smith Barney's engagement letter dated January 30, 2001, Salomon Smith Barney rendered an oral opinion to the Women.com board of directors and subsequently confirmed in writing, that, as of February 5, 2001 and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, its work described below and other factors it deemed relevant, the merger consideration, including the benefits to be derived from the Hearst Communications investment following consummation of the merger, was fair to the holders of Women.com common stock, other than Hearst Communications, from a financial point of view.

   The full text of the written opinion which sets forth the assumptions made, procedures followed and matters considered by Salomon Smith Barney is set forth as Annex B to this joint proxy statement/prospectus and Women.com stockholders are urged to read Salomon Smith Barney's opinion in its entirety. The summary of the opinion as set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Salomon Smith Barney reviewed:

   o a draft of the merger agreement dated as of February 5, 2001;

   o a securities purchase agreement by and between iVillage and Hearst Communications dated as of February 5, 2001;

   o a stockholder agreement to be entered into between iVillage and Hearst Communications on the closing date of the merger; and

   o an amendment to the Women.com and Hearst Communications content and licensing agreement dated February 5, 2001.

   Salomon Smith Barney also held discussions with certain Women.com senior officers, directors and other representatives and advisors and certain senior officers and other representatives and advisors of iVillage concerning Women.com's and iVillage's businesses, operations and prospects. Salomon Smith Barney examined publicly available business and financial information relating to Women.com and iVillage, as well as financial forecasts and other information and data for each that were provided to or otherwise discussed with Salomon Smith Barney by the managements of Women.com and iVillage including information regarding strategic implications and operational benefits anticipated to result from each. Salomon Smith Barney reviewed the financial terms of the merger as set forth in the draft merger agreement in relation to, among other things:

   o current and historical market prices and trading volumes of Women.com and iVillage common stock;

   o current and historical exchange ratio comparisons;

   o current and prospective capitalization and financial conditions of Women.com and iVillage; and

   o implied exchange ratios based upon Women.com's percentage contribution of revenues and other metrics to the combined entity.

   Salomon Smith Barney also considered, to the extent publicly available, the financial terms of other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the merger, and analyzed certain financial and stock market data relating to the businesses of Women.com and iVillage. Salomon Smith Barney also evaluated the relative pro forma financial impact with respect to the synergies of the merger on the combined company. In addition, Salomon Smith Barney conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

   In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of the information reviewed by Salomon Smith Barney for the purpose of its opinion and did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of Women.com and iVillage, Salomon Smith Barney assumed that they have been reasonably prepared on bases reflecting best currently available estimates and judgments of the managements of Women.com and iVillage, respectively, and Salomon Smith Barney expressed no opinion with respect to such forecasts or the assumptions on which they are based. Salomon Smith Barney also has assumed that the merger and the Hearst Communications investment will be consummated in accordance with the terms of the merger agreement and the securities purchase agreement, respectively. Salomon Smith Barney did not make or obtain or assume any responsibility for making or obtaining any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Women.com or iVillage.

   Salomon Smith Barney's opinion should be read carefully and in its entirety. It does not imply any conclusion as to the likely trading range for iVillage common stock following the consummation of the merger or the Hearst Communications investment, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. It does not address Women.com's underlying business decision to effect the merger or the Hearst Communications investment, and Salomon Smith Barney expresses no view on the effect on Women.com or iVillage of the merger or the Hearst Communications investment. Salomon Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the merger consideration, including the benefits to be derived from the Hearst Communications investment following the consummation of the merger, to the holders of Women.com common stock, other than Hearst Communications and does not constitute a recommendation concerning how holders of Women.com common stock should vote regarding the proposed merger.

   In connection with rendering its opinion to the Women.com board of directors, Salomon Smith Barney performed several financial analyses, the material portions of which are summarized below. Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors it considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Salomon Smith Barney in arriving at its opinion, Salomon Smith Barney made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion. The following is a summary of the material financial analyses used by Salomon Smith Barney in connection with providing its opinion to the Women.com board of directors. Several of the summaries below include information presented in tabular format. To fully understand such financial analyses used by Salomon Smith Barney, the tables must be read with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   Historical Stock Price Performance. Salomon Smith Barney reviewed the movements of Women.com common stock and iVillage common stock relative to their trading volume and price history for the period from

January 1, 2000 through February 2, 2001. Salomon Smith Barney noted that during the period analyzed, Women.com common stock had declined 96% from its 52-week high on March 7, 2000 of $15.00 per share compared to iVillage's declined depreciation of 94% from its 52-week high on March 15, 2000 of $27.31 per share. Salomon Smith Barney also found that the declines in both companies' market capitalization over the past year were in line with smaller, niche-oriented online media companies.

   Historical Exchange Ratio Analysis. Salomon Smith Barney reviewed the implied historical exchange ratio between Women.com common stock and iVillage common stock determined by dividing the closing price per share of Women.com common stock by the closing price per share of iVillage common stock for the six, three and one month intervals ending February 2, 2001 as well as for the period from January 1, 2000, through February 2, 2001. The review indicated that during the periods measured, the closing prices of iVillage common stock and Women.com common stock implied the following high, low and average historical exchange ratios:

                             Implied Exchange Ratio


                                                   High    Low    Average
                                                   ----    ----   -------
1 month ........................................   0.41    0.23     0.31
3 months .......................................   0.58    0.18     0.36
6 months .......................................   1.27    0.18     0.41
Since 1/1/2000 .................................   1.27    0.18     0.41

   Salomon Smith Barney noted that the implied exchange ratio of 0.407 based on the closing stock prices for iVillage and Women.com on February 2, 2001 was greater than the exchange ratio of 0.322 agreed to in the merger. Salomon
Smith Barney also noted that the exchange ratio of 0.322 is greater than the low of the exchange ratios calculated over the measured period and greater than the average exchange ratio during the thirty days ending February 2, 2001. Due to volatility in stock prices, it is customary to view exchange ratios over a period of time rather than on a single trading day.

   Relative Valuation Analysis. Salomon Smith Barney conducted various analyses of Women.com and iVillage comparing several indicators of financial performance on a prospective basis:

   Profit and Loss Performance. The profit and loss performance analysis analyzed the relative operating performance of iVillage and Women.com on an annual and quarterly basis for 2000 and as projected for 2001. Salomon Smith Barney examined the profitability of each company by comparing the cost of goods sold, sales and marketing and research and development expenses as a percentage of revenue on a historical basis for each quarter of 2000 and projected basis for each quarter of 2001. This analysis indicated that, as a percentage of revenue, Women.com's expenses were consistently higher in the historical periods and were projected to remain higher during 2001. The analysis also highlighted iVillage's ability to maintain their revenues during a difficult market environment while Women.com experienced quarterly declines.

   Cash Burn Analysis. The cash burn analysis compared the cash burn rate of iVillage and Women.com for the operation of the respective businesses over each of the four quarters of 2000 and as projected for 2001 to forecast their respective capital requirements. The cash burn analysis indicated that iVillage is expected to have more cash than Women.com at the end of 2001 implying a better competitive position for iVillage and its stockholders. This analysis revealed that iVillage is projected to have positive cash balances throughout 2001, while Women.com's cash balance is projected to be depleted by the third quarter of 2001.

   Relative Contribution Analysis. Based upon financial estimates and projections for Women.com and iVillage, Salomon Smith Barney analyzed the respective contributions of Women.com and iVillage to the estimated revenues of the combined company for the fourth quarter of 2000 annualized, calendar year 2000 and calendar year 2001. In addition, Salomon Smith Barney analyzed the respective contributions of Women.com and iVillage to the estimated web site unique visitors, page views and usage hours to the combined company for the month of December 2000 without any adjustment for potential positive or negative synergies. Salomon Smith Barney noted that these metrics are less relevant because they do not equate to direct measures of actual revenues or profitability.

   The following table illustrates the implied exchange ratios, stock prices and premiums for Women.com based upon Women.com's relative contribution to the combined company's estimated revenues for the fourth quarter of 2000 annualized, calendar year 2000 and calendar year 2001 as well as for various web site metrics for the month of December 2000. The currently offered exchange ratio represents a premium when compared to all revenue metrics analyzed for the Women.com stockholders to the exchange ratios implied by revenue contributions.


                                                                             Contribution
                                                                         --------------------
                                                                                                                          Implied
                                                                                                  Implied     Implied    Premium to
                                                            Pro Forma                             Exchange     Stock    Stock Price
                                    iVillage    Women.com    Combined    iVillage   Women.com    Ratio (1)     Price     on 2/2/01
                                    --------    ---------   ---------    --------   ---------    ---------    -------   -----------
Current Offer ...................                                                                  0.322x     $ 0.54        (21%)
Current Market ..................    $ 1.69      $ 0.69                                            0.4074
                                    --------    ---------   ---------    --------   ---------    ---------    -------   -----------
Revenue (in millions)
2000(Q4) ........................    $ 74.8      $ 34.4       $109.2        69%         31%         0.163x    $ 0.28         (60%)
2000E ...........................      76.3        44.1        120.4        63          37          0.198       0.33         (51)
2001E ...........................      84.0        60.3        144.3        58          42          0.236       0.40         (42)

Traffic Metrics
Total Unique
Visitors (in millions) ..........       6.7         8.4         15.1        44%         56%         0.355x    $ 0.60         (13%)
Total Page Views
 (in millions) ..................     137.7       201.0        338.0        41          59         0.3945      0.067          (3)
Total UsageHours ................       3.1         2.0          5.1        60          40         0.2199       0.37         (46)

---------------

Source: Estimates from iVillage and Women.com projections.

All balance sheet data as of December 31, 2000.

(1) Adjusts for excess cash of $29 million for iVillage and $0 million for Women.com.

   Precedent Transaction Analysis. Salomon Smith Barney reviewed publicly available information for various proposed and completed stock-for-stock acquisition transactions, all announced since September 20, 1999, that involved publicly traded companies and that it deemed appropriate in analyzing the merger. The precedent transactions considered by Salomon Smith Barney were the following (in each case, the acquiror's name is listed first and the acquired company's name is listed second):

   o Doubleclick Inc. / @plan.Inc

   o CNET Networks, Inc. / Ziff Davis, Inc. (ZD Net)

   o Media Metrix, Inc. / Jupiter Communications, Inc.

   o Earthlink, Inc. / OneMain.com, Inc.

   o Terra Networks, S.A. / Lycos, Inc.

   o MyPoints.com, Inc. / Cybergold, Inc.

   o America Online, Inc. / MapQuest.com, Inc.

   o CMGI, Inc. / Flycast Communications Corporation

   o MindSpring Enterprises Inc. / Earthlink, Inc.

   o CMGI, Inc. / AdForce, Inc.

   Salomon Smith Barney did not view any of these transactions as directly comparable to the merger. For each precedent transaction, Salomon Smith Barney derived the ratio of the target's pro forma ownership percentage in the combined company to its percentage of revenue contributed to the combined company without any adjustment for potential positive or negative synergies.

   With respect to the financial information for the companies involved in the precedent transactions, Salomon Smith Barney relied on information in publicly available documents, where available. The following table sets forth the results of these analyses:



                                                                          Target Revenue                           Ownership/
                                                                           Contribution                       Revenue Contribution
                                                                      ----------------------      Target     ----------------------
                                                                      Last Quarter              Pro Forma    Last Quarter
                                                                       Annualized    Forward    Ownership     Annualized    Forward
                                                                       ---------      ------     --------     ---------      ------

Mean..............................................................       33.1%        34.8%       26.3%         85.5%        75.8%
Median............................................................        19.2         23.5        30.5          69.3         69.1

   Salomon Smith Barney noted that, prior to the Hearst Communications transactions, Women.com stockholders, including Hearst Communications, would receive shares based on the 0.322 exchange ratio that provided for an approximate 33.8% ownership in the combined entity. Women.com is estimated to have contributed 31% of revenue based on annualized fourth quarter 2000 estimates, which equates to an ownership / revenue contribution percentage of 109.0%. The same analysis for calendar year 2000 and 2001 indicates percentages of 91.4% and 80.5%, respectively. Salomon Smith Barney noted that all of these percentages are above the respective reference ranges with respect to precedent transactions.

   Synergies Analysis. Salomon Smith Barney considered the impact of potential synergies and cost savings expected to be achieved by the management of Women.com and iVillage in connection with the merger. Based on the financial information and forecasts discussed with the management of Women.com and iVillage, Salomon Smith Barney calculated that the merger would have the following pro forma effects on the revenues and expenses of the combined company as compared to each company viewed independently:


                                            2000E                                            2001E
                                     --------------------    Pro Forma    Combined    --------------------    Pro Forma    Combined
                                    iVillage    Women.com   Adjustment     Total     iVillage    Women.com    Adjustment     Total
                                     -------    --------     ---------      ----      -------     --------    ---------      ----

                                                                         (Dollars in millions)
Revenues ........................    $  76.3    $   44.1      $ 18.1      $ 138.4     $ 84.0      $  60.3       $ 21.6      $165.9
Cost of Goods Sold ..............        7.1         4.1         1.7         12.9        9.5          6.8          2.4        18.7
 % of Revenue ...................       9.4%        9.4%                     9.4%      11.3%        11.3%                    11.3%
Sales & Marketing ...............       54.1        44.7       (22.3)        76.4       38.7         39.9        (19.3)       59.2
 % of Revenue ...................      70.9%      101.3%                    55.2%      46.0%        66.2%                    42.8%
General & Administrative ........       22.6        16.8       (12.6)        26.8       12.0         15.8         (9.0)       18.8
 % of Revenue ...................      29.6%       38.2%                    19.4%      14.3%        26.2%                    13.6%
Operating Profit/(Loss) .........      (35.6)      (51.1)       65.3        (21.3)      (0.5)       (27.9)        59.7       $31.3
 % of Revenue ...................     (46.7%)    (115.8%)                  (15.4%)     (0.6%)      (46.3%)                   18.9%

---------------

Source: Salomon Smith Barney estimates for illustrative purposes only.

Assumptions:

(1) 15% increase to revenue.

(2) Proportional increase to cost of goods sold.

(3) 75% reduction to general & administrative expenses and 50% reduction to sales & marketing expenses and research & development expenses of smaller amount.

(4) iVillage cost of goods sold determined by applying Women.com cost of goods sold margin. Balance of cost of goods sold allocated to research & development.

   Salomon Smith Barney analyzed synergy projections estimated for the year 2000 and 2001 as to the future operating and financial performance of the combined company. Salomon Smith Barney's pro forma analysis of revenues and expenses illustrated that relative expenses for sales and marketing, research and development and general administration as a percentage of revenue are substantially higher for Women.com on its own than it will be for the combined company. In addition, Salomon Smith Barney's pro forma estimates showed the combined company with an estimated operating profit of 18.9% in 2001, as compared to a projected 46.3% and 0.6% operating loss for Women.com and iVillage, respectively.

   The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the Women.com board of directors, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No precedent transaction analyzed for comparison is identical to this merger. Accordingly, any analysis of a precedent transaction is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading value of the target companies or company to which they are being sold. The range of valuation for any particular analysis should not be taken to be the view of Salomon Smith Barney of the actual value of Women.com or iVillage.

   The opinion and presentation of Salomon Smith Barney to the Women.com board of directors, in connection with which Salomon Smith Barney was requested to evaluate the fairness from a financial point of view of the merger consideration, including the benefits to be derived from the Hearst Communications investment following the consummation of the merger, to the holders of Women.com common stock, other than Hearst Communications, was only one of many factors taken into consideration by the Women.com board of directors in making its determination to approve the merger. No limitations were imposed by the Women.com board of directors upon Salomon Smith Barney with respect to the investigation made or the procedures followed by Salomon Smith Barney in rendering its opinion.

   Salomon Smith Barney is an internationally recognized investment banking firm that regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and corporate, estate and other purposes. Women.com retained Salomon Smith Barney as a financial advisor because of its reputation, expertise in the valuation of companies and substantial experience in transactions such as the merger.

   In the past, Salomon Smith Barney has rendered investment banking and financial advisory services to Women.com for which it has been paid fees. Pursuant to an engagement letter dated January 30, 2001, Women.com agreed to pay Salomon Smith Barney a fee upon consummation of the merger. Additionally, Women.com has agreed to reimburse Salomon Smith Barney for reasonable out-of-pocket expenses, including, without limitation, reasonable fees and expenses of Salomon Smith Barney's legal counsel. Women.com has also agreed to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, related to or arising out of its engagement. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade the securities of Women.com and iVillage for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

Opinion of iVillage's Financial Advisor

   At the meeting of the iVillage board on February 2, 2001, Allen & Company Incorporated delivered its opinion, later confirmed in writing on February 5, 2001, to the effect that, as of that date, the terms of the merger were fair to iVillage from a financial point of view.

   The full text of the written opinion of Allen & Company, dated February 5, 2001, is set forth as Annex C to this joint proxy statement/prospectus and describes the assumptions made, matters considered and limits on the review undertaken. iVillage stockholders are urged to read the opinion carefully and in its entirety. Allen & Company's opinion is directed only to the fairness to iVillage, from a financial point of view, of the terms of the merger and does not constitute a recommendation of the merger over other courses of action that may be available to iVillage or constitute a recommendation to any iVillage stockholder on how to vote with respect to the merger. The summary of the opinion of Allen & Company set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of such opinion.

   In arriving at its opinion, Allen & Company:

   o reviewed the terms and conditions of the merger, including the draft merger agreement and the draft agreements related thereto;

   o reviewed and analyzed publicly available historical business and financial information relating to iVillage and Women.com, as presented in documents filed with the Securities and Exchange Commission;

   o reviewed certain financial, operating and budgetary data provided to Allen & Company by iVillage and Women.com relating to their businesses;

   o conducted discussions with certain members of the senior management of iVillage and Women.com with respect to the financial condition, business, operations, strategic objectives and prospects of iVillage and Women.com, as well as prevailing industry trends;

   o reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies in lines of business which Allen & Company deemed to be generally comparable to iVillage's and Women.com's, as well as analysts' reports and estimates for iVillage and Women.com;

   o reviewed the recent trading history of iVillage common stock and Women.com common stock, including each company's performance in comparison to market indices and to selected companies in comparable businesses;

   o reviewed public financial and transaction information relating to business combinations which Allen & Company deemed to be comparable to the merger;

   o considered premiums and multiples paid in recent transactions which Allen & Company deemed comparable to the merger; and

   o conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed therein.

   In giving its opinion, Allen & Company assumed and relied on the accuracy and completeness of the information it reviewed for the purpose of its opinion. Allen & Company did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of iVillage or Women.com. Allen & Company assumed that financial, operating and budgetary data referred to above for iVillage and Women.com had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of iVillage and Women.com. Allen & Company expressed no opinion with respect to such financial, operating and budgetary data or the assumptions on which they were based.

   Allen & Company's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen & Company's opinion does not imply any conclusion as to the likely trading range of the iVillage common stock following the consummation of the merger. This may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

   Allen & Company also assumed in its analysis that, in all material respects:

   o the representations and warranties of iVillage and Women.com contained in the merger agreement were true and correct, iVillage and Women.com will perform all of the covenants to be performed by them under the merger agreement and all conditions to the consummation of the merger by iVillage and Women.com will be satisfied;

   o all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained; and

   o obtaining the required approvals or opinions or consents or amendments, modifications or waivers to any agreements to which either iVillage or Women.com is a party would not impose any limitation, restrictions or conditions or amendments, modification or waivers that would have a material adverse effect on iVillage or Women.com or materially reduce the contemplated benefits of the merger to iVillage.

   The following is a summary of the presentations made by Allen & Company to the iVillage board while giving its fairness opinion:

   Status of the Industry. Allen & Company presented an overview of the current state of the specialized online portal industry. Allen & Company noted that the industry has recently witnessed severe reductions in market values and an increase in bankruptcies. The difficult financing environment faced by Internet companies has led to a decrease in online advertising revenue and a reduction in the quality of the receivables of advertising-driven online companies. Allen & Company observed that third parties are projecting advertising growth in the United States to be slower than previously expected, due primarily to the loss of dot com advertising revenue. Further, traditional advertisers have been cautious about spending in online entities without significant scale or financial resources. This uncertainty has led to a lack of revenue visibility for most companies supported by online advertising. Finally, Allen & Company noted that larger companies with funding and scale will continue to grow market share as undercapitalized companies are forced to slow expansion or shut down entirely.

   Benefits of the Merger. Allen & Company identified the benefits of the proposed merger, including:

   o consolidation of the online women's space;

   o increased advertising concentration;

   o increased scale;

   o increased traffic and revenue opportunities;

   o cost savings due to a reduction in overhead;

   o the cash investment by Hearst Communications; and

   o the continued relationship with Hearst Communications.

   Overview of Women.com. Allen & Company presented an overview of Women.com, including a description of the content, community, shopping and personalized services offered by Women.com. Allen & Company reviewed Women.com's historical operating results for the fiscal years ended December 31, 1997 through 1999, its estimated operating results for fiscal year 2000 and its budgeted operating results for fiscal year 2001.

   Allen & Company also reviewed stock price and trading volume data for Women.com. Allen & Company noted that the general trading patterns of Women.com common stock have underperformed the NASDAQ Composite Index, Dow Jones Industrial Average and an index of comparable Internet companies over the past year.

   Allen & Company also compared selected multiples derived from the February 2, 2001 closing price of Women.com common stock to multiples of a selected group of publicly traded companies comprised of CNet, Dr. Koop, iVillage, Market Watch, NBC Internet, Sportsline.com, Star Media and TheStreet.com. Allen & Company selected these companies because Allen & Company considered them to have operations similar to the operations of Women.com. Allen & Company commented that Women.com's stock trades at multiples of revenue, users and page views below its comparable peers. To illustrate, Allen & Company highlighted the following multiples:


                                                                                    Revenue           (Millions)
                                                                                 -------------    -------------------
                                                                                                  Unique     Unique
                                                                                 2000E   2001P    Users    Page Views
                                                                                 -----   -----    ------   ----------
Enterprise Value Multiples
Maximum......................................................................    5.2x     4.0x    249.1       35.6
Mean.........................................................................    1.9x     1.3x     58.8        6.8
Minimum......................................................................      NM       NM       NM         NM
Women.com....................................................................      NM       NM       NM         NM

Equity Value Multiples
Maximum......................................................................    5.8x     4.3x    383.0       54.7
Mean.........................................................................    2.8x     2.0x     82.0        9.2
Minimum......................................................................    0.7x     0.6x      6.8        0.3
Women.com....................................................................    0.7x     0.5x      3.8        0.1

   Comparable Transaction Analysis. Allen & Company compared Women.com's implied transaction enterprise and equity value multiples to publicly available financial information for twelve selected mergers and acquisitions in the specialized online portal industry. The transactions analyzed by Allen & Company were:

   o America Online/Netscape Communications

   o At Home/Excite

   o Yahoo/GeoCities

   o Yahoo/Broadcast.com

   o NBC/Xoom.com

   o Walt Disney/Infoseek

   o Travelocity.com/Preview Travel

   o CMGI, Inc./Yesmail.com

   o America Online/MapQuest.com

   o Terra Networks/Lycos

   o InfoSpace/Go2Net

   o Primedia/About.com

   The results of Allen & Company's analysis were as follows:


                                                                                  Revenue             (Millions)
                                                                               --------------    --------------------
                                                                                                 Unique      Unique
                                                                               2000E    2001P     Users    Page Views
                                                                               ------   -----    -------   ----------
Enterprise Value Multiples
Maximum....................................................................    148.1x      NA    1,048.5        NA
Mean.......................................................................     50.2x      NA      285.6        NA
Minimum....................................................................      4.0x      NA       31.3        NA
Women.com..................................................................      0.2x    0.1x        1.0       0.0

Equity Value Multiples
Maximum....................................................................    149.6x      NA    1,069.1        NA
Mean.......................................................................     52.5x      NA      298.9        NA
Minimum....................................................................      5.3x      NA       41.8        NA
Women.com..................................................................      0.6x    0.4x        3.0       0.1

   Based on the foregoing, Allen & Company concluded that the indicative multiples of revenue, unique page views and unique users for the proposed merger are at the low end or below the range of multiples paid in comparable precedent transactions.

   Indicative Premiums Paid. Allen & Company noted that the per share value of Women.com common stock implied by the merger of $0.55 was 20.2% less than the closing price of the Women.com common stock on February 2, 2001, 12.2% less than the price of the Women.com common stock one week prior to February 2, 2001 ($0.63) and 59.7% greater than the Women.com common stock price one month prior to February 2, 2001 ($0.34). Allen & Company analyzed the premiums paid over pre-announcement prices in public market merger and acquisition transactions between $10 million and $50 million in equity value since January 1, 2000. Allen & Company compiled the premiums represented by acquisition prices for 20 target companies for which data was available relative to those target companies' share prices one day, one week and one month prior to the announcement that the target company was to be acquired. The following table summarizes Allen & Company's results:


                                                                                                Premium Prior to
                                                                                                Announcement Date
                                                                                           --------------------------
                                                                                            1 Day    1 Week   1 Month
                                                                                           ------    ------   -------
Women.com ..............................................................................   (20.2%)   (12.2%)   59.7%
Maximum ................................................................................    71.0%    78.5%     152.0%
Mean ...................................................................................    25.3%    29.8%     36.8%
Minimum ................................................................................   (12.2%)   (10.2%)   (10.2%)

   Based on the foregoing analysis, Allen & Company concluded that the indicative premiums paid in the proposed merger are at the low end or below the range of premiums paid in similar stock-for-stock acquisitions.

   Overview of Combined Company. Allen & Company reviewed the projected pro forma operating results of the combined company for the fiscal year ending December 31, 2001 and the pro forma balance sheet as of December 31, 2000. Allen & Company described an analysis of the pro forma ownership of the combined company resulting from the merger before and after the additional investment by Hearst Communications, noting that such analysis indicated that iVillage and Women.com would own the following percentages of the combined company on a fully-diluted basis:


                                                                    Additional
                                                                      Hearst
                                                                  Communications
                                                                    Investment
                                                                  --------------
                                                                  Before   After
iVillage .....................................................    66.7%    53.4%
Women.com ....................................................    33.3%    46.6%

   The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had a greater significance than any other.

   In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions, and other matters, many of which are beyond the control of iVillage and Women.com. The analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. Such analyses were prepared solely as part of Allen & Company's analysis of the fairness, from a financial point of view, of the terms of the merger to iVillage. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

   Allen & Company is a nationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. iVillage retained Allen & Company based on such qualifications as well as its familiarity with iVillage. In the ordinary course of its business as a broker-dealer, Allen & Company may hold positions in and trade in the securities of iVillage from time to time.

   iVillage entered into an engagement letter agreement with Allen & Company dated September 28, 1999 and amended on February 22, 2000, in which Allen & Company agreed to act as iVillage's financial advisor in connection with the merger and to render an opinion as to the fairness, from a financial point of view, of the terms of the merger to iVillage. Under the engagement letter, iVillage agreed to pay a fee to Allen & Company, upon consummation of the merger. Whether or not the merger is consummated, iVillage has agreed, according to the engagement letter, to reimburse Allen & Company for all its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, incurred in connection with its engagement by iVillage, and to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement.

Interests of Directors and Officers in the Merger that are Different from Your Interests

   Women.com Directors and Executive Officers

   Upon consummation of the merger, it is anticipated that the directors and executive officers of Women.com and their affiliates will beneficially own approximately __% of the then outstanding shares of iVillage common stock, calculated on the basis set forth under the heading "Information Concerning Women.com - Principal Stockholders of Women.com."

   As of January 31, 2001, the directors and executive officers of Women.com held outstanding stock options to purchase an aggregate of 3,028,293 shares of Women.com common stock. In addition, William Miller, a non-employee member of Women.com's board of directors, has received stock options to purchase an aggregate of 17,500 shares of Women.com common stock. See "The Merger Agreement - Treatment of Women.com Stock Options" for a description of the treatment of outstanding Women.com stock options upon consummation of the merger.

   Marleen McDaniel, President and Chief Executive Officer of Women.com, has an employment agreement with Women.com under which she will receive severance benefits in the event that, prior to January 27, 2002, her employment with Women.com is terminated involuntarily without cause or voluntarily within sixty days of a material reduction in her responsibilities or compensation or a relocation of her place of employment by more than fifty miles. These severance benefits include continuation of base salary and benefits until the longer of six months from termination or January 27, 2002, and acceleration of vesting on all options that would have vested as of January 27, 2002.

   A severance and retention plan of up to $5 million is currently being finalized for Women.com employees. As a result, certain officers of Women.com may receive severance or retention payments in connection with the merger.

   iVillage has agreed in the merger agreement that all rights to indemnification existing in favor of those persons who are directors and officers of Women.com as of the date of merger for their acts and omissions occurring prior to the effective time of the merger, as provided in Women.com's bylaws, as in effect as of the date of the merger agreement, and as provided in the indemnification agreements between Women.com and such persons, as in effect as of the date of the merger agreement, shall survive the merger and shall be observed by Women.com to the fullest extent available under Delaware law for a period of six years from the date of the merger. iVillage also has agreed to maintain directors' and officers' liability insurance for Women.com's directors and officers equivalent to Women.com's current insurance for not less than six years after the effective time of the merger, subject to certain limitations on the maximum premium payable for such insurance.

   In connection with the merger, Hearst Communications, the holder of approximately 46% of the outstanding Women.com common stock, has entered into a securities purchase agreement with iVillage pursuant to which Hearst Communications has agreed to purchase, for up to $20.0 million, up to 9,324,000 shares of iVillage common stock and warrants to purchase up to 2,100,000 shares of iVillage common stock, subject to adjustment as provided in the securities purchase agreement. In addition, it is a condition to the closing of the transactions contemplated by the securities purchase agreement and the merger that iVillage and Hearst Communications enter into a stockholder agreement and a magazine content license and hosting agreement. Among other things:

   o the stockholder agreement requires iVillage to appoint three Hearst Communications representatives to the iVillage board of directors, one of which shall serve on the nominating committee and one of which shall serve on the compensation committee, and

   o the magazine content license and hosting agreement requires iVillage to pay Hearst Communications a royalty payment based on net advertising revenues of at least $3.9 million during the three year term of the agreement.

For additional information regarding the securities purchase agreement, the stockholder agreement and the magazine content license and hosting agreement, see "Agreements between Hearst Communications and iVillage."

   Four of the members of the Women.com board of directors, James Asher, Cathleen Black, Mark Miller and Alfred Sikes, are serving in such capacity as representatives of Hearst Communications.

   As a result of the foregoing, the directors and executive officers of Women.com may be more likely to vote to approve the adoption of the merger agreement than Women.com stockholders generally.

   iVillage Directors and Executive Officers

   iVillage does not believe that any of the iVillage directors or executive officers have interests in the merger that are different from the interests of iVillage stockholders generally.

   iVillage directors and executive officers beneficially owned, as of the record date, approximately ____% of the outstanding shares of iVillage common stock, excluding those shares of iVillage common stock subject to outstanding stock options.

Exchange of Women.com Stock Certificates for iVillage Stock Certificates

   Each share of Women.com common stock outstanding immediately before the time of the merger will be converted into the right to receive 0.322 (subject to adjustment) of a share of iVillage common stock at the time of the merger. In addition, stockholders of Women.com will receive a cash payment equal to one percent of the product of the average high and low prices of a share of iVillage common stock on the Nasdaq National Market on the closing date of the merger multiplied by 0.322 (subject to adjustment). To allow holders of shares of Women.com common stock to exchange their certificates for certificates of shares of iVillage common stock, iVillage will deposit with an exchange agent certificates representing shares of iVillage common stock (plus the cash portion of the merger consideration and cash in lieu of fractional shares and unpaid distributions, if any) that will be issued in exchange for the Women.com stock certificates. The exchange agent will then mail to each holder of shares of Women.com common stock a transmittal form that will contain instructions for the surrender of Women.com stock certificates to be exchanged in the merger. Women.com stockholders who surrender to the exchange agent their shares of Women.com common stock, along with the transmittal form, will receive a certificate representing the number of whole shares of iVillage common stock that they are entitled to receive. These Women.com stockholders will also receive a check representing the cash portion of the merger consideration and cash in lieu of any fractional shares and any unpaid dividends and distributions that the stockholder may have a right to receive.

   The surrendered Women.com certificates will be canceled. If any Women.com certificates are presented to iVillage or the exchange agent after the merger, then those certificates will be canceled and exchanged for certificates representing the shares of iVillage common stock (plus the cash portion of the merger consideration and cash in lieu of fractional shares, if any) that the holder of the Women.com certificates is entitled to receive under the merger agreement.

   None of iVillage, the exchange agent or any other person will be liable to any former Women.com stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheatment or similar laws.

Dividend Policy

   iVillage intends to retain all available earnings generated by its operations for the development and growth of iVillage's business. Since iVillage's initial public offering, iVillage has not paid cash dividends. iVillage does not anticipate paying any cash dividends on shares of iVillage common stock in the foreseeable future. Subject to Delaware law, iVillage's board of directors will have broad discretion to make any future determination as to dividend policy. Any determination will depend on a number of factors, including:

   o future earnings;

   o capital requirements;

   o financial condition;

   o business factors;

   o restrictions contained in iVillage's debt agreements; and

   o any other factors iVillage's board of directors deems relevant.

Women.com's Stock Option and Stock Purchase Plans

   At the effective time, each outstanding option to purchase shares of Women.com common stock under Women.com's stock option plans will be assumed by iVillage. Each Women.com stock option that is assumed by iVillage will continue to have, and be subject to, the same terms and conditions that were applicable to the option immediately prior to the effective time, except that:

   o each Women.com stock option will be exercisable for shares of iVillage common stock, and the number of shares of iVillage common stock issuable upon exercise of any given option will be determined by multiplying 0.322 (as may be decreased pursuant to the terms of the merger agreement as described below under "The Merger Agreement--Merger Consideration") by the number of shares of Women.com common stock underlying the applicable option, rounded down to the nearest whole number;

   o the per share exercise price of any given option will be determined by dividing the exercise price of the option immediately prior to the effective time by 0.322 (subject to adjustment) less the per share cash payment, rounded up to the nearest whole cent; and

   o all Women.com stock options subject to vesting shall become vested in full and immediately exercisable.

   iVillage has agreed to file a registration statement on Form S-8 for the shares of iVillage common stock issuable with respect to the assumed Women.com stock options within 30 days after the effective time. iVillage intends to maintain the effectiveness of the registration statement for so long as any iVillage stock options or other rights thereunder remain outstanding.

   Immediately prior to the effective time, any outstanding purchase rights under Women.com's Employee Stock Purchase Plan will automatically be exercised and paid for through accumulated payroll deductions. This will allow participants to purchase shares of Women.com common stock under the plan prior to the effective time. This shortened purchase period will expire immediately following the new purchase date, and the plan will terminate immediately prior to the effective time.

Accounting Treatment of the Merger

   iVillage intends to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles in the United States of America. After the merger, the results of operations of iVillage and Women.com will be included in the consolidated financial statements of iVillage and Women.com. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of Women.com acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations over the expected period of benefit. These allocations will be made based upon valuations and other studies that have not yet been finalized.

   If the cost of the acquisition is less than the fair value of the net tangible assets of Women.com acquired, the deficiency will be allocated first to reduce proportionately the values assigned to non-current assets. Should non-current assets be reduced to zero, any remaining deficiency should be recorded as a deferred credit and amortized to income over the expected period of benefit.

   Representatives of PricewaterhouseCoopers LLP are expected to be present at the iVillage and Women.com special meetings and to be available to respond to appropriate questions, and will have an opportunity to make a statement if they desire to do so.

Material Federal Income Tax Consequences of the Merger

   The following are the material United States federal income tax consequences of the merger, assuming that you are a United States person and hold your shares of Women.com common stock as capital assets. The following discussion is based on and subject to the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, administrative rulings and court decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect. The following discussion further assumes that the merger will be consummated in accordance with the provisions of the merger agreement.

   This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances, or if you are subject to special rules, such as rules relating to:

   o Women.com stockholders who are not citizens or residents of the United States;

   o Financial institutions;

   o Tax-exempt organizations;

   o Insurance companies;

   o Mutual funds;

   o Dealers in securities;

   o Women.com stockholders who acquired their shares of Women.com common stock by exercising employee stock options or rights or otherwise as compensation; and

   o Women.com stockholders who hold their shares of Women.com common stock as "qualified small business stock" under Section 1202 of the Internal Revenue Code, or as part of a hedge, straddle or a constructive sale or conversion transaction.

   Women.com and iVillage have structured the merger so that, in general, the merger should be a taxable transaction for United States federal income tax purposes. Provided that the merger is a taxable transaction, the following federal income tax consequences will result. Based on the foregoing, as a result of the merger:

   o No gain or loss will be recognized by Women.com as a result of the merger.

   o Each Women.com stockholder will recognize gain or loss equal to the difference between (i) the amount of cash received plus the fair market value of the iVillage stock received (based upon the value of the iVillage stock on the date of the merger), and (ii) the stockholder's tax basis in the Women.com stock exchanged therefor. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the stockholder's shares of Women.com stock have been held for more than one year at the time of the merger.

   o The tax basis of the iVillage common stock received by Women.com stockholders in the merger will be equal to its fair market value on the date of the merger.

   o The tax holding period of the iVillage common stock that Women.com stockholders receive in the merger will begin on the day after the merger.

   A Women.com stockholder may be subject to backup withholding at a rate of 31% on the cash payments and fair market value of the iVillage common stock a Women.com stockholder receives in the merger. Backup withholding will not apply, however, if a Women.com stockholder is an exempt recipient (such as a corporation or financial institution) or is otherwise exempt from backup withholding, if a Women.com stockholder furnishes its taxpayer identification number and certifies that it is not subject to backup withholding on the appropriate form. It is possible that the IRS may assert that the merger constitutes a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986 which would result in you not recognizing gain or loss for federal income tax purposes (except with respect to shares that qualify as dissenting shares under the Delaware General Corporation Law) and not adjusting your tax basis to equal the fair market value of the iVillage common stock.

   iVillage's obligation to complete the merger is conditioned on, subject to waiver by iVillage, receipt of a closing tax opinion from Orrick, Herrington & Sutcliffe LLP, counsel to iVillage, dated the date that the merger is completed, to the effect that for United States federal income tax purposes no gain or loss will be recognized by iVillage or its stockholders as a result of the merger. iVillage does not currently intend to waive the condition relating to the receipt of a closing tax opinion. Women.com's obligation to complete the merger is conditioned on, subject to waiver by Women.com, receipt of a closing tax opinion from Cooley Godward LLP, counsel to Women.com, dated the date the merger is completed, to the effect that for United States federal income tax purposes each Women.com stockholder will recognize a gain or loss as a result of the merger. Women.com does not currently intend to waive the condition relating to the receipt of a closing tax opinion. In addition, neither iVillage nor Women.com intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions set forth above or that a court will not sustain such a challenge.

   The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger and, except as described herein, does not address transactions effectuated prior or subsequent to or concurrently with the merger whether or not such transactions are in connection with the merger. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Regulatory Filings and Approvals Required to Complete the Merger

   iVillage and Women.com do not believe that there are any material regulatory or governmental approvals necessary to consummate the merger.

Restrictions on Sale of Shares by Affiliates

   All shares of iVillage common stock that Women.com stockholders will receive in the merger will be freely transferable, except for shares of iVillage common stock that are received by persons who are deemed to be "affiliates" of Women.com under the Securities Act of 1933, as amended, at the time of the Women.com special meeting. These affiliates may resell the shares of iVillage common stock they receive in the merger only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Women.com for these purposes generally include individuals or entities that control, are controlled by or are under common control with Women.com, including directors and executive officers of Women.com.

Rights of Dissenting Women.com Stockholders

   Pursuant to Section 262 of the Delaware General Corporation Law, a dissenting Women.com stockholder who desires to object to the merger and to receive the fair value of his or her shares of Women.com common stock in cash by following the procedure described below may do so by complying with the provisions of Delaware law pertaining to the exercise of dissenters' rights. Only those Women.com stockholders entitled to vote on the merger are entitled to dissent and receive the fair value of their shares. All of the holders of Women.com's common stock as of the record date are entitled to vote on the merger and all of the holders may dissent and receive the fair value of their shares of Women.com common stock. The following is a summary of the applicable provisions of Delaware law and it is qualified in its entirety by reference to such Delaware law. A copy of the relevant provisions of Delaware law is attached to this joint proxy statement/prospectus as Annex D.

   A written demand for appraisal of shares of Women.com common stock must be delivered to Women.com by a Women.com stockholder seeking appraisal before the vote on the merger is taken. The written demand must be separate from any proxy or vote abstaining from or voting against approval and adoption of the merger. Voting against approval and adoption of the merger, abstaining from voting or failing to vote with respect to approval and adoption of the merger will not constitute a demand for appraisal within the meaning of Section 262. By voting against approval and adoption of the merger or by abstaining from voting in favor of the merger, a Women.com stockholder may preserve his or her rights of appraisal as a dissenting stockholder.

   Women.com stockholders electing to exercise their appraisal rights under
Section 262 must not vote for approval and adoption of the merger. A vote by a Women.com stockholder against approval and adoption of the merger is not required in order for a Women.com stockholder to exercise appraisal rights. However, if a Women.com stockholder returns a signed proxy but does not specify a vote against approval and adoption of the merger or a direction to abstain, the proxy, if not revoked, will be voted for approval and adoption of the merger, which will have the effect of waiving such Women.com stockholder's appraisal rights.

   A demand for appraisal will be sufficient if it reasonably informs Women.com of the identity of the Women.com stockholder and that such Women.com stockholder intends thereby to demand appraisal. If the Women.com common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Women.com common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Women.com stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner or owners.

   A Women.com stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to Women.com at its executive offices set forth under the caption "Summary of the Merger- The Companies" in this joint proxy statement/prospectus or deliver such demand to Women.com at Women.com's special meeting. The demand should specify such Women.com stockholder's name and mailing address and the number of shares of Women.com common stock owned. It is the responsibility of each Women.com stockholder electing to exercise appraisal rights to ensure that the written demand is received by Women.com before the vote is taken at Women.com's special meeting.

   Within ten days after the effective time of the merger, iVillage must provide notice of the date the merger has become effective to all Women.com stockholders who have complied with Section 262(d), summarized above, and have not voted for approval of the merger.

   Within 120 days after the effective time of the merger, any Women.com stockholder who has complied with the provisions of Sections 262(a) and (d), summarized above, is entitled, upon written request, to receive from iVillage a statement setting forth the aggregate number of shares of Women.com common stock not voted in favor of approval and adoption of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed to such Women.com stockholders within ten days after the written request for it has been received by iVillage or within ten days after expiration of the time for delivery of demands for appraisal under Section 262(d), whichever is later.

   Within 120 days after the effective time of the merger, either iVillage or any holder of Women.com common stock who has complied with the required conditions of Sections 262(a) and (d) and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of the shares of any dissenting Women.com stockholders. If a petition for an appraisal is timely filed, at a hearing on such petition, the court will determine which Women.com stockholders are entitled to appraisal rights and will appraise the shares of Women.com common stock owned by such Women.com stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. In Weinberger v. UOP, Inc., decided in 1983, the Delaware Supreme Court, in the context of litigation involving holders of common stock of a Delaware corporation, expanded the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that a "[f]air price obviously requires consideration of all relevant factors involving the value of a company . . . ." The Delaware
Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the relevant merger which could affect future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

   Women.com stockholders considering seeking appraisal should be aware that the fair value of their shares determined under Section 262 could be more than, the same as or less than the value of the consideration they are to receive under the merger if they do not seek appraisal of their shares.

   Both fairness opinions and appraisal proceedings review many different aspects of a company's financial and business circumstances under accepted valuation techniques, but the perspectives differ. A determination that a transaction is fair from a financial point of view may be based on a finding that the price term of a transaction falls within a range of values that would be fair for other companies involved in similar types of transactions and circumstances. Such a finding does not determine what the best possible price would be, but looks at the transaction as a whole and determines whether entering the transaction is a reasonable business decision. In reaching the determination that an offered price is fair from a financial point of view, consideration is given to the fact that a purchaser of an entire company may be willing to pay a "control premium" in excess of the fair market value of the stock. A determination of fair value in an appraisal proceeding attempts to reduce all of the elements of value of a company to a set amount rather than focusing on the range of values in similar transactions. A judicial finding of fair value attempts to ensure that each dissenting stockholder receives the substantial equivalent of his or her proportionate interest in a company before the merger occurred. An appraisal proceeding does not attempt to consider the effects, if any, of the merger transaction itself on the value of the stock of a company.

   The cost of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting Women.com stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged against the value of shares of Women.com common stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

   A Women.com stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the effective time of the merger, have any rights in respect of shares subject to such demand except for appraisal rights and the right to receive payment of dividends or other distributions, if any, on such shares payable to Women.com stockholders of record as of a date prior to the effective time.

   At any time within 60 days after the effective time of the merger, a dissenting Women.com stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms of the merger. After this period, a dissenting Women.com stockholder may withdraw his or her demand for appraisal only with the consent of iVillage. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, a dissenting Women.com stockholder's rights to appraisal will cease. As iVillage has no obligation to file such a petition, a dissenting Women.com stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to a dissenting Women.com stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

   The provisions of Section 262 are technical in nature and complex. Women.com stockholders desiring to exercise appraisal rights and obtain appraisal of the fair value of their Women.com common stock should consult counsel, because failure to comply strictly with the provisions of Section 262 may defeat their appraisal rights.

Listing on the Nasdaq National Market of Shares of iVillage Common Stock to Be Issued in the Merger

   It is a condition to the merger that the shares of iVillage common stock issuable pursuant to the merger be authorized for listing on the Nasdaq National Market, subject to official notice of issuance. iVillage common stock is traded on the Nasdaq National Market under the symbol "IVIL."

                              THE MERGER AGREEMENT


   The following is a summary of the material terms of the merger agreement, as amended as of February 22, 2001. A copy of the merger agreement is attached as Annex A-1 to this joint proxy statement/prospectus and a copy of the amendment to the merger agreement is attached as Annex A-2 to this joint proxy statement/prospectus, both of which are incorporated in this document by reference. All references in this joint proxy statement/prospectus to the merger agreement mean the merger agreement as amended. This summary is qualified by reference to the merger agreement. You should read the merger agreement because it, and not this document, is the legal document that governs the merger.

Merger Structure and Timing

   At the effective time of the merger, Stanhope Acquisition Sub, LLC, a wholly owned subsidiary of iVillage, referred to in this joint proxy statement/ prospectus as "merger sub," will merge with and into Women.com, which will be the surviving corporation in the merger and become a wholly owned subsidiary of iVillage.

   The effective time of the merger will be the time we file the certificate of merger with the Delaware Secretary of State or at a later time as we may agree and specify in the certificate of merger. We currently anticipate that we will complete the merger by March 31, 2001, assuming our stockholders approve the merger at the special meetings and all other conditions to the merger have been satisfied or waived.

Merger Consideration

   Exchange Ratio and Cash Consideration. At the effective time of the merger, each share of Women.com common stock issued and outstanding immediately before the effective time of the merger (other than shares of Women.com common stock held by Women.com, iVillage or the merger sub, which will be canceled and retired) will be converted into 0.322 of a share (subject to adjustment as described below) of iVillage common stock. In addition, stockholders of Women.com will receive a cash payment equal to one percent of the product of the average high and low prices of a share of iVillage common stock on the Nasdaq National Market on the closing date of the merger multiplied by 0.322 (subject to adjustment as described below). The exchange ratio will decrease if Women.com does not have at least $12.0 million of working capital and $20.0 million in cash as of March 31, 2001, or an adjusted amount immediately before the closing of the merger if after such date. If the actual cash and working capital of Women.com as of March 31, 2001 is less than the required cash and working capital, or if, as of the day prior to the closing of the merger, cash is less than the amount on hand as of March 31, 2001 less $166,666 per day for every day elapsed since March 31, 2001, or working capital is materially less than the difference between the amount of working capital as of March 31, 2001 less the reduction in Women.com's cash since March 31, 2001, Hearst Communications would have the option to purchase additional shares of iVillage common stock in an amount equal to the amount of the shortfall up to $2.0 million divided by $1.875. If the shortfall is more than $2.0 million, but less than $4.0 million, then Hearst Communications must purchase additional shares of iVillage common stock pursuant to the merger agreement for the amount of the shortfall which exceeds $2.0 million, and Hearst Communications will have the option to purchase shares with respect to the additional $2.0 million shortfall amount. Hearst Communications will pay a purchase price of $1.875 for each share purchased because of a shortfall.

   Fractional Shares. Certificates for fractional shares of iVillage common stock will not be issued in the merger. Women.com stockholders that would otherwise receive fractional shares will, instead, be entitled to receive a cash payment equal to the value of these fractional share interests. The cash payment for fractional shares is determined by multiplying the per share closing price of iVillage common stock on the closing date by the fraction of the share to which the holder is entitled.

Exchange Procedures

   As soon as reasonably practicable after the effective time of the merger, an exchange agent will mail a letter of transmittal to each holder of record of Women.com stock certificates. This letter of transmittal must be used in surrendering Women.com stock certificates to the exchange agent for cancellation. Upon surrender of a Women.com stock certificate for cancellation, together with a duly executed letter of transmittal, the holder of the Women.com stock certificate will be entitled to receive in exchange:

   o an iVillage stock certificate representing the whole number of shares of iVillage common stock that the holder has the right to receive;

   o a check representing the cash portion of the merger consideration and the amount of cash payable in lieu of any fractional shares of iVillage common stock, if any; and

   o unpaid dividends and distributions, if any, that the holder has the right to receive pursuant to the merger agreement, after giving effect to any required withholding tax.

   Women.com stockholders should not send in their Women.com stock certificates until they receive the letter of transmittal.

   After the effective time of the merger, each Women.com stock certificate, until surrendered and exchanged, will represent only the right to receive a certificate representing shares of iVillage common stock and the cash portion of the merger consideration and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any. Holders of Women.com stock certificates will not be entitled to receive any dividends or other distributions declared or made by iVillage having a record date on or after the effective time of the merger until the Women.com stock certificates are surrendered for exchange. Subject to applicable law, following surrender of the Women.com stock certificates, dividends and distributions, if any, will be paid without interest and less the amount of any required withholding taxes.

Treatment of Women.com Stock Options

   At the effective time, each outstanding option to purchase shares of Women.com common stock under Women.com's stock option plans will be assumed by iVillage. Each Women.com stock option that is assumed by iVillage will continue to have, and be subject to, the same terms and conditions that were applicable to the option immediately prior to the effective time, except that:

   o each Women.com stock option will be exercisable for shares of iVillage common stock, and the number of shares of iVillage common stock issuable upon exercise of any given option will be determined by multiplying 0.322 (as may be decreased pursuant to the terms of the merger agreement as described above under "Merger Consideration") by the number of shares of Women.com common stock underlying the applicable option, rounded down to the nearest whole number;

   o the per share exercise price for iVillage common stock issuable upon exercise of a Women.com stock option will be determined by dividing the exercise price of the option immediately prior to the effective time by
     0.322 (subject to adjustment), rounded up to the nearest whole cent, minus the cash amount; and

   o all Women.com stock options subject to vesting shall become vested in full and immediately exercisable.

   iVillage has agreed to file a registration statement on Form S-8 for the shares of iVillage common stock issuable with respect to the assumed Women.com stock options within 30 days after the effective time. iVillage intends to maintain the effectiveness of the registration statement for so long as any iVillage stock options or other rights thereunder remain outstanding.

   Immediately prior to the effective time, any outstanding purchase rights under Women.com's Employee Stock Purchase Plan will automatically be exercised and paid for through accumulated payroll deductions. This will allow participants to purchase shares of Women.com common stock under the plan prior to the effective time. This shortened purchase period will expire immediately following the new purchase date, and the plan will terminate immediately prior to the effective time.

Representations and Warranties

   The merger agreement contains various representations and warranties by each of iVillage and Women.com relating to, among other things:

   o the organization, good standing and foreign qualification of these parties and their respective subsidiaries;

   o the authorization, execution, delivery and enforceability of the merger agreement and related matters;

   o each of their capital structures and outstanding voting securities;

   o their respective subsidiaries;

   o the absence of conflicts with, violations of or defaults under the charters or bylaws of each party, or any material agreement or applicable law, which results from the execution or delivery of the merger agreement or the completion of the transactions contemplated by the merger agreement;

   o governmental or regulatory consents, approvals, authorization for consummation of the merger and compliance with laws, ordinances and regulations;

   o litigation or decrees against each party;

   o the documents and reports filed by them with the Securities and Exchange Commission, their financial statements and the accuracy of the information contained in these documents;

   o absence of certain material changes since September 30, 2000;

   o taxes;

   o material contracts;

   o intellectual property matters;

   o transactions with affiliates;

   o absence of discussions with third parties concerning an acquisition of such company;

   o brokerage and similar fees; and

   o the stockholder vote required in connection with the merger agreement and the other matters described in this joint proxy statement/prospectus.

   In addition, Women.com made representations with respect to:

   o retirement and other employee plans and benefit arrangements and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

   o labor matters;

   o insurance matters;

   o the inapplicability of anti-takeover statutes;

   o real and personal property matters;

   o environmental matters; and

   o employee/consulting matters and agreements.

Conduct of Business of Women.com and iVillage Before the Merger

   Women.com has agreed that, before the effective time of the merger, it will:

   o conduct its business in the ordinary course in a manner consistent with prior practice;

   o use its commercially reasonable efforts to preserve substantially intact its business organizations, keep available the services of its officers and employees and preserve current relationships;

   o comply in all material respects with applicable laws;

   o not declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by wholly-owned subsidiaries, or redeem, purchase or otherwise acquire any shares of its capital stock;

   o not split, combine or reclassify any of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock;

   o not grant any new options, warrants, convertible securities or other rights outstanding as of the date of the merger agreement to acquire shares of its capital stock or convertible securities;

   o not take any actions which would make its representations and warranties not true in all material respects or result in any of the conditions to the merger not being satisfied;

   o not amend its certificate of incorporation or bylaws;

   o not incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money;

   o not make any loans or advances to anyone other than its subsidiaries or any loans or advances in the ordinary course of business which exceed $100,000;

   o not merge or consolidate with any other entity in any transaction or sell any business or assets in a single transaction or a series of transactions in which the aggregate consideration is $100,000 or greater;

   o not make any changes to its accounting policies;

   o not make any changes in employment terms for any of its directors or officers;

   o not alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of Women.com or its subsidiaries, or make any changes to the benefit plans; and

   o not sell, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any material properties or assets, other than in the ordinary course of business.

   iVillage has agreed that, before the effective time of the merger, it will not enter into any transaction or agreement that would require the consent of its stockholders other than the proposals submitted to iVillage stockholders at the special meeting in connection with the merger agreement.

   The merger agreement does not prohibit the actions described above to the extent contemplated by the merger agreement, or to the extent that the other party has otherwise consented in writing.

Competing Acquisition Proposals for Women.com

   Women.com has agreed not to, directly or indirectly, solicit, initiate or encourage, including by way of furnishing material non-public information, or take any action designed to facilitate, directly or indirectly, any competing acquisition proposal for Women.com or participate in any discussions or negotiations concerning an acquisition proposal, or a proposal which may reasonably lead to an acquisition proposal, for Women.com. Women.com must give iVillage immediate notice of any proposal which may lead to an acquisition proposal.

   However, at any time prior to the date that is the earlier of the 60th day after February 5, 2001 and the stockholders' meeting of Women.com, Women.com's board of directors may consider a superior proposal (as defined below), may furnish information of Women.com to a person making a superior proposal and participate in discussions of such proposal in the exercise of its fiduciary duties if but only if Women.com's board of directors reasonably determines in good faith, based on the written advice of independent outside legal counsel, that it is required to do so to comply with its fiduciary duties to Women.com's stockholders. Women.com is required to give iVillage immediate notice in writing of the terms and conditions of the superior proposal, keep iVillage apprised of the status of any discussions and give iVillage at least 72 hours advance written notice before it modifies, or proposes publicly to modify, the recommendation of its board of directors for the approval of the merger. Any information provided to a person or group in connection with a superior proposal for Women.com is required to be provided pursuant to a customary confidentiality agreement.

   Women.com has also agreed that it will, through its board of directors, recommend approval of the merger and use its best efforts to solicit from its stockholders proxies in favor of the merger. However, before the date Women.com's stockholders approve the merger, the Women.com board of directors may withdraw, modify or change its recommendation regarding the merger if, in the good faith judgment of the Women.com board of directors based on written advice of independent outside legal counsel that it must do so in order to comply with its fiduciary duties to stockholders under applicable law.

   For purposes of the description of the merger agreement in this joint proxy statement/prospectus, "acquisition proposal for Women.com" means, except for the transactions contemplated by the merger agreement:

   o any bona fide proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of Women.com and its subsidiaries, taken as a whole, or 20% or more of the combined voting power of the shares of Women.com's common stock;

   o any tender offer or exchange offer that if consummated would result in any other person beneficially owning 20% or more of the combined voting power of Women.com's common stock; or

   o any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Women.com or its subsidiaries in which the acquiring person or the acquiring person's stockholder(s) will own 20% or more of the combined voting power of Women.com.

   For purposes of the description of the merger agreement in this joint proxy statement/prospectus, a "superior proposal" means any proposal made by a third party:

   o relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of Women.com and its subsidiaries, taken as a whole, or 80% of the combined voting power of the shares of Women.com voting stock;

   o relating to any tender offer or exchange offer that if consummated would result in any other person beneficially owning 80% or more of the combined voting power of Women.com's common stock; or

   o otherwise on terms which the board of directors of Women.com determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation), taking into account the person making such proposal and the legal, financial, regulatory and other aspects of the proposal deemed appropriate by the board of directors of Women.com (1) is more favorable from a financial point of view than the merger to its stockholders, taken as a whole, (2) is reasonably capable of being completed and (3) for which financing is then committed or is capable of being obtained.

   Before taking any action in connection with a superior proposal for Women.com, Women.com is required to immediately notify iVillage orally and in writing of any requests for information or the receipt of any acquisition proposal for Women.com or, which could reasonably be expected to lead to, an acquisition proposal for Women.com, including the identity of the person or group engaging in the discussions or negotiations, requesting the information or making the competing acquisition proposal for Women.com, and the material terms and conditions of any acquisition proposal for Women.com. Women.com is required to keep iVillage fully informed on a timely basis of the status and details of a superior proposal as well as any related discussions or negotiations.

Additional Agreements

   iVillage and Women.com have also agreed that:

   o they will allow each other access to their financial, business and other information, subject to the confidentiality agreement signed by both parties;

   o they will notify each other of the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty to be untrue or inaccurate and any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it in the merger agreement;

   o they will each call meetings of their respective stockholders to be held as promptly as practicable and use their reasonable best efforts to solicit the required vote to approve the merger and the merger agreement;

   o they will have their boards of directors recommend the approval of the merger and the merger agreement to their stockholders (subject, in the case of Women.com, to the exercise of its fiduciary duties);

   o their boards of directors will not: (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other, the approval or recommendation of their boards of directors of the merger or the merger agreement or (2) approve or recommend or propose publicly to approve or recommend an acquisition proposal or an acquisition agreement, except as set forth above in "Competing Acquisition Proposals for Women.com," and either iVillage or Women.com may take and disclose to its stockholders pursuant to Rules 14d-9 and 14e-2 under the Exchange Act a position with respect to a tender or exchange offer by a third party, which is consistent with its obligations under the merger agreement or make such a disclosure to its stockholders, if, in the reasonable good faith judgment of such board of directors after receiving advice from independent outside legal counsel, is consistent with its obligations under the merger agreement and is required by applicable law;

   o Women.com will give iVillage the opportunity to participate in the defense or settlement of any stockholder litigation against Women.com and its directors relating to the transactions contemplated by the merger and the merger agreement and Women.com will not agree to a settlement without iVillage's approval;

   o iVillage will maintain directors and officers insurance for current directors and officers of Women.com for a period of six years (however, iVillage is not required to maintain insurance which is more than 150% the current premiums) and will preserve the existing rights to indemnification of current and former directors, officers and employees of Women.com until the expiration of six years;

   o they will consult with each other on any press releases and other public announcements regarding the merger or the merger agreement;

   o they will prepare and iVillage will file the registration statement of which this joint proxy statement/ prospectus is a part;

   o they will each use their commercially reasonable efforts to take all actions and do all things necessary, proper or advisable under applicable laws and regulations (including ensuring that no anti-takeover statute or regulation is applicable to the merger) to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable after February 5, 2001;

   o they will each use their commercially reasonable efforts to obtain all approvals and consents, governmental or otherwise, necessary to consummate the merger and to contest and resist any action or proceeding, order or injunction which seeks to prohibit or materially impair the merger;

   o they will take all actions necessary to ensure no antitakeover statute becomes operative, and to minimize the effects of any antitakeover statute;

   o iVillage will use commercially reasonable efforts to cause to be approved for listing, subject to official notice of issuance, on the Nasdaq National Market, a sufficient number of shares of iVillage stock to be issued in the merger;

   o iVillage will use reasonable efforts to obtain a tax opinion from Orrick, Herrington & Sutcliffe LLP to the effect that the merger will not cause a loss to iVillage or its stockholders;

   o Women.com will cooperate with iVillage if iVillage decides to make an election pursuant to Section 338 of the Internal Revenue Code of 1986, as amended;

   o iVillage will perform or cause to be performed all obligations of the merger sub;

   o Women.com will cause all its current directors to resign and appoint directors nominated by iVillage to be effective upon consummation of the merger;

   o they will each provide the other a list of persons who may be its "affiliates" for purposes of Rule 145 under the Securities Act of 1933;

   o Women.com will use its reasonable best efforts to obtain from each of its affiliates a written undertaking in the form of a letter not to transfer shares of iVillage common stock issued to that person pursuant to the merger except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements under the Securities Act of 1933;

   o Women.com will take all commercially reasonable actions necessary to correct any noncompliance with Women.com employee benefit plans and all appropriate corporate action to cease benefit accruals under and terminate any 401(k) and retirement plans effective upon the closing and terminate its employee stock purchase plan effective prior to the closing;

   o iVillage will provide employees of Women.com who become employees of iVillage after the merger with benefits on terms and conditions substantially similar to similarly situated employees of iVillage, and recognize prior service with Women.com in determining eligibility to participate in the medical and 401(k) benefit plans; and

   o Women.com will provide a representative and assist iVillage in visits to and from advertisers.

Conditions to the Merger

   Conditions to Each Party's Obligation to Effect the Merger

   The respective obligations of each party to effect the merger are subject to the satisfaction of the following conditions at or before the closing date of the merger:

   o the approval of the merger agreement and the merger by the required vote of both parties' stockholders,

   o all necessary governmental and other third party consents, authorizations, orders and approvals having been obtained,

   o the absence of laws, regulations, injunctions or orders which would make the merger illegal or materially restrict or prohibit the merger,

   o the receipt of a tax opinion by iVillage and Women.com,

   o the authorization for listing on the Nasdaq National Market of the iVillage shares to be issued pursuant to the merger and upon exercise of the Women.com stock options, and

   o the registration statement of which this joint proxy statement/prospectus is a part shall have been declared effective by the Securities and Exchange Commission under the Securities Act of 1933 and no stop order suspending the effectiveness of the registration statement shall have been issued by the Securities and Exchange Commission and no proceedings for that purpose shall have been initiated or threatened.

   Conditions to Obligations of iVillage and Merger Sub to Effect the Merger

   The obligations of iVillage and merger sub to effect the merger are subject to the satisfaction of the following additional conditions at or before the closing date of the merger:

   o the representations and warranties of Women.com in the merger agreement shall be true and correct as of the closing (excluding any representation and warranty that refers specifically to any date other than the closing date),

   o Women.com must have performed in all material respects its covenants and agreements contained in the merger agreement required to be performed on or before the closing date of the merger,

   o iVillage shall have received a letter from each affiliate of Women.com regarding transfer of iVillage stock after the merger,

   o no injunction, award, decision, judgement, order, ruling, subpoena, verdict or decree shall have been issued by any court or other governmental entity which restrains or prohibits or results in the obtaining of damages or other relief from iVillage or merger sub in connection with the merger agreement or this merger,

   o no change, condition or event that results in or would reasonably be expected to result in a material adverse effect to Women.com shall have occurred,

   o the securities purchase agreement and the stockholder agreement with Hearst Communications shall be in full force and effect,

   o as at March 31, 2001, Women.com had at least $16.0 million in cash and $8.0 million of working capital (if the cash amount is at least $16.0 million but less than $20.0 million, or if the working capital amount is at least $8.0 million but less than $12.0 million, the closing condition would be satisfied but the exchange ratio would be adjusted and Hearst Communications may be required to purchase additional shares of iVillage common stock),

   o Women.com's cash on hand immediately prior to the closing shall be equal to or greater than the difference between the amount of cash on the final statement of working capital as at March 31, 2001 minus the product of $166,666 multiplied by the number of days elapsed from March 31, 2001 to the date which is one day prior to the date of the closing,

   o Women.com's working capital immediately prior to the closing shall be in an amount which is not materially less than the difference between the amount of working capital as at March 31, 2001 minus the reduction in Women.com's cash on hand since March 31, 2001, and

   o Women.com shall have provided iVillage with a Foreign Investment and Real Property Tax Act of 1980 Notifications Letter and a notice in accordance with Treasury Regulation Section 1.897-2(h)(2).

   Conditions to Obligations of Women.com to Effect the Merger

   The obligations of Women.com to effect the merger are subject to the satisfaction of the following additional conditions at or before the closing date of the merger:

   o the representations and warranties of iVillage and merger sub under the merger agreement shall be true and correct as of the closing (excluding any representation and warranty that refers specifically to any other date other than the closing),

   o iVillage must have performed in all material respects its covenants and agreements contained in the merger agreement required to be performed on or before the closing date of the merger, and

   o no change, condition or event shall have occurred that has resulted in or would reasonably be expected to result in a material adverse effect to iVillage.

   For purposes of the merger agreement, "material adverse effect" means:

   o with respect to Women.com, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Women.com and its subsidiaries taken as a whole, or prevent or materially delay the performance by Women.com of any of its obligations under the merger agreement or the consummation of the merger. None of the following alone constitute a material adverse effect on Women.com:

      o a change in the market price or trading volume of Women.com common stock;

      o a loss by Women.com of its suppliers, customers or employees that is directly and principally related to iVillage being a party to the merger agreement;

      o changes in general economic conditions or changes affecting the industry in which iVillage or Women.com operates generally; or

      o an event which would otherwise constitute a material adverse effect which is the direct and principal result of an action or omission by Women.com which was taken or not taken at the specific instruction of iVillage.

   o with respect to iVillage, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of iVillage and its subsidiaries taken as a whole, or prevent or materially delay the performance by iVillage of any of its obligations under the merger or the consummation of the merger or the other transactions contemplated by the merger agreement. None of the following alone constitute a material adverse effect on iVillage:

      o a change in the market price or trading volume of iVillage common stock;

      o a loss by iVillage of its suppliers, customers or employees that is directly and principally related to iVillage being a party to the merger agreement; or

      o changes in general economic conditions or changes affecting the industry in which iVillage or Women.com operates generally.

Termination

   The merger may be terminated and the merger abandoned prior to the effective time:

   o by mutual written consent of the boards of directors of the parties;

   o by either iVillage, Women.com or merger sub, if a governmental entity has taken any action to permanently restrict, enjoin or prohibit any part of the merger and such action is final and non-appealable;

   o by iVillage, Women.com or merger sub, if the merger is not consummated on or before June 30, 2001;

   o by iVillage, if Women.com withdraws or modifies its recommendation or approval of the merger prior to the earlier of April 6, 2001 or the date of the Women.com stockholders meeting in response to a superior proposal;

   o by Women.com or iVillage, if the requisite approval of the iVillage stockholders or the Women.com stockholders is not obtained;

   o by iVillage or merger sub, if the conditions to their obligations to close are not satisfied or waived by iVillage and the merger sub, or Women.com materially breaches and fails to cure any of its representations, warranties, covenants or other obligations within 30 days after written notice of such breach delivered to Women.com by iVillage; and

   o by Women.com, if the conditions to its obligations to close are not satisfied or waived by Women.com, or iVillage or merger sub materially breaches and fails to cure any of their representations, warranties, covenants or other obligations within 30 days after written notice of such breach delivered to iVillage by Women.com.

Termination Fees

   If iVillage terminates the merger agreement because Women.com withdraws or modifies its recommendation or approval of the merger, Women.com is obligated to pay iVillage a termination fee of $1.0 million.

   If iVillage terminates the merger agreement because the Women.com stockholders do not approve the transaction, Women.com is obligated to pay iVillage a termination fee of $1.0 million. In addition, if Women.com terminates the merger agreement because the iVillage stockholders do not approve the merger, iVillage is obligated to pay Women.com a termination fee of $1.0 million.

Amendment and Waiver

   The parties may amend the merger agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the stockholders of the parties. However, after any stockholder approval, the parties may not amend the merger agreement if the law requires further approval by stockholders unless the parties obtain that further approval.

   At any time before the effective time of the merger, each party may by action taken by its board of directors, to the extent legally allowed to:

   o extend the time for the performance of any of the obligations or other acts of the other parties;

   o waive any inaccuracies in the representations and warranties made to that party in the merger agreement or in any document delivered pursuant to the merger agreement; and

   o waive compliance with any of the agreements or conditions of any other party or with any conditions to its own obligations contained in the merger agreement.

                             THE VOTING AGREEMENTS

   The following is a summary of certain provisions of the stockholder voting agreements. This summary is qualified by reference to the stockholder voting agreements, copies of which have been filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. The stockholder voting agreements, and not this document, are the legal documents that govern the voting of shares subject to those agreements and the other matters discussed in those agreements.

General

   In connection with the execution and delivery of the merger agreement:

   o America Online, Inc., National Broadcasting Company, Inc., GE Investments Subsidiary, Inc. and Rho Management Trust I, each holders of iVillage common stock, have entered into stockholder voting agreements with iVillage; and

   o Hearst Communications, a holder of Women.com common stock, has entered into a stockholder voting agreement with iVillage.

Voting of Shares

   The stockholder voting agreements obligate the parties to vote their shares in favor of the approval and adoption of the merger agreement and each of the other transactions contemplated in the merger agreement and, except as otherwise agreed to in writing by iVillage, to vote their shares against:

   o any action or agreement that would result in a breach of iVillage (or Women.com in the case of Hearst Communications' voting agreement) under the merger agreement;

   o any extraordinary corporate transaction, such as a merger, consolidation or other business combination of iVillage (or Women.com in the case of Hearst Communications' voting agreement);

   o a sale, lease or transfer of a material amount of assets or a reorganization, recapitalization, dissolution or liquidation of iVillage (or Women.com in the case of Hearst Communications' voting agreement);

   o any change in the board of directors;

   o any amendment of the certificate of incorporation of iVillage (or Women.com in the case of Hearst Communications' voting agreement), except that iVillage stockholders may vote their shares at the iVillage special stockholder meeting for the amendment to iVillage's certificate of incorporation to increase the number of shares of iVillage's authorized common stock; or

   o any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the contemplated benefits to iVillage of the merger and the other transactions contemplated by the merger agreement.

   As of the record date, America Online, Inc. is obligated to vote ______ shares of iVillage common stock as provided above, representing approximately __% of the outstanding shares of iVillage common stock, National Broadcasting Company, Inc. is obligated to vote ______ shares of iVillage common stock as provided above, representing approximately __% of the outstanding shares of iVillage common stock, GE Investments Subsidiary, Inc. is obligated to vote ______ shares of iVillage common stock as provided above, representing approximately ___% of the outstanding shares of iVillage common stock and Rho Management Trust I is obligated to vote ______ shares of iVillage common stock as provided above, representing approximately __% of the outstanding shares of iVillage common stock.

   As of the record date, Hearst Communications is obligated to vote _____ shares of Women.com common stock as provided above, representing approximately ___% of the outstanding shares of Women.com common stock.

Additional Agreements

   The stockholders have also agreed that they will not, directly or indirectly:

   o solicit, initiate or encourage (including by way of furnishing information) or otherwise take any action to facilitate, a competing acquisition proposal relating to iVillage (or Women.com in the case of Hearst Communications' voting agreement); or

   o participate in any discussions or negotiations regarding any proposal that constitutes, or that may lead to, a competing acquisition proposal.

   Each stockholder has also agreed not to authorize or permit any of its officers, directors, employees, agents or representatives to engage in these activities and to keep iVillage informed of the status and details of any requests, competing acquisition proposals or inquiries.

Termination

   The obligations to vote shares pursuant to the stockholder voting agreements terminate on the earlier of the delivery by iVillage to the stockholder of written notice of iVillage's determination to terminate the stockholder voting agreement, the termination of the merger agreement in accordance with the terms thereof and the effective time of the merger.

             AGREEMENTS BETWEEN HEARST COMMUNICATIONS AND iVILLAGE


General

   In addition to the voting agreement described above under "The Voting Agreements," iVillage and Hearst Communications entered into a securities purchase agreement dated as of February 5, 2001 and amended and restated as of February 22, 2001 and, as a condition to the closing of the merger, will enter into a stockholder agreement and a magazine content license and hosting agreement. The following is a summary of certain provisions of the securities purchase agreement, as amended and restated, the stockholder agreement and the magazine content license and hosting agreement.

The Securities Purchase Agreement

   Overview. Pursuant to the securities purchase agreement, Hearst Communications will pay to iVillage an aggregate purchase price of up to $20.0 million for up to 9,324,000 shares of iVillage's common stock and a warrant (with an exercise price of $0.01 per share) to purchase up to 2,100,000 shares of iVillage's common stock. The warrant is exercisable at any time prior to December 31, 2004, but only if the average closing price of iVillage common stock exceeds $3.75 for at least fifteen consecutive trading days. Under the securities purchase agreement, iVillage agreed to conduct a rights offering upon the terms described in "The Rights Offering." Hearst Communications has agreed to reimburse iVillage for expenses related to the rights offering that exceed $100,000. The closing of the transactions contemplated by the securities purchase agreement will occur concurrently with the closing of the merger.

   The number of shares of iVillage common stock to be purchased by Hearst Communications, and the aggregate purchase price, under the securities purchase agreement are subject to adjustment as described below under "- Additional Purchase Obligations" and "The Merger Agreement - Merger Consideration." Additionally, the number of shares of iVillage common stock and warrants to purchase iVillage common stock to be purchased by Hearst Communications under the securities purchase agreement and the aggregate purchase price will be reduced on a one-for-one basis by the number of shares of iVillage common stock and warrants to purchase iVillage common stock purchased by the other Women.com stockholders in the rights offering.

   Representations and Warranties. Both iVillage and Hearst Communications make various representations and warranties in the securities purchase agreement. iVillage makes representations and warranties relating to, among other things:

   o the organization, good standing and foreign qualification of iVillage and its subsidiaries;

   o the authorization, execution, delivery and enforceability of the securities purchase agreement and related matters;

   o the absence of conflicts with, violations of or defaults under the charter or bylaws of iVillage, or any material agreement or applicable law, resulting from the execution or delivery of the securities purchase agreement or the completion of the transactions contemplated by the securities purchase agreement;

   o governmental or regulatory consents, approvals, authorization for execution of the securities purchase agreement and compliance with laws, ordinances and regulations;

   o iVillage's capital structure and outstanding voting securities;

   o litigation or decrees against iVillage;

   o iVillage's subsidiaries;

   o the documents and reports filed by iVillage with the Securities and Exchange Commission, iVillage's financial statements and the accuracy of the information contained in these documents;

   o the absence of certain material changes since September 30, 2000;

   o intellectual property matters;

   o brokerage and similar fees; and

   o taxes.

   Hearst Communications makes representations and warranties relating to, among other things:

   o the organization and good standing of Hearst Communications, and its power and authority to perform its obligations under the securities purchase agreement;

   o the absence of any violations or contraventions of Hearst Communications' charter, bylaws or other organizational documents, or any material agreement or applicable law, resulting from the execution or delivery of the securities purchase agreement or the completion of the transactions contemplated by the securities purchase agreement;

   o governmental or regulatory consents, approvals, authorization for execution of the securities purchase agreement and compliance with the law, ordinances and regulations;

   o Hearst Communications' investment intent and status as an accredited investor;

   o brokerage and similar fees;

   o ownership of iVillage securities;

   o Hearst Communications' ability to pay for the securities contemplated by the securities purchase agreement; and

   o Hearst Communications' reliance on the representations and warranties of iVillage contained in the securities purchase agreement and the information filed by iVillage with the Securities and Exchange Commission.

   Closing Conditions. The obligation of each party to consummate the transactions contemplated by the securities purchase agreement are subject to the satisfaction or waiver of the following conditions:

   o the absence of any pending or threatened injunction or governmental order prohibiting the transaction;

   o the receipt of all necessary governmental approvals; and

   o the merger shall have become effective.

   In addition, Hearst Communications' obligation to consummate the transactions contemplated by the securities purchase agreement is subject to the satisfaction or waiver of the following conditions:

   o the accuracy on the closing date of iVillage's representations and warranties contained in the securities purchase agreement;

   o the increase in the size of iVillage's board of directors to ten members and the appointment of the Hearst Communications' designees to the iVillage board of directors;

   o the execution by iVillage of the stockholder agreement, the warrant and the magazine content license and hosting agreement;

   o the performance by iVillage of all agreements and conditions required to be performed or complied with by it on or prior to the closing of the transaction contemplated by the securities purchase agreement; and

   o the receipt by Hearst Communications from Orrick, Herrington & Sutcliffe LLP of an opinion of counsel with respect to the issuance of the securities and related matters.

   Similarly, iVillage's obligation to consummate the transactions contemplated by the securities purchase agreement is subject to the satisfaction or waiver of the following conditions:

   o the accuracy on the closing date of Hearst Communications' representations and warranties contained in the securities purchase agreement;

   o the execution by Hearst Communications of the stockholder agreement and the magazine content license and hosting agreement;

   o the reimbursement by Hearst Communications of iVillage for all rights offering expenses to the extent required by the securities purchase agreement; and

   o the performance by Hearst Communications of all agreements and conditions required to be performed or complied with by it on or prior to the closing of the transaction contemplated by the securities purchase agreement.

   Covenants. Under the securities purchase agreement, iVillage and Hearst Communications covenant that they will:

   o use commercially reasonable efforts to obtain all necessary approvals and authorizations and to make all necessary filings;

   o obtain the other party's approval prior to making any public announcement regarding the transactions contemplated by the securities purchase agreement;

   o execute and deliver such additional documents and take such further actions as necessary to carry out the terms of the securities purchase agreement; and

   o cooperate with each other to consummate, as promptly as possible, the transactions contemplated by the securities purchase agreement.

   Termination. The securities purchase agreement may be terminated if both iVillage and Hearst Communications consent in writing to termination of the agreement. In addition, either party may terminate the agreement if:

   o the transaction does not close by June 30, 2001;

   o the closing conditions set forth in the securities purchase agreement are not satisfied;

   o there is a governmental order prohibiting the transaction; or

   o the merger agreement is terminated pursuant to its own terms.

   Indemnification. iVillage and Hearst Communications will indemnify each other for breaches by the other party of representations, warranties, covenants or agreements contained in the securities purchase agreement, the stockholder agreement and the warrant. iVillage and Hearst Communications will not indemnify each other for breaches by the other party of representations, warranties, covenants or agreements contained in the magazine content license and hosting agreement, which contains its own indemnification provisions.

   Additional Purchase Obligations. The securities purchase agreement provides that if Women.com stockholders holding in excess of two percent of the number of shares of Women.com common stock outstanding as of the record date for the Women.com special stockholders meeting exercise dissenters' rights in connection with the merger, iVillage can require Hearst Communications to purchase additional shares of iVillage common stock at a price of $1.875 per share. See "The Merger - Rights of Dissenting Women.com Stockholders" for information regarding Women.com stockholders' dissenters' rights. The number of shares of iVillage common stock that Hearst Communications would be required to purchase in such event would equal the number of Women.com dissenting shares in excess of two percent of the outstanding Women.com shares as of the record date for the Women.com special stockholders meeting multiplied by the exchange ratio of 0.322 (subject to adjustment).

Stockholder Agreement

   As a condition to the closing of the merger, iVillage and Hearst Communications will enter into a stockholder agreement. The stockholder agreement sets forth certain obligations, restrictions and limitations relating to the securities purchased by Hearst Communications pursuant to the merger agreement and the securities purchase agreement. The stockholder agreement applies to all voting securities of iVillage owned by Hearst Communications on the date of the agreement and all voting securities of iVillage subsequently acquired by Hearst Communications. The following is a summary of the material terms of the stockholder agreement.

   Purchase Restrictions. The stockholder agreement places a cap on the number of iVillage voting securities that Hearst Communications and its affiliates may own. This cap may be exceeded only with (i) the unanimous written consent of the iVillage board of directors or (ii) the approval of all of the non-Hearst Communications board designees present at a meeting of the iVillage board of directors at which a quorum is present. Under the stockholder agreement, Hearst Communications and its affiliates will be prohibited from owning voting securities of iVillage in excess of a specified percentage of the total number of iVillage voting securities outstanding at any time. This specified percentage, which will not be calculated until the closing of the merger, will be determined by:

   o calculating the total number of outstanding iVillage voting securities owned by Hearst Communications or its affiliates on the closing date of the merger and the total number of outstanding convertible securities, options, warrants or other rights exercisable for or convertible into iVillage voting securities, with or without the passage of time or the satisfaction of specified conditions, owned by Hearst Communications or its affiliates on the closing date of the merger; and

   o dividing the number calculated in the manner described above by the sum of the total number of iVillage voting securities outstanding on the closing date of the merger and the number of shares of iVillage voting securities represented by warrants for iVillage common stock held by Hearst Communications or its affiliates on the closing date of the merger.

   Assuming that:

   o no Women.com stockholders participate in the rights offering;

   o Hearst Communications is not required to, and does not elect to, purchase additional iVillage common stock pursuant to the merger agreement;

   o there are 54,233,431 shares of iVillage common stock outstanding after the merger; and

   o Women.com stockholders holding in excess of two percent of the number of shares of Women.com common stock outstanding as of the record date for the Women.com special stockholders meeting do not exercise dissenters' rights in connection with the merger the cap would equal 32.6% and Hearst Communications and its affiliates would be prohibited from owning iVillage voting securities or securities convertible into or exercisable for iVillage voting securities in excess of 32.6% of the total number of outstanding iVillage voting securities.

   Restrictions on Stockholder Activities. The stockholder agreement provides that unless Hearst Communications obtains (i) the unanimous written consent of iVillage's board of directors or (ii) the approval of all of the non-Hearst Communications board designees present at a meeting of the iVillage board of directors at which a quorum is present, Hearst Communications may not, as it relates to iVillage, initiate or engage in proxy solicitations, solicit stockholders or induce others to do so, initiate stockholder proposals or tender offers, call stockholders' meetings, act by written consent or place any voting securities in a voting trust or other voting agreement.

   Quorum Obligations. The stockholder agreement requires Hearst
Communications and each of its affiliates to be present in person or represented by proxy at all iVillage stockholder meetings so that their iVillage shares may be counted for the purpose of determining a quorum.

   Voting Obligations. The stockholder agreement does not restrict Hearst Communications' or its affiliates' ability to vote their iVillage shares to the extent that the aggregate amount of such shares does not exceed 25% of the outstanding iVillage voting securities as of the date of the calculation. However, any voting securities held by Hearst Communications or its affiliates in excess of 25% of the outstanding voting securities must be voted by Hearst Communications and its affiliates in the manner recommended to iVillage stockholders by (i) the unanimous written consent of iVillage's board of directors or (ii) the non-Hearst Communications board designees present at a meeting of the iVillage board of directors at which a quorum is present. This 25% threshold will be increased to the extent Hearst Communications is required to purchase additional shares of iVillage common stock as discussed above under "--The Securities Purchase Agreement--Additional Purchase Obligations."

   Board Representation. Effective upon the closing, the stockholder agreement requires iVillage to appoint three representatives of Hearst Communications to separate classes of the iVillage board of directors. iVillage must appoint one of these board members to the nominating committee and one to the compensation committee. In addition, the stockholder agreement requires iVillage to appoint five independent directors to the board. An independent director is defined as any person who is not and has not been for the past three years affiliated with Hearst Communications or its affiliates or an employee of iVillage or any of its subsidiaries.

   So long as Hearst Communications or its affiliates holds at least 10% of the outstanding voting securities of iVillage, Hearst Communications may recommend and iVillage's nominating committee must recommend to the iVillage board that number of nominees of Hearst Communications or its affiliates as follows:

   o so long as Hearst Communications holds at least 80% of its initial equity investment, Hearst Communications may designate three nominees;

   o so long as Hearst Communications holds at least 66%, but less than 80%, of its initial equity investment, Hearst Communications may designate two nominees;

   o so long as Hearst Communications holds at least 10% of the voting securities of iVillage, but less than 66% of its initial equity investment, Hearst Communications may designate one nominee.

   Hearst Communications' initial equity investment is determined as follows:

   o first, determine the number of iVillage voting securities (including securities convertible into or exercisable for iVillage voting securities) held by Hearst Communications and its affiliates immediately following the closing of the merger,

   o second, divide the number calculated in the manner described above by the sum of the total number of outstanding iVillage voting securities as of the closing date of the merger and the number of voting securities issuable upon conversion or exercise of any other iVillage securities held by Hearst Communications or its affiliates as of the closing date of the merger, and

   o third, multiply the percentage resulting from steps one and two above by the sum of the total number of iVillage voting securities outstanding as of the date of the determination and the number of shares of iVillage common stock issuable upon exercisable of any warrants held by Hearst Communications or its affiliates.

   If, after the election of directors pursuant to the above requirements, the number of voting securities held by Hearst Communications decreases below the stated thresholds, any excess directors must immediately resign. If the number of voting securities held by Hearst Communications falls below ten percent (10%) of the initial equity investment, all Hearst Communications designated board members must immediately resign and all quorum and voting obligations cease. However, if the number of voting securities held by Hearst Communications returns to 10% or more of the initial equity investment, all rights and obligations under the agreement revive for the duration of the term of the agreement.

   The stockholder agreement also provides that if iVillage issues voting securities in a single transaction or a series of related transactions and the number of iVillage voting securities outstanding immediately after such transaction or series of related transactions:

   o is greater than 20% but less than 40%, then, at the request of iVillage, Hearst Communications and its affiliates must cooperate with iVillage and take all action reasonably necessary to increase the size of the iVillage board of directors to 11 and to fill the vacancy resulting therefrom with an independent director, or

   o is equal to or greater than 40%, then, at the request of iVillage, Hearst Communications and its affiliates must cooperate with iVillage and take all action reasonably necessary to increase the size of the iVillage board of directors to 12 and to fill the vacancies resulting therefrom with two independent directors.

In either case, the independent directors appointed as a result of the increased board size must be approved by either (i) the unanimous written consent of the iVillage board of directors or (ii) all members of the iVillage board of directors at any properly noticed board meeting at which a quorum is present, including all of the non-Hearst Communications board designees present at the meeting.

   Transfer Restrictions. Except for certain permitted transfers, for so long as Hearst Communications and its affiliates own voting securities representing at least ten percent (10%) of iVillage's outstanding voting securities, Hearst Communications may not transfer any voting securities of iVillage without (i) the approval of all of the non-Hearst Communications directors present at a meeting of the board of directors of iVillage at which a quorum is present or (ii) the unanimous written consent of the iVillage board of directors. The following transfers will be permitted without the approval of the non-Hearst directors or the unanimous written consent of the iVillage board of directors:

   o a pledge of voting securities pursuant to a bona fide loan transaction that creates a mere security interest;

   o a repurchase of voting securities by iVillage;

   o a bona fide gift of voting securities;

   o a sale or transfer of voting securities to a third party that does not result in the third party holding more than 10% of iVillage's voting securities;

   o a sale or transfer of voting securities pursuant to a tender offer or exchange approved by the board of directors;

   o a sale or transfer of voting securities in connection with a merger or consolidation approved by the iVillage board of directors; and

   o a sale or transfer in connection with the sale of all or substantially all of iVillage's assets approved by the iVillage board of directors.

   In the case of pledges and gifts, Hearst Communications must notify iVillage in advance and the transferee must agree to be bound by the stockholder agreement. In addition, without obtaining approval from the non-Hearst Communications members of the board of directors, Hearst Communications may transfer voting securities to its affiliates provided that the affiliates agree to be bound by the terms of the stockholder agreement. In the event that Hearst Communications ceases to own or control at least 80% of the affiliate or ceases to control the management or policies of the affiliate, the affiliate will lose all ownership and voting rights in the voting securities and will be required to transfer them back to Hearst Communications.

   Term. The stockholder agreement expires in five years unless earlier terminated by mutual written consent of iVillage and Hearst Communications. Upon any early termination, any Hearst Communications designees serving on the iVillage board of directors must resign immediately.

Magazine Content License and Hosting Agreement

   Pursuant to the merger, iVillage will assume an amended and restated magazine content license and hosting agreement, which was originally entered into between Women.com and Hearst Communications. Under this agreement, and an amendment number two to the agreement which iVillage and Hearst Communications intend to execute upon the closing of the merger, iVillage will provide production and hosting services for certain web sites affiliated with selected Hearst magazines, including Good Housekeeping, Redbook, Cosmopolitan and Country Living. These sites will be part of the iVillage network. The magazine sites will be on URL's owned by Hearst Communications.

   Under the agreement, as amended, iVillage agrees to provide to Hearst Communications website production and hosting services, including the creation of original site content which will be owned by Hearst Communications. In consideration for these services, Hearst Communications agrees to:

   o pay iVillage at least $5.0 million per year for production services during the three-year term of the agreement, for a total of at least $15 million;

   o place at least $2.0 million of Hearst Communications advertising per year (total of at least $6 million) on the network, which amount may be increased in the second and third years of the agreement if Hearst Communications fails to pay iVillage the required fees for production services as described above. If such a shortfall in production fees occurs in the second and third years of the agreement, Hearst Communications must place additional advertising in an amount equal to 40% of the production fee shortfall; and

   o grant to iVillage a right of first offer on any new internet-based development projects initiated by Hearst Communications that are appropriate for inclusion on the network.

   The agreement also provides for revenue sharing between iVillage and Hearst Communications with respect to advertising revenues obtained by iVillage from the Hearst magazine websites and other iVillage websites containing substantial Hearst content. This revenue sharing arrangement requires that iVillage pay Hearst Communications a royalty payment based on net advertising revenues of at least $3.9 million during the three year term of the agreement. This amount is reducible pro rata if Hearst Communications fails to expend the $5.0 million in production fees in the second and third years of the agreement.

   Exclusivity. Pursuant to the agreement, iVillage agrees that it will not, without the prior written consent of Hearst Communications:

   o enter into any agreement to include in iVillage's network of websites any sites for magazines that compete with the Hearst magazines listed in the agreement;

   o display on the magazine websites any advertising or other promotional materials from magazines that compete with the Hearst magazines listed in the agreement;

   o display on an iVillage webpage the brands, logos, trademarks or proprietary content of both Hearst Communications and a Hearst Communications competitor.

   Under the agreement, Hearst Communications agrees that it will not enter into, with an iVillage competitor, any internet distribution agreements that relate to Hearst content covered by the agreement nor will it grant any entity the right to display on the internet content that has appeared on the magazine websites in substantially the same form and format as it appeared on the magazine website (other than materials posted on the website verbatim to the way they were initially published by Hearst Communications). However, Hearst Communications is permitted to license the content or trademarks of its magazines to any internet site or portal that is not deemed to be an iVillage competitor, subject only to the restrictions in the foregoing sentence, and to use the Hearst content in international editions of its magazine and on the internet. The agreement defines an iVillage competitor to include any internet site, channel, area or online content aggregation service that provides content primarily for women, is targeted primarily at women, is used primarily by women and is primarily targeted to any country or region in the world where iVillage is targeted.

   Warranties. In the agreement, Hearst Communications warrants that it will not provide any content to iVillage or publish any content that, and iVillage warrants that it will not post to the magazine websites any content that:

   o infringes on any third party's proprietary rights or rights to publicity or privacy;

   o violates any law, statute, ordinance or regulation;

   o is defamatory, trade libelous, unlawfully threatening or harassing;

   o is obscene or pornographic;

   o violates any laws regarding unfair competition, antidiscrimination or false advertising; or

   o to the best of the party's knowledge, contains any viruses or other damaging computer problems.

   Term. The term of the magazine content license and hosting agreement will be three years from the effective date of the amendment. However, the agreement may be terminated by either party immediately upon written notice if the other party:

   o becomes the subject of any proceeding relating to insolvency, receivership or liquidation;

   o files or has filed against it a petition in bankruptcy that is not discharged within 30 days;

   o makes an assignment for the benefit of its creditors; or

   o admits in writing its inability to pay debts as they become due.

   In addition, either party has the right to terminate the magazine content license and hosting agreement in the event of a "change of control" of the other party. A "change of control" is defined in the magazine content license and hosting agreement to mean: (i) a sale of all or substantially all of the assets of iVillage; (ii) a merger or consolidation of iVillage with or into another corporation or entity with the effect that, immediately after such merger or consolidation, none of the existing holders of iVillage voting stock immediately before such merger or consolidation holds, and the existing holders of iVillage voting stock immediately before such merger or consolidation do not hold, in the aggregate, at least 50% of the combined voting power of the then voting stock of the surviving corporation of such merger or the corporation or other entity resulting from such consolidation, (iii) the acquisition of 20% or more of the voting stock of iVillage by an entity other than Hearst Communications, (iv) the adoption by iVillage of a plan of complete or partial liquidation or (v) certain bankruptcy events.

                        INFORMATION CONCERNING iVILLAGE


Business of iVillage

   Overview

   iVillage is a new media company, which operates iVillage.com, Lamaze Publishing and the Newborn Channel. iVillage.com is a leading women's online destination providing practical solutions and everyday support for women 18 and over. Lamaze Publishing produces advertising supported educational materials for expectant and new parents. The Newborn Channel is a satellite television network in over 1,000 hospitals nationwide.

   iVillage.com is organized into communities across multiple topics of high importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. The content areas include Astrology, Babies, Beauty, Books, Computing, Diet & Fitness, Food, Games, Health, Home & Garden, Lamaze, Money, News & Issues, Parenting, Pets, Relationships, Shopping and Work. iVillage facilitates use across content areas by providing common features, positioning and functionality within each area and across the network, resulting in a consistent and strongly branded environment.

   iVillage is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services. Membership to iVillage.com is free and provides features such as email, personal homepages, instant messaging and other community tools.

   iVillage.com's page views have grown to a monthly average of 214 million for the quarter ended December 31, 2000.

   iVillage Content Areas

   iVillage.com is organized around content specific areas that focus on issues of most importance to women and provide interactive services, peer support and online access to experts and tailored shopping opportunities. iVillage.com is updated daily to promote content and community, including highlights. The following table provides a brief description of the features of each content area as of February 15, 2001:

Area                    Description

Astrology               A site providing users with horoscopes, celebrity profiles, romance charts, monthly guidance and the ability to purchase astrology reports.

Babies                  A parenting community center site that caters to women who are trying to conceive, are expecting or are new parents and includes bulletin boards and weekly chats on both AOL and the Web.

Beauty                  A site offering users beauty advice, product reviews and access to hair, makeup and skincare experts. The beauty channel has been contributed to a joint venture between Unilever PLC and iVillage.

Books                   A book and reading site for readers interested in a wide range of books that allows users to discuss featured books and offers Monthly Book Picks,
                        Question of the Week, Reading Groups and iVillage.com Bestsellers.

Diet & Fitness          A diet and fitness site which includes Body Calculators, Nutrition Experts and Community Challenges to improve one's fitness level.

Entertainment           An area which includes iVillage Radio, celebrity interviews, jokes, and entertainment-related tools and quizzes.

Food                    A food site providing information on meal planning, nutrition and recipes which includes Food Experts and Cooking Basics.

Games                   A site offering users the ability to participate in a variety of games.



                                       79

                        One of the leading health sites on the Internet, Health assists users in becoming better health care decision makers through bulletin boards and
Health                  weekly chats on AOL and the Web.

                        A home and garden site offering users information and tools on gardening
Home & Garden           issues.

                        A financial planning site providing users with information on savings and
Money                   investment strategies focusing on key life stages of women.

News & Issues           A site offering users information on current news.

                        A parenting site providing users with a branded online community where parents share parenting solutions, talk with experts and find answers and
Parenting               support.

                        A site that provides information on caring for your pet, selecting a breed and features an automated adoption and veterinarian-finder tool sponsored by
Pets                    the American Humane Association and American Animal Hospital Association.

                        An area for expectant parents providing information on fertility and
Pregnancy               pregnancy, including Lamaze.com.

                        A site offering users information and conversation on love, marriage, sex and
Relationships           family.

                        A one-stop online shopping destination offering users easy access to retail
Shopping                Web sites.

                        A site providing women who work from home with tools and resources such as
                        Home Office Basics, a Tax Guide and a Software Library. The site also provides women with tools and resources relating to professional development
Work                    and career-related issues.

   iVillage believes that user support is critical in order to attract and retain users. iVillage provides user support primarily through e-mail-based correspondence. Help and feedback buttons are prominently displayed throughout iVlllage.com, and iVillage.com's user support staff attempts to respond to all e-mail queries within 24 hours. In addition, community leaders provide e-mail support for broad-ranging issues. iVillage does not charge for these services.

   Sponsorship and Advertising Revenues

   iVillage has derived a significant amount of its revenues to date from the sale of sponsorships and advertisements. For the years ended December 31, 2000 and 1999 sponsorship and advertising revenues represented 92% and 95%, respectively, of iVillage's revenues.

   iVillage's strategy is focused in part on generating a majority of its advertising revenues from sponsors and merchants who seek a cost-effective means to reach women online. iVillage is aggressively working to build its leadership position as the preeminent women's brand to the advertising community. iVillage's sponsorship arrangements typically differ from traditional banner advertising in that they are designed to achieve broad marketing objectives such as brand promotion, awareness, product introductions and online research. Sponsorships allow iVillage to cater to the specific goals of advertisers in the areas of impressions, product research, market research, new product launches, list development, product information, repositioning, new account openings, lead generation and transactions. Sponsors also have the opportunity to develop a dialogue with their key consumer prospects through iVillage's message boards, chats, polls and special events, which allows sponsors the opportunity to gain insights into their customers. iVillage's sponsorship arrangements generally have longer terms than typical banner advertising placements, provide for higher CPMs per advertiser and independence from page-views as the sole measure of value. In addition, iVillage occasionally develops extensive content to support the marketing initiatives of advertisers. iVillage's sponsorship agreements can be exclusive.

   iVillage also derives a smaller portion of its sponsorship and advertising revenues from banner advertisements that are prominently displayed at the top and bottom of pages throughout iVillage.com. From each banner advertisement, viewers can hyperlink directly to the advertiser's own Web site, thus providing the advertiser the opportunity to directly interact with an interested customer.

   During the years ended December 31, 2000 and 1999, iVillage's five largest advertisers accounted for approximately 23% and 20%, respectively, of its total revenues. At December 31, 2000, one customer accounted for approximately 11% of the net accounts receivable, and at December 31, 1999, no advertiser accounted for more than 10% of total revenues. The following is a select list of iVillage's advertisers:

               Amazon.com                            Johnson & Johnson
               Fuji Photo Film USA                   Kimberly-Clark
               Glaxo Wellcome                        Dasani (Coco-Cola)
               Procter & Gamble                      Bristol Myers Squibb
               Unilever PLC

   Membership

   iVillage believes a large and active membership base is critical to its success. Some features of iVillage's Web sites are restricted to members. Membership is free and available to iVillage.com visitors who disclose their names, e-mail addresses, zip codes, ages and gender and choose a member name and password to be used throughout member-only areas. Members form iVillage.com's core audience and are its most valuable users. E-mail, instant messaging, community challenges, message boards and chats are examples of members-only benefits.

   iVillage recognizes the importance of maintaining the confidentiality of member information and has a privacy policy to protect such information. In addition, iVillage Health is a founding member of the Health Internet Ethics, or Hi-Ethics, organization. iVillage's current privacy policy is accessible through a link from the iVillage.com home page as well as every Web page on iVillage.com, including the page where a person initially registers for membership. iVillage's current policy is to never sell or disclose to any third party any member's personal identifying information such as his or her name or address, unless the member has provided consent in the form of an "opt-in" or in certain limited situations as described in iVillage's privacy policy. For example, in some situations, iVillage does allow a third-party partner access to database information it if is necessary for the delivery of a member service, such as e-mail. In these instances, the partner has generally agreed to be bound by iVillage's current policy. iVillage does share aggregated member information with third parties, such as average age or geographic dispersion. iVillage also reserves the right to offer members products and services. iVillage may use information revealed by members and information built from user behavior to target advertising, content and e-mail. For instance, iVillage may, on behalf of an advertiser, send e-mail offers to all members from a particular region or target advertisements to all users who frequent a specific area of the site.

   Lamaze Publishing and the Newborn Channel

   Lamaze Publishing is used to solidify iVillage's leading position in the parenting category. Lamaze Publishing produces advertising-supported educational materials for expectant and new parents and is the exclusive licensee of the LAMAZE mark for use in connection with consumer publications and other communications, which include print, audio, visual and other consumer oriented media, that are commercial in nature. Lamaze Publishing is also the exclusive marketing agent for Lamaze International, Inc., the owner of the LAMAZE family of marks. iVillage also operates the Lamaze.com Web site.

   Lamaze is a method of childbirth preparation based on the Lamaze philosophy of birth. The Lamaze philosophy of birth states that birth is "normal, natural and healthy," and "childbirth education empowers women to make informed choices in healthcare, to assume responsibility for their health and trust their inner wisdom".

   Lamaze International was founded by interested parents, childbirth educators and healthcare providers in 1960 to promulgate these ideas. Lamaze Publishing was established as a for-profit company in 1990 to provide childbirth and infant care educational materials.

   During a pregnancy and immediately after the birth of a child, new parents spend substantial amounts of time with childbirth educators and maternity nurses seeking information on healthcare issues, the birth process and infant care. These busy healthcare professionals typically have neither the time nor the resources to create the consumer publications or communications that would assist this process and allow parents to absorb this material at home.

   The Lamaze Publishing business strategy is to provide these consumer publications or communications to childbirth educators and maternity nurses free of charge, and offset the expense incurred by selling print advertising and commercial messages to advertisers who target the young family market.

   Lamaze Publishing publications, used and distributed to parents by childbirth educators and maternity nurses nationwide, include:

   o Lamaze Parents, a prenatal publication used in childbirth education. Topics include prenatal nutrition, the role of the childbirth partner, and the physical and emotional challenges of pregnancy. Childbirth educators distribute Lamaze Parents to expectant parents on the first night of class. Lamaze Parents had an average annual circulation of approximately 2,400,000 for 2000.

   o Lamaze Baby, a parenting guide for mothers from the time a child is born through twelve months of life written entirely by healthcare professionals. Lamaze Baby is delivered by maternity nurses to new mothers at the hospital bedside shortly after childbirth. The magazine covers topics that hospital nurses review with new mothers prior to discharge serving as a helpful and time saving tool for nurses in educating mothers about infant care Lamaze Baby had an average annual circulation of approximately 3,000,000 for 2000.

   o Revista Lamaze para Padres, a Spanish language prenatal magazine which reaches more expectant Hispanic mothers than any other title. Childbirth educators distribute Revista Lamaze para Padres to expectant parents on the first night of class. Revista Lamaze para Padres had an average annual circulation of approximately 550,000 for 2000.

   o "Lamaze You and Your Baby," a 90 minute video textbook providing expectant parents with important instruction on infant care. Childbirth educators distribute to expectant parents the video, which is later returned. This video is distributed yearly to childbirth educators, typically during the first four months of the year. In 2000, approximately 13,000 childbirth educators ordered approximately 200,000 copies of this video from Lamaze Publishing.

   o "Lo Mejor para Su Bebe," a 60 minute Spanish-language video textbook that provides expectant parents with important instruction on infant care. This video is modeled after "Lamaze You and Your Baby". The video is distributed yearly to childbirth educators, typically during the first four months of the year. In 2000, approximately 5,000 childbirth educators ordered approximately 50,000 copies of this video from Lamaze Publishing.

   o Lamaze Special Delivery, a program offering advertisers the ability to distribute coupons, samples and promotional literature to expectant and new parents. Information to be distributed is polybagged with Lamaze Parents, Lamaze Baby and Revista Lamaze para Padres.

   iVillage Integrated Properties also owns the Newborn Channel, a satellite television network that instructs mothers in their hospital rooms following birth in over 1,000 hospitals nationwide and, as of December 31, 2000, reached approximately 2,400,000 new mothers.

   Astrology.com

   Astrology.com is a leading destination for women seeking daily horoscopes, astrology content and personalized forecasts online. Through iVillage's network of sites organized by topics of interest to women such as family, love, money and career, Astrology.com provides a timely, personalized experience for the user, stimulates commerce sales of monthly and annual forecasts by subject and creates an advertising environment that is appealing to advertisers due to targeting possibilities within the site and through e-mail communication.

   Astrology.com brings iVillage a content and commerce site that is appealing to iVillage's core demographic of women, represents one of the best customer acquisition tools as demonstrated by strong performance in online media, and a vehicle to drive repeat visits to iVillage.com through the use of daily horoscopes. Astrology.com has also created an interactive commerce system that provides instantaneous, digital astrology reports. The system consists of software which operates the Web site and is capable of generating customized astrology reports based on input from users.

   Alliances

   iVillage pursues strategic relationships to increase its access to online customers, build brand recognition and expand its online presence. Historically, iVillage has pursued strategic alliances to reach online customers. iVillage has begun to shift its focus to building offline brand recognition and to increasing its access to offline customers. iVillage's principal strategic alliances and relationships include the following:

      Media Arrangement

   In November 1998, iVillage entered into an advertising and promotional agreement with NBC pursuant to which NBC promotes iVillage.com on television, primarily during prime-time programs, as well as through its Web sites. In February 2001, iVillage further amended its November 1998 agreement with NBC to provide for an extension of time during which iVillage must purchase its advertising or promotional spots on the NBC network. The revised terms require iVillage to purchase approximately $11.6 million of advertising promotional spots between January 30, 2001 and December 31, 2002, with $3.0 million of such spots being telecast during the year 2001 and approximately $8.6 million during the year 2002.

      Sponsorship Arrangements

   iVillage has a number of sponsorship arrangements with leading advertisers and sponsors, including:

   o Fuji Photo Film USA - exclusive sponsorship for the photographic film, disposable camera and digital camera categories throughout iVillage's network.

   o Glaxo Wellcome - exclusive sponsorship for resource centers for smoking cessation, migraine, and asthma that include interactive assessment tools, disease-specific newsletters, and enhanced community support.

   o Johnson & Johnson - exclusive sponsor of certain birth control, anti-fungal and other pharmaceutical products as well as sponsor of skin care resource centers.

   o Kimberly-Clark - exclusive sponsor on certain parenting areas of diapers, wipes, training pants and similar products.

   o Unilever PLC - promotion of various Unilever brands in several consumer product categories.

      Distribution Arrangements

   iVillage considers branding an important aspect of its distribution arrangements and seek distribution relationships where its brand is promoted. iVillage periodically enters into distribution and content relationships with major online service companies on the Internet, including:

   o AOL - some of iVillage's icons are placed within the AOL service and iVillage receives guaranteed impressions.

      Joint Venture and International License Arrangements

   iVillage has entered into the following joint venture and international license arrangements:

   o Cooperative Beauty Ventures LLC - iVillage and Unilever PLC have formed Cooperative Beauty Ventures LLC to provide women with a highly focused community, an array of interactive, customized online services, beauty and personal care products and personalized product recommendations.

   o iVillage UK Limited - iVillage, Tesco PLC and Tesco.com have formed iVillage UK Limited, an international joint venture to serve the women's online market in the United Kingdom and the Republic of Ireland through a highly focused community and an array of interactive, customized online solutions and services.

   o Hindustan Lever Limited - iVillage entered into an exclusive licensing and technology agreement with Hindustan Lever Limited to create a Web site focussed on women in India. The license agreement is subject to necessary regulatory approvals in India.

   Sales, Marketing and Public Relations

      Sales

   As of December 31, 2000, iVillage had a direct sales organization, consisting of 20 sales professionals and 25 sales operations staff. iVillage's sales organization consults regularly with advertisers and agencies on design and placement of its Web-based advertising and the production and management of bridge sites, provides customers with advertising management analysis and focuses on providing a high level of customer satisfaction. Nine professionals concentrate primarily on advertising sales for the Newborn Channel, video products, and print advertising sales. iVillage generally seeks to hire individuals with significant experience in selling advertising and pre-existing relationships with advertisers in a variety of media.

      Marketing and Public Relations

   iVillage employs a variety of methods to promote the iVillage.com brand and to attract traffic and new members, including advertising on other Internet sites, targeted publications, radio stations, national television, cross promotional arrangements to secure advertising and other promotional considerations. To extend the iVillage.com brand, iVillage has also entered into several strategic alliances with offline partners. Please see "Alliances". In addition, iVillage leverages other audience building strategies, including working closely with search engine submissions, news group postings and cross-promotion with affinity sites to properly index materials. iVillage's marketing department consisted of 30 marketing professionals as of December 31, 2000.

   iVillage's internal public relations staff oversees a comprehensive public relations program which iVillage believes is a key component of its marketing and brand recognition strategy. Organized into two primary components that promote iVillage and the iVillage.com brand, the program targets a trade/ business and consumer audience, respectively. iVillage has also implemented national long-lead consumer initiatives, such as radio media tours, regional broadcast media tours, consumer publicity of its Parent Soup book series and other related activities, and multiple daily media advisories sent to consumer outlets throughout the United States.

   To maximize distribution of iVillage's publications and the Newborn Channel, and gain the endorsement of the professional community for these products, iVillage gives particular attention to marketing efforts targeted to childbirth educators, maternity nurses and hospitals. A staff of four marketing professionals contacts hospitals for distribution of the Newborn Channel and works with the professional community to maintain distribution levels of iVillage's publications and demonstrate how they can be used as teaching tools for expectant parents and new mothers. iVillage's representatives maintain contact with the professional community through trade shows, professional conferences, consumer publication updates and personal sales calls.

      Operating Infrastructure

   iVillage's Internet operating infrastructure has been designed and implemented to support the delivery of millions of page views a day. Web pages are generated and delivered, in response to end-users requests, by any one of more than 100 servers. Key attributes of this infrastructure include the ability to support growth, performance and service availability.

   iVillage's servers run on the Sun Solaris, Microsoft NT and Linux operating systems and use Netscape Enterprise, Apache and Microsoft Corporation's IIS Web server software.

   iVillage maintains all of its production servers at the New Jersey Data Center of Exodus Communications, Inc. and Verio, Inc. in San Francisco, California. iVillage's operations are dependent upon these companies' ability to protect their respective systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins and other events.

   Exodus provides comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours per day, seven days per week. The servers located at Verio are monitored by iVillage's California operations staff. Exodus and Verio provide the means of connectivity for iVillage's servers to end-users via the Internet through multiple connections. Each facility is powered by multiple uninterruptible power supplies and backup generators.

   All of iVillage's production data, except Astrology.com, are copied to backup tapes each night and stored at a third party, off-site storage facility. Astrology.com's production data is backed up on a daily basis to local storage. iVillage is in the process of developing a comprehensive disaster recovery plan to respond to system failures. iVillage keeps all of its production servers behind firewalls for security purposes and does not allow outside access, at the operating systems level, except via special secure channels. Strict password management and physical security measures are followed. Computer emergency response team alerts are read, and, where appropriate, recommended action is taken to address security risks and vulnerabilities.

   iVillage's Web sites must accommodate a high volume of traffic and deliver frequently updated information. Components or features of iVillage's Web sites have in the past suffered outages or experienced slower response times because of hardware or software downtime. This has not had a material effect on iVillage's business.

   Broadcasting of the Newborn Channel to hospitals originates from a laser disc system operated by Group W Network Services, from Group W's facility in Stamford, Connecticut. The system provides an uplink signal to a satellite operated by PanAmSat. The signal is received through a satellite dish at each hospital and distributed to patients' rooms. Group W handles installation and service of all hospital receiving equipment. iVillage maintains business interruption insurance in the event programming is interrupted over the designated satellite.

   Competition

   The market for members, visitors and Internet advertising is new and rapidly evolving, and competition for members, visitors and advertisers is intense and is expected to increase significantly in the future. With no substantial barriers to entry, iVillage expects that competition will continue to intensify.

   iVillage believes that the primary competitive factors in creating community on the Internet are:

   o functionality;

   o brand recognition;

   o member affinity and loyalty;

   o demographic focus;

   o variety of value-added services;

   o ease-of-use;

   o quality of service; and

   o reliability and critical mass.

   Other companies or sites which are primarily focused on targeting women online include Oxygen.com and condenet.com, as well as Web sites targeted to categories such as health. iVillage will likely also face competition in the future from:

   o developers of Web directories;

   o search engine providers;

   o shareware archives;

   o content sites;

   o commercial online services;

   o sites maintained by Internet service providers; and

   o other entities that attempt to or establish communities on the Internet by developing their own or purchasing one of iVillage's competitors.

   In addition, iVillage could face competition in the future from traditional media companies, a number of which, including CBS and NBC, have made significant acquisitions of or investments in Internet companies. Further, there can be no assurance that iVillage's competitors and potential competitors will not develop communities that are equal or superior to ours or that achieve greater market acceptance than iVillage's community.

   iVillage also competes with traditional forms of media, such as newspapers, magazines, radio and television, for advertisers and advertising revenues. iVillage believes that the principal competitive factors in attracting advertisers are:

   o the amount of traffic on iVillage's Web sites;

   o brand recognition;

   o the demographics of iVillage's members and visitors;

   o iVillage's ability to offer targeted audiences; and

   o the overall cost-effectiveness of the advertising medium offered by us.

   iVillage believes that the number of Internet companies relying on Web-based advertising revenues may increase in the future. Accordingly, iVillage may face increased competition, which could in turn have a material adverse effect on its business, results of operations and financial condition.

   Many of iVillage's current and potential competitors, including developers of Web directories and search engines and traditional media companies, have:

   o longer operating histories;

   o significantly greater financial, technical and marketing resources;

   o greater name recognition; and

   o larger existing customer bases.

   These competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. There can be no assurance that Internet content providers and Internet service providers, including developers of Web directories, search engines, sites that offer professional editorial content and commercial online services, will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, many of iVillage's current advertising customers and strategic partners also have established collaborative relationships with certain of iVillage's competitors or potential competitors, and other high-traffic Web sites. Accordingly, there can be no assurance that:

   o iVillage will be able to grow its membership, traffic levels and advertiser customer-base at historical levels;

   o iVillage will be able to retain its current members, traffic levels or advertiser customers;

   o competitors will not experience greater growth in traffic as a result of these relationships which could have the effect of making their Web sites more attractive to advertisers; or

   o iVillage's strategic partners will not sever or will elect not to renew their agreements with us.

   Several major publishing companies produce products that are directly competitive with iVillage's magazines. Time Warner, Gruner and Jahr and Primedia all publish various pre- and post-natal publications. Disney Publishing and Children's Television Workshop also publish general parenting magazines. All of these publishers have substantially greater marketing, research and financial resources than us. iVillage competes by emphasizing the highly targeted nature of its audience, product quality and the fact that its publications are used as teaching tools by professionals, and the credibility and trust parents place in the Lamaze brand name.

   While iVillage's Lamaze Publishing instructional videos and the Newborn Channel currently have no direct competitors, advertisers in this marketplace are heavy users of daytime network television and cable television networks targeted to young parents. The broadcasting companies that provide such opportunities have invested substantial amounts in programming, sales and marketing and are much better-known to advertisers than Lamaze Publishing and the Newborn Channel. To compete, Lamaze Publishing and the Newborn Channel must convince them that advertising recall and effectiveness obtained in an educational or hospital setting is superior to that of traditional broadcasting.

   There can be no assurance that iVillage will be able to compete successfully against its current or future competitors or that competitive pressures faced by us will not have a material adverse effect on its business, results of operations and financial condition.

   Intellectual Property, Proprietary Rights and Domain Names

   iVillage regards its copyrights, service marks, trademarks, trade names, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to its success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, independent contractors, partners and others to protect iVillage's proprietary rights. iVillage pursues the registration of its trademarks and service marks in the United States, and has applied for and obtained registration in the United States for certain of iVillage's trademarks and service marks, including "iVillage". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which iVillage's products and services are made available online.

   iVillage has licensed in the past, and expects that it may license in the future, certain of iVillage's proprietary rights, such as trademarks or copyrighted material, to third parties. While iVillage attempts to ensure that the quality of its brand is maintained by these licensees, there can be no assurance that the licensees will not take actions that might materially adversely affect the value of its proprietary rights or reputation, which could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the steps taken by iVillage to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate its copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert claims of infringement of intellectual property or alter proprietary rights against iVillage.

   iVillage has been subject to claims and expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of patents, trademarks and other intellectual property rights of third parties by iVillage and its licensees. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Further, if these claims are successful, iVillage may be required to change its trademarks, alter its content, alter its site format and pay financial damages. There can be no assurance that these changes of trademarks, alteration of content or format or payment of financial damages will not adversely affect its business, results of operations and financial condition.

   iVillage may be required to obtain licenses from others to refine, develop, market and deliver new services. There can be no assurance that iVillage will be able to obtain any license on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

   Employees

   As of February 20, 2001, iVillage employed 309 full-time employees, of whom 96 were in sales and marketing, 85 were in editorial and community, 53 were in administration and customer service, and 75 were in technology, operations and support. As iVillage continues to grow and introduce more products, iVillage may need to hire more personnel, particularly in the areas of product development and sponsorship. None of iVillage's current employees are represented by a labor union or is the subject of a collective bargaining agreement. iVillage believes that relations with its employees are good.

   Properties

   iVillage is headquartered in New York, New York. In March 2000, iVillage entered into a fifteen-year lease for approximately 105,000 square feet at 500-512 Seventh Avenue in which iVillage has consolidated its New York City operations.

   iVillage also leases two floors at 149 Fifth Avenue, which are each for approximately 10,000 square feet. The lease expires on June 30, 2001 and iVillage is exploring the possibility of subleasing this space.

   iVillage also leases a sales office that is located at 645 North Michigan Avenue, Chicago, Illinois. The lease is on a month-to-month basis.

   iVillage's subsidiary, IVN, Inc., formerly known as iBaby, Inc., is currently leasing approximately 74,000 rentable square feet at a facility located at 6910 Carroll Road in San Diego, California for use as general office, administrative, storage, warehousing and distribution and expires in November 2001. iVillage is exploring the possibility of subleasing this space.

   Lamaze Publishing subleases approximately 10,300 square feet of space at 9 Old Kings Highway, Darien, Connecticut. The sublease expires on June 30, 2005.

   Astrology.com leases approximately 7,400 square feet of space in San Francisco, California. The lease expires in November 2002.

   Legal Matters

   On May 24, 2000, a complaint was filed in the Supreme Court of the State of New York in New York County by Insignia/ESG, Inc. f/k/a Insignia/Edward S. Gordon, Inc., a real estate broker, against iVillage. The complaint alleges a breach of the provisions of a written agreement between Insignia and iVillage related to iVillage's failure to pay Insignia a broker's commission in connection with its lease of office space at 500-512 Seventh Avenue in New York City. In addition to unspecified damages, the complaint seeks an award of $2.0 million plus interest thereon. On July 10, 2000, iVillage filed an answer and counterclaim to Insignia's complaint alleging intentional, malicious, wrongful and tortious interference by Insignia with iVillage's prospective contractual relationship with the owner of another New York office building. In addition to unspecified damages, iVillage's counterclaim seeks an award of $7.0 million in compensatory damages and $1.0 million in punitive damages as well as interest thereon from Insignia.

   iVillage believes that the lawsuit and claims asserted against it by Insignia are without merit and intends to vigorously defend against these claims.

   On July 22, 1998, Jewish Family and Children's Services filed a Notice of Opposition in the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office to iVillage's service mark application for the mark "PARENTSPLACE.COM". On January 22, 1999, iVillage filed an Answer to the
Notice of Opposition, denying that there was any likelihood of confusion between iVillage's mark and the mark used by Jewish Family and Children's Services. In September 2000, iVillage and Jewish Family and Children's Services entered into a settlement agreement permitting each party to use its respective mark in a manner that does not infringe on the other party's primary use of its mark. The parties also plan to move for dismissal of the Trademark Trial and Appeal Board proceedings.

   iVillage is not currently subject to any other material legal proceedings. iVillage may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

Selected Consolidated Financial Data of iVillage

   The iVillage selected consolidated financial data should be read in conjunction with iVillage's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and iVillage's consolidated financial statements and notes to those statements and other financial information included elsewhere in this joint proxy statement/prospectus. iVillage acquired ParentsPlace.com, Inc. in December 1996, Health Responsibility Systems, Inc. in May 1997, Astrology.Net in February 1999, OnLine Psych in June 1999, and Lamaze Publishing and Family Point Inc. in August 1999. The financial data reflect the results of operations of these subsidiaries since their dates of acquisition. In April 1998 and March 1999, iVillage acquired the majority interest and remaining minority interest in iBaby, Inc. In June 2000, iVillage decided to discontinue the operations of iBaby, Inc. and, as such, all discussion and analysis below represents solely the continuing operations of iVillage.


                                                                                            Year Ended December 31,
                                                                            -------------------------------------------------------
                                                                              2000         1999        1998        1997       1996
                                                                            ---------   ---------    --------    --------   -------
                                                                                     (in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues................................................................    $  76,352   $  36,576    $ 12,451    $  6,019   $   732
Cost of revenues........................................................       27,596      15,426      10,315       5,530     3,468
                                                                            ---------   ---------    --------    --------   -------
Gross margin............................................................       48,756      21,150       2,136         489    (2,736)
                                                                            ---------   ---------    --------    --------   -------
Operating Expenses:
Product development and technology......................................        7,731       5,226       1,427       2,076     1.053
Sales and marketing.....................................................       54,098      63,526      28,177       8,771     2,709
General and administrative..............................................       22,634      13,164       9,546       7,841     3,104
Depreciation and amortization...........................................       37,681      25,720       5,500       2,886       109
Impairment of goodwill..................................................       98,056          --          --          --        --
                                                                            ---------   ---------    --------    --------   -------
   Total operating expenses.............................................      220,200     107,636      44,650      21,574     6,975
                                                                            ---------   ---------    --------    --------   -------
Loss from operations....................................................     (171,444)    (86,486)    (42,514)    (21,085)   (9,711)
Interest income (expense), net..........................................        5,261       4,085         571        (216)       28
Other income, net.......................................................          595         271          --          --        --
Loss on sale of Web site (1)............................................           --          --        (504)         --        --
Minority interest.......................................................           --          --         587          --        --
Write-down of note receivable and
 investments............................................................      (13,496)         --          --          --        --
Loss from affiliate.....................................................         (422)         --          --          --        --
                                                                            ---------   ---------    --------    --------   -------
Net loss from continuing operations.....................................     (179,506)    (82,130)   $(41,860)   $(21,301)  $(9,683)
Preferred stock deemed dividend.........................................           --     (23,612)         --          --        --
                                                                            ---------   ---------    --------    --------   -------
Net loss attributable to common
 stockholders from continuing
 operations.............................................................    $(179,506)  $(105,742)   $(41,860)   $(21,301)  $(9,683)
                                                                            =========   =========    ========    ========   =======
Basic and diluted net loss per share
 from continuing operations.............................................    $   (6.05)  $   (5.06)   $ (20.24)   $ (13.65)  $ (8.91)
                                                                            =========   =========    ========    ========   =======
Weighted average shares of
 common stock outstanding used
 in computing basic and diluted
 net loss per share.....................................................       29,683      20,901      2,068      1,561       1,087
                                                                            =========   =========    ========    ========   =======

---------------

(1) Please see note 6 to iVillage's consolidated financial statements.


                                                                  Year Ended December 31,
                                                     --------------------------------------------------
                                                      2000        1999       1998       1997      1996
                                                    --------    --------    -------   -------    ------
                                                                       (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents .......................   $ 48,963    $106,010    $30,825   $ 4,335    $2,102
Working capital .................................     40,252      90,752     19,919     1,114     1,006
Total assets  ...................................    132,459     312,748     45,721    16,236     4,997
Long-term liabilities ...........................      4,818          --         --       139        --
Stockholders' equity ............................    101,366     283,850     32,022    10,522     3,259

iVillage's Management's Discussion and Analysis of Financial Condition and Results of Operations

   The following discussion should be read in conjunction with iVillage's consolidated financial statements and notes to those statements and the other financial information appearing elsewhere in this joint proxy statement/ prospectus.

   Overview

   iVillage is a new media company, which operates iVillage.com, Lamaze Publishing and the Newborn Channel. iVillage.com is a leading women's online destination providing practical solutions and everyday support for women 18 and over. Lamaze Publishing produces advertising supported educational materials for expectant and new parents. The Newborn Channel is a satellite television network in over 1,000 hospitals nationwide.

   In June 2000, iVillage decided to discontinue the operations of its iBaby, Inc. subsidiary. As such, all discussion and analysis below represents solely the continuing operations of iVillage.

   To date iVillage's revenues have been derived primarily from the sale of sponsorship and advertising contracts. Sponsorship revenues are derived principally from contracts ranging from one to three years. Sponsorships are designed to support broad marketing objectives, including brand promotion, awareness, product introductions and online research. Sponsorship agreements typically include the delivery of impressions on iVillage's Web sites and occasionally the design and development of customized sites that enhance the promotional objectives of the sponsor. An impression is the viewing of promotional material on a Web page, which may include banner advertisements, links, buttons, or other text or images. As part of certain sponsorship agreements, sponsors who also sell products may provide iVillage with a commission on sales of their products generated through iVillage's Web site. To date, these amounts have not been significant.

   Advertising revenues are derived principally from short-term advertising contracts in which iVillage typically guarantees a minimum number of impressions or pages to be delivered to users over a specified period of time for a fixed fee. Sponsorship and advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that iVillage has no continuing obligations and the collection of the receivable is reasonably assured, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight-line basis over the term of the contract. To the extent that minimum guaranteed impressions are not met, iVillage defers recognition of the corresponding revenues until the guaranteed impressions are achieved.

   Included in sponsorship and advertising revenues are revenues from advertising placements in Lamaze Publishing's publications, videos and website and satellite broadcasts on the Newborn Channel. In addition, revenues are generated through a sampling and coupon program which offers advertisers the ability to distribute samples, coupons and promotional literature to new and expectant mothers.

   Sponsorship and advertising revenues also include barter revenues, which represent exchanges by iVillage of advertising space on iVillage's Web sites for reciprocal advertising space or traffic on other Web sites. Revenues and expenses from these barter transactions are recorded based upon the fair value of the advertisements delivered. Fair value of advertisements delivered is based upon iVillage's recent historical practice of receiving cash from similar advertisers. Barter revenues are recognized when the advertisements are displayed on iVillage.com and its affiliated properties. Barter expenses are recognized at the value of advertisements received when iVillage's advertisements are displayed on the reciprocal Web sites or properties, which is typically in the same period as when advertisements are displayed on iVillage.com and its affiliated properties, and are included as part of sales and marketing expenses. Revenues from barter transactions were approximately $3.6 million, $3.3 million and $3.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. iVillage anticipates that barter revenues will continue to increase in the future and will remain constant or increase slightly as a percentage of total revenues depending on iVillage's future revenue growth.

   Revenues from Astrology.com consist of the sale of astrological charts and other related products to visitors to the Astrology.com Web site. iVillage recognizes revenues from Astrology.com product sales, net of any discounts, when products are shipped to customers and the collection of the receivable is reasonably assured.

   iVillage received fees from the licensing of portions of its content in connection with the PlanetRx.com relationship. Such fees are recognized on a straight-line basis over the life of the contract.

   iVillage has and will continue to reduce its costs through several expense reduction initiatives targeted at certain expenses, including, without limitation, reduced advertising, targeted staff reductions primarily through attrition, reduced company employee benefit plan costs, as well as other initiatives.

   Results of Operations

   The following table sets forth iVillage's results of operations expressed as a percentage of total revenues:


                                                                                    Year Ended December
                                                                                            31,
                                                                                    -------------------
                                                                                    2000   1999    1998
                                                                                    ----   ----    ----
Revenues .......................................................................     100%   100%    100%
Cost of revenues ...............................................................      36     42      83
Gross margin ...................................................................      64     58      17
Operating expenses:
 Product development and technology ............................................      10     14      11
 Sales and marketing ...........................................................      71    174     226
 General and administrative ....................................................      30     36      77
 Depreciation and amortization .................................................      49     70      44
 Impairment of goodwill ........................................................     128     --      --
                                                                                    ----   ----    ----
    Total operating expenses ...................................................     288    294     358
                                                                                    ----   ----    ----
Loss from operations ...........................................................    (225)  (236)   (341)
                                                                                    ====   ====    ====
Net loss from continuing operations ............................................    (235)% (225)%  (336)%
                                                                                    ====   ====    ====

   Comparison of Years Ended December 31, 2000 and December 31, 1999

   Revenues

   Revenues were $76.4 million for the year ended December 31, 2000, which represents an increase of 109% when compared with 1999. The increase in revenues was primarily due to iVillage's ability to generate significantly higher sponsorship and advertising revenues during 2000 and the benefit of receiving revenues from Lamaze Publishing and the Newborn Channel for the entire 2000 period. Sponsorship, advertising and other revenues were $69.9 million for the year ended December 31, 2000, compared to $35.0 million for 1999. The increase in sponsorship, advertising and other revenues was primarily due to an increase in the number of impressions sold, an increase in the number of sponsors advertising on iVillage's Web sites during 2000, and from operating Lamaze Publishing and the Newborn Channel for the entire 2000 period. Sponsorship, advertising and other revenues accounted for approximately 92% and 95% of total revenues for the year ended December 31, 2000 and 1999, respectively.

   Although no one advertiser accounted for greater than 10% of iVillage's total revenues for the year ended December 31, 2000, iVillage's five largest advertisers accounted for 23% of total revenues. The five largest advertisers accounted for 20% of total revenues for the year ended December 31, 1999.

   Included in sponsorship and advertising revenues are barter transactions, which accounted for approximately 5% of sponsorship and advertising revenues for the year ended December 31, 2000, compared to 10% for 1999.

   Included in total revenues are fees received from the licensing of portions of iVillage's content and fees from chart sales through Astrology.com, which accounted for approximately 8% of total revenues for the year ended December 31, 2000, compared to 5% for 1999.

   Cost of Revenues

   The principal elements of cost of revenues for iVillage's operations are content costs, payroll and related expenses for the editorial staff, Web site design and production staff, the cost of communications and related expenses necessary to support iVillage's Web sites, and an allocation of facility expenses, which is based on the number of personnel. Cost of revenues was $27.6 million, or 36% of revenues, for the year ended December 31, 2000. Cost of revenues was $15.4 million, or 42% of total revenues, for 1999. Cost of revenues, as a percentage of total revenues, decreased during the year ended December 31, 2000 due to significant growth in advertising, sponsorship and other revenues over the respective prior period.

   Operating Expenses

   Product Development and Technology. Product development and technology expenses consist primarily of payroll and related expenses for the technology staff, related expenditures for support, technology, software development and operations personnel, and an allocation of facility expenses, which is based on the number of personnel. Product development and technology expenses for the year ended December 31, 2000 were approximately $7.7 million, or 10% of total revenues. Product development and technology expenses were approximately $5.2 million, or 14% of total revenues, for 1999. The increase was primarily attributable to additional personnel costs related to creating and testing new concepts and tools used throughout iVillage's network of Web sites. Product development and technology expenses decreased as a percentage of total revenues as a result of the growth in revenues for the year ended December 31, 2000 compared to 1999.

   Sales and Marketing. Sales and marketing expenses consist primarily of costs related to distribution agreements, payroll and related expenses for sales and marketing personnel, commissions, advertising and other marketing-related expenses, and an allocation of facility expenses, which is based on the number of personnel. Sales and marketing expenses for the year ended December 31, 2000 were approximately $54.1 million, or 71% of total revenues. Sales and marketing expenses were approximately $63.5 million, or 174% of total revenues, for 1999. The dollar decrease in sales and marketing expenses in 2000 was primarily attributable to the launch of a national advertising campaign in the third quarter of 1999 which was substantially completed by early 2000, coupled with cost reduction initiatives instituted in the second quarter of 2000 and continued throughout the year. Sales and marketing expenses decreased as a percentage of total revenues as a result of the growth in revenues for the year ended December 31, 2000 compared to 1999.

   Included in sales and marketing expenses are barter transactions, which amounted to approximately 7% of total sales and marketing costs during the year ended December 31, 2000, compared to 5% of total sales and marketing costs during 1999.

   General and Administrative. General and administrative expenses consist primarily of payroll and related expenses and related costs for general corporate overhead, including executive management, finance, allocated facilities, and legal and other professional fees. General and administrative expenses for the year ended December 31, 2000 were $22.6 million, or 30% of total revenues. For 1999, general and administrative expenses were $13.2 million, or 36% of total revenues. The increase in general and administrative expenses was primarily due to an increase in salaries and benefits, recruiting costs, expenses incurred for international endeavors, allocation of costs associated with iVillage's office space, and the acquisition of Lamaze Publishing in August 1999. General and administrative expenses decreased as a percentage of total revenues as a result of the growth in revenues for the year ended December 31, 2000 compared to 1999.

   Depreciation and Amortization. Depreciation and amortization expenses for the year ended December 31, 2000 were approximately $37.7 million, or 49% of total revenues. For 1999, depreciation and amortization expenses were $25.7 million, or 70% of total revenues. The dollar increase between 1999 and 2000 was primarily attributable to a full year of amortization expense resulting from iVillage's acquisitions of Astrology.Net, OnLine Psychological Services, Inc., Lamaze Publishing and Family Point Inc. in 1999, as well as depreciation on a greater base of fixed assets owned by us during 2000 periods. In the third quarter of 2000, iVillage recorded a charge of $98.1 million, or $3.30 per share, for the impairment of goodwill relating to the 1999 acquisitions of OnLine Psychological Services, Inc., Code Stone Technologies, Inc., Lamaze Publishing Company, Inc., and Family Point Inc. iVillage determined that its estimated future discounted cash flows were below the carrying values of its long-lived assets, primarily goodwill. iVillage used a discount rate commensurate with the risk involved when estimating future discounted cash flows. Yearly amortization of this goodwill was approximately $26.6 million.

   Interest Income, Net

   Interest income, net includes interest income from iVillage's cash balances. Interest income, net for the year ended December 31, 2000 was $5.3 million, or 7% of total revenues. For 1999, interest income, net was $4.1 million, or 11% of total revenues. The increase between 1999 and 2000 was due to higher interest rates in 2000 despite slightly lower average net cash and cash equivalents balances in 2000 resulting primarily from the cash received from iVillage's initial public offering of common stock in March 1999, and secondary offering of common stock in October 1999.

   Net Loss

   iVillage recorded a net loss of $191.4 million, or $6.45 per share, for the year ended December 31, 2000. For 1999, iVillage recorded a net loss of $116.6 million, or $5.58 per share. The net loss for the year ended December 31, 2000 includes one-time expenses totaling approximately $118.7 million. These one-time expenses consisted of a charge for the impairment of goodwill of approximately $98.1 million in the third quarter of 2000, the write-down of marketable and non-marketable investments of approximately $8.4 million ($0.3 million in the fourth quarter of 2000 and $8.1 million in the second quarter of 2000), whose decline was considered other than temporary, the write-down of a note receivable of approximately $5.1 million in the third quarter of 2000, and an estimated loss on the sale of iBaby, Inc. assets of $7.1 million. The net loss for the year ended December 31, 1999 includes a deemed dividend of $23.6 million incurred as a result of the difference between the purchase price of the series E convertible preferred stock sold to NBC during the first quarter of 1999, and the fair market value on the date of issuance.

   Comparison of Years Ended December 31, 1999 and December 31, 1998

   Revenues

   Revenues were $36.6 million for the year ended December 31, 1999, which represented an increase of 194%, when compared with 1998. The increase in revenues was primarily due to iVillage's ability to generate significantly higher sponsorship and advertising revenues during 1999 and from the acquisition of Lamaze Publishing in the third quarter of 1999, and Astrology.com in the first quarter of 1999. Sponsorship, advertising and other revenues were $35.0 million for the year ended December 31, 1999, compared to $12.5 million for 1998. The increase in sponsorship, advertising and other revenues was primarily due to an increase in the number of impressions sold and an increase in the number of sponsors advertising on iVillage's Web sites during 1999. Sponsorship, advertising and other revenues accounted for approximately 95% and 100% of total revenues for the year ended December 31, 1999 and 1998, respectively.

   Although no one advertiser accounted for greater than 10% of total revenues for the years ended December 31, 1999 and 1998, iVillage's five largest advertisers accounted for 20% of total revenues in each period.

   Included in sponsorship and advertising revenues are barter transactions, which accounted for approximately 10% of sponsorship and advertising revenues for the year ended December 31, 1999, compared to 24% for 1998.

   Cost of Revenues

   The principal elements of cost of revenues for iVillage's operations are content costs, payroll and related expenses for the editorial staff, Web site design and production staff, the cost of communications and related expenses necessary to support iVillage's Web sites, and an allocation of facility expenses, which is based on the number of personnel. Cost of revenues was $15.4 million, or 42% of revenues, for the year ended December 31, 1999. Cost of revenues was $10.3 million, or 83% of revenues, for 1998. Cost of revenues, as a percentage of these revenues, decreased during the year ended December 31, 1999 due to the significant growth in advertising and sponsorship revenues over the prior period.

   Operating Expenses

   Product Development and Technology. Product development and technology expenses consist primarily of payroll and related expenses and related expenditures for support, technology, software development and operations personnel, and an allocation of facility expenses, which is based on the number of personnel. Product development and technology expenses for the year ended December 31, 1999 were approximately $5.2 million, or 14% of total revenues. Product development and technology expenses were $1.4 million, or 11% of total revenues, for 1998. The increase was primarily attributable to additional personnel costs related to creating and testing new concepts and tools to be used throughout iVillage's network of Web sites.

   Sales and Marketing. Sales and marketing expenses consist primarily of costs related to distribution agreements, payroll and related expenses for sales and marketing personnel, commissions, advertising and other marketing-related expenses, and an allocation of facility expenses, which is based on the number of personnel. Sales and marketing expenses for the year ended December 31, 1999 were approximately $63.5 million, or 174% of total revenues. Sales and marketing expenses were $28.2 million, or 226% of total revenues, for 1998. The dollar increase in sales and marketing expenses was primarily attributable to iVillage's national advertising campaign on the Internet and television in accordance with iVillage's agreement with NBC. Sales and marketing expenses as a percentage of revenues decreased between 1998 and 1999 as a result of the growth in revenues.

   Included in sales and marketing are barter transactions which amounted to approximately 5% of sales and marketing costs during the year ended December 31, 1999, compared to 10% of sales and marketing costs during 1998.

   General and Administrative. General and administrative expenses consist primarily of payroll and related expenses and related costs for general corporate overhead, including executive management, finance, allocated facilities, and legal and other professional fees. General and administrative expenses for the year ended December 31, 1999 were $13.2 million, or 36% of total revenues. For 1998, general and administrative expenses were $9.5 million, or 77% of total revenues. The increase in general and administrative expenses between 1998 and 1999 was primarily due to an increase in salaries and benefits, recruiting costs and facilities expenses resulting from an increase in the number of personnel hired to support the growth of iVillage's business. General and administrative expenses decreased as a percentage of total revenues as a result of the growth in revenues in the year ended December 31, 1999 compared to 1998.

   Depreciation and Amortization. Depreciation and amortization expenses for the year ended December 31, 1999 were $25.7 million, or 70% of total revenues. For 1998, depreciation and amortization expenses were $5.5 million, or 44% of total revenues. The dollar increase between 1998 and 1999 was primarily attributable to increased amortization expense resulting from iVillage's acquisitions of Astrology.Net, OnLine Psychological Services, Inc., Lamaze Publishing and Family Point Inc. as well as depreciation on a greater base of fixed assets owned by iVillage during 1999.

   Interest Income, Net

   Interest income, net includes interest income from iVillage's cash balances and interest expenses related to iVillage's financing obligations. Interest income, net for the year ended December 31, 1999 was $4.1 million, or 11% of total revenues. For 1998, interest income, net was $0.6 million, or 5% of total revenues. The increase between 1998 and 1999 was primarily due to higher average net cash and cash equivalents balances resulting primarily from the cash received from iVillage's initial public offering of common stock in March 1999, and secondary offering of common stock in October 1999.

   Net Loss

   iVillage recorded a net loss of $116.6 million, or $5.58 per share, for the year ended December 31, 1999. The net loss per share for the year ended December 31, 1999 includes a deemed dividend of $23.6 million incurred as a result of the difference between the purchase price of the series E convertible preferred stock sold to NBC during the first quarter of 1999, and the fair market value on the date of issuance. For 1998, iVillage recorded a net loss of $43.7 million.

   Income Taxes

   As of December 31, 2000, iVillage had approximately $196.0 million of net operating loss carryforwards for federal tax reporting purposes available to offset future taxable income. iVillage's federal net operating loss carryforwards expire beginning in 2010. Certain future changes in the share ownership of iVillage, as defined in the Tax Reform Act of 1986, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of iVillage's earnings history.

   Recent Events

   Women.com. On February 5, 2001, iVillage signed a definitive agreement to acquire all outstanding shares of Women.com Networks, Inc. The overall transaction has an approximate aggregate value of $28.2 million. Under terms of the merger agreement, iVillage will issue 0.322 shares (subject to adjustment) of iVillage common stock for each share of Women.com common stock on the closing date of the acquisition, plus an aggregate amount of cash currently anticipated to be approximately $250,000.

   The acquisition is subject to the approval of iVillage's stockholders and Women.com's stockholders and other customary closing conditions.

   In addition, Hearst Communications and Women.com's other public stockholders will have the opportunity to invest an aggregate of $20.0 million in iVillage in exchange for approximately 9.3 million shares, and warrants to purchase an additional 2.1 million shares, of iVillage common stock. The warrants are exercisable until December 31, 2004 at an exercise price of $0.01, but only if the average closing market price of iVillage common stock, on any 15 consecutive trading days, has been above $3.75 per share. To the extent any of Women.com's other stockholders do not purchase their pro rata percentage of iVillage shares and warrants in this rights offering, Hearst Communications has agreed to purchase any such shortfall.

   Hearst Communications has also committed to purchase from iVillage between $15.0 and $21.0 million, of production and advertising services, over a three-year period.

   NBC. In February 2001, iVillage further amended its November 1998 agreement with NBC to provide for an extension of time during which iVillage must purchase its advertising or promotional spots on the NBC network. The revised terms require iVillage to purchase approximately $11.6 million of advertising or promotional spots between January 30, 2001 and December 31, 2002, with $3.0 million of such spots being telecast during the year 2001 and approximately $8.6 million during the year 2002.


   Liquidity and Capital Resources

   Until iVillage's initial public offering in March 1999, which raised net proceeds of $91.4 million, iVillage financed its operations primarily through the private placement of its convertible preferred stock. On November 3, 1999, iVillage consummated a secondary offering of 2.7 million shares of common stock and received net proceeds of $70.8 million. As of December 31, 2000, iVillage had approximately $58.2 million in cash, cash equivalents and restricted cash.

   iVillage has sustained net losses and negative cash flows from operations since its inception. iVillage's ability to meet its obligations in the ordinary course of business is dependent upon its ability to achieve profitable operations and/or raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. However, there is no assurance that iVillage will achieve profitable operations or that it will be able to raise adequate financing from other sources. Management believes without giving consideration to the effects of the proposed merger with Women.com that its current funds will be sufficient to enable iVillage to meet its planned expenditures through at least December 31, 2001. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources, if such resources were not available on terms acceptable to iVillage.

   If the proposed merger with Women.com is consummated management believes that its current funds, along with the investment of $20 million in connection with the rights offering and management's intent and ability to significantly reduce expenditures of the combined company, will be sufficient to enable iVillage to meet its planned expenditures through at least December 31, 2001.

   Net cash used in operating activities from continuing operations decreased to $39.4 million for the year ended December 31, 2000, from $48.6 million for the year ended December 31, 1999. The overall decrease in net cash used in operating activities from continuing operations during the year resulted primarily from a decrease in losses from continuing operations, excluding non-cash charges, a decrease in deferred revenue, offset by an increase in restricted cash and other assets and depreciation and amortization expenses. Non-cash charges includes the write-down of a note receivable and investments, and an impairment of goodwill. The decreased loss from continuing operations, excluding non-cash charges, was primarily due to the increase in revenue coupled with iVillage's expense reduction initiatives. Net cash used in operating activities amounted to $31.0 million for the year ended December 31, 1998. The increase in net cash used from 1998 to 1999 resulted primarily from increasing net losses and other assets and decreasing accounts payable and accrued expenses, offset by an increase in deferred revenue and depreciation and amortization expense.

   Cash used in investing activities from continuing operations was $17.7 million for the year ended December 31, 2000. This compares to cash used in investing activities from continuing operations of $32.9 million and $5.4 million for the years ended December 31, 1999 and 1998, respectively. The overall decrease in cash used in investing activities from continuing operations for the year ended December 31, 1999 to 2000 resulted primarily from the acquisition of iBaby and Astrology.Net in the first quarter of 1999, the acquisitions of OnLine Psychological Services, Inc. and Code Stone Technologies, Inc. during the second quarter of 1999, and Lamaze Publishing and Family Point Inc. in the third quarter of 1999, offset by higher fixed asset purchases in 2000 for the build-out of iVillage's New York City office. Through December 31, 2000, approximately $9.9 million has been disbursed for the build-out of iVillage's office space. Net cash used in investing activities increased from 1998 to 1999, primarily from the acquisitions of iBaby, Inc. and Astrology.Net in the first quarter of 1999, the acquisitions of OnLine Psychological Services, Inc. and Code Stone Technologies, Inc. during the second quarter of 1999, and the acquisition of Lamaze Publishing and Family Point Inc. in August 1999.

   Net cash provided by financing activities from continuing operations amounted to $5.5 million for the year ended December 31, 2000, compared to $166.9 million for the year ended December 31, 1999. The overall decrease in net cash provided by financing activities from continuing operations was primarily due to the receipt of $91.4 million of net proceeds from iVillage's initial public offering in March 1999 and $70.8 million of net proceeds from its secondary public offering consummated in November 1999. Net cash provided by financing activities from continuing operations was $63.1 for 1998. The increase from 1998 to 1999 was primarily due to the receipt of $91.4 million in net proceeds from iVillage's initial public offering in March 1999 and $70.8 million of net proceeds from its secondary public offering consummated in November 1999, offset by $63.6 million of net proceeds from the sale of shares of its series D and E convertible preferred stock, and common stock in 1998.

   On September 3, 1999, iVillage paid approximately $7.5 million to PlanetRx.com for 371,103 shares of series D preferred stock of PlanetRx.com, which was converted into the same number of shares of PlanetRx.com, common stock upon the closing of PlanetRx.com's initial public offering in October 1999. At June 30, 2000, the investment in PlanetRx.com was written down approximately $7.1 million, and at December 31, 2000 the investment was further written down approximately $0.3 million, to its estimated fair market value due to a decline in value deemed to be other than temporary.

   In addition, in September 1999 iVillage entered into a content license agreement with PlanetRx.com for $7.5 million and a multi-year sponsorship agreement for $15.0 million. In June 2000, iVillage's sponsorship agreement with PlanetRx.com was amended to reduce the aggregate value of the agreement to approximately $9.3 million, as well as reduce iVillage's obligations thereunder. In September 2000, iVillage's Sponsorship Agreement with PlanetRx.com was further amended to reduce the aggregate value of the agreement to approximately $4.0 million, further reduce iVillage's obligations thereunder, and terminate the agreement as of December 31, 2000.

   As of September 28, 1999, iVillage entered into a financial advisory agreement with Allen & Company Incorporated pursuant to which Allen & Company will act as iVillage's financial advisor with respect to various matters from time to time. iVillage paid Allen & Company $0.3 million upon execution of the agreement. In February 2000, iVillage executed an amendment to the agreement that extended its term to September 28, 2000 and set forth additional fees payable to Allen & Company for up to 12 months after expiration of the agreement upon the occurrence of certain events. Upon consummation of the merger with Women.com, iVillage will be obligated to pay Allen & Company a fee in connection with their services.

   In March 2000, iVillage entered into a fifteen-year lease for approximately 105,000 square feet at 500-512 Seventh Avenue in which iVillage has recently consolidated its New York City operations. The financial commitment for rent at this office space is approximately $4.7 million for the next 12 months. Pursuant to the terms of the lease, iVillage received approximately $3.8 million in January 2001 and anticipates receiving another approximately $1.5 million for reimbursement of certain construction expenses. iVillage also expects to spend an additional approximately $2.1 million to complete the construction project.

   On February 15, 2000, iVillage and Unilever PLC announced the formation of an independently managed company to provide women within a highly focused community, an array of interactive, customized online services, beauty and personal care products and personalized products recommendations. Unilever
PLC and iVillage plan to provide cash, intellectual property, marketing and other resources. Unilever PLC will provide capital as well as sponsorship and promotional initiatives. iVillage will provide its Beauty channel, capital, intellectual property, services and promotion. iVillage's funding obligations shall not exceed in the aggregate $1.5 million in calendar year 2000 and $2.0 million in calendar year 2001, however any unused funding for calendar year
2000 or 2001 may be carried over and used in calendar year 2001 or 2002, respectively. As of December 31, 2000, iVillage had not contributed any capital to the joint venture. During the year ended 2000, iVillage recognized losses from the joint venture of approximately $0.4 million.

   In June 2000, iVillage decided to discontinue the operations of iBaby, Inc. iVillage recorded a loss on disposal of approximately $7.1 million, which includes a loss on sale of assets of approximately $3.6 million and an estimated loss from operations during the phase-out period of approximately $3.4 million. Results of these operations have been classified as discontinued operations and all prior period results have been reclassified.

   In July 2000, iVillage sold certain assets of iBaby, Inc. to Babygear.com, Inc. Under the Asset Purchase Agreement dated July 6, 2000, iVillage received a convertible promissory note of approximately $9.7 million. Pursuant to the terms of the Asset Purchase Agreement, in October 2000 the note was converted into 890,198 shares of Babygear.com Series C Convertible Preferred Stock. Subsequent to the conversion of the note, Babygear.com filed for bankruptcy.

   In calculating the loss on sale of assets, iVillage valued the note at $5.1 million as of June 30, 2000, due to uncertainties surrounding the recoverability of the convertible note. At September, 30, 2000, the convertible note was fully reserved due to uncertainties surrounding Babygear.com's ability to sustain their operations, and is included in the caption write-down of note receivable and investments in the consolidated statements of operations.

   In December 2000, iVillage entered into an exclusive licensing and technology agreement with Hindustan Lever Limited to create a Web site targeting women in India. As part of the licensing agreement, Hindustan Lever Limited will pay an initial set-up fee for certain services and domain knowledge and iVillage will receive an annual royalty on any revenue generated. The license agreement is subject to necessary regulatory approvals in India.

   iVillage's capital requirements depend on numerous factors, including:

   o market acceptance of its services;

   o the amount of resources iVillage devotes to investments in the iVillage.com network, including entering into joint ventures with and/or the acquisition of other entities;

   o the resources iVillage devotes to marketing; and

   o the resources iVillage devotes to selling its services and brand promotions.

   iVillage has experienced a substantial increase in its expenditures since its inception. The increase in expenditures is consistent with the growth in iVillage's operations and staffing. iVillage anticipates that it will continue to evaluate possible investments in businesses and products and technologies, either of which could reduce iVillage's liquidity.

   Recent Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. The effective date of this standard was deferred to all fiscal quarters of fiscal years beginning after June 15, 2000 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which was issued on June 30, 1999. iVillage does not expect the adoption of this statement to have a significant impact on iVillage's results of operations, financial position or cash flows.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). This accounting bulletin summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. This accounting bulletin is not a rule or interpretation of the SEC; however, it represents interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws. iVillage does not believe that the interpretations outlined in this accounting bulletin will have an impact on its revenue recognition policies.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB 25." This interpretation becomes effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of this interpretation did not have a material effect on iVillage's financial position or results of operations.

iVillage's Directors and Executive Officers

   The following table sets forth the directors and executive officers of iVillage, their ages and the positions held by them with iVillage as of February 15, 2001.

Name                                       Age        Position
 ------------                            ---------    -------------------------------------
Douglas W. McCormick(b) ............        51        Chief Executive Officer and Director
Candice Carpenter(c) ...............        48        Co-Chairperson of the Board
Nancy Evans(c) .....................        50        Co-Chairperson of the Board
Steven A. Elkes ....................        39        Executive Vice President, Operations and Business Affairs
Scott Levine .......................        36        Chief Financial Officer
Nancy R. Alpert ....................        47        Senior Vice President, Corporate Development
John M. Barbera ....................        57        President of Sales and Sales Marketing
John W. Glascott ...................        47        Senior Vice President, Sponsorship
Richard Caccappolo .................        35        Chief Technology Officer and Senior Vice President of Product
                                                      Development
Jane Tollinger .....................        58        Senior Vice President, Business Affairs
John T. Healy(a) ...................        61        Director
Habib Kairouz(c) ...................        34        Director
Lennert J. Leader(a) ...............        45        Director
Daniel Schulman(b) .................        43        Director
Martin Yudkovitz(c) ................        47        Director

---------------

(a) Class I director

(b) Class II director

(c) Class III director

   Douglas W. McCormick, age 51, has been a director of iVillage since February 1999. From April 2000 through July 2000, he served as President of iVillage and has been iVillage's Chief Executive Officer since July 2000. From 1998 to April 2000, Mr. McCormick was President of McCormick Media, a media consulting firm. From 1993 to 1998, Mr. McCormick was President and Chief Executive Officer of Lifetime Television, a joint venture of The Hearst Corporation and The Walt Disney Company. Mr. McCormick held various positions at Lifetime from 1984 to 1994 in the sales, marketing and research areas. Mr. McCormick also serves on the boards of directors of Streetmail.com, Zilo.com, and Myers Consulting Group, and serves on Streetmail.com's Compensation Committee. Mr. McCormick received an M.B.A. from the Columbia University School of Business and a B.A. in speech/communications from the University of Dayton.

   Candice Carpenter, age 48, is a founder of iVillage and has been Chairperson of the Board since the inception of iVillage in June 1995 and Co-Chairperson of the Board since December 1998. Ms. Carpenter served as iVillage's Chief Executive Officer from June 1995 until July 2000. Prior to founding iVillage, Ms. Carpenter was President of Q2, the upscale QVC, Inc. shopping channel, from 1993 through 1995. Ms. Carpenter was also a consultant to AOL and Discovery Communications, Inc. in 1995. From 1989 to 1993, Ms. Carpenter was President of Time Life Inc.'s Time Life Video and Television and previously was Vice President in Consumer Marketing at American Express Company. Ms. Carpenter received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

   Nancy Evans, age 50, is a founder of iVillage and has been Editor-in-Chief since June 1995 and Co-Chairperson of the Board since December 1998. Prior to founding iVillage, Ms. Evans created Family Life magazine in 1991, which she published in partnership with Jann Wenner. From 1987 to 1991, Ms. Evans served as President and Publisher of Doubleday. Prior to her employment at Doubleday, Ms. Evans was Vice President and Editor-In-Chief of the Book-of-the-Month Club, where she launched the Children's Book-of-the-Month Club. Ms. Evans graduated from Skidmore College with a B.A. and is also a graduate fellow at Columbia University.

   Steven A. Elkes, age 39, has been Executive Vice President-Operations and Business Affairs since July 2000 and Secretary since October 1999. From April 1999 to July 2000, Mr. Elkes was Senior Vice President, Business Affairs. From August 1996 to April 1999, Mr. Elkes was Vice President, Business Affairs. From August 1993 to August 1996, Mr. Elkes was Vice President Credit/ Structured Finance at CNA Insurance Company. From August 1991 to August 1993, Mr. Elkes served as Assistant Vice President at CNA Insurance Company. Mr. Elkes received his M.B.A. from Baruch College and his B.A. from Grinnell College.

   Scott Levine, age 36, has been Chief Financial Officer since January 2001. From September 2000 until January 2001, Mr. Levine was Senior Vice President, Finance and interim Chief Financial Officer. From February 1999 to September 2000, Mr. Levine was Vice President, Controller and Chief Accounting Officer. From July 1998 to February 1999, Mr. Levine was Controller for FundTech Ltd., a financial software company. From April 1997 to July 1998, Mr. Levine was the Controller of AmeriCash, Inc., an operator of a network of automated teller and electronic commerce machines. From 1993 to 1997, Mr. Levine was employed by Coopers & Lybrand L.L.P. Mr. Levine is a Certified Public Accountant and received his M.B.A. from Baruch College and his B.A. from State University of New York, Buffalo.

   Nancy R. Alpert, age 47, has been Senior Vice President, Corporate Development of iVillage since October 2000. From 1994 to 2000, Ms. Alpert served as Senior Vice President, Business and Legal Affairs at Lifetime Television, a joint venture of The Hearst Corporation and The Walt Disney Company. From 1992 to 1994, Ms. Alpert was Deputy General Counsel at Liz Claiborne, Inc., and from 1987 to 1992, Ms. Alpert served as Vice President and Deputy General Counsel at Telemundo Group, Inc., a U.S. Spanish-language broadcast television network. Ms. Alpert received her J.D. from the UCLA School of Law and her B.A. from Brandeis University.

   John M. Barbera, age 57, has been President of Sales and Sales Marketing since February 2001. From 1999 to February 2001, Mr. Barbera served as Chief Operating Officer for 24/7 Media Europe. From 1994 to 1999, Mr. Barbera ran his own consulting firm, J.B. Communications. From 1990 to 1994 Mr. Barbera was President of Turner Broadcasting Sales for Turner Broadcasting. Mr. Barbera held various positions with Turner Broadcasting from 1978 to 1994. Mr. Barbera received his B.A. from Allegheny College.

   John W. Glascott, age 47, has been Senior Vice President, Sponsorship since April 1998. From September 1996 to March 1998, Mr. Glascott was Senior Vice President and Director of Corporate Marketing and Sales for Hearst Magazines. From August 1994 to September 1996, Mr. Glascott was a publisher and partner of SmartHealth at Meigher Communications L.P., a magazine publisher. Prior to such time, Mr. Glascott held various sales management positions at Whittle Communications L.P., a media company, from 1982 to 1994. Mr. Glascott received an M.B.A. from New York University and a B.A. from Ohio Wesleyan University.

   Richard Caccappolo, age 35, has been Chief Technology Officer and Senior Vice President of Product Development since September 2000 and served as Chief Technology Officer of iVillage from March 1999 to September 2000. From January 1998 to March 1999, Mr. Caccappolo served as the Chief Technology Officer of Kodak Polychrome Graphics, a supplier of products and services to graphics arts industries. From October 1994 to December 1997, Mr. Caccappolo served as Sun Chemicals' Director, Information Systems - Europe.

   Jane Tollinger, age 58, has been Senior Vice President, Business Affairs since September 2000 and from June 2000 to September 2000 served as Vice President, Business Affairs. From June 1999 to June 2000, Ms. Tollinger served on several advisory boards. From September 1993 through June 1999, Ms. Tollinger served as Executive Vice President of Lifetime Television Network. Prior to such time, Ms. Tollinger held various management positions at Lifetime Television Network. Prior to joining Lifetime Television Network, Ms. Tollinger was an attorney with Columbia Pictures and previous to that was an associate with the Coudert Brothers law firm. Ms. Tollinger received a J.D. from Columbia Law School, an M.A. from Harvard University and a B.A. from Beloit College.

   John T. (Jack) Healy, age 61, has been a director of iVillage since November 2000. Since February 1996, Mr. Healy has been Principal of the H.A.M. Media Group, LLC. Prior to joining The H.A.M. Media Group, LLC, from August 1970 to July 1996, Mr. Healy held various positions and served most recently as President, ABC International Operations and Executive Vice President, ABC
Cable & International at Capital Cities/ABC Inc. Mr. Healy serves as a director of Newstar Inc. and StoryFirst Communications.

   Habib Kairouz, age 34, has been a director of iVillage since March 1998. Currently, Mr. Kairouz is Managing Director of Rho Management Company, Inc., an investment company, and has been with Rho since 1993. He also serves as a director at Bellwether Exploration Company, Inc., an oil drilling company, and a number of other private companies. Mr. Kairouz received a B.S. in Engineering and a B.A. in Economics from Cornell University and an M.B.A. in Finance from Columbia University.

   Lennert J. Leader, age 45, has been a director of iVillage since July 1998. Since February 1998, Mr. Leader has been President of AOL Investments, a division of AOL Time Warner ("AOL"). Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of AOL from September 1989 until July 1998 and was Chief Accounting Officer from October 1993 until July 1998. Prior to joining AOL, Mr. Leader was Vice President-Finance of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989, and Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and its Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. Mr. Leader serves as a director of Multex.com, Inc. Mr. Leader graduated with a B.S. in Accounting in 1977 from the University of Baltimore.

   Daniel H. Schulman, age 43, has been a director of iVillage since February 1999. Since June 1999, Mr. Schulman has been President and Chief Operating Officer of Priceline.com. From October 1998 to June 1999, Mr. Schulman was an Executive Vice President at AT&T Corp. and was President of AT&T WorldNet Services from January 1997 to October 1998. From January 1996 to January 1997, Mr. Schulman was a Vice President of Business Services at AT&T Corp. From December 1994 to January 1996, he served as a Marketing Vice President at AT&T Corp. and also was a General Manager at AT&T Corp. from June 1993 to December 1994. Mr. Schulman is currently a director of Net2Phone, Inc., an internet telephone service provider and Symantec Corporation, a provider of utility software for business and personal computing. Mr. Schulman received an M.B.A. from New York University and a B.S. from Middlebury College.

   Martin Yudkovitz, age 47, has been a director of iVillage since February 1999. Since December 1995, Mr. Yudkovitz has been the President and Chief Executive Officer of NBC Multimedia, Inc., a division of the National Broadcasting Company, Inc. In January 1997, Mr. Yudkovitz also became the Senior Vice President of Business Development, Broadcast Network Applications for NBC. From 1994 to 1999, Mr. Yudkovitz was Senior Vice President of NBC Multimedia. From 1992 to 1994, he served as Senior Vice President of Strategic Development at NBC. His other positions at NBC have included Vice President of Business Affairs for NBC's 1992 Olympics Unit; First General Counsel and Vice President for Business Affairs at CNBC; and Senior Counsel to NBC's 1988 Seoul Olympics Unit in NBC Sports. Mr. Yudkovitz joined NBC in January 1984 in the law department. Mr. Yudkovitz received his J.D. from Columbia University and his B.A. from Rutgers University.

   Classified Board of Directors

   iVillage's board of directors is divided into three classes, denominated Class I, Class II and Class III, the terms of which expire successively over a three-year period. Currently, the term of the Class III directors expires in 2001, the term of the Class I directors expires in 2002 and the term of the Class II directors expires in 2003.

   Hearst Communications Board Representation

   As described in the section of this joint proxy/prospectus entitled "Agreements between Hearst Communications and iVillage - Stockholder Agreement," effective as of the closing of the merger, iVillage is required to appoint three Hearst Communications designees to iVillage's board of directors, one of whom will be appointed to each of iVillage's three classes of directors. iVillage is also required to appoint one Hearst Communications designee to iVillage's compensation committee and one Hearst Communications designee to iVillage's nominating committee. Upon the closing of the merger, one or more of iVillage's current directors will resign and the board of directors will appoint the three Hearst Communications designees. The identity of the Hearst Communications designees has not yet been determined.

   Director Compensation

   Directors do not currently receive any cash compensation from iVillage for their service as members of the board of directors, although they are reimbursed for certain expenses in connection with attendance at board and Committee meetings. From time to time, certain directors of iVillage have received grants of options to purchase shares of iVillage's common stock pursuant to the 1995 Amended and Restated Employee Stock Option Plan and the Amended and Restated 1999 Employee Stock Option Plan. Under iVillage's 1999 Director Option Plan, non-employee directors are eligible to receive non-discretionary, automatic stock option grants.

   On January 13, 2000, each non-employee director was granted an option to purchase 10,000 shares of common stock at an exercise price of $17.625 under the Amended and Restated 1999 Employee Stock Option Plan. On May 17, 2000, each non-employee director of iVillage was also granted an option to purchase 1,666 shares of iVillage's common stock at an exercise price of $8.3125 per share pursuant to the 1999 Director Option Plan.

   Executive Compensation

   The following table sets forth the compensation earned for services rendered to iVillage in all capacities for the fiscal years ended December 31, 1998, 1999 and 2000 by iVillage's Chief Executive Officer and its four next most highly compensated executive officers who earned more than $100,000 during the fiscal years ended December 31, 1998, 1999 and 2000 (collectively, the "Named Executive Officers"). Candice Carpenter was iVillage's Chief Executive Officer through July 2000 and Douglas W. McCormick has served in such capacity since such date.

                      iVillage Summary Compensation Table


                                                                                            Long-Term
                                                                                           Compensation
                                                            Annual Compensation               Awards
                                                   ------------------------------------     Securities
                                                                               Other        Underlying
                                                                              Annual       Options/SARs
Name and Principal Position                Year    Salary($)    Bonus($)   Compensation       (#)(1)
 --------------------------------          ----    ---------    --------   ------------    ------------
Douglas W. McCormick(2) ................   2000     252,780          --         --          1,010,000
 Chief Executive Officer                   1999          --          --         --             35,000
                                           1998          --          --         --                 --

Candice Carpenter(3) ...................   2000     400,079      90,000         --            100,000
 Former Chief Executive Officer            1999     225,000      90,000         --            333,333
                                           1998     225,000          --         --            153,334

Nancy Evans ............................   2000     325,144      84,000         --            260,000
 Editor-in-Chief                           1999     208,750     134,000         --            116,667
                                           1998     195,000          --         --             76,667

John W. Glascott(4) ....................   2000     231,015     209,580         --             30,000
 Senior Vice President,                    1999     211,279      91,307         --             30,000
 Sponsorship                               1998     155,906      50,000         --             66,667

Steven A. Elkes ........................   2000     242,578     168,790         --            128,333
 Executive Vice President,                 1999     166,500     202,099         --              6,667
 Operations and Business Affairs           1998     158,968      12,150         --             16,667

Scott Levine(6) ........................   2000     171,404     156,693         --             75,000
 Chief Financial Officer                   1999     127,500          --         --             40,000

---------------

(1) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan, Amended and Restated 1999 Employee Stock Option Plan or Amended and Restated 1999 Non-Qualified Stock Option Plan (as amended by Amendment No. 1) and generally vest 1/4 one year after the date of employment and the remainder in equal quarterly installments, except for those options granted in 2000 to Mr. McCormick which vest as described in "Employment Arrangements" below.

(2) Mr. McCormick joined iVillage in April 2000 as President and was appointed Chief Executive Officer in July 2000.

(3) Ms. Carpenter served as iVillage's Chief Executive Officer through July
    2000.

(4) Mr. Glascott joined iVillage in April 1998.

(5) Mr. Levine joined iVillage in February 1999 as Vice President, Controller and Chief Accounting Officer.

   Employment Arrangements

   On October 5, 2000, iVillage and Ms. Carpenter entered into an agreement pursuant to which Ms. Carpenter agreed to resign as Chief Executive Officer of iVillage, effective August 1, 2000, and retain her position as Co-Chairperson of the Board of Directors. Ms. Carpenter further agreed to represent iVillage at certain speaking engagements and perform such other duties as are requested by iVillage's Chief Executive Officer and board of directors and shall receive compensation equal to $400,000 per year through December 31, 2002. In addition to such compensation, Ms. Carpenter is entitled to certain benefits and bonus compensation, if approved by the Compensation Committee, on a pro rata basis reflecting Ms. Carpenter's tenure as Chief Executive Officer for the seven (7) month period ended July 31, 2000. Ms Carpenter is also entitled to the continued vesting of her existing stock options through December 31, 2002 and an extension of the due date to December 31, 2002 on the promissory note issued by Ms. Carpenter to iVillage dated June 5, 1998. See"--Certain Transactions." In consideration for the payments to her and iVillage's obligations under the agreement, Ms. Carpenter has entered into a non-compete agreement that survives for six months after December 31, 2002 and has agreed to release and discharge iVillage from any and all claims which exist, have existed or may arise out of or in any way are related to her relationship with, including her employment with, or departure from iVillage, or the execution of the agreement.

   The agreement shall terminate on December 31, 2002, or earlier in the event that prior to such date iVillage terminates Ms. Carpenter without cause or with cause, or, in the event that Ms. Carpenter resigns from iVillage with or without good reason. In the event that iVillage terminates Ms. Carpenter without cause or in the event that Ms. Carpenter resigns with good reason, Ms. Carpenter shall be entitled to the compensation and benefits described above through December 31, 2002. If iVillage terminates Ms. Carpenter for cause or Ms. Carpenter resigns without good reason, Ms. Carpenter shall be entitled to such compensation and benefits through the effective date of her termination and iVillage shall have no further obligation to pay any additional compensation and benefits.

   On November 29, 2000, iVillage entered into an employment agreement with Douglas W. McCormick. Mr. McCormick's employment agreement provides for an initial annual base salary of $500,000 and eligibility to receive a bonus pursuant to iVillage's bonus plan of up to forty percent (40%) of his base salary upon satisfaction of objectives determined by the board of directors or the Compensation Committee. iVillage has also granted Mr. McCormick options to purchase shares of its common stock which expire 7 years after the date of grant. Specifically, Mr. McCormick was granted options to purchase: (a) 600,000 shares of iVillage's common stock at an exercise price equal to $1.25 per share (the fair market value of the common stock on the effective date of the employment agreement); (b) 200,000 shares of common stock at an exercise price of $3.50 per share; and (c) 200,000 shares of common stock at an exercise price of $5.00 per share. Each grant of options described above shall vest in equal quarterly installments commencing three (3) months from the effective date of the employment agreement over a period of thirty (30) months.

   Mr. McCormick's employment agreement is effective as of November 29, 2000 for a period of thirty (30) months. Pursuant to the employment agreement, if Mr. McCormick voluntarily terminates his employment without "good reason" (as defined in the agreement) or is terminated for cause (as defined in the agreement) prior to the expiration of the employment agreement, iVillage shall pay him base compensation and benefits through the effective date of his termination and iVillage will have no obligation to pay Mr. McCormick his base salary, any bonus or other compensation (including options) for the remainder of the term of the employment agreement. If Mr. McCormick is terminated without cause or resigns for good reason prior to the expiration of the initial term of the employment agreement, iVillage shall pay him his base compensation and benefits through the effective date of termination and shall pay him cash equal to his base salary for a twelve (12) month period, to be paid monthly, and the normal vesting of any options issued to Mr. McCormick shall continue over this twelve (12) month period.

   Notwithstanding the foregoing, in the event Mr. McCormick's employment is terminated for any reason: (i) prior to the six month anniversary of the effective date of the employment agreement, Mr. McCormick shall immediately vest in one third (1/3) of the options, as described above, granted to him at an exercise price of $1.25 to the extent not otherwise vested; or (ii) on or after the six month anniversary but prior to the one-year anniversary of the effective date of the employment agreement, Mr. McCormick shall immediately vest in two fifths (2/5) of such options.

   Option Grants in Last Fiscal Year

   The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 2000. iVillage has never granted any stock appreciation rights. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the iVillage board of directors. The potential realizable value is calculated based on the term of the option at its time of grant (seven years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect iVillage's estimate of future stock price growth.


                                                      Percent of
                                       Number of         Total                                  Potential Realizable
                                       Securities       Options                                   Value at Assumed
                                       Underlying       Granted       Exercise                  Annual Rates of Stock
                                        Options      To Employees     Price Per   Expiration     Price Appreciation
                                        Granted     in Fiscal Year      Share        Date          for Option Term
                                       ----------   --------------    ---------   ----------    ---------------------
Name                                      (#)             (%)          ($/Sh)                     5%($)       10%($)
----------------------                 ----------   --------------    ---------                 ---------   ---------
Douglas W. McCormick...............      10,000            0%           17.17       1/21/07       241,543     334,517
                                        600,000           14%            1.25      11/29/07     1,055,325   1,461,538
                                        200,000            5%            3.50      11/29/07       984,970   1,364,102
                                        200,000            5%            5.00      11/29/07     1,407,100   1,948,717
Candice Carpenter..................     100,000            2%           17.17       1/21/07     2,415,429   3,345,168
Nancy Evans........................      60,000            1%           17.17       1/21/07     1,449,257   2,007,101
                                        200,000            5%            7.50        6/8/07     2,110,651   2,923,076
John W. Glascott...................      30,000            1%           17.17       1/21/07       724,629   1,003,550
Steven A. Elkes....................      43,333            1%           17.17       1/21/07     1,046,678   1,449,562
                                         85,000            2%            7.50        6/8/07       897,027   1,242,307
Scott Levine.......................      75,000            2%            1.25      11/29/07       131,916     182,692

   Fiscal Year-End Option Values

   The following table sets forth information with respect to the Named Executive Officers concerning stock options held during the fiscal year ended December 31, 2000 and exercisable and unexercisable options held as of December 31, 2000. No options were exercised during fiscal 2000 by any of the officers. The value of unexercised in-the-money options at fiscal year-end is based on $1.0625 per share, the assumed fair market value of the common stock at December 31, 2000, less the exercise price per share.


                                                              Number of Securities
                                                                   Underlying               Value of Unexercised
                                                             Unexercised Options at               In-The-Money
                                                                     Fiscal                    Options at Fiscal
                                                                  Year-End (#)                     Year-End
                                                           ---------------------------    ---------------------------
Name                                                       Exercisable   Unexercisable    Exercisable   Unexercisable
---------------------------------                          -----------   -------------    -----------   -------------
Douglas W. McCormick...................................       22,639       1,022,361          --              --
Candice Carpenter......................................      317,500         362,502          --              --
Nancy Evans............................................       98,960         354,374          --              --
John W. Glascott.......................................       49,167          77,500          --              --
Steven A. Elkes........................................       41,977         143,024          --              --
Scott Levine...........................................       17,603          97,397          --              --

Principal Stockholders of iVillage

   The following table sets forth certain information regarding the beneficial ownership of the common stock as of February 15, 2001 of:

   o each person known by iVillage to beneficially own more than 5% of the common stock;

   o each director or director nominee of iVillage;

   o each executive officer of iVillage for whom information is given in the iVillage Summary Compensation Table in this joint proxy statement/ prospectus; and

   o all directors and executive officers of iVillage as a group.


                                                                 Number of Shares
Name of Beneficial Owner                                      Beneficially Held (1)    Percent of Class
 --------------------------------                             ---------------------    ----------------
Capital Group International, Inc. and Capital Guardian
  Trust Company (2)........................................         3,064,200                10.3
 11100 Santa Monica Boulevard
  Los Angeles, California 94109
AOL Time Warner Inc. (3) ..................................         2,511,983                 8.4
 75 Rockefeller Plaza
  New York, New York 10019
National Broadcasting Company, Inc. (4) ...................         2,109,012                 7.0
 30 Rockefeller Plaza
  New York, New York 10112
Rho Management Partners L.P.(5) ...........................         1,818,885                 6.1
 152 West 57th Street
  New York, New York 10019
Candice Carpenter(6) ......................................           666,252                 2.2
Nancy Evans(7) ............................................           433,609                 1.5
Habib Kairouz(8) ..........................................         1,829,302                 6.2
Lennert J. Leader(9) ......................................         2,522,400                 8.4
Douglas McCormick(10) .....................................           191,750                   *
Daniel Schulman(11) .......................................            57,083                   *
Martin Yudkovitz(12) ......................................         2,123,429                 7.1
Steven A. Elkes(13) .......................................            76,125                   *
John W. Glascott(14) ......................................            68,874                   *
John T. Healy .............................................                 -                   *
Scott Levine(15) ..........................................            23,063                   *
All directors and executive officers as a group (15
  persons).................................................         8,041,385                25.8

---------------

*Less than one percent of the outstanding common stock.

(1) Unless otherwise indicated, the address for each listed director or officer is c/o iVillage Inc., 500-512 Seventh Avenue, New York, New York 10018. As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. For purposes of this table, a person is deemed to be the beneficial owner of securities that can be acquired within 60 days from February 15, 2001 through the exercise of any option or warrant. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 29,706,770 shares of common stock outstanding as of February 15, 2001.

(2) According to a Schedule 13G, filed on December 12, 2000, Capital Group International, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in this section. The investment management companies, which include a "bank" as defined in
     Section 3(a)6 of the Securities Exchange Act of 1934, as amended, and several investment advisers registered under Section 203 of the Investment Advisors Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. Capital Group International, Inc. does not have investment power or voting power over any of the securities shown herein; however, Capital Group International, Inc. may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Exchange Act. Capital Guardian Trust Company, a bank as defined in Section 3(a)6 of the Exchange Act is deemed to be the beneficial owner of the 3,064,200 shares as a result of its serving as the investment manager of various institutional accounts.

(3) Includes 350,908 shares of common stock issuable upon the exercise of warrants.

(4) According to an Amended Schedule 13D, filed November 5, 1999, the National Broadcasting Company, Inc. has sole voting and dispositive power over all shares. Includes 271,003 shares of common stock issuable upon the exercise of a warrant.

(5) Rho Management Partners L.P., a Delaware limited partnership, may be deemed the beneficial owner of the 1,818,885 shares according to an investment advisory relationship by which Rho Management Partners L.P. exercises voting and investment control over the shares of which 1,668,885 shares are registered in the name of Rho Management Trust I.

(6) Includes options to purchase 278,750 shares of common stock that are currently exercisable.

(7) Includes (a) options to purchase 134,377 shares of common stock that are currently exercisable and (b) 81,166 shares of common stock beneficially owned by the Evans/Wishman 1998 Irrevocable Trust. Ms. Evans disclaims beneficial ownership of the shares of common stock held by the Evans/ Wishman 1998 Irrevocable Trust.

(8) Mr. Kairouz is Managing Director of Rho Management Company, Inc., an affiliate of Rho Management Partners L.P. In such capacity, Mr. Kairouz may be deemed to have beneficial ownership of the 1,818,885 shares beneficially owned by Rho Management Partners L.P. Mr. Kairouz disclaims beneficial ownership of the shares reported by Rho Management Trust I, other than 17,249 shares in which Mr. Kairouz has a pecuniary interest. Includes options to purchase 10,417 shares of common stock that are currently exercisable.

(9) Consists of 2,511,983 shares of common stock beneficially owned by AOL Time Warner Inc., including 350,908 shares of common stock issuable upon the exercise of warrants. Mr. Leader shares voting power with America Online, Inc. Mr. Leader disclaims beneficial ownership of the shares of common stock beneficially owned by America Online, Inc. Includes options to purchase 10,417 shares of common stock that are currently exercisable.

(10) Includes (a) options to purchase 143,750 shares of common stock that are currently exercisable and (b) 3,000 shares of common stock beneficially owned by Mr. McCormick's wife. Mr. McCormick disclaims beneficial ownership of the shares of common stock held by his wife.

(11) Consists of options to purchase 57,083 shares of common stock that are currently exercisable.

(12) Consists of (a) 4,000 shares of common stock beneficially owned by Mr. Yudkovitz, (b) 2,109,012 shares of common stock beneficially owned by the National Broadcasting Company, Inc., including 271,003 shares of common stock issuable upon the exercise of a warrant and (c) options to purchase 10,417 shares of common stock that are currently exercisable. Pursuant to a nominee agreement with NBC, Mr. Yudkovitz holds any options that he receives from iVillage in connection with his services as a director as a nominee for NBC and has no discretionary duties with respect thereto. Mr. Yudkovitz disclaims beneficial ownership of the option to purchase 10,417 shares of common stock. Mr. Yudkovitz is President and Chief Executive Officer of NBC Multimedia, Inc., a division of NBC. Mr. Yudkovitz does not have voting or investment power with respect to the shares of common stock owned by NBC. Mr. Yudkovitz disclaims beneficial ownership of the shares of common stock beneficially owned by NBC.

(13) Includes options to purchase 73,025 shares of common stock that are currently exercisable.

(14) Includes options to purchase 61,874 shares of common stock that are currently exercisable.

(15) Includes options to purchase 20,103 shares of common stock that are currently exercisable.

Certain Transactions

   On June 5, 1998, Candice Carpenter executed a promissory note in favor of iVillage for borrowings up to a maximum principal amount of $500,000, of which $500,000 was outstanding at December 31, 2000. Subject to prepayment or acceleration, any loans made to Ms. Carpenter under the note mature on December 31, 2002. Borrowings made under the note bear interest at 5.58% per annum and are payable on an annual basis on December 31 of each year commencing on December 31, 1998. The note is collateralized by a pledge by Ms. Carpenter of 20,000 shares of common stock. On October 5, 2000, iVillage and Ms. Carpenter entered into an agreement pursuant to which Ms. Carpenter agreed to resign as Chief Executive Officer of iVillage. See "Executive Compensation-Employment Arrangements".

   On March 9, 1999, iVillage and NBC amended their November 11, 1998 advertising and promotional agreement and entered into a stock purchase agreement pursuant to which iVillage issued 4,889,030 shares of series E convertible preferred stock and warrants to purchase up to 970,874 shares of series E convertible preferred stock at $5.15 per share during 2000 and 813,003 shares at $6.15 per share during 2001 in exchange for a promissory note in the approximate amount of $15.5 million. The note, which bears interest at the rate of 5% per annum is payable quarterly in twelve equal installments of approximately $1.4 million beginning April 1, 1999. In addition, iVillage has agreed to purchase, for cash, $13.5 million of advertising and promotional spots during 2000 and $8.5 million per annum during 2000 and 2001. iVillage also agreed to pay $1.1 million during 2000 for prominent placement on the NBC.com Web site. In February 2001, iVillage further amended its November 1998 agreement with NBC to provide for an extension of time during which iVillage must purchase its advertising or promotional spots on the NBC network. The revised terms require iVillage to purchase approximately $11.6 million of advertising or promotional spots between January 30, 2001 and December 31, 2002, with $3.0 million of such spots being telecast during the year 2001 and the remaining approximately $8.6 million during the year 2002. Martin Yudkovitz, an iVillage director, is President and Chief Executive Officer of NBC Multimedia, Inc., a division of NBC.

   In July 1997, iVillage entered into an interactive services agreement with AOL, whereby iVillage received anchor tenant distribution within the AOL service. This agreement superseded any prior agreements between iVillage and AOL. This agreement, which was due to expire on February 28, 1999, provided both parties with the right to extend the agreement. In consideration for AOL carrying certain channels of iVillage, iVillage receiving guaranteed impressions and other services, iVillage was obligated to pay AOL monthly payments of approximately $229,000 until September 1, 1998 and approximately $201,000 thereafter until February 28, 1999, make certain additional payments based on revenues and provide in-kind commitments to AOL which primarily consisted of the mentioning of "AOL Keyword: iVillage" within iVillage advertisements and other promotions.

   In January 1998, iVillage entered into a shopping channel promotional agreement with AOL, whereby AOL agreed to promote iVillage and its services on the AOL shopping channel and provide access to iVillage's online sites. This agreement provided for monthly installments of $10,417 paid to AOL through December 31, 1998.

   On December 31, 1998, iVillage entered into an interactive services agreement with AOL, which superseded the 1997 agreement with AOL. The 1998 agreement with AOL expired on December 31, 2000 and allowed both parties to extend the term of the agreement for an additional year. The 1998 agreement with AOL provided for iVillage to receive anchor tenant distribution on certain AOL channels, guaranteed impressions, and other services. In consideration for such services iVillage was obligated to pay AOL minimum quarterly payments of approximately $921,000 until March 31, 1999, approximately $611,000 from April 1, 1999 through December 31, 1999 and approximately $807,000 from January 1, 2000 through December 31, 2000, and provide up to $2 million of advertising to AOL. iVillage extended the 1998 agreement with AOL for periods after December 31, 2000 on a month-to-month basis for a monthly fee of $268,908 and is currently in negotiations with AOL to amend the 1998 agreement.

   On February 20, 2000, iVillage entered into an interactive service agreement with AOL, under which AOL will distribute through the AOL network a customized version of iVillage's Astrology.Net Website and content, and provide guaranteed impressions, and other services. In consideration for such services iVillage is obligated to (i) pay AOL monthly installments of $22,500 until June 6, 2000, an upfront payment of $700,000 in June 2000, and six quarterly installments of $350,000 commencing on September 6, 2000. The agreement expires on June 5, 2002. Lennart J. Leader, an iVillage director, is President of AOL Investments, a division of AOL.

   iVillage has entered into indemnification agreements with its officers and directors containing provisions which may require iVillage, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                        INFORMATION CONCERNING WOMEN.COM


Business of Women.com

   Overview

   Women.com is a leading Internet media company that offers a branded network dedicated to women. While Women.com offers all the services that Web users expect in a portal site, including programming, community, shopping and personalized services, its most distinguishing feature is its network approach, which unites the most popular brand names in the world under one user-friendly interactive hub. Brand names such as Cosmopolitan, Good Housekeeping, Harlequin and Prevention are incorporated into the Women.com network, which includes 150,000 pages within 17 topical channels. Women.com believes this depth and breadth of programming sets it apart from other online properties. The company was founded in 1992 by Ellen Pack, who launched "Women's Wire" an online subscription service in 1993. In 1995 Women.com introduced its current Web site, located at www.women.com. In March 1998, Women.com purchased Wild Wild Web Incorporated, which operated StorkSite, a Web site focused on content and community for expectant mothers. In January 1999, Women.com combined its business with HomeArts and Astronet, both of which were business units of Hearst's New Media and Technology Division. During the fourth quarter of 1999, Women.com completed its initial public offering and completed the acquisition of World Gaming Corporation, a privately-held online gaming company. Women.com makes its programming and services available without charge to visitors and generates revenue primarily through the sale of advertisements, promotions, sponsorships and direct marketing. Women.com also receives production and e-commerce revenues from certain partners. Advertising on Women.com properties is sold through its direct sales force. In the fourth quarter of 2000, Women.com had over 100 industry-leading advertisers including Daimler Chrysler, Ford, General Motors, Visa, Intel, Microsoft, Walmart, Unilever, Sears, Johnson & Johnson, Merck and Pfizer.

   The Women.com Network

   The table below provides a description of the content offered through each of Women.com's 17 channels.

Channel Name                                             Description
-----------                                               ----------

Career ..............   Offers  information on job  listings, child-care centers,  resume writing and
                        personnel   management.   Extends  opportunities   to   participate   in  the
                        Entrepreneur  Club   or  to  ask  "Career  Coach"  about  salary  ranges  and
                        networking  strategies. Features news highlights,  personal finance and small business information.
Cars ................   Offers  tools such  as the car  payment calculator  and provides tips  on car insurance  and financing.  Provides opportunity to  ask "Cash  Flo" about the pros  and cons  of leasing  vs. buying  a car and  offers automotive  tips in related chat rooms.
Entertainment .......   Features  book  and  movie reviews,  community  chats,  television  picks and celebrity interviews.
Family ..............   Enables  visitors to find  information on  a wide range  of topics, including child  development, college tuition  planning and parenting  tips from expert columnists. Offers online activities for parents and kids.
Fashion & Beauty ....   Offers  helpful  suggestions  on skin  care,  fashion  and  make-up. Features fashion  trends and personal  style interactive tools. Allows  visitors to e-
                        mail  questions to  "Fashion Plate."  Features information  from Cosmopolitan and Marie Claire.
Fitness .............   Offers  opportunities  to  meet  a workout  buddy  in  the network's  fitness community,  join a walking club,  design a personalized workout  shop for the latest  exercise  videos or  use  the interactive  calorie  counter. Features information from Prevention, Redbook and Good Housekeeping.
Food ................   Features  recipe finders, cooking schools, restaurant reviews, wine selection suggestions and  a daily meal planner. Offers information from Country Living and Good Housekeeping.
Health & Wellness ...   Loaded  with information  on  health news,  ailments and  nutrition. Features content  from Prevention.  Offers advice  from the network's  resident expert and related  support groups and interactive tools such as calorie counter and vitamin dispenser.
Home & Garden .......   Provides  viewers with advice and  tools for the design  and care of gardens.
                        Features  content from  Country Living  Gardener and  expert advice  from Ms.
                        Grow-it-all.
Money ...............   Features  content from Bloomberg,  including business  news, portfolio tools, currency  conversion  rates,  stock  quotes  and  company profiles.  Provides interactive  tools such as personal  budget planning, home-buying calculators and other financial planning information.
News & Politics .....   Updates  viewers on the financial industry,  technology, world news headlines
                        and   other  current  events.   Offers  an  opportunity   to  post  comments,
                        participate in various polls and e-mail politicians regarding public policy.
Pregnancy & Baby ....   Features  a  large  selection  of  body,  health,  pregnancy, childbirth  and parenting  reference  materials.  Offers  advice  from  Women.com's  resident obstetrics nurse and the opportunity to share experiences in the chat rooms.
Sex & Romance .......   Offers  advice on  relationships through  content from  Cosmopolitan, Redbook and  Harlequin, "Emale," who  provides advice from the  male perspective, and love horoscopes.
Small Business ......   Offers   resources  for   starting  a   business,  helpful  hints   from  the
                        Entrepreneur's  Club or the "Biz  Shrink" and content from  Victoria and Good
                        Housekeeping.  Features interactive tools such as  a start-up cost calculator and interactive business plan.
Technology &            Provides  visitors  the opportunity  to  build  their own  Internet  site and
Internet ............   offers  the latest technology news. Highlights  women through broadband video interviews with well-known journalists such as NBC's Soledad O'Brien.
Travel ..............   Offers  visitors the opportunity to  plan a weekend getaway,  read about tips for  business travel and find  weather information for any  city and provides postings of destination picks on the travel message board.
Weddings ............   Features tools  for brides and grooms such as the wedding checklist from Town
                        &  Country Weddings, information on finding a  wedding dress and wedding gift suggestions.

   Women.com's channels link to related content on 10 magazine sites to which it has online distribution rights. Women.com produces, maintains and hosts these branded sites. The content from these sites links to various channels within its network. The following table describes each magazine site:

Magazine                                                               Related Web Site Description
-------                                                                ---------------------------

Cosmopolitan....................................    Features fashion and relationship advice aimed at the "fun, fearless female."
Country Living..................................    Provides lifestyle and home design ideas.
Country Living Gardener.........................    Features seasonal gardening practices, beautiful gardens and tips for the avid gardener.
Good Housekeeping...............................    Features topics relating to food and recipes, home, family and consumer reports.
House Beautiful.................................    Features topics relating to designing, improving or remodeling one's home.
Marie Claire....................................    Features fashion and beauty trends.
Prevention......................................    Offers articles, resources, guidance and expertise on a variety of health-related topics.
Redbook.........................................    Focuses on family, health and marriage.
Town & Country Weddings.........................    Focuses on living, arts, travel and weddings.
Victoria........................................    Offers support and advice for women entrepreneurs, including stories and lifestyle tips.

   Advertising Sales

   Women.com has derived substantially all of its revenues to date from the sale of advertisements. Women.com's advertising products currently consist of banner advertisements that appear on pages within Women.com properties, higher profile promotional sponsorships that are typically focused on a particular event, such as a sweepstakes, production services for merchants who wish to create their own minisites within the Women.com network, and merchant advertisements on targeted areas for contextual selling. Hypertext links are embedded in each banner advertisement or button to provide the user with instant access to the advertiser's Web site, to obtain additional information, or to purchase products and services. Women.com offers advertisers the opportunity to target its messages to segments of Women.com's audience, and therefore delivers greater value to its customers. By developing an extended family of Women.com-branded properties, it seeks to offer advertisers a wide range of placement options.

   As of December 31, 2000 Women.com had a direct sales force comprised of 41 sales people, sales managers and support staff. This group is located primarily in New York, with offices in Chicago, Dallas, Santa Monica and San Mateo. Women.com's marketing division also works closely with the sales department to create a variety of advertising packages from banner advertisements to minisite production.

   Customers

   Women.com's sales division is building a large and varied client base of advertising relationships, which it believes will build the strongest base of customers for the future. During the fourth quarter of 2000, Women.com had over 100 advertising customers and no one customer accounted for more than 10% of its net revenues in that quarter. Selected customers and their respective industries advertising on the network include:

                                                   Financial
Automotive                                         Services
    Telecommunications                                              Consumer/
    & Technology                                                    Packaged
                                                   Retail           Goods
    Pharmaceutical
 -----------------------------------------------   -------------    -------------    -------------   -------------    -------------
Daimler                                            Bank of          3Com             Fingerhut       Avon             American Home
 Chrysler                                          America          Dell             JC Penney       Campbells         Products
Ford Motor                                         Robertson        Intel            Macy's          Hallmark         Bristol-Myers
 Company                                             Stephens       Microsoft        Spencer Gifts   Kimberly         Eli Lilly
General Motors                                     State Farm       Network          Walmart         Clark            Johnson &
                                                   Strong Funds      Associates                      Kraft             Johnson
                                                   US Bank          Palm                             Nestle           Merck
                                                   Wells Fargo                                       Procter &        Pfizer
                                                   Visa                                                Gamble
                                                                                                     Sony Pictures

   Content Relationships

   To provide its visitors with comprehensive programming, Women.com has entered into selected content relationships with companies including ABC News, Bloomberg L.P., E!Online, Hearst Communications, Rodale and Torstar (Harlequin).

   Distribution Relationships

   To leverage its brand identity and increase traffic to its network, Women.com has entered into several online distribution relationships with leading Internet companies, including America Online, NBCi, Yahoo! and ISyndicate. Under these distribution agreements, its distribution partners host Women.com content on their sites. By clicking on the Women.com button or link placed on a distribution partner's site, a user can immediately access Women.com's content, tools and services. The term of these relationships ranges from several months to multiple years.

   Marketing

   Women.com's marketing strategy includes a variety of online and offline marketing initiatives, which focus on building its brand awareness and leveraging the equities of associated partner sub-brands, driving traffic to its network, building its membership base cost effectively, increasing traffic and duration within its network and building inventory levels and revenue streams for email advertising sales, magazine subscriptions and monetized online promotion.

   Women.com's offline brand-building strategy focuses on relationships with media partners, including Hearst Communications, Rodale and Harlequin. Hearst Communications and Rodale, for example, promote Women.com's network in each of their magazines, both with advertising and with site mentions. Women.com also promotes its network through sponsorship events such as V-Day in Madison Square Garden and through advertising in print and television broadcast media. Women.com actively seeks to leverage offline advertising opportunities with online tie-ins such as its E!Online and Women.com Oscars Red Carpet Quiz promotion.

   Women.com's marketing department is also engaged in providing support to its sales effort through the development of sales tools and other collateral pieces. The client partnership marketing team develops sponsorship packages and proposals and creates minisites and other production activities on behalf of advertising clients.

   As of December 31, 2000, Women.com's marketing department consisted of 29 marketing professionals located in San Mateo and New York.

   Technology

   Women.com relies almost exclusively on a variety of third-party products for its hardware and software. Women.com operates its network to ensure maximum network uptime, to obtain, preserve and analyze customer data, and to enhance the user's experience.

   Women.com maintains several Internet servers and application servers, each of which contain software that balances the amount of content, traffic and transactions conducted. Each server has one or more replicas and its user traffic is balanced among them. As a result, if a server fails, there are enough back-up servers to ensure that Women.com's service interruption is minimized. Women.com houses its servers at Exodus Communications. Exodus is an environmentally controlled data center with multiple communication lines and uninterrupted power.

   Women.com provides tools for its visitors to search through its content using its servers and is implementing a system that will help it assemble Web pages in real time based upon user or editorial requirements. Women.com utilizes third party software to manage and deliver advertisements and to provide advertisers online access to the information they need to measure how their advertisements are performing on Women.com's network.

   Competition

   The market for Internet content and service providers is highly competitive with few barriers to entry. The market segment that Women.com targets is characterized by an increasing number of market entrants with competing content and services.

   Women.com competes, in particular, with the following types of companies:

   o publishers of women's print magazines, such as Conde Nast and Hachette Filipachi, which also host Internet sites with content designed to complement their magazines

   o content aggregators, including America Online, Microsoft and Yahoo!

   o Internet companies, such as Oxygen Media, which target women online

   o Internet directories, search engines and other sites that offer original editorial content

   o companies in the print, broadcast and television industries

   Employees

   As of December 31, 2000, Women.com had 259 full-time employees, of whom 120 were in content development, 41 in sales, 48 in technical operations, 29 in marketing and 21 in general and administrative services.

   Properties

   As of February 10, 2001, Women.com's headquarters were located in approximately 46,000 square feet of office space in San Mateo, California under lease agreements that expire on December 31, 2002 as to approximately 29,000 square feet and August 31, 2003 as to the remainder. In addition, Women.com leases approximately 49,000 square feet of office space in New York City pursuant to a lease agreement which expires December 31, 2010. Women.com also maintains offices in Chicago, Illinois, New Canaan, Connecticut, Dallas, Texas and Santa Monica, California.

   Legal Proceedings

   There were no significant legal proceedings as of December 31, 2000.

Selected Consolidated Financial Data of Women.com

   The Women.com selected consolidated financial data have been derived from the audited consolidated financial statements for the respective periods. The consolidated financial data should be read in conjunction with Women.com's consolidated audited financial statements and the notes thereto and "Women.com's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/ prospectus.


                                                                 Year Ended December 31,
                                                  -----------------------------------------------------

                                                    2000        1999        1998       1997      1996
                                                    ---          ---        ---        ---        ---

                                                          (in thousands, except per share data)

Statement of Operations Data:
Net revenues .................................   $  43,647    $ 30,023    $  7,247   $ 2,798    $   729
Net loss attributable to common stockholders .   $(121,191)   $(57,068)   $(13,615)  $(6,612)   $(2,987)
Basic and diluted net loss per share
attributable to common stockholders ..........   $   (2.59)   $  (2.11)   $ (10.52)  $ (9.15)   $ (4.26)
Shares used in computing basic and diluted
net loss per share ...........................      46,803      27,062       1,294       722        702


                                                                 Year Ended December 31,
                                                   ----------------------------------------------------

                                                    2000       1999        1998       1997       1996
                                                    ---         ---        ---         ---        ---

                                                          (in thousands, except per share data)

Balance Sheet Data:
Cash equivalents ..............................   $30,135    $ 87,242    $ 12,235   $  4,885    $ 1,761
Working capital ...............................    29,370      93,187       9,856      2,874         83
Total assets ..................................    57,926     172,539      18,062      6,430      2,208
Mandatorily redeemable convertible preferred
stock and warrants ............................        --          --      35,420     15,012      5,817
Total stockholders' equity (deficit) ..........    47,390     158,074     (22,705)   (12,256)    (5,650)

   Women.com has never paid any cash dividends on its capital stock.

Women.com's Management's Discussion and Analysis of Financial Condition and Results of Operations

   Overview

   Women.com Networks was formed in October 1992 and introduced its current Internet site, located at www.women.com, in 1995. In January 1999, Women.com Networks and Hearst HomeArts, Inc., a subsidiary of The Hearst Corporation, contributed their businesses to Women.com Networks LLC, which was jointly owned by Women.com and HomeArts. In August 1999, Women.com and HomeArts merged and the business previously conducted by Women.com Networks LLC was continued by Women.com. The creation of Women.com Networks LLC was accounted for as an acquisition using the purchase method of accounting. The operations of HomeArts have been included in Women.com's operations since the formation of Women.com Networks LLC on January 29, 1999.

   Women.com has incurred significant net losses and negative cash flows from operations since its inception. As of December 31, 2000, Women.com had an accumulated deficit of $204.2 million. Women.com expects its operating losses to continue as its expands its network and it will continue to invest in its infrastructure by making capital expenditures. As a result, Women.com believes it will incur significant operating losses and negative cash flows from operations for at least the next several years. Women.com's continuation as a going concern is dependent on its ability to obtain additional financing to meet its obligations.

   On February 5, 2001, Women.com entered into a definitive agreement whereby iVillage would acquire all of the outstanding shares of Women.com. This transaction, if approved by the stockholders of Women.com and iVillage, is expected to close during the second quarter of 2001 and will potentially have a significant impact on the future operations of Women.com.

   Women.com's revenues to date have been generated primarily from advertising and sponsorships. Advertising and sponsorship revenues represented 79%, 83% and 74% of total revenues for the years ended December 31, 2000, 1999 and 1998, respectively.

   Advertising revenues consist primarily of sales of banner advertisements and sponsorships. Advertising contracts are generally short-term, although Women.com has entered into long-term contracts and sponsorships with several customers. Women.com typically guarantees a minimum number of impressions or page views to be delivered to users over a specified period of time for a fixed fee. Advertising revenues are generally recognized ratably over the period in which the advertising is displayed. To the extent that minimum guaranteed page deliveries are not met, Women.com defers recognition of the corresponding revenues until the guaranteed page deliveries are achieved.

   Sponsorship revenues are derived from contracts that generally range from 6 to 24 months in length. Sponsorship agreements typically include the delivery of impressions, market research, preferred status within relevant content areas and the design and development of sites branded by both Women.com and the sponsor intended to enhance the promotional objective of the sponsor. Women.com recognizes sponsorship revenues as earned, which is generally ratably over the contract period. To the extent that committed obligations under sponsorship agreements are not met, revenue recognition is deferred until the obligations are met.

   Advertising revenues also include barter revenues, which represent the exchange of advertising space on Women.com's network for reciprocal advertising space on third party Web sites as well as other advertising and promotional vehicles. Women.com has adopted the provisions of EITF 99-17 "Accounting for Advertising Barter Transactions" ("EITF 99-17") and revenue from barter transactions are recorded as advertising revenues at the fair value of the advertising surrendered only if the fair value of the advertising surrendered in the transaction is determinable based on the Women.com's own historical practice of receiving cash for similar advertising from buyers unrelated to the counterparty in the barter transaction. Any barter revenue complying with these provisions is recognized when the advertisements are run on Women.com's Web site. Barter expenses are recorded when Women.com's advertisements run on the reciprocal media property, which is typically in the same period in which the advertisements run on Women.com's network. Barter revenue comprised less than 1% of Women.com's total revenues in 2000 and 1999 as compared to 9% in 1998. 17.2 million impressions were surrendered and received in the year ended December 31, 2000 in barter transactions for which a fair value was not determinable based on the provisions of EITF 99-17.

   Production revenues are derived from contracts in which Women.com designs and develops Web sites for third parties for use on the Women.com network or their own sites. Women.com recognizes production revenues as earned, which is generally as services are performed over the contract period. To the extent that committed obligations under production agreements are not met, revenue recognition is deferred until the obligations are met.

   E-commerce revenues consisted of commissions from the sale of magazine subscriptions and books sold on the network, sales of services on Astronet including personalized reports and readings and, to a lesser extent, payments from affiliate sales programs. Affiliate program e-commerce net revenues are recognized upon notification from the affiliate. Since Women.com does not meet the definition of a principal in any of these transactions Women.com reports revenue net in accordance with the provisions of EITF 99-19 "Reporting Revenue Gross as a Principal Versus Net as an Agent."

   Results of Operations for Years Ended December 31, 2000, 1999 and 1998

   Results of operations for the year ended December 31, 1998 include the results of Women.com only, as the combination with HomeArts and Astronet did not occur until January 29, 1999. Results of operations for 2000 and 1999 include the combined results of Women.com and HomeArts for the period subsequent to the combination with HomeArts and Astronet on January 29, 1999. Results of operations for 2000 also include the operating results of World Gaming Corporation, a wholly-owned subsidiary of Women.com, since December 10, 1999.

   Net revenues. Net revenues were $43.6 million for the year ended December 31, 2000, a 45% increase over 1999. This increase was primarily due to higher advertising and sponsorship revenues during 2000. Advertising and sponsorship revenues totaled $34.4 million, a 68% increase over 1999. Production revenues totaled $6.5 million for the year ended December 31, 2000, a 51% increase over 1999. Included in production revenues for 2000 are fees of $3.3 million (7% of total revenues) related to Women.com's magazine content license and hosting agreement with Hearst Communications, a principal stockholder of Women.com.

   Net revenues were $30.0 million for the year ended December 31, 1999, a 314% increase over 1998. The combination with HomeArts and Astronet accounted for 36% of this increase. The remaining increase in revenues was primarily due to Women.com's higher advertising and sponsorship revenues during 1999. Advertising and sponsorship revenues were $20.5 million in 1999, a 330% increase over 1998. Production revenues related to the relaunch of nine magazine sites under the Hearst magazine content license and hosting agreement totaled $2.7 million (9% of total revenues) in 1999.

   Production, product and technology expenses. Production, product and technology expenses consist primarily of personnel related costs for technical operations, editorial and design activities and content acquisition costs. Production, product and technology expenses increased to $40.4 million for the year ended December 31, 2000 as compared to $23.7 million for the same period in 1999. This increase was primarily due to increased personnel costs of approximately $8.8 million, $2.7 million in increased content acquisition costs and the balance related to other costs associated with Women.com's growing network.

   Production, product and technology expenses increased to $23.7 million in 1999 compared to $6.1 million in 1998. This increase was primarily due to increased expenses of $8.4 million associated with costs related to the combination with HomeArts and Astronet. Women.com also incurred $4.7 million of expenses related to the hiring of additional personnel, as well as $1.0 million in increased content acquisition costs and other production costs associated with growth in its business.

   Sales and marketing expenses. Sales and marketing expenses consist primarily of personnel costs and advertising, distribution and public relations expenses. Sales and marketing expenses increased to $46.0 million for the year ended December 31, 2000 compared to $36.1 million for the same period in 1999. This increase was primarily attributable to increased distribution costs of $6.2 million, increased personnel costs of $1.7 million and approximately $700,000 related to new advertising products and programs. Sales and marketing expenses for 2000 also include $3.0 million in noncash expenses related to print campaigns provided by Hearst Communications under Women.com's agreement with Hearst Communications.

   Sales and marketing expenses were $36.1 million in 1999 compared to $12.3 million in 1998. Additional advertising costs including television advertising of $5.7 million, personnel costs related to increased headcount of $4.0 million, costs related to the HomeArts and Astronet combination of $3.5 million and increased distribution costs of $3.4 million contributed to this increase. Sales and marketing expenses for 1999 also include $3.5 million in noncash expenses related to print campaigns provided by Hearst Communications under Women.com's agreement with Hearst Communications.

   General and administrative expenses. General and administrative expenses consist primarily of personnel costs, occupancy costs, depreciation expenses, bad debt expense and legal and accounting fees. General and administrative expenses increased to $11.9 million for the year ended December 31, 2000 compared to $8.0 million for the same period in 1999, primarily as a result of a $3.1 million increase in bad debt expense.

   General and administrative expenses were $8.0 million in 1999, an increase of 315% over 1998. Approximately 27% of the total increase was related to the combination with HomeArts and Astronet. The remainder of the increase is attributable to additional occupancy, insurance and other costs related to the Women.com's growing employee base. Women.com headcount increased from 103 at the end of 1998 to 277 at the end of 1999. Approximately 80 of these employees came from the combination with HomeArts and Astronet.

   Stock-based compensation. Stock-based compensation consists of charges related to the difference between employee stock and stock option grant prices and deemed fair market values on the date of grant amortized over the vesting period of the options. Stock-based compensation has been allocated between production, product and technology, sales and marketing and general and administrative expenses in Women.com's financial statements. Women.com's stock-based compensation was a credit of $559,000 for the year ended December 31, 2000 compared with an expense of $3.0 million in 1999. This decrease was due to the reversal of amortized stock-based compensation expense in relation to cancellations during 2000 of unvested stock options previously granted due to employee terminations in the year.

   Stock-based compensation expense was $3.0 million in 1999 compared with $1.2 million in 1998. The increase is due to increased levels of stock option grants and increases in the deemed fair market value of the underlying common stock.

   Amortization of acquired intangibles. Amortization of acquired intangibles consists of the amortization of goodwill and intangible assets acquired. Women.com reported $29.1 million of amortization of acquired intangibles in 2000 as compared to $20.5 million in 1999. This increase is primarily attributable to amortization related to the World Gaming Corporation acquisition (acquired December 1999) and the EZSharing.com acquisition (acquired February 2000). Amortization in 2000 also includes a full year of amortization related to the HomeArts acquisition (acquired January 29, 1999).

   Amortization of acquired intangibles was $20.5 million for the year ended December 31, 1999 as compared to $517,000 in 1998. The 1999 expense includes amortization related to the 1999 acquisitions of HomeArts and World Gaming Corporation, in addition to the 1998 acquisition of Wild Wild Web.

   Impairment of goodwill and other intangible assets and abandonment of certain tangible fixed assets. During the fourth quarter of 2000, Women.com performed an impairment assessment of the identifiable intangible assets and goodwill recorded upon the acquisitions of Wild Wild Web, Inc., HomeArts, Internethoroscopes.com International, World Gaming Corporation and EZSharing.com, Inc. The assessment was performed primarily due to the significant decline in Women.com's stock price since the date the shares issued in each acquisition were valued and the overall decline in internet advertising growth. As a result of this review Women.com recorded a $35.9 million impairment charge for goodwill and other intangible assets. The charge was determined based upon estimated discounted cash flows using a discount rate of 20%. The assumptions supporting the estimated cash flows including the discount rate were determined using management's best estimates.

   As of December 31, 2000, Women.com identified certain tangible fixed assets that are not currently being used in its operations and, therefore, have no value to it. The net book value of these assets, totaling $1.1 million, was written off in the consolidated financial statements for the year ended December 31, 2000.

   Loss on investment. Women.com acquired 1,142,857 shares of Series H preferred stock of Medical Self Care, Inc. for approximately $4.0 million in cash on February 2, 2000. This investment has been accounted for using the cost of method of accounting. Women.com received notification of a general assignment for the benefit of creditors and, as a result, management believes this asset has been impaired. Accordingly, the financial statements reflect a $4.0 million loss on investment for the year ended December 31, 2000.

   Other income, net. Women.com reported other income, net of $3.6 million for the year ended December 31, 2000 as compared to $1.4 million for the same period in 1999. Other income, net increased to $1.4 million in 1999 from $539,000 in 1998. Both increases were primarily due to higher cash balances in connection with private and public sales of equity securities.

   Income taxes. No provision for federal and state income taxes has been recorded as Women.com incurred net losses through December 31, 2000. Women.com has taken a valuation allowance on the full amount of the net operating loss carry-forwards since it is likely the benefit will not be realized in the future.

   Women.com elected to be taxed as a partnership for the period beginning on January 29, 1999, the date of formation of Women.com Networks LLC and ending on the date of the merger of Women.com Networks and HomeArts in August 1999. Federal and state tax effects of Women.com losses during this period were recorded by the members of the LLC on their respective income tax returns.

   Liquidity and Capital Resources

   Until its initial public offering in October 1999, which raised net proceeds of approximately $38.6 million including the underwriter's over-allotment option, Women.com financed its operations primarily through the private placement of its convertible preferred stock.

   In February 2001, Women.com entered into a definitive agreement whereby iVillage would acquire all of the outstanding shares of Women.com. This transaction, if approved by the stockholders of Women.com and iVillage, is expected to close during the second quarter of 2001 and will potentially have a significant impact on the future operations of Women.com. If the transaction is not completed, Women.com will need to raise additional capital to fund its 2001 operations. There can be no assurance that the transaction with iVillage will be completed or that Women.com will be successful in raising additional funding if the transaction is not completed. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   Women.com believes that its existing cash and cash equivalents may not be sufficient to meet its operating and capital requirements at their currently anticipated level of operations beyond the end of the second quarter of 2001. While Women.com may take appropriate actions to change its proposed operations to stretch its current cash positions beyond the end of the second quarter of 2001, additional capital will be necessary to fund its operations at currently anticipated levels beyond the second quarter of 2001. There can be no assurance that Women.com will be able to obtain additional funds, on acceptable terms or at all. If Women.com cannot raise additional capital on acceptable terms, it will not be able to continue its present level of operations and will have to scale back its business and may not be able to further take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on its business and results of operations. These conditions raise substantial doubt about Women.com's ability to continue as a going concern.

   Women.com expects its operating losses to continue as it expands its network and it will continue to invest in its infrastructure by making capital expenditures. As a result, Women.com expects to record losses during 2001.

   If the transaction with iVillage is not completed, Women.com may attempt to finance its future capital needs through some combination of commercial bank borrowing, leasing, vendor financing and the sale of additional equity or debt securities. Women.com's capital requirements will vary based upon the timing and success of implementation of its business plan and as a result of competitive and technological developments, or if:

   o demand for its services or its cash flow from operations varies from projections;

   o its development plans or projections change or prove to be inaccurate;

   o Women.com makes any acquisitions;

   o Women.com accelerates deployment of its network or otherwise alters the schedule of targets of its business plan implementation.

   Net cash used in operating activities increased to $42.9 million in 2000 from $34.5 million in 1999 and $11.7 million in 1998. These increases were primarily due to increased net losses offset in part by increased noncash charges including amortization of intangibles and impairment of goodwill and other intangible assets and abandonment of certain tangible assets in 2000 totaling $66.1 million. Net cash used in operating activities in 1999 was primarily related to the net loss for the year offset in part by noncash charges of $20.5 million for amortization of intangibles. Net cash used in operating activities in 1998 was primarily related to the net loss for the year offset in part by noncash charges of $1.2 million for stock-based compensation.

   Net cash used in investing activities increased to $16.1 million in 2000 as compared to $3.6 million in 1999 and $1.1 million in 1998. The net cash used in investing activities in 2000 was related to acquisitions of property and equipment related to Women.com's investment in technology infrastructure of $9.2 million, the investment in Medical Self Care, Inc. of $4.0 million and the acquisition of EZSharing.com of $2.0 million. The net cash used in investing activities in 1999 was due to the acquisition of World Gaming Corporation for $9.2 million and purchases of property and equipment totaling $7.2 million and was partially offset by $12.9 million of cash received from Hearst in connection with the HomeArts and Astronet combination.

   Net cash provided by financing activities decreased to $1.9 million in 2000 compared to $113.2 million in 1999 and $20.1 million in 1998. 1999 included net proceeds from the issuance of common stock in both public and private offerings of $113.1 million and 1998 included proceeds from the issuance of Series D preferred stock of $20.0 million.

   Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133." SFAS 137 deferred the effective date of SFAS 133 until the first fiscal quarter of the fiscal year beginning after June 15, 2000. The adoption of SFAS 133 and SFAS 137 is not expected to have a material effect on Women.com's financial position or results of operations.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Women.com was required to adopt SAB 101 in the fourth quarter of fiscal 2000. The adoption of SAB 101 did not have a material effect on Women.com's financial position or results of operations.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB 25." FIN 44 becomes effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material effect on Women.com's financial position or results of operations.

   Quantitative and Qualitative Disclosures about Market Risk

   Women.com maintains its cash equivalents in an institutional money market fund. As of December 31, 2000 all of Women.com's cash equivalent investments will mature in three months or less. Women.com did not hold derivative financial instruments as of December 31, 2000 and has never held any such instruments. Currently all sales and expenses are denominated in U.S. dollars and as a result no foreign exchange gains or losses have been experienced to date. Women.com Networks does not expect any transactions in foreign currencies during 2001 nor has it engaged in foreign currency hedging to date.

Principal Stockholders of Women.com

   The following table sets forth certain information regarding the ownership of Women.com's common stock as of January 31, 2001 by: (i) each director and nominee for director; (ii) each of the executive officers of Women.com; (iii) all executive officers and directors of Women.com as a group; and (iv) all those known by Women.com to be beneficial owners of more than five percent of its common stock.


                                           Number of Shares      Percentage of
Name and Address of Beneficial Owners        Beneficially        Common Stock
------------------------------------            Owned         Beneficially Owned
                                           ----------------   ------------------

Hearst Communications, Inc.(1) ........       21,576,447             45.7%
 The Hearst Corporation
 959 Eighth Avenue
 New York, NY 10019
Marleen McDaniel(2) ...................        1,171,036              2.4
Barry Weinman(3) ......................        1,646,145              3.5
William Miller(4) .....................           17,500                *
James Asher ...........................           12,300                *
Cathleen Black ........................            5,000                *
Alfred Sikes(5) .......................            3,000                *
Mark Miller ...........................               --               --
David Galloway(6) .....................        1,376,000              2.9
Ellen Pack(7) .........................          922,190              1.9
Gina Garrubbo(8) ......................          400,207                *
Greg Panawek ..........................               --               --
A. Erin Ruane(9) ......................           67,354                *
All executive officers and directors
as a group (12 persons)(10) ...........        5,620,732             11.6

---------------

*    Less than one percent.

     This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Women.com believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 47,249,399 shares outstanding on January 31, 2001, adjusted as required by rules promulgated by the Securities and Exchange Commission.

 (1) The Hearst Family Trust is the sole stockholder of The Hearst Corporation. Hearst Communications, Inc. is a wholly-owned indirect subsidiary of The Hearst Corporation.

 (2) Includes 801,036 shares issuable upon exercise of options exercisable within 60 days of January 31, 2001.

 (3) Includes 231,933 shares held by Associated Venture Investors III, L.P., 1,395,775 shares held by AVI Capital, L.P. and 15,937 shares held by AVI Silicon Valley Partners, L.P. Mr. Weinman, a director of Women.com, is a member of AVI Management Partners III, L.P., which the General Partner of Associated Venture Investors III, L.P., AVI Capital, L.P. and AVI Silicon Valley Partners, L.P. Mr. Weinman disclaims beneficial ownership of shares held by such entities except for his proportional interest therein. Also includes 2,500 shares held by Mr. Weinman's spouse.

 (4) Includes 2,500 shares held in a trust for the benefit of Mr. Miller and 15,000 shares issuable upon exercise of options exercisable within 60 days of January 31, 2001.

 (5) Includes 500 shares held by Mr. Sikes' spouse.

 (6) Includes 1,375,000 shares held by Torstar Corporation. David Galloway is the President and Chief Executive Officer of Torstar Corporation. Mr. Galloway does not have voting or investment power over the shares held by Torstar and disclaims beneficial ownership of such shares.

 (7) Includes 296,872 shares issuable upon exercise of options exercisable within 60 days of January 31, 2001.

 (8) Includes 112,707 shares issuable upon exercise of options exercisable within 60 days of January 31, 2001.

 (9) Includes 55,893 shares issuable upon exercise of options exercisable within 60 days of January 31, 2001.

(10) Includes the shares described in footnotes (2) through (9).

Certain Transactions

   Since January 2000, Women.com has been a party to several transactions in which the amount involved exceeded $60,000 and in which the following persons had a direct or indirect material interest:

   o any of Women.com's directors or executive officers;

   o any nominee for election as one of Women.com's directors;

   o any person or entity who is known by Women.com to own beneficially more than five percent (5%) of Women.com's outstanding stock; or

   o any member of the immediate family of any of the foregoing persons.

   These transactions include:

   On January 27, 1999, Women.com Networks and Hearst Communications entered into a magazine content license and hosting agreement relating to the production and hosting of Web sites for various Hearst Communications magazines and the license of Hearst Communications intellectual property rights. This Magazine Content License and Hosting Agreement was subsequently amended and restated on January 29, 2001. Mr. Asher, Ms. Black, Mr. Miller and Mr. Sikes, board members of Women.com, are the Vice President and Chief Legal and Development Officer of Hearst Communications, the President of Hearst Magazines, the Executive Vice President and General Manager of Hearst Magazines, and the President of Hearst New Media & Technology, a unit of Hearst, respectively. Hearst Communications owns approximately 46% of outstanding Women.com common stock.

   In June 1999, Women.com Networks LLC, the predecessor in interest to Women.com, entered into a website hosting and development agreement with Torstar Corporation and its subsidiary, Harlequin Enterprises Limited, pursuant to which Women.com produced and hosted a web site for which Harlequin was the primary content provider. On July 1, 2000, Harlequin Enterprises and Women.com entered into a Website Transition Agreement whereby the original Website Hosting and Development Agreement terminated and the hosting and maintenance of the Harlequin website was transitioned back to Harlequin. Mr. Galloway, the Chief Executive Officer of Torstar, is a member of Women.com's board of directors.

   In December 2000, Women.com entered into a separation and consulting agreement with David Brandin, a former executive officer of Women.com. Pursuant to this agreement, Mr. Brandin's employment relationship with Women.com was terminated and he was retained as a consultant to Women.com for a period of six months.

   In August 2000, Women.com entered into an advertising and promotion agreement with Lifetime Entertainment Services under which Women.com agreed to purchase advertising on the Lifetime Television Network. Concurrent with the advertising and promotion agreement, Lifetime agreed to purchase 2,250,204 shares of Women.com common stock for the aggregate purchase price of $8.6 million. These agreements originally provided that Lifetime would purchase the shares of Women.com common stock on January 1, 2001 and Women.com would commence purchasing advertising on the Lifetime Television Network on January 1, 2001. Women.com and Lifetime have orally agreed to postpone their respective obligations under these agreements. In the event that Women.com and Lifetime agree to perform under the advertising and promotion agreement and related stock purchase agreement, Lifetime will have the right to terminate both agreements within 90 days following completion of the merger with iVillage. Hearst Communications indirectly owns a 50% interest in Lifetime Entertainment Services. Hearst Communications owns approximately 46% of outstanding Women.com common stock and Mr. Asher, Ms. Black, Mr. Miller and Mr. Sikes, board members of Women.com, serve in various management roles for entities affiliated with Hearst Communications.

   In June 2000, Women.com Ventures Limited, a company incorporated in England and wholly-owned subsidiary of Women.com, entered into a joint venture with Nat Mag Ventures Limited, a subsidiary of Hearst Communications, for the creation and promotion of a website aimed principally at women in the United Kingdom, "UK.Women.com." According to the terms of this joint venture, Hearst Communications is to contribute capital and licensed content, and Women.com is to contribute licensed content and Internet expertise.

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


   The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the acquisition of Women.com by iVillage and are based upon the historical results of Women.com and iVillage, and the preliminary estimates and assumptions have been made solely for the purposes of developing this pro forma information. The unaudited pro forma combined condensed consolidated financial statements are not necessarily indicative of the results that would have been achieved had these transactions been consummated as of the dates indicated or that which may be achieved in the future.

   The unaudited pro forma combined condensed consolidated balance sheet and unaudited pro forma combined condensed consolidated statements of operations and the accompanying notes thereto should be read in conjunction with the historical financial statements of iVillage and Women.com and notes thereto.

   The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2000 gives effect to these transactions as if such transactions had occurred on December 31, 2000.

   The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2000 gives effect to these transactions as if such transactions had occurred on January 1, 2000.

   The allocation of the purchase price to the assets and liabilities acquired are preliminary. Final allocations will be based on appraisal or other analyses of fair value.

                         iVILLAGE INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET


                               December 31, 2000
                                 (in thousands)


                                                  iVillage Inc.
                                                       and                      Pro Forma
                                                   Subsidiaries    Women.com   Adjustments    Pro Forma
                                                  -------------    ---------   -----------    ---------
Assets
Current assets:
 Cash and cash equivalents....................      $  48,963      $  30,135    $    (250)1(a)$  97,748
                                                                                   (1,000)1(b)
                                                                                   19,900 1(f)
 Accounts receivable, net.....................          7,864          6,660           --        14,524
 Other current assets.........................          9,700          3,111           --        12,811
                                                  -------------    ---------   -----------    ---------
    Total current assets......................         66,527         39,906       18,650       125,083
Restricted cash...............................          9,250          1,520           --        10,770
Fixed assets, net.............................         20,057         12,700      (12,700) 1(c)  20,057
Goodwill and other intangible assets, net.....         36,432             --           --        36,432
Other assets..................................            137          3,800       (3,800) 1(c)     137
Non-current assets of discontinued operations.             56             --           --            56
                                                  -------------    ---------   -----------    ---------
    Total assets..............................      $ 132,459      $  57,926    $   2,150     $ 192,535
                                                  =============    =========   ===========    =========

Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable and accrued expenses........      $  18,695      $   7,904           --     $  26,599
 Deferred revenue.............................          6,337          2,632           --         8,969
 Deferred rent................................            361             --           --           361
 Net current liabilities of discontinued
   operations.................................            882             --           --           882
                                                  -------------    ---------   -----------    ---------
Total current liabilities.....................         26,275         10,536           --        36,811
Deferred rent, net of current portion.........          4,818             --           --         4,818
Negative goodwill.............................             --             --        2,685 1(c)    2,685
                                                  -------------    ---------   -----------    ---------
    Total liabilities.........................         31,093         10,536        2,685        44,314
Commitments and contingencies
Stockholders' equity:
 Preferred stock..............................             --             --           --            --
 Common stock.................................            297             47          (47)1(d)      542
                                                                                      152 1(e)
                                                                                       93 1(f)
Additional paid-in capital....................        495,758        252,465       (1,000)1(b)  542,368
                                                                                 (252,465)1(d)
                                                                                   27,803 1(e)
                                                                                   19,807 1(f)
Accumulated deficit...........................       (384,316)      (204,213)     204,213 1(d) (384,316)
Stockholders' notes receivable................         (7,148)           (44)          44 1(d)   (7,148)
Unearned compensation and deferred advertising         (3,225)          (865)         865 1(d)   (3,225)
                                                  -------------    ---------   -----------    ---------
    Total stockholders' equity................        101,366         47,390         (535)      148,221
                                                  -------------    ---------   -----------    ---------
    Total liabilities and stockholders'
     equity...................................      $ 132,459      $  57,926    $   2,150     $ 192,535
                                                  =============    =========   ===========    =========

                         iVILLAGE INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS


                          YEAR ENDED DECEMBER 31, 2000
                    (in thousands, except per share amounts)


                                                         iVillage Inc.
                                                              and                      Pro Forma
                                                          Subsidiaries    Women.com   Adjustments           Pro Forma
                                                         -------------    ---------   -----------           ---------
Revenue ..............................................   $    76,352      $  43,647   $      --             $ 119,999
Cost of revenues .....................................        27,596             --          --                27,596
                                                           ---------      ---------      ------             ---------
Gross margin .........................................        48,756         43,647          --                92,403
                                                           ---------      ---------      ------             ---------
Operating expenses:
 Product development and technology ..................         7,731         40,447          --                48,178
 Sales and marketing .................................        54,098         45,954          --               100,052
 General and administrative ..........................        22,634         11,918          --                34,552
 Depreciation and amortization .......................        37,681         29,138          --      2(a)      66,819
 Impairment of goodwill ..............................        98,056         36,933          --               134,989
                                                           ---------      ---------      ------             ---------
Total operating expenses .............................       220,200        164,390          --               384,590
                                                           ---------      ---------      ------             ---------
Loss from operations .................................      (171,444)      (120,743)         --              (292,187)
Interest income, net .................................         5,261             --          --                 5,261
Other income, net ....................................           595          3,552          --                 4,147
Write-down of note receivable and investments ........       (13,496)        (4,000)         --               (17,496)
Loss from affiliate ..................................          (422)            --          --                  (422)
                                                           ---------      ---------      ------             ---------
Net loss attributable to common stockholders from
 continuing operations ...............................   $  (179,506)     $(121,191)         --             $(300,697)
                                                           ---------      ---------      ------             ---------
Pro forma basic and diluted net loss per share from
 continuing operations ...............................   $     (6.05)                        --                 (5.55)
                                                           =========                                        =========
Weighted average shares of common stock outstanding
 used in computing pro forma basic and diluted net
 loss per share from continuing operations ...........        29,683                     15,214      2(b)      54,221
                                                           =========                                        =========
                                                                                          9,324      2(b)
                                                                                         ======

                         iVILLAGE INC. AND SUBSIDIARIES


          Notes to Unaudited Pro Forma Combined Condensed Consolidated
                              Financial Statements
                       (in thousands, except share data)

1. The pro forma adjustments to the unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2000 are as follows:

     a) Adjustment to cash for the cash portion of the acquisition price of approximately $250.

     b) Adjustment to cash for estimated closing costs of $1.0 million in connection with the acquisition of Women.com.

     c) Adjustment to fixed assets, goodwill and other assets to reflect the excess of the fair value of the net assets acquired over the purchase price, calculated as follows:

      Cash portion of purchase price ................................   $    250
      Value of stock portion of purchase price ......................     27,955
                                                                        --------
      Purchase price ................................................     28,205
      Fair value of net assets to be acquired .......................     47,390
                                                                        --------
      Negative goodwill .............................................    (19,185)
      Reduction of fair value of fixed assets .......................     12,700
      Reduction of fair value of other assets .......................      3,800
                                                                        --------
      Negative goodwill .............................................   $ (2,685)
                                                                        ========

        o The value of the common stock to be issued in connection with the acquisition was estimated as $1.84, the average value of the iVillage common stock surrounding the date the terms of the acquisition were agreed to and announced.

   The allocation of the purchase price to the assets and liabilities acquired are preliminary. Final allocations will be based on appraisal or other analyses of fair values. The final allocation may differ from the amounts above. It is anticipated that no negative goodwill will exist in the final purchase price allocation due to an anticipated reduction in the working capital balance of Women.com prior to the date of closing.

     d) Adjustment to reflect the elimination of Women.com's stockholders' equity balances.

     e) Adjustment to reflect the issuance of approximately 15,214,000 shares of iVillage common stock for the acquisition.

     f) Adjustment to reflect cash received from Hearst Communications and Women.com's other public stockholders through a registered rights offering, less anticipated expenses and the issuance of approximately 9,324,000 shares, and warrants to purchase an additional 2,100,000 shares, of iVillage common stock.

2. The pro forma adjustments to the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2000 are as follows:

     a) A credit for the amortization of negative goodwill or an adjustment to reflect the reduction of depreciation expense due to the above calculated reduction in the fair value of Women.com fixed assets was not recorded due to an anticipated lower working capital balance by the date of closing which likely result in no negative goodwill or a reduction in fixed assets.

     b) Adjustment to the weighted average shares of common stock outstanding used in computing basic and diluted net loss per share to reflect the issuance of approximately 15,214,000 shares of common stock in connection with the acquisition of Women.com, and approximately 9,324,000 shares issued to Hearst Communications and Women.com's other public stockholders in connection with the registered rights offering.

                              THE RIGHTS OFFERING


   The following describes the rights offering in general and assumes that you are a record holder of Women.com common stock on the record date. If you hold your shares of Women.com common stock in a brokerage account or through a dealer or other nominee, please see "Beneficial Owners" below.

The Rights

   If you are a record holder of Women.com's common stock on the record date, which is February 27, 2001, iVillage is distributing to you, at no charge, one right for each share of Women.com's common stock that you owned on the record date. The rights are not transferable and may not be sold. Each right will entitle the holder to purchase ________ of a share of iVillage's common stock and a warrant to purchase __________ of a share of iVillage's common stock for a subscription price of $_________ per right. iVillage is not issuing fractional shares or warrants to purchase a fraction of a share and iVillage will not pay cash in lieu of fractional rights. All fractions shall be rounded down to the nearest whole share. Hearst has agreed to purchase all shares and warrants that are not purchased by the other Women.com stockholders.

   The shares that you may purchase under your rights are in addition to the shares of iVillage common stock that are to be distributed to Women.com's stockholders in exchange for their shares of Women.com common stock upon the closing of the merger.

   iVillage is sending a subscription agreement to each record holder of Women.com common stock along with this prospectus and related instructions, to evidence the rights. In order to exercise your rights you must fill out and sign the appropriate subscription agreement and timely deliver it with full payment for the rights exercised.

Terms of the Warrants

   The warrants will have an exercise price of $0.01 per share and will be exercisable at any time after the date of issuance until December 31, 2004 but only if the average closing price of iVillage's common stock has exceeded $3.75 per share on any fifteen consecutive trading days. The holder of a warrant will have 30 days after notification in writing from iVillage of the satisfaction of this condition in which to exercise the warrant. iVillage cannot assure you when, or if, the market price for its common stock will exceed the required $3.75 per share market price threshold for exercising the warrants.

Expiration of the Rights

   You may exercise your rights at any time before 5:00 p.m., New York City time, on March 29, 2001, the expiration date for the rights. iVillage may, in iVillage's sole discretion, extend the time for exercising the rights. If you do not exercise your rights before the expiration date, your unexercised rights will be null and void. iVillage will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the expiration date of the rights, regardless of when you transmitted the documents. iVillage may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If iVillage elects to extend the expiration date of the rights, iVillage will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

   To exercise rights in a timely manner, you must assure that the subscription agent actually receives, prior to expiration of the rights, the properly executed and completed subscription agreement, together with full payment for all rights you wish to exercise.

Conditions to the Offering

   iVillage may terminate the offering if the merger does not close for any reason, including the failure to satisfy applicable conditions specified in the merger agreement. For a description of the conditions to the closing of the merger, see "The Merger Agreement - Conditions to the Merger." In addition, iVillage may terminate the rights offering if at any time before completion of the offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the offering that in the sole judgment of iVillage's board of directors would or might make the offering or its completion illegal or otherwise restrict or prohibit completion of the offering. iVillage may waive any of these conditions and choose to proceed with the offering even if one or more of these events occur. If iVillage terminates the rights offering, all rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. The rights offering is not conditioned on any minimum number of shares being purchased.

Method of Subscription - Exercise of Rights

   You may exercise your rights by delivering the following to the subscription agent, at or before 5:00 p.m., New York City time, on March 29, 2001, the date on which the rights expire:

   o Your properly completed and executed subscription agreement with any required signature guarantees or other supplemental documentation; and

   o Your full subscription price payment for each right exercised.

   Please do not send subscription agreements or related forms to iVillage. Please send the properly completed and executed form of subscription agreement with full payment to the subscription agent. If you are not a broker, bank or other eligible institution, you must obtain a signature guarantee on the subscription agreement from a broker, bank or other institution eligible to guarantee signatures in order to transfer the subscription agreement in whole or to transfer a portion of your rights.

   You should read carefully the forms of subscription agreement and related instructions and forms which accompany this joint proxy statement/prospectus. You should call the subscription agent at 1-(888) 509-5587 promptly with any questions you may have.

Required Forms of Payment

   Your payment of the subscription price must be made in U.S. dollars for the full number of rights you are subscribing for by either:

   o Check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

   o Wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at JP Chase, ABA No. 021000021, Account No. 610019805, further credit to Continental Stock -- Misc. Agency Account -- iVillage Inc., Attention: Reorganization Department.

Receipt of Payment

   Your payment will be considered received by the subscription agent only upon:

   o Clearance of any uncertified check;

   o Receipt by the subscription agent of any certified check or bank draft drawn on a U.S. bank or of any postal, telegraphic or express money order; or

   o Receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

   If you are paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by uncertified personal check, iVillage urges you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and cleared by that time. iVillage is not responsible for any delay in payment by you and suggests that you use a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your rights.

Special Procedure under "Notice of Guaranteed Delivery" Form

    If you wish to exercise rights but cannot ensure that the subscription agent will actually receive the executed subscription agreement before the expiration of the rights, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

   o Full payment must be received by the subscription agent prior to the expiration time for all rights you desire to exercise.

   o A properly executed Notice of Guaranteed Delivery substantially in the form distributed by iVillage with your subscription agreement must be received by the subscription agent at or prior to the expiration time.

   o The Notice of Guaranteed Delivery must be executed by both you and one of the following: a member firm of a registered national securities exchange, an NASD member, a commercial bank or trust company having an office or correspondent in the United States, or other eligible guarantor institution qualified under a guarantee program acceptable to the subscription agent. The co-signing institution must guarantee in the Notice of Guaranteed Delivery that the subscription agreement will be delivered to the subscription agent within three NYSE trading days after the date of the form. You must also provide in that form other relevant details concerning the intended exercise of rights.

   o The properly completed subscription agreement(s) with any required signature guarantee must be received by the subscription agent within three NYSE trading days following the date of the related Notice of Guaranteed Delivery.

   o If you are a nominee holder of rights, the "Nominee Holder Certification" must also accompany the Notice of Guaranteed Delivery.

   A Notice of Guaranteed Delivery may be delivered to the subscription agent in the same manner as subscription agreements at the address set forth below under "The Rights Offering- Delivery of Subscription Materials and Payment," or may be delivered by telegram or facsimile transmission (telecopier no.
(212) 616-7610). To confirm facsimile deliveries, please call (888) 509-5587. Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the subscription agent.

Delivery of Subscription Materials and Payment

   You should deliver your subscription agreement and payment of the subscription price to the subscription agent by one of the methods described below:

   o If by mail, hand delivery or overnight courier to:

          Continental Stock Transfer and Trust Company
          2 Broadway
          New York, New York 10004
          Attention: Reorganization Department

   o You may call the subscription agent at (888) 509-5587.

   Your delivery to an address other than the address set forth above will not constitute valid delivery.

Calculation of Rights Exercised

   If you do not indicate the number of rights being exercised, or do not forward full payment of the subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of rights that may be exercised with the aggregate subscription price payment you deliver to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe iVillage for your subscription, iVillage will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the rights offering is completed.

Your Funds Will be Held by the Subscription Agent Until Expiration of the Subscription Period

   The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until iVillage issues your stock certificates and warrants to you.

   If you exercise rights, you will have no rights as a stockholder of iVillage until certificates representing shares you purchased are issued. Unless otherwise instructed in your subscription agreement, shares and warrants purchased by the exercise of rights will be registered in the name of the person exercising the rights.

Signature Guarantee may be Required

   Your signature on the subscription agreement must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

   o your subscription agreement provides that shares and warrants are to be delivered to you as record holder of those rights; or

   o you are an eligible institution.

Notice to Beneficial Holders

   If you are a broker, a trustee or a depositary for securities who holds shares of Women.com's common stock for the account of others on the record date, you should notify the beneficial owners of those shares of the rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owners with respect to exercise of their rights, as set forth in the instructions iVillage has provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription agreement and submit it to the subscription agent with the proper payment. If you hold shares of Women.com's common stock for the account of more than one beneficial owner, you may exercise the number of rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of Women.com's common stock on the record date, if you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification," which iVillage will provide to you with your offering materials.

Beneficial Owners

   If you are a beneficial owner of shares of Women.com's common stock or will receive your rights through a broker, custodian bank or other nominee, iVillage will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of Women.com's common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your rights, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form," together with your payment of the subscription price of the rights you wish to exercise. You should receive this form from your broker, custodian bank or other nominee with the other offering materials. If you wish to obtain a separate subscription agreement, you should contact the nominee as soon as possible and request that a separate subscription agreement be provided to you.

Instructions for Completing Your Notice of Exercise of Rights

   You should read and follow the instructions accompanying the subscription agreement carefully. If you want to exercise your rights, you should send your subscription agreement with your subscription price payment to the subscription agent. Do not send your subscription agreement and subscription price payment to iVillage.

   You are responsible for the method of delivery of your subscription agreement with your subscription price payment to the subscription agent. If you send your subscription agreement and subscription price payment by mail, iVillage recommends that you send them by registered mail, properly insured, with return receipt requested.

You should allow a sufficient number of days to ensure delivery to the subscription agent before the time the rights expire. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

Determinations Regarding the Exercise of Your Rights

   iVillage will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your rights and iVillage's determinations will be final and binding. iVillage, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as iVillage may determine. iVillage may reject the exercise of any of your rights because of any defect or irregularity. iVillage will not receive or accept any subscription until all irregularities have been waived by iVillage or cured by you within such time as iVillage decides, in its sole discretion.

   Neither iVillage nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of a subscription agreement and iVillage will not be liable for any failure to notify you of any defect or irregularity. iVillage reserves the right to reject your exercise of rights if your exercise is not in accordance with the terms of the offering or in proper form. iVillage will also not accept your exercise of rights if iVillage's issuance of shares of iVillage's common stock to you could be deemed unlawful under applicable law.

Expenses; Subscription Agent

   iVillage has appointed Continental Stock Transfer and Trust Company as subscription agent for the rights offering. iVillage will pay its fees and other expenses related to the rights offering up to $100,000. Any fees related to the rights offering in excess of $100,000, will be paid by Hearst Communications. iVillage also has agreed to indemnify the subscription agent for some of the liabilities that it may incur in connection with the rights offering.

No Revocation

   Once you have exercised your rights, you may not revoke your exercise. Rights not exercised before the expiration date of the rights will expire.

Procedures for DTC Participants

   iVillage expects that rights will be eligible for transfer through, and that your exercise of your rights may be made through, the facilities of the Depository Trust Company, or "DTC". If your rights are held of record through DTC, you may exercise your rights by instructing DTC to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising, if any, and your subscription price payment for the rights you elect to exercise.

Extensions and Termination

   iVillage may extend the offering and the period for exercising your rights, in iVillage's sole discretion. If the merger is not consummated, iVillage will terminate the rights offering in its entirety and refund all funds received from the exercise of rights, as described under "The Rights Offering - Conditions to the Offering." With the prior consent of Hearst Communications, iVillage may withdraw or amend this rights offering. Subject to the foregoing, iVillage reserves the right to withdraw the rights offering at any time prior to the expiration date and for any reason, in which event all funds received in the rights offering will be returned to those persons who subscribed for shares in the rights offering.

No Recommendation to Holders of Rights or Others

   Neither iVillage's board of directors nor Women.com's board of directors is making any recommendations as to whether or not you should exercise your rights. You should decide whether to subscribe for your rights based upon your own assessment of your best interests in consultation with your legal and financial advisors.

Foreign and Other Stockholders

   A subscription agreement will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. To exercise those rights, you must notify the subscription agent, and take all other steps that are necessary to exercise your rights on or before the expiration date of the rights. If the procedures set forth in the preceding sentence are not followed before the expiration date your rights will expire.

Regulatory Limitation

   iVillage will not be required to issue to you shares of iVillage's common stock or a warrant to purchase common stock pursuant to the rights offering if, in iVillage's opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time the rights expire, you have not obtained that clearance or approval.

Issuance of Common Stock and Warrants

   The subscription agent will issue to you certificates representing shares of iVillage's common stock and the warrants you purchase under the rights offering as soon as practicable after the time the rights expire. Your payment of the aggregate subscription price will be retained by the subscription agent and will not be delivered to iVillage until your subscription is accepted and you are issued your stock certificates and warrants. iVillage will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of iVillage, with respect to shares of iVillage's common stock subscribed for, until certificates representing the shares are issued to you. Upon iVillage's issuance of the certificates, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the subscription agreement, your certificates for shares and the warrants issued pursuant to your exercise of rights will be registered in your name.

   If the offering is not completed for any reason, the subscription agent will promptly return, without interest, all funds received by it. iVillage will retain any interest earned on the funds held by the subscription agent.

Compliance with State Regulations Pertaining to the Rights Offering

   iVillage is not making the offering in any state or other jurisdiction in which it is unlawful to do so. iVillage will not sell or accept an offer to purchase its securities from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. iVillage may delay the commencement of the offering in certain states or other jurisdictions to comply with their laws. iVillage does not expect that there will be any changes in the terms of the offering. However, iVillage may decide, in its sole discretion, not to modify the terms of the offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the offering.

No Adjustment to Outstanding Stock Options or Other Stock Awards

   Women.com will not, solely as a result of the rights offering, adjust the number of shares of common stock reserved for issuance under its stock award plans for employees and other eligible participants or the number of shares subject to outstanding awards of stock options or awards of restricted stock.

Certain Federal Income Tax Consequences

   The following are the material United States federal income tax consequences of the rights offering, assuming that you are a United States person that will hold your rights and the shares of iVillage common stock received on exercise thereof as capital assets. The following discussion is based on and subject to the Internal Revenue Code of 1986, its legislative history, applicable
Treasury regulations, administrative rulings and court decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances, or if you are subject to special rules.

   Holders should consult their own tax advisors concerning their own respective tax situations or special tax considerations that may apply to them, including, without limitation, state and local laws that may apply.

   Distribution of Rights. The distribution of the rights to the owners of Women.com common stock should be treated as additional consideration received in the merger in an amount equal to the fair market value of the rights on the date of distribution. See "Material Federal Income Tax Consequences of the Merger" for a discussion of the federal income tax consequences of the merger. Based upon its advisors, iVillage will treat the right to purchase [____] of a share of iVillage common stock as having a value equal to $_______ and the warrant to purchase [____] of a share of iVillage common stock as having a value equal to $______, both as of February __, 2001. There can be no assurance that the IRS will not assert a different value and whether the IRS would be successful in such assertion.

   Exercise of the Rights and Basis and Holding Period of the Common Stock. Holders of rights will not recognize any gain or loss upon the exercise of the rights. The basis of the shares acquired through the exercise of the rights will be equal to the sum of the subscription price for rights exercised and the fair market value of the applicable rights on the date of distribution. The holding period for the shares acquired through exercise of the rights will begin on the day after the rights are exercised.

   Sales of Shares. An owner of shares will recognize gain or loss upon the sale of shares acquired by exercise of rights in an amount equal to the difference between the amount realized and the stockholder's basis in the shares. The gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year.

   Lapse of the Rights. You will generally recognize a loss equal to your tax basis in the rights, if such rights expire unexercised. Any loss recognized on the expiration of the rights generally will be a capital loss. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains.

                     USE OF PROCEEDS OF THE RIGHTS OFFERING

   iVillage currently estimates that the net proceeds it will receive from the sale of the 9,324,000 shares of iVillage common stock and warrants to purchase 2,100,000 shares of iVillage common stock in connection with the rights offering will be approximately $19.9 million, assuming the rights offering is fully subscribed. iVillage expects to use the net proceeds from the rights offering for working capital and general capital purposes, including possible acquisitions. iVillage may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. iVillage is not currently a party to any contracts or letters of intent with respect to any acquisition other than those relating to the proposed merger with Women.com. Pending use of the net proceeds of the rights offering, iVillage intends to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                  PLAN OF DISTRIBUTION OF THE RIGHTS OFFERING

   The rights are being offered by iVillage to the holders of Women.com common stock as of the record date. No underwriters, brokers or dealers will be used to offer the rights and no fee or sales commission will be charged by iVillage in connection with the issuance of the rights or the common stock or warrants associated with the rights.

   Pursuant to the terms of a securities purchase agreement dated as of February 5, 2001 and amended and restated on February 22, 2001 between iVillage and Hearst Communications, Hearst Communications has agreed to pay all fees and expenses associated with the rights offering in excess of $100,000. The first $100,000 of fees and expenses of the rights offering will be borne by iVillage.

   Hearst Communications has agreed to acquire all shares of iVillage common stock and all warrants associated with the rights offering that are not subscribed for by the other Women.com stockholders.

   The rights will not be listed for trading on any exchange. Shares of common stock issuable upon exercise of the rights or upon exercise of the warrants associated with the rights will be listed on the Nasdaq Stock Market.

                                    DILUTION

   iVillage's pro forma net tangible book value as of December 31, 2000 was approximately $94.6 million, or approximately $2.11 per share of common stock. Pro forma "net tangible book value" per share represents the amount of iVillage's total tangible assets less total tangible liabilities, divided by the pro forma number of shares of common stock outstanding after giving effect to the acquisition of Women.com. After giving effect to the sale of the common stock offered by iVillage pursuant to the rights offering at an assumed public offering price of $2.15 per share, and after deducting the offering expenses payable by iVillage, iVillage's pro forma net tangible book value, as adjusted, as of December 31, 2000 would have been approximately $114.5 million, or $2.11 per share of common stock. This represents no immediate increase in net tangible book value per share to iVillage's existing stockholders and an immediate dilution in net tangible book value of $0.04 per share to new investors of common stock in the rights offering. The following table illustrates this per share dilution:

      Assumed public offering price of iVillage common stock(1)            $2.15
      Pro forma net tangible book value per share prior to the
      rights offering..........................................    $2.11
      Increase per share attributable to the rights offering...     0.00
      Adjusted pro forma net tangible book value per share
      after the rights
       offering................................................             2.11
      Dilution per share to new investors......................            $0.04
                                                                           =====

---------------

(1) Assumes no value attributed and no shares issued in connection with the warrants to be issued as part of the rights offering.

          iVILLAGE AND WOMEN.COM MARKET PRICE AND DIVIDEND INFORMATION

   The following table shows the high and low closing prices for shares of iVillage common stock and for shares of Women.com common stock for the periods shown in the table. iVillage has not declared any cash dividend since the completion of its initial public offering in March 1999 and Women.com has not declared any cash dividend since the completion of its initial public offering in October 1999.

   Since March 19, 1999, shares of iVillage common stock have been listed and traded on the Nasdaq National Market under the symbol "IVIL." Since October 15, 1999, shares of Women.com common stock have been listed and traded on the Nasdaq National Market under the symbol "WOMN." The prices are as reported on the Nasdaq National Market. As of February 27, 2000, iVillage had ____ holders of record of its common stock. and Women.com had approximately ___ holders of record of its common stock.


                                                          iVillage(1)        Women.com(2)
                                                        ----------------    ---------------
      Calendar Year                                      High      Low      High      Low
       -----------------------                         -------    ------   ------    ------
      1999
       First quarter ...............................   $104.63    $70.75      N/A       N/A
       Second quarter ..............................   $113.75    $33.38      N/A       N/A
       Third quarter ...............................   $ 62.75    $28.06      N/A       N/A
       Fourth quarter ..............................   $ 34.50    $20.25   $23.38    $12.25
      2000
       First quarter ...............................   $ 26.11    $13.56   $16.38    $ 7.75
       Second quarter ..............................   $ 13.63    $ 6.22   $ 8.25    $ 1.75
       Third quarter ...............................   $  8.94    $ 3.06   $ 5.75    $ 2.38
       Fourth quarter ..............................   $  3.63    $ 0.66   $ 2.63    $ 0.13
      2001
       First quarter (through February 27, 2001) ...   $          $        $         $

---------------

(1) Prices in first quarter of 1999 from March 19, 1999.

(2) Prices in fourth quarter of 1999 from October 15, 1999.

   On February 5, 2001, the last full trading day before iVillage and Women.com announced the proposed merger, shares of iVillage common stock closed at $1.71 per share, and shares of Women.com common stock closed at $0.72 per share. On February __, 2001, the most recent practicable date before the date of this joint proxy statement/prospectus shares of iVillage common stock closed at $_____ per share and shares of Women.com common stock closed at $____ per share. Because the exchange ratio for the merger does not depend on and is not affected by market prices, and the market price of shares of iVillage common stock is subject to fluctuation, the market value of shares of iVillage common stock that Women.com's stockholders will receive in connection with the merger may increase or decrease before or after the proposed merger. Stockholders are encouraged to obtain recent stock quotes for shares of iVillage and Women.com common stock.

   On December 28, 2001, Women.com received a letter from the Nasdaq Stock Market, Inc. stating that Women.com had failed to maintain a minimum per share bid price of $1.00 over the last 30 consecutive trading days, which is required for continued listing on the Nasdaq National Market. According to this letter, unless Women.com is in compliance with the continued listing requirements by achieving a minimum per share bid price of $1.00 by March 28, 2001, Women.com's common stock will be subject to delisting. On February 27, 2001, the common stock of Women.com had a minimum bid price of $___.

   iVillage intends to file an application with the Nasdaq National Market to list the shares of iVillage common stock that Women.com stockholders will receive in the merger.

   Following completion of the merger, shares of iVillage common stock will trade on the Nasdaq National Market under the symbol "IVIL."

   In the merger agreement, Women.com has agreed that prior to the effective time of the merger or when the merger agreement is terminated, Women.com will not declare or pay any dividend or other distribution, except for dividends by a wholly owned subsidiary of Women.com to Women.com or another wholly owned subsidiary of Women.com.

                     DESCRIPTION OF iVILLAGE CAPITAL STOCK


   iVillage's amended and restated certificate of incorporation authorizes the issuance of up to 65,000,000 shares of iVillage common stock, par value $0.01 per share, and 5,000,000 shares of iVillage preferred stock, par value $0.01 per share, issuable in series. As of February 5, 2001, 29,706,770 shares of common stock were outstanding and no shares of preferred stock were outstanding. As of February 5, 2001, 35,293,230 shares of common stock were held in the treasury of iVillage, 8,055,049 options were outstanding pursuant to iVillage's stock plans and 1,597,056 shares of iVillage common stock remained unissued but authorized for issuance under iVillage's stock plans. At the iVillage special meeting, iVillage stockholders will consider a proposal to increase the number of authorized shares of common stock from 65,000,000 to 200,000,000.

   The following is a summary of some of the provisions of iVillage's amended and restated certificate of incorporation and bylaws. Copies of these documents are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part and are incorporated into this joint proxy statement/prospectus by reference. This summary is qualified in its entirety by iVillage's amended and restated certificate of incorporation and bylaws. For information on how to obtain a copy of iVillage's amended and restated certificate of incorporation and bylaws, see "Where You Can Find More Information" beginning on page 145.

iVillage Common Stock

   Each holder of shares of iVillage common stock is entitled to one vote per share with respect to all matters to be voted on by the stockholders and there are no cumulative voting rights. Holders of shares of iVillage common stock have no preemptive rights to purchase or subscribe for iVillage's securities, and the shares of iVillage common stock is not convertible or subject to redemption by iVillage. Subject to preferences that may be applicable to any preferred shares outstanding at the time, holders of shares of common stock are entitled to dividends that may be declared by iVillage's board of directors from time to time out of funds legally available for dividends. In the event of the liquidation of iVillage, holders of shares of iVillage common stock would share pro rata in any assets that remain after payment of debts and satisfaction of any liquidation preference on any outstanding iVillage preferred shares. All outstanding shares are fully paid and nonassessable.

   Continental Stock Transfer and Trust Company is the registrar and transfer agent for the shares of iVillage common stock.

iVillage Preferred Shares

   iVillage's board of directors, without further action by the stockholders, is authorized to issue up to 5,000,000 preferred shares in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in that series, including:

   o dividend rights;

   o preferences, limitations or relative rights with respect to redemption rights;

   o preferences on liquidation;

   o conversion rights;

   o voting rights; and

   o limitations on issuance of additional shares.

   Issuance of preferred shares, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire a majority of the outstanding voting stock of iVillage. iVillage has no present plans to issue any preferred shares.

Warrants

   As of December 31, 2000, iVillage had outstanding warrants to purchase 945,536 shares of common stock at a weighted average exercise price of $13.24 per share. On January 1, 2001, 323,625 warrants with an exercise price of $15.45 expired.

   In connection with the proposed merger with Women.com and pursuant to the terms of an amended and restated securities purchase agreement between iVillage and Hearst Communications, if the merger is completed iVillage will issue one or more warrants to purchase up to 2,100,000 shares of iVillage common stock. For additional information regarding the terms of these warrants, see "Agreements Between Hearst Communications and iVillage - The Securities Purchase Agreement."

Special Meetings

   Special meetings of iVillage's stockholders may be called by the iVillage board of directors, the chairman of the board, the chief executive officer or by stockholders holding at least 10% of the voting power of the corporation.

Voting

   Holders of shares of iVillage common stock are entitled to cast one vote per share on matters submitted to a vote of stockholders and do not have cumulative voting rights. Any director may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Because the shares of iVillage common stock do not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all of the directors, and the holders of the remaining shares will not be able to elect any directors.

   iVillage's bylaws provide that stockholders who wish to nominate directors or to bring business before a stockholders' meeting must notify iVillage and provide specified pertinent information at least 120 days before the meeting date specified in the corporation's proxy statement released to stockholders in connection with the previous year's annual meeting. If no special meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date specified in the proxy statement, the stockholder must give notice within a reasonable time before the solicitation is made.

Business Combination Law

   Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in a "business combination" with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

   o prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

   o upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to specified adjustments; or

   o on or after the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination.

   Delaware law defines a "business combination" generally as:

   o a merger or consolidation with the interested stockholder or with any other corporation or other entity if the merger or consolidation is caused by the interested stockholder;

   o a sale or other disposition to or with the interested stockholder of assets with an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation;

   o with some exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or subsidiary to the interested stockholder;

   o any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or subsidiary owned by the interested stockholder; or

   o any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

Limitation of Director Liability and Indemnification Arrangements

   iVillage's certificate of incorporation contains a provision that limits the liability of its directors to the fullest extent permitted by the Delaware General Corporation Law. The provision eliminates the personal liability of directors to iVillage and iVillage's stockholders for monetary damages for breach of directors' fiduciary duty of care. The provision does not change the liability of a director for:

   o breach of the duty of loyalty to iVillage or to its stockholders;

   o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

   o an unlawful payment of dividend or unlawful stock purchase or redemption covered by Section 174 of the Delaware General Corporation Law; or

   o any transaction from which a director received an improper personal benefit.

   Under the certificate of incorporation, the liability of directors will be further limited or eliminated without action by stockholders if Delaware law is amended to further limit or eliminate the personal liability of directors.

   iVillage's bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Delaware General Corporation Law. iVillage has also entered into indemnification agreements with certain of its officers and directors containing provisions which may require iVillage, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Certain of such liabilities may not be covered by insurance.

   Under iVillage's bylaws, it has the power to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, against any liability asserted against the person or incurred by him or her in one of these roles, whether or not iVillage would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. iVillage has purchased director and officer liability insurance on behalf of its directors and officers.

Registration Rights Agreements

   iVillage is party to an amended and restated registration rights agreement, under which the holders of 40% of the outstanding shares of common stock held by parties to that agreement (except for founders of iVillage), including shares issuable upon the exercise of warrants to purchase common stock, are entitled to demand that iVillage file a registration statement with respect to the registration of such shares under the Securities Act. iVillage is not required to effect:

   o more than four registrations;

   o a registration during any period in which any other registration statement (other than on Form S-4 or Form S-8 or any successor forms) has been filed or has been declared effective within the prior 180 days;

   o a registration unless the anticipated aggregate offering proceeds, net of underwriting discounts and commissions, are expected to exceed $5.0 million;

   o a registration within 120 days following the determination of the board of directors of iVillage to file a registration statement in which holders may exercise their piggyback registration rights; or

   o a registration for a period not to exceed 120 days, if the board of directors of iVillage has made a good faith determination that it would be seriously detrimental to iVillage or the holders of registration rights for a registration statement to be filed.

   In addition, one stockholder is entitled to one separate demand registration right with respect to the registration of its shares of common stock under the Securities Act, subject to the limitations set forth above. Furthermore, according to the terms of the registration rights agreement the holders of shares of common stock that are a party to the agreement, including shares issuable upon the exercise of warrants to purchase common stock, are entitled to piggyback registration rights in connection with any registration by iVillage of its securities for its own account or the account of other security holders.

   At any time after iVillage becomes eligible to file a registration statement on Form S-3, certain holders of demand registration rights may require iVillage to file an unlimited number of registration statements on Form S-3 under the Securities Act with respect to their shares of common stock.
iVillage is not required to effect more than one such registration in any six-month period. The registration rights granted under such registration rights agreement terminate with respect to any holder of registrable securities when the provisions of Rule 144(k) are applicable to such holder's registrable securities.

   The amended and restated registration rights agreement was amended on July 23, 1999 to provide that the holders of registrable shares thereunder do not have piggyback registration rights with respect to registrations of shares of iVillage common stock on a registration statement on Form S-4 or Form S-8 in connection with an exchange offer or offering solely to iVillage's security holders, or on Form S-1 or Form S-3, in connection with iVillage's acquisition of Lamaze Publishing, Inc.

   iVillage has also granted piggyback registration rights to the former OnLine Psych, Code Stone and iBaby stockholders with respect to shares of iVillage common stock issued to such stockholders in connection with iVillage's acquisition of OnLine Psych, Code Stone and iBaby, pursuant to registration rights agreements and subject to the piggyback registration rights of iVillage's existing holders of registrable shares. The registration rights granted under such registration rights agreements terminate with respect to any holder of registrable securities when the provisions of Rule 144(k) are applicable to such holder's registrable securities.

   iVillage is generally required to bear all of the expenses of all registrations under the registration rights agreements, except underwriting discounts and commissions. The registration rights agreements also contain a commitment of iVillage to indemnify the holders of registration rights.

                COMPARISON OF THE RIGHTS OF HOLDERS OF WOMEN.COM
                     COMMON STOCK AND iVILLAGE COMMON STOCK


   As a result of the merger, Women.com stockholders will become holders of shares of iVillage common stock. Both Women.com and iVillage are Delaware corporations. The rights of Women.com stockholders are currently governed by the Women.com charter, the Women.com bylaws and the laws of Delaware. Following the merger, the rights of all former holders of shares of Women.com common stock will be governed by the iVillage charter, the iVillage bylaws and the laws of Delaware.

   The following is a summary comparison of some material differences between the rights of holders of shares of Women.com common stock and holders of shares of iVillage common stock. Differences arise from the charter and bylaws of the two companies. This summary is qualified by reference to the charter and bylaws of the two companies. For information on how to obtain a copy of the charter and bylaws of the two companies, see "Where You Can Find More Information" beginning on page 145.

Authorized Capital Stock

   The total number of authorized shares of capital stock of Women.com is 200,000,000, consisting of 195,000,000 shares of Women.com common stock, par value $0.001 per share, and 5,000,000 Women.com preferred shares, par value $0.001 per share. The total number of authorized shares of capital stock of iVillage is 70,000,000, consisting of 65,000,000 shares of iVillage common stock, par value $0.01 per share, and 5,000,000 iVillage preferred shares, par value $0.01 per share. The iVillage board is submitting to a vote of the iVillage stockholders at the iVillage special meeting a proposal to amend iVillage's amended and restated certificate of incorporation to increase the number of authorized shares of iVillage common stock from 65,000,000 shares to 200,000,000 shares. See "iVillage's Proposal to Increase Its Authorized Capital Stock" beginning on page 144 for additional information regarding this proposal.

Number of Directors; Classified Board; Removal; Vacancies

   Delaware law permits the charter or the bylaws of a corporation to govern the number and terms of directors. If the number of directors is fixed in the charter, a change in the number of directors may not be made without amending the charter. The Women.com charter provides that the number of directors will be fixed exclusively by one or more resolutions adopted by the board of directors and further provides that any amendment to the bylaws relating to an increase or decrease in the authorized number of directors will require approval by the majority of the board or by at least 66 2/3% of the stockholders then entitled to vote if the amendment is made by the stockholders. The iVillage bylaws provide that the number of directors will be specified in the bylaws and further provides that any amendment to the bylaws relating to an increase or decrease in the authorized number of directors will require approval by at least 66 2/3% of the stockholders then entitled to vote if the amendment is made by the stockholders. The Women.com bylaws currently provide for a classified board. The Women.com board currently consists of eight members. The iVillage bylaws currently provide for a classified board and that the board of directors will consist of nine members until iVillage amends its bylaws to authorize ten members as required by the stockholder agreement.

   Delaware law permits the charter or bylaws of a corporation to provide that directors be divided into up to three classes, with the term of office of each class of directors expiring in successive years. Both the Women.com charter and the iVillage bylaws provide that the board of directors will be divided into three classes, with each class elected for a term of three years.

   Under Delaware law, except in the case of a corporation with a classified board or with cumulative voting, the holders of a majority of the shares entitled to vote at any election of directors may remove any director or the entire board, with or without cause. The Women.com charter provides for a classified board and the charter and bylaws provide that, unless the entire board is removed, no director may be removed when the votes cast against the director's removal would be sufficient to elect that director if voted cumulatively at an election. The iVillage bylaws provide that, if and so long as the stockholders are entitled to cumulative voting, unless the entire board is removed, no director may be removed when the votes cast against the director's removal would be sufficient to elect that director if voted cumulatively at an election. Because iVillage stockholders are not currently entitled to cumulative voting, this limitation on the removal of directors does not apply.

   Under Delaware law, a majority of the directors then in office may fill vacancies and newly created directorships. In some cases of vacancies of a majority of the board, stockholders may petition a court to fill vacancies. The Women.com charter provides that any vacancy should be filled by majority vote of the directors then in office. If at the time of the vacancy the number of directors then in office constitutes less than a majority of the whole board, any stockholder or stockholders holding at least 10% of Women.com's shares may apply to the Delaware Court of Chancery to order an election. The iVillage bylaws provide that vacancies resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The iVillage bylaws also provide that vacancies not resulting from an increase in the authorized number of directors may be filled by a majority vote of the remaining directors of the class in which the vacancy occurs.

Charter Amendments

   Under Delaware law, the charter of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless the charter requires the vote of a greater number of shares. In addition, Delaware law provides that each class or series of stock affected, even if that class or series would not otherwise have these rights, must approve by a majority vote amendments that make changes relating to that class or series by increasing or decreasing the par value or the aggregate number of authorized shares of that class or series, or otherwise adversely affecting the rights of that class or series.

   Women.com's charter provides that it may be amended in accordance with and as prescribed by Delaware law. However, the charter specially provides that any amendment to the provisions of the charter regarding number, classification and terms of directors, liability of directors and amendment of the charter will require an affirmative vote of at least 66 2/3% of the shares then entitled to vote on that amendment.

   iVillage's charter provides that it may be amended in accordance with and as prescribed by Delaware law. However, the charter specially provides that any amendment to the provisions of the charter regarding cumulative voting will require an affirmative vote of at least 66 2/3% of the shares then entitled to vote on that amendment.

Bylaw Amendments

   Under Delaware law, the stockholders may adopt, amend or repeal the bylaws. A corporation's charter may also grant this power to the board of directors. However, if the power to adopt, amend and repeal the bylaws is granted to the directors, the stockholders still hold the power to adopt, amend or repeal the bylaws. The Women.com charter and the iVillage charter grant the boards concurrent power with the stockholders to adopt, amend or repeal the Women.com and iVillage bylaws, respectively.

Advance Notice of Director Nominations and New Business

   The Women.com bylaws provide that a stockholder who wishes to bring business before the annual meeting must provide notice to the corporation no earlier than 90 days and no later than 60 days before the date of the meeting. If Women.com announces the meeting fewer than 70 days before the date of the meeting, then the stockholder must provide notice within 10 days of the public announcement of the meeting. iVillage's bylaws provide that stockholders who wish to nominate directors or to bring business before a stockholders' meeting must notify iVillage and provide pertinent information at least 120 days before the meeting date specified in the corporation's proxy statement released to stockholders in connection with the previous year's annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date specified in the proxy statement, then notice must be provided within a reasonable time before the solicitation is made.

Special Meetings of Stockholders

   Delaware law provides that the board of directors or any person authorized in the corporation's charter or bylaws may call a special meeting of stockholders. The Women.com bylaws provide that a special meeting of the stockholders for any purpose may be called by the chairman of the board, the chief executive officer or the board or directors. The iVillage bylaws provide that a special meeting of the stockholders may be called at any time by the board of directors, the chairman of the board, the chief executive officer or by stockholders holding at least 10% of the voting power of the corporation.

Stockholder Action Without a Meeting

   Under Delaware law, unless the charter provides otherwise, stockholders may take any action without a meeting, without prior notice and without a vote, if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize that action at a meeting at which all shares entitled to vote on the matter were present and voted, sign a written consent setting forth the action taken. The Women.com charter provides that no action shall be taken by the stockholders by written consent. The iVillage charter provides that no action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the bylaws and no action shall be taken by the stockholders by written consent.

Indemnification of Directors and Officers

   Under Delaware law, a corporation is permitted to provide indemnification or advancement of expenses against judgments, fines, expenses and amounts paid in settlement actually and reasonably incurred by the person in connection with a proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. However, no indemnification is permitted if the person is adjudged to be liable to the corporation, unless the Court of Chancery determines that the person is entitled to indemnity. Both the Women.com bylaws and the iVillage bylaws provide that the corporation will indemnify directors and officers to the full extent permitted by Delaware law and will advance expenses incurred by an officer or director entitled to indemnification.

Limitation of Personal Liability of Directors and Officers

   Delaware law provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, Delaware law does not provide for the limitation of liability of a director for: any breach of the director's duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, paying a dividend or approving a stock repurchase that was illegal under applicable law, or any transaction from which the director derived an improper personal benefit. Both the Women.com charter and the iVillage charter eliminate the monetary liability of directors to the fullest extent permitted by law.

Preemptive Rights

   Under Delaware law, a stockholder does not have preemptive rights unless the corporation's charter specifically grants those rights. Neither the Women.com charter nor the iVillage charter grants preemptive rights to stockholders.

Payment of Dividends; Repurchases and Redemptions

   Under Delaware law, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its charter, either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the board declares the dividend and/or the preceding fiscal year. Delaware law does not permit distributions out of net profits, however, if, following the distribution, the corporation's capital is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Women.com bylaws provide that dividends may be declared by the board of directors pursuant to Delaware law at any regular or special meeting. The Women.com bylaws also provide that the board of directors may set aside a dividend reserve before payment of a dividend. The iVillage charter and bylaws do not contain provisions regarding the payment of dividends.

          iVILLAGE'S PROPOSAL TO INCREASE ITS AUTHORIZED CAPITAL STOCK

   Of the currently authorized 65,000,000 shares of common stock, as of February 5, 2001, 29,706,770 shares of common stock were issued and outstanding, 35,293,230 shares of common stock were held in the treasury of iVillage, 9,652,105 shares of common stock were reserved for issuance under the terms of iVillage's stock option plans and upon exercise of outstanding stock options and 621,911 shares were reserved for issuance upon exercise of outstanding warrants.

   The iVillage board of directors has unanimously approved an amendment to the iVillage amended and restated certificate of incorporation, subject to stockholder approval at this meeting, and recommends that iVillage stockholders approve and adopt the amendment. The board of directors believes it is desirable to increase the total number of shares of common stock that iVillage is authorized to issue from 65,000,000 to 200,000,000 in order to have a substantial number of authorized shares available for issuance in connection with the merger and related transactions and from time to time without further stockholder approval (except as described below) in connection with future distributions to stockholders (including stock splits), acquisitions, financings, stock options or other employee benefits and other corporate opportunities that may present themselves in the future. Having such additional authorized shares available for issuance in the future would give iVillage greater flexibility and allow shares of common stock to be issued without the expense and delay of stockholder action at a special meeting of stockholders unless such action is required by applicable law or the rules of the Nasdaq Stock Market or any stock exchange on which the common stock may then be listed.

   If the proposed amendment is approved, one effect would be that the board of directors would have the authority, subject to the limitations set forth above, to issue additional shares of common stock that would dilute the voting power of outstanding shares, and thereby possibly impede a proposed tender offer or other attempt by a third party to gain control of iVillage without the approval of the board of directors. A portion of such additional shares could, for example, be privately placed with purchasers who might side with the board of directors in opposing a hostile takeover bid. Thus, a future transaction which some, or even a majority, of the holders of common stock might deem to be in their best interest, or in which such holders might have the opportunity to receive a premium for their shares over the then market price, might be impeded. As of the date hereof, iVillage is not aware of any proposed tender offer or other attempt to take control of iVillage and has no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock not previously authorized for issuance by the board of directors (such as the transactions contemplated by the merger agreement and related agreements).

   The iVillage board of directors unanimously believes that the amendment of the iVillage amended and restated certificate of incorporation is in the best interest of iVillage and its stockholders. The board therefore unanimously recommends that stockholders vote for approval of the amendment to iVillage's amended and restated certificate of incorporation.

   Under Delaware law and iVillage's amended and restated certificate of incorporation and by-laws, adoption of the proposed amendment requires the affirmative vote of a majority of all shares entitled to vote at the special meeting of stockholders or at any adjournment thereof. Accordingly, both an abstention and a broker non-vote will in effect constitute a vote against the proposed amendment.

                                 LEGAL MATTERS

   Legal matters with respect to the validity of the shares of iVillage common stock to be issued pursuant to the terms of the merger agreement and the rights offering will be passed upon for iVillage by Orrick, Herrington & Sutcliffe LLP, New York, New York. A partner of Orrick, Herrington & Sutcliffe LLP owns 4,408 shares of common stock of iVillage. Cooley Godward LLP and certain of its associates and partners own an aggregate of 19,718 shares of common stock of Women.com.

                                    EXPERTS


   The consolidated financial statements of iVillage Inc. as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 are included in this registration statement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Women.com Networks, Inc. as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 are included in this registration statement (which contain an explanatory paragraph relating to Women.com's ability to continue as a going concern as described in Note 2 to the financial statements) in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

   Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a stockholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. In general, under Rule 14a-8 a proposal for a regularly scheduled annual meeting must be received at the company's principal executive offices not less than 120 calendar days before the date of the company's proxy statement released to stockholders in connection with the previous year's annual meeting. For a special meeting, the deadline is a reasonable time before the company begins to print and mail its proxy materials. In addition to complying with the applicable deadline, stockholder proposals must also be otherwise eligible for inclusion.

iVillage

   Stockholder proposals to be presented at the 2001 Annual Meeting of Stockholders, for inclusion in iVillage's proxy statement and form of proxy relating to that meeting, must be received by iVillage at its offices in New York, New York, addressed to the Secretary, not later than March 3, 2001. Such proposals must comply with iVillage's By-Laws and the requirements of Regulation 14A of the 1934 Act.

   In addition, Rule 14a-4 of the 1934 Act governs iVillage's use of its discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the proxy statement. With respect to iVillage's 2001 Annual Meeting of Stockholders, if iVillage is not provided notice of a stockholder proposal prior to March 3, 2001, iVillage will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

Women.com

   Women.com will hold an annual meeting in the year 2001 only if the merger has not already been completed. If the annual meeting is held, any stockholder intending to present a proposal for action at Women.com's 2001 annual meeting and wishing to have the proposal included in Women.com's proxy statement must have forwarded the proposal to Women.com so that it was received on or before December 17, 2000. Proposals must have been addressed to Women.com Networks, Inc. at 1820 Gateway Drive, Suite 100, San Mateo, California 94404, Attention:
Corporate Secretary.

   If a stockholder intends to submit a proposal at Women.com's annual meeting in 2001, which proposal is not intended to be included in Women.com's proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice between February 21, 2001 and March 25, 2001. If such a stockholder fails to submit the proposal by that date, Women.com will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at Women.com's annual meeting in 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

   iVillage and Women.com file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that iVillage and Women.com file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. iVillage's and Women.com's Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's web site at: http://www.sec.gov. Reports, proxy statements and other information concerning iVillage and Women.com can also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street N.W., Washington, D.C. 20006.

   iVillage has filed with the Securities and Exchange Commission a registration statement on Form S-4. This joint proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of iVillage for the shares of iVillage common stock to be issued to Women.com's stockholders in the merger and upon exercise of the Rights (including the underlying common stock and warrants). As allowed by the rules of the Securities and Exchange Commission, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information with respect to iVillage and the shares of iVillage common stock, you should consult the registration statement and its exhibits. Statements contained in this joint proxy statement/prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the Securities and Exchange Commission for additional information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

   You can request a free copy of the above filings by writing or calling:

                   iVillage Inc.                                  Women.com Networks, Inc.
              500-512 Seventh Avenue                            1820 Gateway Drive, Suite 100
             New York, New York, 10018                           San Mateo, California 94404
             Telephone: (212) 600-6000                            Telephone: (650) 378-6500
           Attention: Investor Relations                        Attention: Investor Relations

   In order to ensure timely delivery of these documents, you should make your request by March 22, 2001.

   Neither iVillage nor Women.com has authorized anyone to give any information or make any representation about the merger or about the respective companies that differs from or adds to the information in this joint proxy statement/ prospectus or in the documents that iVillage or Women.com files publicly with the Securities and Exchange Commission. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this joint proxy statement/prospectus or in the documents that iVillage or Women.com files publicly with the Securities and Exchange Commission.

   If you live in a jurisdiction where it is unlawful to offer to exchange or sell, to ask for offers to exchange or buy, or to ask for proxies regarding the securities offered by this joint proxy statement/prospectus, or if you are a person to whom it is unlawful to direct those activities, the offer presented by this joint proxy statement/ prospectus is not extended to you.

   The information contained in this joint proxy statement/prospectus speaks only as of the date on the cover, unless the information specifically indicates that another date applies.

   With respect to the information contained in this document, iVillage has supplied the information concerning iVillage and iVillage merger sub, and Women.com has supplied the information concerning Women.com.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                               Page
                                                                                                                               ----
                                                    iVILLAGE INC. AND SUBSIDIARIES

                                                  Consolidated Financial Statements

Report of Independent Accountants..........................................................................................      F-2
 Consolidated Balance Sheets as of December 31, 2000 and 1999 .............................................................      F-3
 Consolidated Statements of Operations for the years ended December 31, 2000, 1999 and 1998 ...............................      F-4
 Consolidated Statements of Stockholders' Equity for the years ended December 31, 2000,
   1999 and 1998...........................................................................................................      F-5
 Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998 ...............................      F-6
 Notes to Consolidated Financial Statements ...............................................................................      F-7

                                                       WOMEN.COM NETWORKS, INC.

                                                  Consolidated Financial Statements

Report of Independent Accountants .........................................................................................     F-28
 Consolidated Balance Sheets as of December 31, 2000 and 1999 .............................................................     F-28
 Consolidated Statements of Operations for the years ended December 31, 1998, 1999 and 2000 ...............................     F-30
 Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1998, 1999 and 2000 ...........     F-31
 Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000 ...............................     F-32
 Notes to Consolidated Financial Statements ...............................................................................     F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of iVillage Inc.:

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of iVillage Inc. and its subsidiaries at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



                                                      PricewaterhouseCoopers LLP
New York, New York
February 6, 2001
                         iVILLAGE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)



                                                               December 31,
                                                           ---------------------
                                                             2000         1999
                                                           ---------   ---------
                      ASSETS
Current assets:
  Cash and cash equivalents............................    $  48,963   $ 106,010
  Restricted cash......................................           --       1,495
  Accounts receivable, less allowance for doubtful
  accounts of $1,007 and
   $700, respectively..................................        7,864       6,620
  Inventory............................................           --       2,332
  Other current assets.................................        9,700       3,193
                                                           ---------   ---------
      Total current assets.............................       66,527     119,650
  Restricted cash......................................        9,250          --
  Fixed assets, net....................................       20,057      10,017
  Goodwill and other intangible assets, net............       36,432     175,143
  Investments and other assets.........................          137       7,938
  Non-current assets of discontinued operations........           56          --
                                                           ---------   ---------
      Total assets.....................................    $ 132,459   $ 312,748
                                                           =========   =========

             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses................    $  18,695   $  16,216
  Deferred revenue.....................................        6,337      12,682
  Deferred rent........................................          361          --
  Net current liabilities of discontinued operations...          882          --
                                                           ---------   ---------
      Total current liabilities........................       26,275      28,898
  Deferred rent, net of current portion................        4,818          --
                                                           ---------   ---------
      Total liabilities................................       31,093      28,898
Commitments and contingencies
Stockholders' equity:
  Preferred stock - par value $.01, 5,000,000 shares
  authorized, no shares issued and outstanding at
  December 31, 2000 and 1999, respectively.............           --          --
  Common stock - par value $.01, 65,000,000 shares
  authorized, 29,706,770 and 29,591,778 issued and
  outstanding at December 31, 2000 and 1999,
  respectively.........................................          297         296
  Additional paid-in capital...........................      495,758     494,899
  Accumulated deficit..................................     (384,316)   (192,888)
  Stockholders' notes receivable.......................       (7,148)    (12,188)
  Unearned compensation and deferred advertising.......       (3,225)     (6,269)
                                                           ---------   ---------
      Total stockholders' equity.......................      101,366     283,850
                                                           ---------   ---------
      Total liabilities and stockholders' equity.......    $ 132,459   $ 312,748
                                                           =========   =========



The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)



                                                    Year ended December 31,
                                               ---------------------------------
                                                  2000        1999        1998
                                               ---------    ---------   --------
  Revenue..................................    $  76,352    $  36,576   $ 12,451
  Cost of revenues.........................       27,596       15,426     10,315
                                               ---------    ---------   --------
  Gross margin.............................       48,756       21,150      2,136
                                               ---------    ---------   --------

  Operating expenses:
   Product development and technology......        7,731        5,226      1,427
   Sales and marketing.....................       46,711       46,061     28,177
   Sales and marketing - NBC expenses......        7,387       17,465         --
   General and administrative..............       22,634       13,164      9,546
   Depreciation and amortization...........       37,681       25,720      5,500
   Impairment of goodwill..................       98,056           --         --
                                               ---------    ---------   --------
       Total operating expenses............      220,200      107,636     44,650
                                               ---------    ---------   --------
  Loss from operations.....................     (171,444)     (86,486)   (42,514)
  Interest income, net.....................        5,261        4,085        571
  Other income (expense), net..............          595          271       (504)
  Minority interest........................           --           --        587
  Write-down of note receivable and
  investments..............................      (13,496)          --         --
  Loss from affiliate......................         (422)          --         --
                                               ---------    ---------   --------
  Net loss from continuing operations......     (179,506)     (82,130)   (41,860)
                                               ---------    ---------   --------
  Preferred stock deemed dividend..........           --      (23,612)        --
                                               ---------    ---------   --------
  Net loss attributable to common
  stockholders from
   continuing operations...................     (179,506)    (105,742)   (41,860)
                                               ---------    ---------   --------
  Discontinued operations:
   Loss from operations of iBaby, Inc......       (4,863)     (10,871)    (1,794)
   Loss on disposal of iBaby, Inc.
   including
    provision for losses during phase-out
    period., $3,441 and loss on sale of
    assets, $3,618.........................       (7,059)          --         --
                                               ---------    ---------   --------
  Loss from discontinued operations........      (11,922)     (10,871)    (1,794)
                                               ---------    ---------   --------
  Net loss attributable to common
  stockholders.............................    $(191,428)   $(116,613)  $(43,654)
                                               =========    =========   ========
  Basic and diluted net loss per share from
  continuing
   operations attributable to common
  stockholders.............................    $   (6.05)   $   (5.06)  $ (20.24)
                                               =========    =========   ========
  Basic and diluted net loss per share from
   discontinued operations attributable to
   common stockholders.....................    $   (0.40)   $   (0.52)  $  (0.87)
                                               =========    =========   ========
  Basic and diluted net loss per share
  attributable to
   common stockholders.....................    $   (6.45)   $   (5.58)  $ (21.11)
                                               =========    =========   ========
  Weighted average shares of common stock
   outstanding used in computing basic and
  diluted
   net loss per share......................       29,683       20,901      2,068
                                               =========    =========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)



                                                                                                                   Convertible
                                                 Convertible             Convertible            Convertible         Preferred
                                               Preferred Stock         Preferred Stock        Preferred Stock         Stock
                                                   Series A               Series B                Series C           Series D
                                              -------------------    -------------------    --------------------   -----------
                                               Shares      Amount     Shares      Amount      Shares      Amount      Shares
                                                -----      -----       -----      -----       -----       -----       -----

Balance at January 1, 1998 ...............    1,000,000     $ 1      4,777,746     $ 2      13,193,445     $ 7
Issuance of common stock for cash ........
Issuance of Series D convertible
preferred stock ..........................                                                                          13,000,000
Issuance of Series E convertible
preferred stock ..........................
Issuance of stock options to consultants
and directors ............................
Issuance of common stock in connection
with exercise of stock options ...........
Issuance of stock options in connection
with business transactions ...............
Officer loan receivable ..................
Issuance of options to NBC ...............
Net loss .................................
                                             ----------     ---     ----------     ---     -----------     ---     -----------
Balance at December 31, 1998                  1,000,000       1      4,777,746       2      13,193,445       7      13,000,000
Conversion of preferred stock ............   (1,000,000)     (1)    (4,777,746)     (2)    (13,193,445)     (7)    (13,000,000)
Issuance of common stock in connection
with initial public offering, net ........
Issuance of common stock in connection
with secondary public offering, net ......
Issuance of common stock in connection
with business acquisitions ...............
Issuance of common stock and warrants
to NBC ...................................
Issuance of common stock in connection
with the exercise of stock options
and warrants .............................
Issuance of stock options to employees,
consultants and directors ................
Deemed dividend ..........................
Amortization of unearned compensation and
deferred advertising costs ...............
Repayment of stockholder note receivable .
Net loss .................................
                                             ----------     ---     ----------     ---     -----------     ---     -----------
Balance at December 31, 1999 .............           --      --             --      --              --      --              --
Additional costs in connection with
secondary public offering ................
Issuance of common stock in connection
with the exercise of stock options .......
Extension of stock option life ...........
Notes receivable due from stockholders in
connection with exercise of options ......
Amortization of unearned compensation and
deferred advertising costs ...............
Repayment of stockholders' notes
 receivable ..............................
Net loss .................................
                                             ----------     ---     ----------     ---     -----------     ---     -----------
Balance at December 31, 2000                         --     $--             --     $--              --     $--              --
                                             ==========     ===     ==========     ===     ===========     ===     ===========


                                                           Convertible             Convertible
                                                         Preferred Stock         Preferred Stock
                                                             Series D                Series E                Common Stock
                                                       --------------------    -------------------    -------------------------
                               Accumulated
                                             Amount      Shares      Amount      Shares     Amount     Capital      Receivable
                                              -----       -----       -----      -----       -----      ------       ---------

Balance at January 1, 1998 ...............                                      1,819,735    $ 18      $ 43,181      $    (65)
Issuance of common stock for cash ........                                        284,317       3         1,664
Issuance of Series D convertible
preferred stock ..........................     $ 6                                                       31,482
Issuance of Series E convertible
preferred stock ..........................              11,730,948     $ 6                               32,089
Issuance of stock options to consultants
and directors ............................                                                                  147
Issuance of common stock in connection
with exercise of stock options ...........                                          9,333                    47
Issuance of stock options in connection
with business transactions ...............                                                                  278
Officer loan receivable ..................                                                                               (500)
Issuance of options to NBC ...............                                                                3,961
Net loss .................................
                                               ---     -----------     ---     ----------    ----      --------      --------
Balance at December 31, 1998                     6      11,730,948       6      2,113,385      21       112,849          (565)
Conversion of preferred stock ............      (6)    (11,730,948)     (6)    14,785,205     148          (126)
Issuance of common stock in connection
with initial public offering, net ........                                      4,197,500      42        91,347
Issuance of common stock in connection
with secondary public offering, net ......                                      2,700,000      27        70,783
Issuance of common stock in connection
with business acquisitions ...............                                      3,883,649      39       172,886
Issuance of common stock and warrants
to NBC ...................................                                      1,629,677      16        19,965       (15,498)
Issuance of common stock in connection
with the exercise of stock options
and warrants .............................                                        282,362       3           965
Issuance of stock options to employees,
consultants and directors ................                                                                2,618
Deemed dividend ..........................                                                               23,612
Amortization of unearned compensation and
deferred advertising costs ...............
Repayment of stockholder note receivable .                                                                              3,875
Net loss .................................
                                               ---     -----------     ---     ----------    ----      --------      --------
Balance at December 31, 1999 .............      --              --      --     29,591,778     296       494,899       (12,188)
Additional costs in connection with
secondary public offering ................                                                                 (451)
Issuance of common stock in connection
with the exercise of stock options .......                                        114,992       1           897
Extension of stock option life ...........                                                                  413
Notes receivable due from stockholders in
connection with exercise of options ......                                                                               (166)
Amortization of unearned compensation and
deferred advertising costs ...............
Repayment of stockholders' notes
 receivable ..............................                                                                              5,206
Net loss .................................
                                               ---     -----------     ---     ----------    ----      --------      --------
Balance at December 31, 2000                   $--              --     $--     29,706,770    $297      $495,758      $ (7,148)
                                               ===     ===========     ===     ==========    ====      ========      ========


                                               Unearned
                                             Compensation
                                                  and
                                               Deferred
                                              Advertising    Accumulated
                                                 Cost          Deficit       Total
                                                      ---         ------        ----

Balance at January 1, 1998 ...............                    $ (32,621)   $  10,523
Issuance of common stock for cash ........                                     1,667
Issuance of Series D convertible
preferred stock ..........................                                    31,488
Issuance of Series E convertible
preferred stock ..........................                                    32,095
Issuance of stock options to consultants
and directors ............................      $   (69)                          78
Issuance of common stock in connection
with exercise of stock options ...........                                        47
Issuance of stock options in connection
with business transactions ...............                                       278
Officer loan receivable ..................                                      (500)
Issuance of options to NBC ...............       (3,961)
Net loss .................................                      (43,654)     (43,654)
                                                -------       ---------    ---------
Balance at December 31, 1998                     (4,030)        (76,275)      32,022
Conversion of preferred stock ............                                        --
Issuance of common stock in connection
with initial public offering, net ........                                    91,389
Issuance of common stock in connection
with secondary public offering, net ......                                    70,810
Issuance of common stock in connection
with business acquisitions ...............                                   172,925
Issuance of common stock and warrants
to NBC ...................................       (4,483)                          --
Issuance of common stock in connection
with the exercise of stock options
and warrants .............................                                       968
Issuance of stock options to employees,
consultants and directors ................       (2,618)                          --
Deemed dividend ..........................                      (23,612)          --
Amortization of unearned compensation and
deferred advertising costs ...............        4.862                        4,862
Repayment of stockholder note receivable .                                     3,875
Net loss .................................                      (93,001)     (93,001)
                                                -------       ---------    ---------
Balance at December 31, 1999 .............       (6,269)       (192,888)     283,850
Additional costs in connection with
secondary public offering ................                                      (451)
Issuance of common stock in connection
with the exercise of stock options .......                                       898
Extension of stock option life ...........                                       413
Notes receivable due from stockholders in
connection with exercise of options ......                                      (166)
Amortization of unearned compensation and
deferred advertising costs ...............        3,044                        3,044
Repayment of stockholders' notes
 receivable ..............................                                     5,206
Net loss .................................                     (191,428)    (191,428)
                                                -------       ---------    ---------
Balance at December 31, 2000                    $(3,225)      $(384,316)   $ 101,366
                                                =======       =========    =========


The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)



                                                                                                        Year Ended December 31,
                                                                                                   --------------------------------
                                                                                                      2000        1999       1998
                                                                                                   ---------    --------   --------
Cash flows from operating activities:
 Net loss excluding preferred stock deemed dividend............................................    $(191,428)   $(93,001)  $(43,654)

Adjustments to reconcile net loss to net cash used in operating activities:
 Loss from discontinued operations.............................................................        4,863      10,871      1,794
 Loss on disposal of iBaby, Inc................................................................        7,059          --         --
 Expense recognized in connection with issuance of warrants and
   stock options...............................................................................        3,457       4,862        256
 Write-down of note receivable and investments.................................................       13,496          --         --
 Impairment of goodwill........................................................................       98,056          --         --
 Depreciation and amortization.................................................................       37,681      25,720      5,500
 Deferred rent.................................................................................         (170)         --         --
 Bad debt expense..............................................................................          277         500        855
 Loss from affiliate...........................................................................          422          --         --
 Loss on sale of Web site......................................................................           --          --        504
 Minority interest.............................................................................           --          --       (587)
Changes in operating assets and liabilities:
 Accounts receivable...........................................................................       (1,521)     (3,393)    (1,833)
 Restricted cash and other assets..............................................................       (9,633)     (2,979)      (310)
 Accounts payable and accrued expenses.........................................................        4,396        (635)     4,758
 Deferred revenue..............................................................................       (6,345)      9,583      1,906
 Other liabilities.............................................................................           --        (157)      (170)
                                                                                                   ---------    --------   --------
Net cash used in operating activities of continuing operations.................................      (39,390)    (48,629)   (30,981)
                                                                                                   ---------    --------   --------

Cash flows from investing activities:
 Purchase of fixed assets......................................................................      (16,745)     (3,922)    (5,001)
 Acquisitions of businesses and Web sites......................................................           --     (21,475)    (1,040)
 Investment in marketable and non-marketable securities........................................       (1,000)     (7,500)        --
 Proceeds from sale of Web site................................................................           --          --        600
                                                                                                   ---------    --------   --------
Net cash used in investing activities of continuing operations.................................      (17,745)    (32,897)    (5,441)
                                                                                                   ---------    --------   --------

Cash flows from financing activities:
 (Payments) proceeds from issuance of common stock, net........................................         (451)    162,199        227
 Proceeds from issuance of convertible preferred stock, net....................................           --          --     63,583
 Proceeds from exercise of stock options.......................................................          730         968         --
 Principal payments on capital leases..........................................................           --        (136)      (250)
 Principal payments on stockholders' note receivable...........................................        5,206       3,875         --
 Issuance of stockholder note receivable.......................................................           --          --       (500)
                                                                                                   ---------    --------   --------
Net cash provided by financing activities of continuing operations.............................        5,485     166,906     63,060
                                                                                                   ---------    --------   --------

Cash used in discontinued operations...........................................................       (5,397)    (10,195)      (148)

Net (decrease) increase in cash for the period.................................................      (57,047)     75,185     26,490
Cash and cash equivalents, beginning of period.................................................      106,010      30,825      4,335
                                                                                                   ---------    --------   --------

Cash and cash equivalents, end of period.......................................................    $  48,963    $106,010   $ 30,825
                                                                                                   =========    ========   ========
Cash paid during the period for interest.......................................................    $      78    $     25   $     37
                                                                                                   =========    ========   ========

Supplemental disclosure of non-cash investing and financing activities:

     During 1998, iVillage recorded a liability of $1.0 million in connection with a contingent payment to be provided to the prior owners of Health ResponseAbility Systems, Inc.

     During 1999, iVillage issued Series E convertible preferred stock in exchange for a note (see Note 5).

     During 1999, in connection with the Company's IPO, all preferred stock was converted into common stock (see Notes 1 and 10).

     During 1999, iVillage acquired several companies and a Web site domain name through the issuance of stock (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 --  Organization and Basis of Presentation

   iVillage Inc. was incorporated in the State of Delaware on June 8, 1995 and commenced operations on July 1, 1995. iVillage is a new media company, which operates iVillage.com, Lamaze Publishing and the Newborn Channel. iVillage.com is a leading women's online destination providing practical solutions and everyday support for women 18 and over. Lamaze Publishing produces advertising supported educational materials for expectant and new parents. The Newborn Channel is a satellite television network in over 1,000 hospitals nationwide.

   In March 1999, the Company completed an initial public offering ("IPO") of 4,197,500 shares of the Company's common stock resulting in net proceeds of approximately $91.4 million. Upon closing of the IPO, all classes of outstanding convertible preferred stock converted into common stock on a one for one ratio.

   In November 1999, the Company completed a secondary public offering of 2,700,000 shares of the Company's common stock resulting in net proceeds of approximately $70.8 million.

   The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to achieve profitable operations and/or raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. However, there is no assurance that the Company will achieve profitable operations or that it will be able to raise adequate financing from other sources. Management believes that its current funds will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 2001. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources, if such resources were not available on terms acceptable to the Company.

   The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors, sponsors and/or advertisers and the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event the Company does not successfully implement its business plan, certain assets may not be recoverable.

Note 2 -- Significant Accounting Policies and Procedures

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated.

 Revenue Recognition

   To date, the Company's revenues have been derived primarily from the sale of sponsorship and advertising contracts.

   Sponsorship revenues are derived principally from contracts ranging from one to three years. Sponsorships are designed to support the customer's broad marketing objectives, including brand promotion, awareness, product introductions and online research. Sponsorship agreements typically include the delivery of impressions on iVillage's Web sites and occasionally the design and development of customized sites that enhance the promotional objectives of the sponsor. An impression is the viewing of promotional material on a Web page, which may include banner advertisements, links, buttons, or other text or images. As part of certain sponsorship agreements, sponsors who also sell products may provide the Company with a
                         iVILLAGE INC. AND SUBSIDIARIES
commission on sales of their products generated through iVillage's Web site.
To date, these amounts have not been significant.

   Advertising revenues are derived principally from short-term advertising contracts in which the Company typically guarantees a minimum number of impressions or pages to be delivered to users over a specified period of time for a fixed fee.

   Sponsorship and advertising revenues are recognized ratably over the period in which the advertisement is displayed, provided that the Company has no continuing obligations and collection of the receivable is reasonably assured, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight-line basis over the term of the contract. To the extent that minimum guaranteed impressions are not met, iVillage defers recognition of the corresponding revenues until the guaranteed impressions are achieved. Sponsorship and advertising revenues were approximately 92%, 95% and 100% of total revenues for the years ended December 31, 2000, 1999 and 1998, respectively.

   Included in sponsorship and advertising revenues are revenues from advertising placements in Lamaze Publishing's publications, videos, websites and satellite broadcasts on the Newborn Channel. In addition, revenues are generated through a sampling and coupon program which offers advertisers the ability to distribute samples, coupons and promotional literature to new and expectant mothers.

   Sponsorship and advertising revenues also include barter revenues, which represent exchanges by the Company of advertising space on the Company's Web sites for reciprocal advertising space or traffic on other Web sites. Revenues and expenses from these barter transactions are recorded based upon the fair value of the advertisements delivered. Fair value of advertisements delivered is based upon the Company's recent historical practice of receiving cash for similar advertisements. Barter revenues are recognized when the advertisements are displayed on iVillage.com and its affiliated properties. Barter expenses are recognized at the value of advertisements received when the Company's advertisements are displayed on the reciprocal Web sites or properties, which is typically in the same period as when advertisements are displayed on iVillage.com and its affiliated properties, and are included as part of sales and marketing expenses. Revenues from barter transactions were approximately $3.6 million, $3.3 million, and $3.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

   Other revenue primarily includes licensing revenue. The Company receives revenue from the licensing of portions of the Company's content, and such fees are recognized on a straight-line basis over the term of the contract.

   In 2000, 1999, and 1998, respectively, revenues from the Company's five largest advertisers accounted for approximately 23%, 20%, and 20% of total revenues, however, no one advertiser accounted for greater than 10% of total revenues. At December 31, 2000 and 1998, one customer accounted for approximately 11% of the net accounts receivable. At December 31, 1999, no customer accounted for greater than 10% of the net accounts receivable.

 Cash and Cash Equivalents

   Cash and cash equivalents include money market accounts. The Company maintains its cash and cash equivalents in highly rated financial institutions.

 Restricted Cash

   At December 31, 1999, restricted cash includes money held in an escrow account for advertising expenses. This money was used in 2000. At December 31, 2000, restricted cash includes money held for a letter of credit securing a real estate lease for the Company's office space.

                         iVILLAGE INC. AND SUBSIDIARIES

 Fair Value of Financial Instruments

   The carrying amounts of the Company's financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities.

 Inventory

   Inventory was stated at the lower of cost (first-in, first-out method) or market. Inventory consisted of finished goods for sale through the iBaby website.

 Fixed Assets

   Depreciation of equipment, furniture and fixtures, and computer software is provided for by the straight-line method over their estimated useful lives ranging from three to five years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. The cost of additions, and expenditures which extend the useful lives of existing assets are capitalized, and repairs and maintenance costs are charged to operations as incurred. The Company continually evaluates whether current events or circumstances warrant adjustments to the carrying value or estimated useful lives of fixed assets and intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets."

 Goodwill and Intangible Assets

   Goodwill and intangible assets consist primarily of an advertiser list and the excess of the purchase price paid over the identified intangible and tangible net assets of acquired companies. Goodwill and intangible assets are amortized using the straight-line method over the period of expected benefit ranging from three to ten years. The Company assesses the recoverability of its goodwill and intangible assets by determining whether the unamortized balance over its remaining life can be recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment will be made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at a rate commensurate with the risk associated when estimating future discounted cash flows. Future cash flows are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

 Investments

   The Company entered into certain equity investments for the promotion of business and strategic purposes. Management determined the appropriate classification of its investments in marketable securities at the time of purchase and evaluates such investments at each balance sheet date. These investments are included in other assets in the consolidated balance sheet.

   The Company's marketable investments are classified as available-for-sale as of the balance sheet date and are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity until realized. Non-marketable investments are recorded at the lower of cost or fair value. For all investment securities, unrealized losses that are determined to be other than temporary are recognized in calculating net income or loss.

   Included in the caption write-down of note receivable and investments in the consolidated statements of operations are approximately $8.4 million of losses recognized for the write down of the Company's marketable and non-marketable investments whose decline in value was determined to be other than temporary. (See PlanetRx below)
                         iVILLAGE INC. AND SUBSIDIARIES

 PlanetRx

   In September 1999, iVillage paid approximately $7.5 million to PlanetRx.com for 371,103 shares of series D preferred stock of PlanetRx.com, which was converted into the same number of shares of PlanetRx.com common stock upon the closing of PlanetRx.com's initial public offering in October 1999. At June 30, 2000, the investment in PlanetRx.com was written down approximately $7.1 million, and at December 31, 2000 the investment was further written down approximately $0.3 million, to its estimated fair market value due to a decline in value deemed to be other than temporary.

   Additionally, in September 1999 iVillage entered into a content license agreement with PlanetRx.com for $7.5 million and a multi-year sponsorship agreement for $15.0 million. In June 2000, the Company's Sponsorship Agreement with PlanetRx.com was amended to reduce the aggregate value of the agreement to approximately $9.3 million, as well as reduce iVillage's obligations thereunder. In September 2000, the Company's Sponsorship Agreement with PlanetRx.com was further amended to reduce the aggregate value of the agreement to approximately $4.0 million and further reduce iVillage's obligations thereunder, and terminate the agreement as of December 31, 2000.

 Advertising Costs

   Advertising costs are expensed as incurred and are included in the sales and marketing lines in the accompanying consolidated statements of operations. Advertising costs included in sales and marketing were approximately $19.1 million, $40.4 million, and $3.5 million for the years ended December 31, 2000, 1999, and 1998, respectively. At December 31, 2000 and 1999 approximately $0.3 million and $0.5 million of advertising costs were prepaid, respectively.

 Web Site Development Costs

   During 2000, the Company adopted the consensus in the Financial Accounting Standards Board Emerging Issues Task Force (EITF) Issue No. 00-2, Accounting for Web Site Development Costs, which requires that certain costs to develop Web sites be capitalized or expensed, depending on the nature of the costs. During 2000, no development expenses were capitalized.

 Income Taxes

   The Company recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Reclassifications

   Within the consolidated statements of operations, the Company has made certain reclassifications to the prior year's expense amounts to conform to the presentation in 2000. None of the reclassifications impacted the Company's net loss or net loss per share attributable to common stockholders in any period. The reclassifications include the allocation of facility expenses from general and administrative expense to cost of revenues, product development and technology, and sales and marketing, and to present the operating results of iBaby, Inc. as a discontinued operation.

                         iVILLAGE INC. AND SUBSIDIARIES

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by the Company include the write-down of marketable and non-marketable investments, the useful lives of fixed assets and the recoverability of fixed assets, goodwill, intangibles and deferred tax assets.

 Net Loss Per Share

   Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

   Stock options and warrants in the amount of 7,365,760, 5,901,637 and 2,690,263 shares for the years ended December 31, 2000, 1999 and 1998, respectively, were not included in the computation of diluted earnings per share as they are anti-dilutive as a result of net losses during the periods presented.

 Comprehensive Income

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company has had no other comprehensive income items to report.

 Recent Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments and hedging activities. The effective date of this standard was deferred to all fiscal quarters of fiscal years beginning after June 15, 2000 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which was issued on June 30, 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is not a rule or interpretation of the SEC, however, it represents interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws. SAB 101 did not have an impact on the Company's revenue recognition policies.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB 25." FIN 44 becomes effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material effect on the Company's financial position or results of operations.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 3 -- Fixed Assets

   Fixed assets consist of the following:

                                                                    December 31,
                                                                 ------------------
                                                                  2000       1999
                                                                --------    -------
                                                                   (in thousands)
   Computer equipment .......................................   $ 13,367    $10,770
   Capitalized software .....................................      3,707      3,354
   Hospital video equipment .................................      2,678      2,089
   Leasehold improvements ...................................     11,598      1,800
   Furniture and fixtures ...................................      3,506      1,559
                                                                --------    -------
                                                                  34,856     19,572
   Less, accumulated depreciation and amortization ..........    (14,799)    (9,555)
                                                                --------    -------
                                                                $ 20,057    $10,017
                                                                ========    =======

   Depreciation and amortization of fixed assets from continuing operations was approximately $5.5 million, $4.7 million and $2.6 million for the years ended December 31, 2000, 1999 and 1998, respectively.

Note 4 -- Goodwill and Intangible Assets

   Goodwill and intangible assets at December 31, 2000 and 1999, consist of the following:

                                                 Lives        2000        1999
                                               ----------   --------    --------
                                                               (in thousands)
   Advertiser list.........................      10 years   $ 14,700    $ 14,700
   Licensing agreement.....................      10 years      2,900       2,900
   Workforce...............................       5 years        800         800
   Content.................................       3 years        600         600
   Goodwill................................    3-10 years     74,881     184,575
                                                            --------    --------
                                                              93,881     203,575
   Less accumulated amortization...........                  (57,449)    (28,432)
                                                            --------    --------
                                                            $ 36,432    $175,143
                                                            ========    ========

   The decrease in goodwill assets during 2000 was due primarily to the discontinuation of iBaby, Inc. operations (See note 6), and a charge of approximately $98.1 million, for the impairment of goodwill relating to the 1999 acquisitions of OnLine Psychological Services, Inc., Code Stone Technologies, Inc., Lamaze Publishing Company, Inc., and Family Point Inc. The Company determined that their estimated future discounted cash flows were below the carrying values of their long-lived assets, primarily goodwill. Yearly amortization of the impaired goodwill was approximately $26.6 million.

   Amortization expense for goodwill and intangible assets from continuing operations for the years ended December 31, 2000, 1999 and 1998 was approximately $32.2 million, $21.0 million and $2.9 million, respectively.

Note 5 -- Related-Party Transactions

 AOL

   In July 1997, iVillage entered into an interactive services agreement with AOL whereby the Company received anchor tenant distribution within the AOL service. This agreement superseded any prior agreements between the Company and AOL. The AOL Agreement, which was due to expire on February 28, 1999, provided both parties with the right to extend the agreement. In consideration for AOL carrying certain
                         iVILLAGE INC. AND SUBSIDIARIES
channels of the Company, the Company receiving guaranteed impressions and other services, the Company was obligated to pay AOL monthly payments of approximately $229,000 until September 1, 1998 and approximately $201,000 thereafter until February 28, 1999, make certain additional payments based on revenues and provide in-kind commitments to AOL which primarily consisted of the mentioning of "AOL Keyword: iVillage" within iVillage advertisements and other promotions. These in-kind commitments were not valued as part of the obligation to AOL as no incremental costs were incurred and fair value could not be reasonably determined.

   In January 1998, iVillage entered into a shopping channel promotional agreement with AOL (the "Shopping Channel Agreement"), whereby AOL agreed to promote iVillage and its services on the AOL shopping channel and provide access to iVillage's online sites. The Shopping Channel Agreement provided for monthly installments of $10,417 paid to AOL through December 31, 1998.

   On December 31, 1998, the Company entered into an interactive services agreement with AOL (the "1998 AOL Agreement"), which superseded the 1997 AOL Agreement. The 1998 AOL Agreement expired on December 31, 2000 and allowed both parties to extend the term of the agreement for an additional year. The 1998 AOL Agreement provided for the Company to receive anchor tenant distribution on certain AOL channels, guaranteed impressions, and other services. In consideration for such services the Company was obligated to (i) pay AOL minimum quarterly payments of approximately $921,000 until March 31, 1999, approximately $611,000 from April 1, 1999 through December 31, 1999 and approximately $807,000 from January 1, 2000 through December 31, 2000, and
(ii) provide up to $2 million of advertising to AOL, as defined in the 1998 AOL Agreement. At December 31, 2000 and 1999 no amounts were owed to AOL in connection with the 1998 AOL Agreement. Subsequent to December 31, 2000, the Company has extended the 1998 AOL Agreement on a month-to-month basis for a monthly fee of $268,908.

   On February 20, 2000, the Company entered into an interactive service agreement with AOL (the "Astrology AOL Agreement"), under which AOL will distribute through the AOL network a customized version of the Company's Astrology.Net Website and content, and provide guaranteed impressions, and other services. In consideration for such services the Company is obligated to
(i) pay AOL monthly installments of $22,500 until June 6, 2000, an upfront payment of $700,000 in June 2000, and (6) six quarterly installments of $350,000 commencing on September 6, 2000. The Astrology AOL Agreement expires on June 5, 2002. At December 31, 2000, no amounts were owed to AOL in connection with the Astrology AOL Agreement, however, the Company recorded a prepaid expense of approximately $583,000 as a result of advance payments.

   The Company estimates that a significant portion of its traffic is derived from AOL and if the financial condition and operations of AOL were to deteriorate significantly, or if the traffic to the Company's site generated by AOL were to substantially decrease, the Company's advertising revenues could be adversely affected.

 NBC

   During 1998, as amended in March 1999, the Company entered into a stock purchase agreement with NBC pursuant to which iVillage issued shares of Series E Convertible Preferred Stock ("Series E") and warrants to purchase 970,874 shares of Series E and 813,003 shares of Series E during 2000 and 2001, respectively, in exchange for a promissory note of approximately $15.5 million. The note, which bears interest at the rate of 5% per annum, is payable in twelve installments of approximately $1.4 million, payable quarterly, beginning April 1, 1999. In connection with the IPO and the reverse stock split, the shares of Series E and Series E warrants were converted into 1,629,676 shares of common stock and warrants to purchase 323,625 shares of common stock at $15.45 per share and 271,003 shares of common stock at $18.45 per share, respectively.

                         iVILLAGE INC. AND SUBSIDIARIES

   In addition, iVillage agreed to purchase, for cash, $13.5 million of advertising and promotional spots during 1999 and $8.5 million per annum during 2000 and 2001, respectively. iVillage also agreed to pay $1.1 million during 1999 for prominent placement on the NBC.com Web site. During 2000 and 1999, approximately $4.8 million and $13.9 million was paid to NBC, respectively. (See Note 13)

   Under the revised agreement and in accordance with EITF D-60, "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Non-detachable Conversion Feature," the $23.6 million difference between the purchase price of the Series E and the fair market value on the date of issuance has been accounted for as a deemed dividend and amortized using the effective interest method from the date of issuance through the date the Company completed its IPO (the date of conversion into common stock). In addition, the fair value of the warrants of approximately $8.4 million, was recorded in stockholders' equity as deferred advertising costs and is being amortized over the three-year advertising agreement. The fair value of the warrants was determined using the Black-Scholes option pricing model.

 Other Related Parties

   In July 1997, iVillage entered into a one-year agreement with Tenet Healthcare Corporation ("Tenet"), a stockholder, whereby Tenet was a sponsor of one of iVillage's channels and developed content for use on the channel in exchange for a fee paid in quarterly installments. For the year ended December 31, 1998, this agreement generated revenues of approximately $247,000.

   During 1999 and 1998, the Company had sponsorship and advertising agreements with Intel Corp., a stockholder, which generated revenues of approximately $268,000 and $130,000, respectively. As of December 31, 1999, the Company was owed approximately $38,000 from this stockholder.

   In November 1998, iVillage entered into a one-year content distribution agreement with Cox Interactive Media ("Cox"), a stockholder, whereby iVillage agreed to provide content for Cox's Web sites in return for displaying the iVillage logo on the Cox Web sites and establishing links on the Cox Web sites to iVillage's network.

 Officer Loan Receivable

   In June 1998, the Company accepted a non-recourse promissory note in the principal amount of $500,000 (the "Note") from its then chief executive officer ("CEO"). The Note is collateralized by 20,000 shares of the Company's common stock which is held by the Company. Interest is payable annually on December 31 of each year, commencing December 31, 1998, at the rate of 5.58%. During 2000, the maturity date of the outstanding principal balance on the Note was extended to December 31, 2002, from the initial maturity date of June 5, 2001. As of December 31, 2000 and 1999, the former CEO has borrowed $500,000 under the note, which is recorded as a stockholder note receivable and classified as a reduction of equity. Payments received in 1999 for interest totaled $12,400. Subsequent to December 31, 2000, the Company received an interest payment for $27,900.

 StudentCenter

   In September 1997, the Company acquired substantially all of the assets of StudentCenter LLC ("StudentCenter"), an Internet content provider, for approximately $208,000. In May 1998, the Company sold the assets of StudentCenter as part of the sale of About Work.

 About Work

   In May 1998, the Company sold About Work, one of the Company's channels, as well as the assets of StudentCenter, to TMP Worldwide Inc. ("TMP") in exchange for net proceeds of $600,000. In connection with the sale of About Work, the Company paid the former owners of StudentCenter $520,000 and issued
                         iVILLAGE INC. AND SUBSIDIARIES

Note 6 -- Business Acquisitions and Dispositions

options to purchase 33,333 shares at $5.10 per share as settlement of certain revenue-based and other bonus payments. The options were valued at approximately $100,000. In addition, the Company accrued a cost of $340,000 in connection with AOL carriage fees to be paid on behalf of TMP for About Work. The Company recorded a loss of approximately $504,000 on this sale. An additional $575,000 was received in exchange for production, sponsorship and consulting services provided to TMP during 1998.

 iBaby

   In April 1998, the Company entered into a joint venture agreement (the "iBaby Agreement") with Ourbaby, LLC, a California limited liability company, to form iBaby, Inc., a Delaware corporation ("iBaby"). The Company purchased 1,000,000 shares of iBaby for approximately $1.35 million and for the delivery of certain promotional rights, including impressions on the iVillage web site. In connection with the acquisition, the Company recorded approximately $500,000 of goodwill to be amortized over a period of three years.

   In March 1999, the Company purchased the remaining outstanding shares of iBaby pursuant to a Rights Agreement dated as of April 8, 1998 and as subsequently amended on February 10, 1999. The aggregate purchase price of $10.8 million consisted of (i) $8 million in cash, of which $1.5 million was paid on February 12, 1999 and $6.5 million was paid on March 25, 1999 and (ii) 125,448 shares of the Company's common stock. The difference between the purchase price and the fair value of the acquired minority interest in iBaby was recorded as goodwill and was being amortized over the period of expected benefit, which was estimated at three years.

   The cost of this acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows:

      Working capital ...........................................   $  (452,752)
      Fixed assets ..............................................       399,181
      Goodwill ..................................................    11,064,324
                                                                    -----------
                                                                    $11,010,753
                                                                    ===========

   In June 2000, the Company decided to discontinue the operations of iBaby, Inc. The company recorded a loss on disposal of approximately $7.1 million, which includes a loss on sale of assets of approximately $3.6 million and an estimated loss from operations during the phase - out period of approximately $3.4 million. Results of these operations have been classified as discontinued operations and all prior period results have been reclassified.

   In July 2000, the Company sold certain assets of iBaby, Inc. to Babygear.com, Inc. Under the Asset Purchase Agreement dated July 6, 2000, the Company received a convertible promissory note of approximately $9.7 million. Pursuant to the terms of the Asset Purchase Agreement, in October 2000 the note was converted into 890,198 shares of Babygear.com Series C Convertible Preferred Stock. Subsequent to the conversion of the note, Babygear.com filed for bankruptcy.

                         iVILLAGE INC. AND SUBSIDIARIES

   In calculating the loss on sale of assets, the Company valued the note at $5.1 million as of June 30, 2000, due to uncertainties surrounding the recoverability of the convertible note. At September 30, 2000, the convertible note was fully reserved due to uncertainties surrounding Babygear.com's ability to sustain their operations, and is included in the caption write-down of note receivable and investments in the consolidated statements of operations.

   The loss on sale of assets was calculated as follows (in thousands):

      Estimated value of convertible promissory note.......................    $ 5,100
      Inventory............................................................     (1,707)
      Fixed assets, net....................................................      ( 780)
      Goodwill, net........................................................     (6,231)
                                                                               -------
      Loss on sale of iBaby, Inc. assets...................................    $(3,618)
                                                                               =======

   Net revenue and loss from discontinued operations are as follows (in thousands):

                                                         2000        1999       1998
                                                       --------    --------   --------
      Net revenue ..................................   $  4,891    $  7,986   $  2,561
                                                       --------    --------   --------
      Loss from discontinued operations, including
       loss on disposal ............................   $(11,922)   $(10,871)  $(1,794)
                                                       ========    ========   ========

   Net current liabilities of discontinued operations as of December 31, 2000 are as follows (in thousands):

      Other current assets...................................................    $   6
      Accounts payable and accrued expenses..................................     (888)
                                                                                 -----
      Net current liabilities of discontinued operations.....................    $(882)
                                                                                 =====

   Non-current assets of discontinued operations as of December 31, 2000 are as follows (in thousands):

      Other assets............................................................    $ 56
                                                                                  ----
      Non-current assets of discontinued operations...........................    $ 56
                                                                                  ====

   The net assets of iBaby, Inc. as of December 31, 1999 are as follows (in thousands):

      Inventory............................................................    $ 2,332
      Other current assets.................................................        657
      Fixed assets, net....................................................      1,313
      Goodwill, net........................................................      8,118
      Other assets.........................................................         56
      Accounts payable and accrued expenses................................     (1,662)
                                                                               -------
      Net assets of iBaby, Inc.............................................    $10,814
                                                                               =======

 Astrology.Net

   On February 18, 1999, iVillage acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a Astrology.Net, an Internet content provider, in exchange for 802,125 shares of iVillage common stock and approximately $1.2 million in cash. The acquisition was accounted for using the purchase method of accounting, with a purchase price of approximately $21 million based on the $24.00 initial public offering price of iVillage's common stock and an estimate for the value of Astrology.Net options assumed by iVillage. The difference between the purchase price and the fair value of the acquired net assets of Astrology.Net was
                         iVILLAGE INC. AND SUBSIDIARIES
recorded as goodwill and is being amortized over the period of expected benefit, which is estimated to be three years.

   Of the 802,125 shares of common stock, (i) 326,331 shares were issued at the closing, (ii) 75,000 shares were issued into escrow for 18 months to cover possible indemnification claims, and (iii) the remaining 400,794 shares were issued subject to earnout restrictions over five years.

   The first 75,000 shares to be released under the earnout will be placed into the indemnification escrow. The earnout shares will be released as Astrology.Net meets certain revenue targets during the three years following closing. Any earnout shares not released during the first three years will be released five years from closing. Through December 31, 2000 and 1999, 400,794 earnout shares and 150,592 earnout shares have been released, respectively. In addition, all outstanding options to purchase Astrology.Net common stock were converted into options to purchase 31,208 shares of iVillage common stock. The Agreement provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.Net.

   iVillage also issued to the founding stockholders of Astrology.Net options to purchase 150,000 shares of iVillage common stock at an exercise price equal to $24.00 per share. These options are contingent on continued employment with Astrology.Net and vest over a period of seven years, with accelerated vesting dependent on Astrology.Net meeting certain revenue targets.

 OnLine Psych and Code Stone

   On June 30, 1999, iVillage acquired OnLine Psychological Services, Inc. ("OnLine Psych") and Code Stone Technologies, Inc. OnLine Psych operates a Web site focusing on mental health issues while Code Stone provides much of the interactive technology used on OnLine Psych's Web site.

   The aggregate purchase price was approximately $30.0 million, consisting of $1.5 million cash and approximately 577,000 shares of iVillage common stock, valued under the purchase method of accounting. The difference between the purchase price and the fair value of the acquired net assets was recorded as goodwill and is being amortized over the period of expected benefit, which is estimated to be three years. (See Note 4)

   iVillage also issued options to purchase shares of iVillage common stock to certain employees of OnLine Psych. The options, which are contingent upon continued employment with OnLine Psych, vest over a period of seven years, with accelerated vesting dependent on OnLine Psych meeting certain revenue and other performance targets.

 Lamaze Publishing Company

   On August 20, 1999, iVillage acquired all the outstanding stock of Lamaze Publishing Company, a multimedia provider of education information to expectant and new mothers. The aggregate purchase price consisted of approximately 1,750,000 shares of the Company's common stock, subject to certain adjustments, and approximately $5.0 million to repay outstanding debt. The difference between the aggregate purchase price of approximately $102.3 million and the fair value of the acquired net assets of Lamaze Publishing Company has been recorded as intangible assets and goodwill and is being amortized over the period of expected benefit, which is estimated to be ten years. (See Note 4)

 Family Point Inc.

   On August 31, 1999, iVillage acquired all of the outstanding stock of Family Point Inc., the operator of a leading online meeting place for families, friends and groups. The aggregate purchase price paid was approximately $24.4 million and consisted of $3.75 million cash and approximately 511,000 shares of the Company's common stock. The difference between the purchase price and the fair value of the acquired net
                         iVILLAGE INC. AND SUBSIDIARIES
assets of Family Point Inc. has been recorded as goodwill and is being amortized over the period of expected benefit, which is estimated to be three years. (See Note 4)

   In October 1999, iVillage paid $4.5 million, consisting of approximately $750,000 cash and approximately 101,000 shares of iVillage common stock, to the former stockholders of Family Point as a purchase price adjustment pursuant to the acquisition agreement based on Family Point's satisfaction of certain performance thresholds.

   The accompanying unaudited pro forma summary presents consolidated results of operations for all of the acquisitions of the Company during 1999 and 1998 discussed above as if they had occurred on January 1, 1999 and 1998, respectively. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.

                                                                 1999        1998
                                                              ---------    --------
                                                                  (in thousands,
                                                                 except per share
                                                                      data)
   Revenues ...............................................   $  53,409    $ 17,741
                                                              =========    ========
   Net loss ...............................................   $(137,685)   $(60,036)
                                                              =========    ========
   Net loss per share .....................................   $   (5.72)   $  (5.16)
                                                              =========    ========

Note 7 -- Detail of Certain Balance Sheet Accounts

                                                                   2000      1999
                                                                 -------    -------
                                                                   (in thousands)
   Other current assets:
      Prepaid expenses........................................   $ 3,179    $ 2,487
      Reimbursement of certain construction costs.............     5,349         --
      Prepaid advertising.....................................       250        514
      Due from affiliate......................................       565         --
      Other...................................................       357        192
                                                                 -------    -------
                                                                 $ 9,700    $ 3,193
                                                                 =======    =======
   Accounts payable and accrued expenses:
      Accounts payable........................................   $ 4,754    $ 5,231
      Sales commissions, payroll and related benefits.........     7,305      6,142
      Advertising expenses....................................     1,362        861
      Professional fees.......................................     1,144        655
      Due to affiliates.......................................       899         --
      Other...................................................     3,231      3,327
                                                                 -------    -------
                                                                 $18,695    $16,216
                                                                 =======    =======

Note 8 -- Stock Option Plans

 1995 Amended And Restated Employee Stock Option Plan

   In 1995, iVillage's Board of Directors and stockholders adopted the Company's 1995 Amended and Restated Employee Stock Option Plan (the "ESOP"), which was amended in May 1997. The ESOP provides for the granting, at the discretion of the Stock Option Committee of the board of directors (the "SOC"), of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), as amended, to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors. The total number of shares of common stock for which options may be granted under the ESOP is 1,802,549.

                         iVILLAGE INC. AND SUBSIDIARIES

   The exercise price of all stock options granted under the ESOP is determined by the SOC at the time of grant. The maximum term of each option granted under the ESOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

   The exercise price of all of the options under the ESOP ranges from $2.48- $72.92, and is determined based upon the fair market value of iVillage's common stock on the date of grant. Generally, the options vest 25% after one year, and then 0.0625% quarterly thereafter, unless the employee has over one year of continuing service with iVillage, in which case, the options will vest 0.0625% every three months, and expire 5-10 years from the date of grant.

   As of December 31, 2000, there were 558,193 shares available for future grants under the ESOP.

 1997 Amended and Restated Acquisition Stock Option Plan

   In May 1997, the Company's Board of Directors and stockholders adopted the Company's 1997 Amended and Restated Acquisition Stock Option Plan (the "ASOP"). The ASOP provides for the granting, at the discretion of the SOC of:
(i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, as amended, to directors who are employees of the Company or any of its subsidiaries, or as part of one or more of such acquisitions and (ii) options not intended to so qualify to employees, officers, consultants and directors of the Company, or as part of one or more of such acquisitions. The total number of shares of common stock for which options may be granted under the ASOP is 360,726.

   The exercise price of all stock options granted under the ASOP is determined by the SOC at the time of grant. The maximum term of each option granted under the ASOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

   Generally, the options vest 25% after one year, and then 0.0625% quarterly thereafter, unless the employee has over one year of continuing service with iVillage, in which case, the options will vest 0.0625% every three months, and expire 7-10 years from the date of grant. The exercise price of all of the options under the ASOP ranges from $1.76 to $6.00, and is determined based upon the fair market value of the Company's common stock on the date of grant.

   As of December 31, 2000, no shares were available for future grants under the ASOP.

 1999 Employee Stock Option Plan

   In 1999, iVillage's Board of Directors and stockholders adopted the Company's Amended and Restated 1999 Employee Stock Option Plan (the "1999 ESOP"). The 1999 ESOP provides for the granting, at the discretion of the SOC, of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, as amended, to employees and
(ii) options not intended to so qualify to employees, officers, consultants, and directors. The total number of shares of common stock for which options may be granted under ESOP is 2,840,163.

   The exercise price of all stock options granted under the 1999 ESOP is determined by the SOC at the time of grant. The maximum term of each option granted under the 1999 ESOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

   The exercise price of all of the options under the 1999 ESOP ranges from $3.94-$113.75, and is determined based upon the fair market value of iVillage's common stock on the date of grant. Generally, the options vest 25% after one year, and then 0.0625% quarterly thereafter, unless the employee has over one
                         iVILLAGE INC. AND SUBSIDIARIES
year of continuing service with iVillage, in which case, the options will vest 0.0625% every three months, and expire 5-10 years from the date of grant.

   As of December 31, 2000, there were 1,211,517 shares available for future grants under the 1999 ESOP.

 1999 Acquisition Stock Option Plan

   In 1999, the Company's Board of Directors and stockholders adopted the Company's 1999 Acquisition Stock Option Plan (the "1999 ASOP"). The 1999 ASOP provides for the granting, at the discretion of the SOC, of: (i) options that are intended to qualify as incentive stock options, within the meaning of
Section 422 of the Code, as amended, to employees of the Company or any of its subsidiaries, or as part of one or more of such acquisitions and (ii) options not intended to so qualify to employees, officers, consultants, and directors of the Company, or as part of one or more of such acquisitions. The total number of shares of common stock for which options may be granted under the 1999 ASOP is 333,333.

   The exercise price of all stock options granted under the 1999 ASOP is determined by the SOC at the time of grant. The maximum term of each option granted under the 1999 ASOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

   Generally, the options vest 25% after one year, and then 0.0625% quarterly thereafter, unless the employee has over one year of continuing service with iVillage, in which case, the options will vest 0.0625% every three months, and expire 7-10 years from the date of grant The exercise price of all of the options under the 1999 ASOP ranges from $5.10-$50.25, and is determined based upon the fair market value of iVillage's common stock on the date of grant.

   As of December 31, 2000, there were 79,592 shares available for future grants under the 1999 ASOP.

 1999 Non-Qualified Stock Option Plan

   In 1999, iVillage's Board of Directors adopted the Company's 1999 Non-Qualified Stock Option Plan (the "NQSOP"). The NQSOP provides for the granting, at the discretion of the SOC of the board of directors, of options to employees. The total number of shares of common stock for which options may be granted under the NQSOP is 4,182,000.

   The exercise price of all stock options granted under the NQSOP is determined by the SOC at the time of grant. The maximum term of each option granted under the NQSOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

   The exercise price of all of the options under the NQSOP ranges from $1.25- $25.38, and is determined based upon the fair market value of iVillage's common stock on the date of grant. The options vest 25% after one year, and then 0.0625% quarterly thereafter, unless the employee has over one year of continuing service with iVillage, in which case, the options will vest 0.0625% every three months, and expire 10 years from the date of grant.

   As of December 31, 2000, there were 972,029 shares available for future grants under the NQSOP.

 Director Option Plan

   In 1999, the Company's Board of Directors and stockholders adopted the Company's 1999 Director Option Plan ("DOP"). The DOP provides for the automatic grant of 1,666 non-qualified stock options to non-employee members of the Company's Board of Directors on the date of each annual stockholders' meeting. The total number of shares of common stock for which options may be granted under the DOP is 133,333.

                         iVILLAGE INC. AND SUBSIDIARIES

   The exercise price of all stock options granted under the DOP is the fair market value at the time of grant. The maximum term of each option under the DOP is 10 years from the date of grant.

   The exercise price of all of the options under the DOP ranges from $7.50 to $25.38, and is determined based upon the fair market value of the Company's common stock on the date of grant. Generally, the options vest 25% on each anniversary of the grant date.

   As of December 31, 2000, 48,339 shares were available for future grants under the DOP.

   A summary of the status and activity of all of the Company's stock option plans is as follows:

                                                                       Weighted
                                                                   Average Exercise
                                                       Options     Price Per Share
                                                     ----------    ----------------
   Outstanding, January 1, 1998 ..................      889,190         $ 4.97
   Granted .......................................    1,608,997         $ 6.35
   Exercised .....................................       (1,249)        $ 5.10
   Expired/Canceled ..............................     (232,673)        $ 4.99
                                                     ----------         ------
   Outstanding, December 31, 1998 ................    2,264,265         $ 5.95
   Granted .......................................    3,229,605         $27.38
   Exercised .....................................     (235,703)        $ 5.37
   Expired/Canceled ..............................     (346,964)        $17.28
                                                     ----------         ------
   Outstanding, December 31, 1999 ................    4,911,203         $19.27
   Granted .......................................    4,199,112         $ 7.90
   Exercised .....................................     (114,992)        $ 5.18
   Canceled ......................................   (2,575,099)        $18.07
                                                     ----------         ------
   Outstanding, December 31, 2000 ................    6,420,224         $12.53
                                                     ==========         ======
   Options exercisable at December 31, 2000 ......    1,851,947         $14.76
                                                     ==========         ======
   Options exercisable at December 31, 1999 ......    1,400,967         $10.57
                                                     ==========         ======
   Options exercisable at December 31, 1998 ......      592,283         $ 5.19
                                                     ==========         ======

   Information about stock options outstanding as of December 31, 2000 is as follows:

                                                                Options Outstanding                Options Exercisable
                                                    ------------------------------------------    ----------------------
                                                       Number          Weighted       Weighted      Number      Weighted
                                                    Outstanding        Average         Average    Exercisable    Average
                                                         at           Remaining       Exercise        at        Exercise
          Actual Range of Exercise Prices             12/31/00     Contractual Life     Price      12/31/00       Price
    ---------------------------------------------   -----------    ----------------   --------    -----------   --------
   $  1.25 - $  1.76 ............................    1,349,901           8.4           $  1.26        24,849     $  1.66
   $  2.48 - $  3.50 ............................      257,515           9.1           $  3.33        53,957     $  2.76
   $  3.94 - $  5.10 ............................      803,306           6.0           $  5.07       570,403     $  5.10
   $  6.00 - $  8.96 ............................    1,462,892           5.5           $  6.96       391,841     $  6.44
   $  9.45 - $ 13.56 ............................      202,752           6.4           $ 11.88        49,187     $  9.45
   $ 15.25 - $ 22.19 ............................      453,055           6.1           $ 17.58         6,045     $ 15.41
   $ 23.44 - $ 34.13 ............................    1,571,305           6.4           $ 24.89       644,980     $ 25.12
   $ 35.94 - $ 50.25 ............................      307,840           5.5           $ 43.24       105,982     $ 43.34
   $ 55.25 - $ 72.94 ............................        8,459           5.1           $ 64.71         3,427     $ 66.01
   $ 94.94 - $113.75 ............................        3,199           5.0           $102.06         1,276     $101.84
                                                     ---------           ---           -------     ---------     -------
                                                     6,420,224           6.6           $ 12.53     1,851,947     $ 14.76
                                                     =========           ===           =======     =========     =======

                         iVILLAGE INC. AND SUBSIDIARIES

 Stock-Based Compensation

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option issuances. The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock options been determined based on the fair value of the stock options at the grant date for awards in 2000, 1999 and 1998 consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                                                                          December 31,
                                                                                               ---------------------------------
                                                                                                  2000        1999        1998
                                                                                               ---------    ---------   --------
                                                                                               ($ in thousands, expect per share
                                                                                                             data)
   Net loss - as reported ..................................................................   $(191,428)   $(116,613)  $(43,654)
                                                                                               =========    =========   ========
   Net loss - pro forma ....................................................................   $(199,140)   $(123,771)  $(44,213)
                                                                                               =========    =========   ========
   Net loss attributable to common stockholders per share - as reported ....................   $   (6.45)   $   (5.58)  $ (21.11)
                                                                                               =========    =========   ========
   Net loss attributable to common stockholders per share - pro forma ......................   $   (6.71)   $   (5.92)  $ (21.38)
                                                                                               =========    =========   ========

   Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of the pro forma results for future years.

   Prior to the Company's initial public offering the fair value of each option grant was estimated using the minimum value method of the Black-Scholes option pricing model which assumes no volatility. The weighted average assumptions used for grants made in 2000, 1999 and 1998 are as follows:

                                                                                               Options granted during the
                                                                                                 year ended December 31,
                                                                                         ---------------------------------------
                                                                                          2000       1999       1999       1998
                                                                                         -------   --------    -------   -------
                                                                                                   Post-IPO    Pre-IPO
                                                                                                   --------    -------
   Risk-free interest rate...........................................................     6.04%      5.87%      4.86%      5.44%
   Expected option life..............................................................    4 years    4 years    5 years   5 years
   Dividend yield....................................................................     0.00%      0.00%      0.00%      0.00%
   Volatility........................................................................    110.00%    100.00%     0.00%      0.00%

 iBaby, Inc. 1998 Stock Option Plan

   In 1998, the Board of Directors and stockholders of iBaby adopted the iBaby, Inc. 1998 Stock Option Plan ("iBaby SOP"). The iBaby SOP provided for the granting, at the discretion of the iBaby Stock Option Committee ("iBaby SOC") of: (i) options that are intended to qualify as incentive stock options, within the meaning of the Code, to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors.

   The exercise price of all stock options granted under the iBaby SOP was determined by the iBaby SOC at the time of grant. The maximum term of each option granted under the iBaby SOP was seven years from the date of grant. Options became exercisable at such time and in such installments as the iBaby SOC provided in the terms of each individual option.

   Under the iBaby SOP, options to purchase 110,059 shares of iBaby common stock were granted during the year ended December 31, 1998, with a weighted average exercise price per share of $2.68 and a weighted average remaining contractual life of 6.4 years. As of December 31, 1998, 184,059 shares remained available for future grants. In March 1999, in conjunction with the acquisition of the minority interest of iBaby (See
                         iVILLAGE INC. AND SUBSIDIARIES

Note 6), all outstanding options to purchase iBaby common stock were converted into options to purchase shares of iVillage common stock.

 Family Point Inc. Stock Option Plan

   In 1998, the Board of Directors and stockholders of Family Point Inc. adopted the Family Point Inc. Stock Option Plan ("Family Point SOP"). The Family Point SOP provided for the granting, at the discretion of the Family Point Stock Option Committee ("Family Point SOC") of: (i) options that are intended to qualify as incentive stock options, within the meaning of the Code, to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors.

   The exercise price of all stock options granted under the Family Point SOP was determined by the Family Point SOC at the time of grant. The maximum term of each option granted under the Family Point SOP was ten years from the date of grant. Options became exercisable at such time and in such installments as the Family Point SOC provided in the terms of each individual option.

   Under the Family Point SOP, options to purchase 91,402 shares of Family Point common stock were granted from adoption through August 31, 1999, and as of August 31, 1999, 58,598 shares remained available for future grants. In August 1999, in conjunction with the acquisition of Family Point Inc. (See
Note 6), all outstanding options to purchase Family Point common stock were converted into options to purchase shares of iVillage common stock.

Note 9 -- Commitments and Contingencies

 Leases

   The Company leases office and warehouse space, and equipment, under non-cancelable operating leases expiring at various dates through April 2015. The following is a schedule of future minimum lease payments under non-cancelable operating leases as of December 31, 2000:

   Year ending December 31:                                          (in thousands)
   -------------------------                                         --------------
   2001..........................................................       $ 5,964
   2002..........................................................         5,127
   2003..........................................................         4,956
   2004..........................................................         4,961
   2005..........................................................         4,812
   Thereafter....................................................        43,470
                                                                        -------
                                                                        $69,290
                                                                        =======

   In March 2000, iVillage entered into a fifteen-year lease for approximately 105,000 square feet at 500-512 Seventh Avenue in which the Company has consolidated its New York City operations. Pursuant to the terms of the lease, iVillage anticipates receiving approximately $5.3 million for reimbursement of certain construction expenses. The benefit of the reimbursement has been deferred and will be recognized ratably over the life of the lease. Subsequently, in January 2001, iVillage received a partial reimbursement of construction costs of approximately $3.8 million.

   Rent expense from continuing operations was approximately $4.4 million, $1.3 million, and $.7 million for the years ended December 31, 2000, 1999 and 1998, respectively.

 Joint Ventures

   On February 15, 2000, iVillage and Unilever PLC announced the formation of an independently managed company to provide women within a highly focused community, an array of interactive, customized
                         iVILLAGE INC. AND SUBSIDIARIES
online services, beauty and personal care products and personalized product recommendations. Unilever PLC and iVillage plan to provide cash, intellectual property, marketing and other resources. Unilever PLC will provide capital as well as sponsorship and promotional initiatives. iVillage will provide its Beauty channel, capital, intellectual property, services and promotion. iVillage's funding obligations shall not exceed in the aggregate $1.5 million in calendar year 2000 and $2.0 million in calendar year 2001, however any unused funding for calendar year 2000 or 2001 may be carried over and used in calendar year 2001 or 2002, respectively. As of December 31, 2000, iVillage had not contributed any capital to the joint venture. During the year ended 2000, the Company recognized losses from the joint venture of approximately $0.4 million.

   On July 19, 2000, iVillage, Tesco PLC, and Tesco.com announced the formation of an international joint venture, iVillage UK Limited, to serve the women's online market in the United Kingdom and the Republic of Ireland. iVillage UK Limited functions as an independently managed entity and provides women in the UK and the Republic of Ireland with a highly focused community and an array of interactive, customized online solutions and services including content channels, tools, planners, quizzes, message boards, chats and newsletters. Tesco provides capital and promotional initiatives, and iVillage provides its brand, intellectual property, content and consulting services.

   In December 2000, the Company entered into an exclusive licensing and technology agreement with Hindustan Lever Limited to create a Web site targeting women in India. As part of the licensing agreement, Hindustan Lever Limited will pay an initial set-up fee for certain services and domain knowledge and iVillage will receive an annual royalty on any revenue generated. The agreement is subject to necessary regulatory approvals in India.

 Litigation

   The Company has been involved in litigation relating to claims arising out of its operation in the normal course of business, including a complaint filed by a real estate broker alleging breach of contract. The Company does not believe that an adverse outcome of any of these legal proceedings will have a material adverse effect on the Company's results of operations.

Note 10 -- Capital Stock

 Convertible Preferred Stock

   In February 1998, the Company issued 13,000,000 shares of Series D Convertible Preferred Stock ("Series D") in exchange for net proceeds of approximately $31.5 million.

   In December 1998, the Company issued 11,730,948 shares of Series E Convertible Preferred Stock ("Series E") through a private placement in exchange for net proceeds of approximately $32.1 million.

   The holders of convertible preferred stock were entitled to receive noncumulative dividends when and if declared by the Board. These dividends were in preference to any declaration or payment of any dividend on the common stock of the Company.

   All classes of convertible preferred stock were convertible into common stock at prices and at times, subject to the provisions set forth in the Company's restated Certificate of Incorporation, on a one for one basis. In the event of a public offering of the Company's shares with gross proceeds and an offering price as defined, the convertible preferred stock are automatically converted into common stock on a one for one basis (on a pre-split basis). The holders of Series B and B-1 shares received an additional 217,825 shares of common stock as a result of the anti-dilution provisions contained in the Series B and Series B-1 agreements.

   As discussed in Note 1, in March 1999, upon the closing of the IPO, all classes of outstanding convertible preferred stock converted into common stock on a one for one ratio.

                         iVILLAGE INC. AND SUBSIDIARIES

   As discussed in Notes 5 and above, as of December 31, 2000 and 1999, the Company has 945,536 and 990,434 warrants outstanding with a weighted average exercise price of $13.24 and $12.49 per share, respectively. On January 1, 2001, 323,625 warrants with an exercise price of $15.45 expired.

 Reverse Stock Split

   On March 11, 1999, the Board of Directors effected a one-for-three reverse common stock split. The Board also approved the adjustment of the common stock par value to $.01 per share. The share and per share information in the accompanying consolidated financial statements reflect the effect of this reverse stock split for all periods presented.

Note 11 -- Income Taxes

   The components of the net deferred tax asset as of December 31, 2000 and 1999 consist of the following:

                                                                 2000        1999
                                                               --------    --------
                                                                  (In thousands)
   Operating loss carryforward .............................   $ 80,380    $ 60,860
   Depreciation and amortization ...........................      2,734       2,685
   Bad debt allowance and reserves .........................        413         313
                                                               --------    --------
   Net deferred tax asset ..................................     83,527      63,858
   Less, valuation allowance ...............................    (83,527)    (63,858)
                                                               --------    --------
   Deferred tax asset ......................................   $     --    $     --
                                                               ========    ========

   The difference between the Company's U.S. federal statutory rate of 35%, as well as its state and local rate, net of a federal benefit, of 10%, when compared to the effective rate is principally comprised of the valuation allowance.

   As of December 31, 2000, the Company has a net operating loss carryforward for federal income tax purposes of approximately $196.0 million, which begin to expire in 2010. The net deferred tax asset has been fully reserved due to the uncertainty of the Company's ability to realize this asset in the future.

                         iVILLAGE INC. AND SUBSIDIARIES

Note 12 -- Quarterly Results of Operations (unaudited)

   In June 2000, the Company decided to discontinue the operations of its iBaby, Inc. subsidiary. Results of these operations have been classified as discontinued operations and all prior period results have been restated. The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999:


                                                     March 31    June 30    September 30    December 31
                                                     --------    --------   ------------    -----------
                                                           (in thousands, except per share data)
2000
Net revenues.....................................    $ 18,104    $ 19,392     $  20,191      $ 18,665
                                                     ========    ========     =========      ========
Gross margin.....................................    $ 11,485    $ 12,400     $  12,995      $ 11,876
                                                     ========    ========     =========      ========
Net loss from continuing operations..............    $(22,282)   $(28,007)    $(119,371)     $ (9,845)
                                                     ========    ========     =========      ========
Net (loss) income from discontinued operations...    $ (2,885)   $ (9,251)    $     409      $   (195)
                                                     ========    ========     =========      ========
Net loss.........................................    $(25,167)   $(37,258)    $(118,962)     $(10,040)
                                                     ========    ========     =========      ========
Basic and diluted net loss per share from
  continuing operations..........................    $  (0.75)   $  (0.94)    $   (4.02)     $  (0.33)
                                                     ========    ========     =========      ========
Basic and diluted net (loss) income per share
  from discontinued operations...................    $  (0.10)   $  (0.31)    $    0.02      $  (0.01)
                                                     ========    ========     =========      ========
Basic and diluted net loss per share.............    $  (0.85)   $  (1.25)    $   (4.00)     $  (0.34)
                                                     ========    ========     =========      ========
1999
Net revenues.....................................    $  4,793    $  6,416     $   8,655      $ 16,712
                                                     ========    ========     =========      ========
Gross margin.....................................    $  1,072    $  3,531     $   4,771      $ 11,777
                                                     ========    ========     =========      ========
Net loss from continuing operations..............    $(39,805)   $(14,958)    $ (24,935)     $(26,044)
                                                     ========    ========     =========      ========
Net loss from discontinued operations............    $ (1,367)   $ (2,145)    $  (3,471)     $ (3,888)
                                                     ========    ========     =========      ========
Net loss.........................................    $(41,172)   $(17,103)    $ (28,406)     $(29,932)
                                                     ========    ========     =========      ========
Basic and diluted net loss per share from
  continuing operations..........................    $  (2.18)   $  (0.63)    $   (0.98)     $  (0.91)
                                                     ========    ========     =========      ========
Basic and diluted net loss per share from
  discontinued operations........................    $  (0.07)   $  (0.09)    $   (0.14)     $  (0.13)
                                                     ========    ========     =========      ========
Basic and diluted net loss per share.............    $  (2.25)   $  (0.72)    $   (1.12)     $ (1.04)
                                                     ========    ========     =========      ========

                         iVILLAGE INC. AND SUBSIDIARIES

Note 13 -- Subsequent Events

 Women.com

   On February 5, 2001, the Company signed a definitive agreement to acquire all outstanding shares of Women.com Networks, Inc. The overall transaction has an approximate aggregate value of $28.2 million. Under terms of the merger agreement, iVillage will issue 0.322 shares (subject to adjustment) of iVillage Common Stock for each share of Women.com Common Stock on the closing date of the acquisition, plus an aggregate amount of cash currently anticipated to be approximately $250,000.

   The acquisition is subject to the approval of iVillage's stockholders and Women.com's stockholders and other customary closing conditions.

   In addition, The Hearst Corporation and Women.com's other public stockholders will have the opportunity to invest an aggregate of $20 million in iVillage in exchange for approximately 9.3 million shares, and warrants to purchase an additional approximately 2.1 million shares, of iVillage Common Stock. The warrants are exercisable until December 31, 2004 at an exercise price of $.01, but only if the average closing market price of iVillage Common Stock, on any 15 consecutive trading days, has been above $3.75 per share. To the extent any of Women.com's other stockholders do not purchase their pro rata percentage of iVillage shares and warrants in this rights offering, The Hearst Corporation has agreed to purchase any such shortfall.

   The Hearst Corporation has also committed to purchase from iVillage between $15.0 and $21.0 million, of production and advertising services, over a three-year period.

 NBC

   In February 2001, the Company further amended its November 1998 agreement with NBC to provide for an extension of time during which iVillage must purchase its advertising or promotional spots on the NBC network. The revised terms require iVillage to purchase approximately $11.6 million of advertising promotional spots between January 30, 2001 and December 31, 2002, with $3.0 million of such spots being telecast during the year 2001 and approximately $8.6 million during the year 2002.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of Women.com Networks, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Women.com Networks, Inc. and its subsidiaries, at December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, 1999 and 1998, in conformity with accounting principles generally accepted in the United States of America.
These financial statements are the responsibility of Women.com Networks, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying consolidated financial statements have been prepared assuming that Women.com Networks, Inc. will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, Women.com Networks, Inc. has suffered recurring losses from operations which raises substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                      PricewaterhouseCoopers LLP
San Jose, California
February 14, 2001

                            WOMEN.COM NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)



                                                                December 31,
                                                            --------------------
                                                              1999        2000
                                                            --------   ---------
                         ASSETS
Current assets:
 Cash and cash equivalents .............................    $ 87,242   $  30,135
 Accounts receivable, less allowance for doubtful
   accounts of $353 and $763, respectively..............      15,131       6,056
 Accounts receivable--related party ....................       1,197         604
 Prepaid and other current assets ......................       4,082       3,111
                                                            --------   ---------
    Total current assets ...............................     107,652      39,906
 Property and equipment, net ...........................       9,069      12,700
 Intangible assets, net ................................      53,651          --
 Restricted cash .......................................       1,447       1,520
 Other assets ..........................................         720       3,800
                                                            --------   ---------
     Total assets ......................................    $172,539   $  57,926
                                                            ========   =========

          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ......................................    $  6,239   $   2,246
 Accounts payable--related party .......................         253         298
 Accrued liabilities ...................................       2,765       5,360
 Deferred revenue ......................................       5,208       2,632
                                                            --------   ---------
     Total current liabilities .........................      14,465      10,536
                                                            --------   ---------
Commitments and contingencies (Note 7)
Stockholders' equity:
 Preferred stock, par value: $.001
   Authorized: 5,000 shares. None issued and outstanding          --          --
 Common stock, par value: $.001
   Authorized: 195,000 shares
   Issued and outstanding: 45,704 shares at December 31,
   1999 and 47,247
    at December 31, 2000 ...............................          45          47
 Additional paid-in capital ............................     244,154     252,465
 Notes receivable from stockholders ....................         (44)        (44)
 Unearned compensation .................................      (3,059)       (865)
 Accumulated deficit ...................................     (83,022)   (204,213)
                                                            --------   ---------
     Total stockholders' equity ........................     158,074      47,390
                                                            --------   ---------
     Total liabilities and stockholders' equity ........    $172,539   $  57,926
                                                            ========   =========



The accompanying notes are an integral part of these consolidated financial statements.

                            WOMEN.COM NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)



                                                                                          Year Ended December 31,
                                                                                     --------------------------------
                                                                                       1998        1999        2000
                                                                                     --------    --------   ---------
Net revenues .....................................................................   $  7,247    $ 27,060   $  40,173
Revenues, related party ..........................................................         --       2,963       3,474
                                                                                     --------    --------   ---------
     Total net revenues ..........................................................      7,247      30,023      43,647
                                                                                     --------    --------   ---------
Operating expenses
 Production, product and technology ..............................................      6,124      23,678      40,447
 Sales and marketing .............................................................     12,262      36,050      45,954
 General and administrative ......................................................      1,928       8,006      11,918
 Amortization of acquired intangibles                                                     517      20,482      29,138
 Impairment of goodwill and other intangible assets and
   abandonment of certain tangible fixed assets ..................................         --          --      36,933
                                                                                     --------    --------   ---------
     Total operating expenses ....................................................     20,831      88,216     164,390
                                                                                     --------    --------   ---------
Loss from operations .............................................................    (13,584)    (58,193)   (120,743)
 Other income, net ...............................................................        539       1,420       3,552
 Loss on investment ..............................................................         --          --      (4,000)
                                                                                     --------    --------   ---------
Net loss .........................................................................    (13,045)    (56,773)   (121,191)
Dividend accretion on mandatorily redeemable convertible preferred stock .........       (570)       (295)         --
                                                                                     --------    --------   ---------
Net loss attributable to common stockholders .....................................   $(13,615)   $(57,068)  $(121,191)
                                                                                     ========    ========   =========
Basic and diluted net loss per share attributable to common stockholders .........   $ (10.52)   $  (2.11)  $   (2.59)
                                                                                     ========    ========   =========
Shares used in computing basic and diluted net loss per share ....................      1,294      27,062      46,803
                                                                                     ========    ========   =========



The accompanying notes are an integral part of these consolidated financial statements.

                            WOMEN.COM NETWORKS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)


                                                                                                            Common
                                                                                       Convertible Units    Stock
                                                                                       -----------------    ------
                                                                                       Shares    Amount     Shares
                                                                                       -----      -----     -----

Balances, December 31, 1997........................................................        --   $     --       749
 Issuance of common stock pursuant to exercise of stock options ...................        --         --        73
 Issuance of common stock pursuant to acquisition of Wild Wild Web ................        --         --       675
 Issuance of warrants .............................................................        --         --        --
 Unearned compensation ............................................................        --         --        --
 Amortization of unearned compensation ............................................        --         --        --
 Accretion of mandatorily redeemable convertible preferred stock ..................        --         --        --
 Net loss .........................................................................        --         --        --
                                                                                       ------   --------    ------
Balances, December 31, 1998........................................................        --         --     1,497
 Issuance of common stock pursuant to exercise of stock options ...................        --         --       877
 Issuance of common stock pursuant to acquisition of HomeArts .....................        --         --    17,799
 Issuance of common stock pursuant to exercise of common and preferred stock
  warrants ........................................................................        --         --       180
 Issuance of restricted stock .....................................................        --         --        31
 Issuance of convertible units ....................................................     2,000     19,249        --
 Conversion of convertible units into common stock ................................    (2,000)   (19,249)    2,000
 Accretion of mandatorily redeemable convertible preferred stock ..................        --         --        --
 Conversion of preferred stock and warrants into common stock and warrants ........        --         --    13,438
 Issuance of common stock for cash ................................................        --         --     5,319
 Issuance of common stock pursuant to stock dividends .............................        --         --       250
 Issuance of common stock for cash in initial public offering, net of offering
  expenses of $1,944 ..............................................................        --         --     4,313
 Unearned compensation ............................................................        --         --        --
 Amortization of unearned compensation ............................................        --         --        --
 Net loss .........................................................................        --         --        --
                                                                                       ------   --------    ------
Balances, December 31, 1999........................................................        --         --    45,704
 Issuance of common stock pursuant to exercise of stock options ...................        --         --       409
 Issuance of common stock pursuant to employee stock purchase plan ................        --         --       419
 Issuance of common stock pursuant to acquisition of EZSharing.com ................        --         --       715
 Unearned compensation related to stock grants ....................................        --         --        --
 Cancellation of options upon termination .........................................        --         --        --
 Amortization of unearned compensation ............................................        --         --        --
 Net loss .........................................................................        --         --        --
                                                                                       ------   --------    ------
Balances, December 31, 2000........................................................        --   $     --    47,247
                                                                                       ======   ========    ======


                                                                                       Common
                                                                                       Stock    Additional
                                                                                       ------     Paid-In
                                                                                       Amount     Capital
                                                                                       -----      ------

Balances, December 31, 1997........................................................     $ 1      $    126
 Issuance of common stock pursuant to exercise of stock options ...................      --            15
 Issuance of common stock pursuant to acquisition of Wild Wild Web ................       2         1,753
 Issuance of warrants .............................................................      --           226
 Unearned compensation ............................................................      --         3,149
 Amortization of unearned compensation ............................................      --            --
 Accretion of mandatorily redeemable convertible preferred stock ..................      --            --
 Net loss .........................................................................      --            --
                                                                                        ---      --------
Balances, December 31, 1998........................................................       3         5,269
 Issuance of common stock pursuant to exercise of stock options ...................      --           462
 Issuance of common stock pursuant to acquisition of HomeArts .....................      18        85,332
 Issuance of common stock pursuant to exercise of common and preferred stock
  warrants ........................................................................      --             3
 Issuance of restricted stock .....................................................      --           231
 Issuance of convertible units ....................................................      --            --
 Conversion of convertible units into common stock ................................       2        19,247
 Accretion of mandatorily redeemable convertible preferred stock ..................      --            --
 Conversion of preferred stock and warrants into common stock and warrants ........      13        35,702
 Issuance of common stock for cash ................................................       5        55,682
 Issuance of common stock pursuant to stock dividends .............................      --            --
 Issuance of common stock for cash in initial public offering, net of offering
  expenses of $1,944 ..............................................................       4        38,159
 Unearned compensation ............................................................      --         4,067
 Amortization of unearned compensation ............................................      --            --
 Net loss .........................................................................      --            --
                                                                                        ---      --------
Balances, December 31, 1999........................................................      45       244,154
 Issuance of common stock pursuant to exercise of stock options ...................      --           625
 Issuance of common stock pursuant to employee stock purchase plan ................       1         1,232
 Issuance of common stock pursuant to acquisition of EZSharing.com ................       1         9,207
 Unearned compensation related to stock grants ....................................      --           378
 Cancellation of options upon termination .........................................      --        (3,131)
 Amortization of unearned compensation ............................................      --            --
 Net loss .........................................................................      --            --
                                                                                        ---      --------
Balances, December 31, 2000........................................................     $47      $252,465
                                                                                        ===      ========


                                                                                             Notes
                                                                                          Receivables
                                                                                       from Stockholders
                                                                                       ----------------

Balances, December 31, 1997........................................................          $(44)
 Issuance of common stock pursuant to exercise of stock options ...................            --
 Issuance of common stock pursuant to acquisition of Wild Wild Web ................            --
 Issuance of warrants .............................................................            --
 Unearned compensation ............................................................            --
 Amortization of unearned compensation ............................................            --
 Accretion of mandatorily redeemable convertible preferred stock ..................            --
 Net loss .........................................................................            --
                                                                                             ----
Balances, December 31, 1998........................................................           (44)
 Issuance of common stock pursuant to exercise of stock options ...................            --
 Issuance of common stock pursuant to acquisition of HomeArts .....................            --
 Issuance of common stock pursuant to exercise of common and preferred stock
  warrants ........................................................................            --
 Issuance of restricted stock .....................................................            --
 Issuance of convertible units ....................................................            --
 Conversion of convertible units into common stock ................................            --
 Accretion of mandatorily redeemable convertible preferred stock ..................            --
 Conversion of preferred stock and warrants into common stock and warrants ........            --
 Issuance of common stock for cash ................................................            --
 Issuance of common stock pursuant to stock dividends .............................            --
 Issuance of common stock for cash in initial public offering, net of offering
  expenses of $1,944 ..............................................................            --
 Unearned compensation ............................................................            --
 Amortization of unearned compensation ............................................            --
 Net loss .........................................................................            --
                                                                                             ----
Balances, December 31, 1999........................................................           (44)
 Issuance of common stock pursuant to exercise of stock options ...................            --
 Issuance of common stock pursuant to employee stock purchase plan ................            --
 Issuance of common stock pursuant to acquisition of EZSharing.com ................            --
 Unearned compensation related to stock grants ....................................            --
 Cancellation of options upon termination .........................................            --
 Amortization of unearned compensation ............................................            --
 Net loss .........................................................................            --
                                                                                             ----
Balances, December 31, 2000........................................................          $(44)
                                                                                             ====


                                                                                         Unearned     Accumulated
                                                                                       Compensation     Deficit
                                                                                       -----------       ------

Balances, December 31, 1997........................................................      $     --      $ (12,339)
 Issuance of common stock pursuant to exercise of stock options ...................            --             --
 Issuance of common stock pursuant to acquisition of Wild Wild Web ................            --             --
 Issuance of warrants .............................................................            --             --
 Unearned compensation ............................................................       (3,149)             --
 Amortization of unearned compensation ............................................         1,170             --
 Accretion of mandatorily redeemable convertible preferred stock ..................            --           (570)
 Net loss .........................................................................            --        (13,045)
                                                                                         --------      ---------
Balances, December 31, 1998........................................................        (1,979)       (25,954)
 Issuance of common stock pursuant to exercise of stock options ...................            --             --
 Issuance of common stock pursuant to acquisition of HomeArts .....................            --             --
 Issuance of common stock pursuant to exercise of common and preferred stock
  warrants ........................................................................            --             --
 Issuance of restricted stock .....................................................            --             --
 Issuance of convertible units ....................................................            --             --
 Conversion of convertible units into common stock ................................            --             --
 Accretion of mandatorily redeemable convertible preferred stock ..................            --           (295)
 Conversion of preferred stock and warrants into common stock and warrants ........            --             --
 Issuance of common stock for cash ................................................            --             --
 Issuance of common stock pursuant to stock dividends .............................            --             --
 Issuance of common stock for cash in initial public offering, net of offering
  expenses of $1,944 ..............................................................            --             --
 Unearned compensation ............................................................       (4,067)             --
 Amortization of unearned compensation ............................................         2,987             --
 Net loss .........................................................................            --        (56,773)
                                                                                         --------      ---------
Balances, December 31, 1999........................................................        (3,059)       (83,022)
 Issuance of common stock pursuant to exercise of stock options ...................            --             --
 Issuance of common stock pursuant to employee stock purchase plan ................            --             --
 Issuance of common stock pursuant to acquisition of EZSharing.com ................            --             --
 Unearned compensation related to stock grants ....................................          (378)            --
 Cancellation of options upon termination .........................................         3,131             --
 Amortization of unearned compensation ............................................         (559)             --
 Net loss .........................................................................            --       (121,191)
                                                                                         --------      ---------
Balances, December 31, 2000........................................................      $   (865)     $(204,213)
                                                                                         ========      =========


                                                                                            Total
                                                                                        Stockholders'
                                                                                       Equity (Deficit)
                                                                                       ---------------

Balances, December 31, 1997........................................................       $ (12,256)
 Issuance of common stock pursuant to exercise of stock options ...................              15
 Issuance of common stock pursuant to acquisition of Wild Wild Web ................           1,755
 Issuance of warrants .............................................................             226
 Unearned compensation ............................................................              --
 Amortization of unearned compensation ............................................           1,170
 Accretion of mandatorily redeemable convertible preferred stock ..................            (570)
 Net loss .........................................................................         (13,045)
                                                                                          ---------
Balances, December 31, 1998........................................................         (22,705)
 Issuance of common stock pursuant to exercise of stock options ...................             462
 Issuance of common stock pursuant to acquisition of HomeArts .....................          85,350
 Issuance of common stock pursuant to exercise of common and preferred stock
  warrants ........................................................................               3
 Issuance of restricted stock .....................................................             231
 Issuance of convertible units ....................................................          19,249
 Conversion of convertible units into common stock ................................              --
 Accretion of mandatorily redeemable convertible preferred stock ..................            (295)
 Conversion of preferred stock and warrants into common stock and warrants ........          35,715
 Issuance of common stock for cash ................................................          55,687
 Issuance of common stock pursuant to stock dividends .............................              --
 Issuance of common stock for cash in initial public offering, net of offering
  expenses of $1,944 ..............................................................          38,163
 Unearned compensation ............................................................              --
 Amortization of unearned compensation ............................................           2,987
 Net loss .........................................................................         (56,773)
                                                                                          ---------
Balances, December 31, 1999........................................................         158,074
 Issuance of common stock pursuant to exercise of stock options ...................             625
 Issuance of common stock pursuant to employee stock purchase plan ................           1,233
 Issuance of common stock pursuant to acquisition of EZSharing.com ................           9,208
 Unearned compensation related to stock grants ....................................              --
 Cancellation of options upon termination .........................................              --
 Amortization of unearned compensation ............................................            (559)
 Net loss .........................................................................        (121,191)
                                                                                          ---------
Balances, December 31, 2000........................................................       $  47,390
                                                                                          =========



The accompanying notes are an integral part of these consolidated financial statements.

                            WOMEN.COM NETWORKS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)



                                                                                                       Year Ended December 31,
                                                                                                 ----------------------------------
                                                                                                    1998        1999         2000
                                                                                                 ---------    ---------   ---------
Cash flow from operating activities:
 Net loss....................................................................................    $ (13,045)   $ (56,773)  $(121,191)
 Adjustments to reconcile net loss to net cash used in operating activities, net of the effects of acquisitions:
 Depreciation and amortization of tangible assets............................................          323        1,682       5,088
 Amortization of intangibles.................................................................          517       20,482      29,138
 Impairment of goodwill and other intangible assets and abandonment of certain tangible fixed
   assets....................................................................................           --           --      36,933
 Provision for doubtful accounts.............................................................          248           77         410
 Amortization of stock-based compensation....................................................        1,170        2,987        (559)
 Loss on investment..........................................................................           --           --       4,000
 Issuance of common stock warrant in exchange for financing services.........................           15           --          --
 Issuance of restricted stock in exchange for services.......................................           --          231          --
 (Increase) decrease in accounts receivable..................................................       (1,728)     (11,239)      8,665
 (Increase) decrease in accounts zreceivable--related party..................................           --       (1,197)        593
 (Increase) decrease in prepaid and other current assets.....................................         (502)       5,040       1,121
 Increase in restricted cash.................................................................           --       (1,447)        (73)
 Increase in other long term assets..........................................................           --           --      (3,080)
 Increase (decrease) in accounts payable.....................................................        1,907        3,407      (3,993)
 Increase in accounts payable--related party.................................................           --          253          45
 Increase (decrease) in accrued liabilities..................................................          433       (1,679)      2,595
 (Decrease) increase in deferred revenue.....................................................       (1,031)       3,628      (2,576)
                                                                                                 ---------    ---------   ---------
    Net cash used in operating activities                                                         (11,693)     (34,548)     (42,884)
                                                                                                 ---------    ---------   ---------
Cash flows from investing activities:
 Acquisition of property and equipment.......................................................      (1,075)      (7,161)      (9,237)
 Acquisition of Internethoroscope.com, net of cash...........................................           --        (237)          --
 Acquisition of EZSharing.com, net of cash...................................................           --           --      (2,020)
 Acquisition of World Gaming Corporation, net of cash........................................           --       (9,155)       (503)
 Investment in Medical Self Care, Inc........................................................           --           --      (4,000)
 Acquisition of ParentTime website...........................................................           --           --        (321)
 Cash received from HomeArts acquisition.....................................................           --       12,907          --
                                                                                                 ---------    ---------   ---------
    Net cash used in investing activities....................................................       (1,075)      (3,646)    (16,081)
                                                                                                 ---------    ---------   ---------

                            WOMEN.COM NETWORKS INC.

                                 (in thousands)



                                                                                                         Year Ended December 31,
                                                                                                     ------------------------------
                                                                                                       1998       1999       2000
                                                                                                     -------    --------   --------
Cash flows from financing activities:
 Proceeds from issuance of preferred stock and warrants and convertible units, net of issuance
   costs.........................................................................................     20,049      19,249         --
 Proceeds from issuance of common stock, net of issuance costs...................................         --      93,850         --
 Proceeds from issuance of common stock pursuant to employee stock purchase plan.................         --          --      1,233
 Proceeds from exercise of common stock options and warrants.....................................         15         465        625
 Principal payments under capital lease obligations..............................................        (50)       (15)         --
 Principal payment under term loan...............................................................       (244)       (348)        --
 Proceeds from notes payable.....................................................................        348          --         --
                                                                                                     -------    --------   --------
    Net cash provided by financing activities....................................................     20,118     113,201      1,858
                                                                                                     -------    --------   --------
 Net increase (decrease) in cash and cash equivalents............................................      7,350      75,007    (57,107)
 Cash and equivalents at beginning of period.....................................................      4,885      12,235     87,242
                                                                                                     -------    --------   --------
 Cash and cash equivalents at end of period......................................................    $12,235    $ 87,242   $ 30,135
                                                                                                     =======    ========   ========
Supplemental disclosure of cash flow information:
 Revenue and advertising expense from barter transactions........................................    $   656    $    228   $     93
 Supplemental disclosure of noncash financing information:
   Accretion of preferred stock..................................................................    $   570    $    295   $     --
   Conversion of notes payable and accrued interest to preferred stock...........................    $ 2,017    $     --   $     --
   Unearned compensation related to stock options grants (cancellations), net....................    $ 3,149    $  4,067   $ (3,131)
   Unearned compensation related to stock grants.................................................    $    --    $     --   $    378
   Issuance of Series D mandatorily redeemable convertible preferred stock warrant in exchange
   for services..................................................................................    $   226    $     --   $     --
   Net exercise of preferred stock warrants......................................................    $    --    $     15   $     --
   Conversion of mandatorily redeemable convertible preferred stock and warrants and convertible
   units into common stock and warrants..........................................................    $    --    $ 54,904   $     --
 Liabilities assumed in connection with acquisition of Wild Wild Web, Inc.:
   Fair value of assets acquired.................................................................    $ 2,065
   Common stock issued...........................................................................     (1,755)
                                                                                                     -------
   Liabilities assumed...........................................................................    $   310
                                                                                                     =======
 Liabilities assumed in connection with acquisition of HomeArts:
   Fair value of assets acquired.................................................................               $ 76,148
   Cash received.................................................................................                 12,907
   Common stock issued...........................................................................                (85,350)
                                                                                                                --------
   Liabilities assumed...........................................................................               $  3,705
                                                                                                                ========
 Liabilities assumed in connection with acquisition of World Gaming Corporation:
   Fair value of assets acquired.................................................................               $  9,320
   Net cash paid.................................................................................                 (9,155)
                                                                                                                --------
   Liabilities assumed...........................................................................               $    165
                                                                                                                ========
 Liabilities assumed in connection with acquisition of EZSharing.com:
   Fair value of assets acquired.................................................................                          $ 11,228
   Common stock issued...........................................................................                            (9,208)
   Cash paid.....................................................................................                            (2,020)
                                                                                                                           --------
   Liabilities assumed...........................................................................                          $     --
                                                                                                                           ========



The accompanying notes are an integral part of these consolidated financial statements.

                            WOMEN.COM NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -- Formation and Business

   Women.com Networks ("Women.com"), a California corporation was incorporated in October 1992 as Wire Networks, Inc. Women.com provides women with original content, personalized services, community and shopping on the Internet.

   Effective January 29, 1999, Women.com entered into a joint venture agreement with Hearst HomeArts, Inc. ("HomeArts"), a subsidiary of The Hearst Corporation.

   Concurrent with the joint venture agreement, Women.com and HomeArts entered a roll-up agreement whereby prior to an initial public offering Women.com and HomeArts would merge and Women.com Networks LLC would be rolled up in connection with such merger and Women.com Networks, Inc., a Delaware corporation, would be the surviving entity. This roll-up and merger were completed in August 1999. The corporation is authorized to issue 195,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. All share and per share data have been retroactively adjusted to reflect the roll-up.

Note 2 -- Summary of Significant Accounting Policies

 Basis of presentation

   The accompanying consolidated financial statements have been prepared assuming that Women.com will continue as a going concern. Women.com has suffered recurring losses from operations and has an accumulated deficit of $204.2 million. Women.com has entered into a definitive agreement whereby iVillage, Inc. would acquire all of the outstanding shares of Women.com (see
Note 13). If the sale does not happen, Women.com will need to raise additional capital to fund their 2001 operations. There can be no assurance that the sale to iVillage, Inc will occur or that Women.com will be successful in raising additional funding if the sale does not occur. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 Principles of consolidation

   These consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by the Company include the useful lives of fixed assets and the recoverability of fixed assets, goodwill and other intangible assets and certain accruals.

 Cash and cash equivalents

   Women.com considers all highly liquid investments with original or remaining maturities at the date of purchase of three months or less to be cash equivalents. The majority of Women.com's cash and cash equivalents are held in a short-term investment portfolio.

 Fair value of financial instruments

   Carrying amounts of Women.com's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities.

                            WOMEN.COM NETWORKS, INC.

 Property and equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over an estimated useful life of three years. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives or the term of the lease, whichever is shorter.

   Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

 Intangible assets

   Goodwill and other intangible assets include advertising and viewership base, trade name, assembled workforce and covenant not to compete. They are carried at cost less accumulated amortization. Goodwill and other identifiable intangible assets are amortized on a straight-line basis over the estimated periods of benefit, which range from two to five years.

 Impairment of long-lived assets

   Women.com evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

   Women.com also assesses the impairment of enterprise level goodwill periodically in accordance with the provision of Accounting Principles Board
(APB) Opinion No. 17, Intangible Assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors Women.com considers important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, significant negative industry or economic trends, a significant decline in stock price for a sustained period, and our market capitalization relative to net book value. When Women.com determines that the carrying value of goodwill and other intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, any impairment is measured based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model.

 Revenue recognition

   To date, Women.com's revenues have been derived primarily from the sale of advertising contracts, advertising sponsorships and production contracts. Sponsorship revenues are derived principally from contracts ranging from two to six years in which Women.com commits to provide sponsors enhanced promotional opportunities beyond traditional banner advertising. Sponsorship agreements typically include the delivery of impressions, exclusive relationships and the design and development of co-branded sites designed to enhance the promotional objective of the sponsor. Women.com recognizes sponsorship revenues as earned, which is generally ratably over the contract period, provided that no significant obligations remain. To the extent that committed obligations are not met, Women.com defers recognition of the corresponding revenues until the obligations are met.

   Advertising revenues are derived principally from short-term advertising contracts in which Women.com typically guarantees a minimum number of impressions or pages to be delivered to users over a specified period of time for a fixed fee. Advertising revenues are recognized ratably in the period in which the advertising is displayed, provided that no significant obligations remain. To the extent that minimum

                            WOMEN.COM NETWORKS, INC.

guaranteed page deliveries are not met, Women.com defers recognition of the corresponding revenues until the guaranteed page deliveries are achieved.

   Sponsorship and advertising revenues were approximately 74%, 83% and 79% of total revenues for the years ended December 31, 1998, 1999 and 2000, respectively.

   Advertising revenues include barter revenues, which are the exchange by Women.com of advertising space on Women.com's web sites for reciprocal advertising space on other web sites. Women.com has adopted the provisions of EITF 99-17 "Accounting for Advertising Barter Transactions" and revenues from these barter transactions are recorded as advertising revenues at the fair value of the advertising delivered only if the fair value of the advertising surrendered in the barter transaction is determinable based on the Company's own historical practice of receiving cash for similar advertising from buyers unrelated to the counterparty in the barter transaction. Barter expenses are recorded when Women.com's advertisements are run on the reciprocal web sites, which is typically in the same period as when advertisements are run on Women.com's web sites. Barter revenues represented 9% of net revenues for the year ended December 31, 1998 and less than 1% of net revenues for the years ended December 31, 1999 and 2000. 17.2 million impressions were surrendered and received in the year ended December 31, 2000 in barter transactions for which a fair value was not determinable under the provisions of EITF 99-17.

   Production revenues represent fees for content and site production. Production revenues are derived from contracts in which Women.com designs and develops content for third parties, for use principally on the Women.com network. Women.com recognizes production revenues as earned, which is generally on a time and material basis. To the extent that committed obligations under production agreements are not met, revenue recognition is deferred until the obligations are met.

   E-commerce revenues consist of commissions from the sale of magazine subscriptions and books sold on the network, sales of services on Astronet including personalized reports and readings and, to a lesser extent, payments from affiliate sales programs. Affiliate program e-commerce net revenues are recognized upon notification from the affiliate. Since Women.com does not meet the definition of a principal in any of these transactions the Company reports revenue net in accordance with the provisions of EITF 99-19 "Reporting Revenue Gross as a Principal Versus Net as an Agent".

 Advertising

   Women.com expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 1998, 1999 and 2000 was $4.0 million, $13.5 million and $10.8 million, respectively.

 Income taxes

   Women.com accounts for income taxes using the liability method under which deferred tax assets and liabilities are calculated using current tax laws and rates in effect at the balance sheet date. A valuation allowance is recorded when it is more likely than not that the net deferred tax asset will not be recovered.

 Stock-based compensation

   Women.com accounts for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Women.com has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which also requires pro forma disclosures in the financial statements as if the measurement provisions of SFAS 123 had been adopted. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the deemed fair value of Women.com's stock and exercise price. Stock options issued to non-employees have been accounted for in accordance with SFAS 123 and valued using the Black-Scholes model.

                            WOMEN.COM NETWORKS, INC.

 Certain risks and concentrations

   The majority of Women.com's cash and cash equivalents as of December 31, 2000 are on deposit in a money market fund.

   Financial instruments which potentially subject Women.com to concentrations of credit risk consist principally of trade accounts receivable.

   Women.com provides advertising to a variety of customers for placement on its Web sites and generally does not require collateral. Although Women.com maintains an allowance for potential credit losses that it believes to be adequate, a payment default on a significant sale could materially and adversely affect its operating results and financial condition. At December 31, 1998 one customer accounted for 10.6% of accounts receivable. No individual customer accounted for 10% or more of accounts receivable at December 31, 1999. At December 31, 2000 two individual customers accounted for 19.0% and 13.1% of accounts receivable. One individual customer accounted for 21% of revenues for the year ended December 31, 1998. No individual customer accounted for 10% or more of revenues in either fiscal year 1999 or 2000.

   Women.com operates in a single business segment which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by Women.com to anticipate or to respond adequately to technological changes in its industry, changes in customer requirements or changes in regulatory requirements or industry standards, could have a material adverse affect on Women.com's business and operating results.

   Women.com relies on a number of third party suppliers for various services, including web hosting, banner advertising, delivery software and Internet traffic measurement software.

 Net loss per share

   Basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of mandatorily redeemable convertible preferred stock, are included in the diluted net loss per share to the extent such shares are dilutive.

   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated, (in thousands, except per share amounts):

                                                                              Year Ended December 31,
                                                                         --------------------------------
                                                                           1998        1999        2000
                                                                         --------    --------   ---------
   Numerator:
    Net loss .........................................................   $(13,045)   $(56,773)  $(121,191)
    Accretion of mandatorily redeemable convertible preferred stock
      to redemption value.............................................       (570)       (295)         --
                                                                         --------    --------   ---------
   Net loss attributable to common stockholders ......................   $(13,615)   $(57,068)  $(121,191)
                                                                         ========    ========   =========
   Denominator:
    Shares used in computing basic and diluted net loss per share ....      1,294      27,062      46,803
                                                                         ========    ========   =========
    Basic and diluted net loss per share attributable to common
      stockholders....................................................   $ (10.52)   $  (2.11)  $   (2.59)
                                                                         ========    ========   =========
    Antidilutive securities including options, warrants, preferred stock and convertible units not included in net loss per share
      calculation.....................................................     18,607       8,091       7,343
                                                                         ========    ========   =========

                            WOMEN.COM NETWORKS, INC.

 Comprehensive income

   Effective January 1, 1998, Women.com adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income by their components in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings in the equity section of a statement of financial position. To date, Women.com has not had any transactions that are required to be reported in comprehensive income.

 Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. In July, 1999, the Financial Accounting Standard Boards issued SFAS No. 137, ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133." SFAS 137 deferred the effective date of SFAS 133 until the first fiscal quarter of the fiscal year beginning after June 15, 2000. The adoption of SFAS 133 and SFAS 137 is not expected to have a material effect on the Company's financial position or results of operations.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Management does not expect the adoption of SAB 101 to have a material effect on the Company's financial position or results of operations. The Company was required to adopt SAB 101 in the fourth quarter of fiscal 2000. The adoption of SAB 101 did not have a material effect on the Company's financial position or results of operations.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25." FIN 44 becomes effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material effect on the Company's financial position or results of operations.

Note 3 -- Acquisitions

   Effective January 29, 1999, Women.com Networks and HomeArts entered into a joint venture agreement as described in Note 1. Under the terms of the agreement, Women.com Networks and HomeArts contributed their businesses to Women.com Networks LLC. Under the terms of the agreement Women.com Networks and HomeArts each have fifty percent voting interest, except that Women.com Networks had the sole authority to initiate an initial public offering. In addition, senior-management of the joint venture is comprised solely of Women.com Networks management. Given these facts and that Women.com, on a fully diluted basis owned 53.6% of Women.com Networks LLC, Women.com was determined to be the accounting acquirer pursuant to Staff Accounting Bulletin Topic 2-A2.

   The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of net assets acquired was determined by an independent appraiser.

   The acquisition has been structured as a tax free exchange of stock, therefore, the differences between the recognized fair values of the acquired assets, including tangible assets and their historical tax bases are

                            WOMEN.COM NETWORKS, INC.

not deductible for tax purposes. Women.com Networks LLC elected to be taxed as a partnership beginning with the formation of the joint venture and until Women.com Networks LLC was rolled up into Women.com Networks, Inc. in connection with an initial public offering. As a consequence, for this period the federal and state tax effects of the tax losses will be recorded by the members of the joint venture in their respective income tax returns.

   The allocation of the purchase price is summarized below (in thousands):

      Intangibles..........................................................    $14,078
      Goodwill.............................................................     49,470
      Prepaid advertising..................................................      5,680
      Property and equipment...............................................      2,044
      Net current assets...................................................     15,166
                                                                               -------
      Total purchase price.................................................    $86,438
                                                                               =======

   Intangibles include advertising and viewership base and assembled workforce. The excess of the purchase price over the fair value of the net tangibles and identifiable intangible assets acquired has been recorded as goodwill. The intangibles and goodwill are being amortized on a straight-line basis over a period of two to five years.

   On June 4, 1999, Women.com acquired all of the outstanding stock of Internethoroscopes.com International. The acquisition has been accounted for using the purchase method of accounting. The purchase price of $237,000 has been allocated to the intangible asset (viewership base) acquired.

   On December 10, 1999, Women.com acquired substantially all of the assets of World Gaming Corporation, a Pennsylvania corporation for approximately $9.4 million in cash. The transaction was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their fair market values at the date of acquisition, as follows (in thousands):

      Intangible asset -- viewership base...................................    $3,834
      Goodwill..............................................................     5,001
      Net assets............................................................       580
                                                                                ------
      Total purchase price..................................................    $9,415
                                                                                ======

   The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired has been recorded as goodwill. The intangibles and goodwill are being amortized on a straight-line basis over a period of three years.

   During 2000, an additional $503,000 was paid in connection with the acquisition of World Gaming Corporation. This amount was recorded as additional goodwill.

   On February 14, 2000, Women.com acquired EZSharing.com, Inc. for consideration of $2.0 million in cash and 715,215 shares of common stock. The common stock was valued at approximately $9.2 million dollars in accordance with Accounting Principles Board Opinion No. 16 ("APB 16"). This acquisition has been accounted for using the purchase method of accounting. The total purchase price of $11.2 million has been allocated as follows and the goodwill and intangible assets acquired are being amortized over their estimated useful economic life of 3 years (in thousands):

      Intangible asset -- assembled workforce..............................    $   350
      Goodwill.............................................................     10,378
      Net assets...........................................................        500
                                                                               -------
      Total purchase price.................................................    $11,228
                                                                               =======

                            WOMEN.COM NETWORKS, INC.

   The following unaudited pro forma financial information reflects the results of operations for the years ended December 31, 1999 and 2000 as if the acquisitions of World Gaming Corporation, HomeArts, HomeArts' acquisition of Astronet and EZSharing.com had occurred on January 1, 1999 and 2000, respectively after including the impact of certain adjustments such as increased amortization expense due to the recording of intangible assets.
These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1999 or 2000, and may not be indicative of future operating results (in thousands, except per share amounts):

                                                        Year Ended      Year Ended
                                                       December 31,    December 31,
                                                           1999            2000
                                                       ------------    ------------
   Net revenues ....................................     $ 32,597       $  43,647
   Loss from operations ............................      (68,596)       (121,502)
   Net loss attributable to common stockholders ....      (67,481)       (121,502)
   Pro forma basic and diluted net loss per share ..     $  (1.90)      $   (2.56)

Note 4 -- Balance Sheet Components (in thousands)

                                                                    December 31,
                                                                  -----------------
                                                                   1999      2000
                                                                 -------    -------
   Accounts receivable, less allowance for doubtful accounts
    Accounts receivable -- billed ............................   $14,981    $ 6,389
    Accounts receivable -- unbilled ..........................       503        430
    Allowance for doubtful accounts ..........................      (353)      (763)
                                                                 -------    -------
                                                                 $15,131    $ 6,056
                                                                 =======    =======
   Prepaid and other current assets
    Prepaid advertising ......................................   $ 3,000    $   613
    Prepaid distribution .....................................        --      1,625
    Other prepaid expenses and current assets ................     1,082        873
                                                                 -------    -------
                                                                 $ 4,082    $ 3,111
                                                                 =======    =======
   Property and equipment, net
    Computer equipment and software ..........................   $ 9,248    $15,000
    Furniture and fixtures ...................................       969      1,297
    Leasehold improvements ...................................     1,188      3,304
                                                                 -------    -------
                                                                  11,405     19,601
    Less accumulated depreciation and amortization ...........    (2,336)    (6,901)
                                                                 -------    -------
                                                                 $ 9,069    $12,700
                                                                 =======    =======

   As of December 31, 2000, Women.com identified certain tangible fixed assets that are not currently being used in the Company's operations and, therefore, have no value to the company. The net book value of these assets, totaling $1.1 million, was written off in the financial statements for the year ended December 31, 2000.

                                                                      December 31,
                                                                      -------------
                                                                     1999     2000
                                                                     ----    ------
   Other assets
    Prepaid advertising ..........................................   $567    $   --
    Deferred cost ................................................     --     3,536
    Other assets .................................................    153       264
                                                                     ----    ------
                                                                     $720    $3,800
                                                                     ====    ======

                            WOMEN.COM NETWORKS, INC.

   Deferred cost of $3.5 million represents amounts paid to a customer in connection with entering into an agreement to purchase $15 million of advertising on the Women.com network. This amount will be amortized against revenue as it is earned and recognized.

                                                                     December 31,
                                                                    ---------------
                                                                    1999      2000
                                                                   ------    ------
   Accrued liabilities
    Online distribution ........................................   $  277    $2,440
    Accrued compensation and related benefits ..................    2,187     1,053
    Other accrued liabilities ..................................      301     1,867
                                                                   ------    ------
                                                                   $2,765    $5,360
                                                                   ======    ======

Note 5 -- Goodwill and Other Intangible Assets

   During the fourth quarter of 2000, Women.com performed an impairment assessment of the identifiable intangible assets and goodwill recorded upon the acquisitions of Wild Wild Web, Inc., HomeArts, Internethoroscopes.com International, World Gaming Corporation and EZSharing.com, Inc. The assessment was performed primarily due to the significant decline in Women.com's stock price since the date the shares issued in each acquisition were valued and the overall decline in internet advertising revenue growth. As a result of the review, Women.com recorded a $35.9 million impairment charge for goodwill and other intangible assets. The charge was determined based upon the estimated discounted cash flows using a discount rate of 20%. The assumptions supporting the cash flows including the discount rate were determined using the best available estimates.

   Amortization expense for goodwill and intangible assets for the years ended December 31, 1998, 1999 and 2000 was approximately $0.5 million, $20.5 million and $29.1 million, respectively. Goodwill, intangible assets and the related accumulated amortization as of December 31, 1999 and 2000 was as follows:

                                                                   December 31,
                                                                -------------------
                                                                 1999        2000
                                                               --------    --------
   Intangible assets
    Advertising and viewership base ........................   $ 17,515    $ 17,515
    Assembled workforce ....................................      1,872       2,222
    Covenant not to compete ................................         66          66
    Goodwill ...............................................     54,985      65,987
    Tradename ..............................................        212         212
                                                               --------    --------
                                                                 74,650      86,002
    Less accumulated amortization ..........................    (20,999)    (50,137)
    Impairment of goodwill and other intangible assets .....         --     (35,865)
                                                               --------    --------
                                                               $ 53,651    $     --
                                                               ========    ========

Note 6 -- Deferred Revenue

   In connection with the issuance of Women.com's Series C preferred stock in July and August 1997, Women.com entered into investment agreements with two stockholders. Under the terms of the agreements, Women.com's right to retain $1,500,000 and $1,250,000 in proceeds from each of the two stockholders, respectively, is contingent upon Women.com's development of web sites in accordance with the timetable and requirements set forth in the agreements. In the event of discontinuation of the projects, the unused portion may be returned or allocated for use on another project. Women.com had deferred the $1,500,000 and $1,250,000 and was recognizing revenues in accordance with development efforts. Women.com recognized

                            WOMEN.COM NETWORKS, INC.

revenues related to these agreements totaling $1,987,000 in 1998 and $763,000 in 1999. All revenues under these contracts were recognized as of December 31, 1999.

Note 7 -- Commitments and Contingencies

   Women.com leases its offices under noncancelable operating leases which expire through 2009. Women.com is committed to pay a portion of the building's operating expenses as determined under the agreements.

   At December 31, 2000, future minimum lease payments are as follows (in thousands):

      2001.................................................................    $ 3,113
      2002.................................................................      3,202
      2003.................................................................      1,792
      2004.................................................................      1,349
      2005.................................................................      1,490
      Thereafter...........................................................      5,959
                                                                               -------
                                                                               $16,905
                                                                               =======

   Rent expense was $604,000, $1,415,000 and $3,524,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

 Letter of credit

   In August 1999, Women.com entered into a 10 year operating lease to commence January 1, 2000 which is collateralized by an irrevocable standby letter of credit with a U.S. financial institution. The letter of credit is for approximately $1.4 million and expires on January 31, 2001 with automatic one year renewals at the option of the financial institution. In January 2001, Women.com received notification that the letter of credit would not be renewed. (See Note 13.)

   The cash deposit collateralizing the letter of credit is reflected as restricted cash as of December 31, 1999 and 2000.

 Advertising

   In 1998, 1999 and 2000, Women.com entered into certain non-cancelable on-line distribution agreements. As of December 31, 2000, $3.6 million of minimum payments are due in 2001.

 Royalties

   In connection with the acquisition of HomeArts in 1999 (See Note 3), Women.com agreed to pay Hearst a royalty on the net advertising revenues generated from the Hearst magazine sites on the Women.com network or from proprietary Hearst content, until such time as Hearst has recouped the cumulative production costs incurred in the ongoing production of the Hearst magazine sites. The minimum aggregate royalty payable under this agreement is $6 million with a maximum amount payable in any year of $5 million. Thereafter, a royalty shall be payable, calculated as a percentage of the net advertising revenues dependent on the gross revenues generated. For the years ended December 31, 2000 and 1999, Women.com recorded a $1.3 million and $404,000 royalty to Hearst, respectively. As of December 31, 2000 the future minimum aggregate royalty payable under this agreement is $4.3 million.

                            WOMEN.COM NETWORKS, INC.

 Litigation

   From time to time, the Company may be involved in litigation arising out of claims in the normal course of business. Based upon the information presently available, including discussion with outside legal counsel, management believes that there are no claims or actions pending or threatened against the Company, the ultimate resolution of which will have a material adverse effect on the Company's financial position, liquidity or results of operations.

Note 8 -- Mandatory Redeemable Convertible Preferred Stock

   All mandatorily redeemable convertible preferred stock was converted into common stock in August 1999 upon the consummation of the merger and roll-up of Women.com Networks LLC.

 Convertible Preferred Stock Warrants

   In 1994, in conjunction with a capital lease agreement, Women.com issued fully exercisable nontransferable warrants to purchase 22,222 shares of its Series A preferred stock at a price of $1.35 per share. The warrants expire December 2004. The fair value of these warrants is not material to the financial statements.

   In 1997, in conjunction with the issuance of Series C preferred stock, Women.com issued fully exercisable nontransferable warrants to purchase 1,331,498 shares of Series C preferred stock at a price of $3.04 per share and 443,832 shares of Series C preferred stock at a price of $3.95 per share. Warrants for 887,665 shares expire in August 2000 and warrants for 887,665 shares expire in October 2000 and have been valued, in aggregate, at $500,000 using the Black-Scholes option pricing model.

   In 1998, in conjunction with a financing arrangement, Women.com issued to Imperial Bank fully exercisable warrants to purchase 8,224 shares of Series D preferred stock at an exercise price of $3.29 per share. The warrants expire April 9, 2003. Women.com valued the warrant using the Black-Scholes option pricing model. The fair value was recorded as a discount to the amount borrowed and is being amortized to interest expense.

   All warrants to acquire convertible preferred stock were converted into warrants to acquire common stock in August 1999 upon the consummation of the merger and roll-up of Women.com Networks LLC.

   The warrants issued to Imperial Bank in 1998 were net exercised in the year ended December 31, 1999 for 6,887 shares of common stock.

Note 9 -- Stockholders' Equity

 Common Stock

   Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock at the time outstanding having priority rights as to dividends.

   At December 31, 2000, the Company had reserved shares of common stock for future issuance as follows (in thousands):

      Warrants..............................................................        22
      Stock grants..........................................................       890
      Stock option plan.....................................................    13,264
                                                                                ------
                                                                                14,176
                                                                                ======

                            WOMEN.COM NETWORKS, INC.

 Common Stock Warrants

   In February 1996, in conjunction with a facility lease agreement, Women.com issued fully exercisable and transferable warrants to purchase 21,357 shares of common stock at a price of $0.13 per share. These warrants, which were granted at the fair market value of the common stock at the date of grant as determined by the Board of Directors, expire on February 15, 2006. The fair value of these warrants is not material to the financial statements.

   In connection with its Series C preferred stock offering, Women.com issued warrants to an investment banker to purchase up to 89,167 shares of Women.com's common stock, at an exercise price of $3.00 per share. These warrants are fully exercisable for a period of five years expiring in July and August 2002 or upon an initial public offering. The fair value of these warrants is not material to the financial statements.

   In connection with its Series D preferred stock offering, Women.com issued to an investment banker warrants to purchase up to 150,703 shares of Women.com's common stock, at an exercise price of $3.95 per share. These warrants are fully exercisable and expire at the earlier of July 2003 or upon an initial public offering. Women.com valued the warrants using the Black-Scholes option pricing model. The fair value was recorded as issuance costs. Warrant activity is as follows (in thousands):

                                                                                 Warrants Outstanding
                                                                             ----------------------------
                                                                                       Exercise
                                                                             Shares     Price      Amount
                                                                             ------    --------   -------
   Balance, December 31, 1997 ............................................      110               $   270
    Warrants granted .....................................................      151     $3.95         596
                                                                             ------               -------
   Balance, December 31, 1998 ............................................      261                   866
    Warrants exercised ...................................................      (21)    $ .13          (3)
    Conversion of preferred stock warrants ...............................    1,798     $3.24       5,831
    Warrants, net exercised ..............................................     (240)    $3.60        (863)
                                                                             ------               -------
   Balance, December 31, 1999 ............................................    1,798                 5,831
    Expiration of warrants ...............................................   (1,776)    $3.27      (5,801)
                                                                             ------               -------
   Balance, December 31, 2000 ............................................       22               $    30
                                                                             ======               =======

Note 10 -- Employee Benefit Plans

 401(k) Savings Plan

   Women.com's 401(k) savings plan (the "401(k) Plan") is a defined contribution retirement plan intended to qualify under Section 401(a) and 401(k) of the Internal Revenue Code. All full-time employees of Women.com are eligible to participate in the 401(k) Plan pursuant to the terms of the Plan. Contributions by Women.com are discretionary and no contributions have been made by Women.com for the years ended December 31, 1998, 1999 and 2000.

 Stock Option Plan

   Under Women.com's 1994 Stock Option Plan and 1998 Equity Incentive Plan, shares of Women.com's common stock have been reserved for the grant of stock purchase rights and stock options to employees, directors, or consultants under terms and provisions established by the Board of Directors. Under the terms of the Plans, incentive options may be granted to employees, and nonstatutory options and stock purchase rights may be granted to employees and consultants at prices no less than 100% and 85%, respectively, of the fair market value of Women.com's common stock at the date of grant, as determined by the Board of Directors. The options vest at a rate of 25% or 20% per year over a period of four or five years and expire ten years

                            WOMEN.COM NETWORKS, INC.

after the date of grant. In addition, under the 1994 Stock Option Plan, Women.com has a repurchase right for shares exercised when an employee ceases to be employed by Women.com.

   The following table summarizes activity under the Plans (in thousands, except per share amounts):

                                                                 Options Outstanding
                                                           --------------------------------
                                                                       Weighted
                                              Shares                    Average
                                          Available for    Number of   Exercise
                                              Grant         Shares       Price      Amount
                                          -------------    ---------   --------    --------
   Balance, December 31, 1997 .........          650         1,266       $ .28     $    353
    Additional shares reserved ........        1,850            --                       --
    Options granted ...................       (2,111)        2,111        1.65        3,493
    Options canceled ..................          202          (202)        .37          (75)
    Options exercised .................           --           (73)        .20          (15)
                                              ------        ------                 --------
   Balance, December 31, 1998 .........          591         3,102        1.21        3,756
    Additional shares reserved ........        5,000            --                       --
    Restricted stock grant ............          (79)           --                       --
    Options granted ...................       (4,603)        4,603        9.58       44,091
    Options canceled ..................          536          (536)       4.24       (2,273)
    Options exercised .................           --          (877)        .53         (462)
                                              ------        ------                 --------
   Balance, December 31, 1999 .........        1,445         6,292        7.17       45,112
    Additional shares reserved ........        5,850            --                       --
    Options granted ...................       (3,703)        3,703        4.58       16,960
    Options canceled ..................        3,241        (3,241)       5.97      (19,349)
    Options exercised .................           --          (323)       1.72         (556)
                                              ------        ------                 --------
   Balance, December 31, 2000 .........        6,833         6,431       $6.50     $ 42,167
                                              ======        ======                 ========

                            Options Outstanding at December 31,      Options Exercisable at
                                           2000                        December 31, 2000
                          ---------------------------------------    ----------------------
                                           Weighted
                                           Average       Weighted                  Weighted
                                          Remaining      Average                   Average
                            Number       Contractual     Exercise      Number      Exercise
       Exercise Price     Outstanding   Life in Years     Price     Exercisable     Price
      ----------------    -----------   -------------    --------   -----------    --------
      $  .13 -   .30           100           5.50         $  .20          92        $  .20
      $  .37 -   .80           625           7.30            .55         241           .76
      $ 1.25 -  3.04         1,441           8.30           2.21         537          1.68
      $ 3.25 -  6.10         2,394           8.60           4.54         558          5.23
      $ 9.75 - 12.82           778           6.70          10.42         239         10.33
      $17.62                 1,093           8.80          17.62         299         17.62
                             -----                                     -----        ------
                             6,431                                     1,966        $ 5.98
                             =====                                     =====        ======

   At December 31, 1998 and 1999, 567,000 and 681,000 shares, respectively, were exercisable at a weighted average price of $.27 and $1.32, respectively.

 Fair value disclosures

   Women.com has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Women.com, however, continues to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans.

                            WOMEN.COM NETWORKS, INC.

   The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants:

                                                                            Year Ended December 31,
                                                                      -----------------------------------
                                                                        1998        1999          2000
                                                                      -------    ----------   -----------
   Risk-free interest rate ........................................      5.00%   4.8%--6.17%  5.66%--6.67%
   Expected life ..................................................   5 years       5 years       5 years
   Dividend yield .................................................        --            --            --
   Volatility .....................................................        --            96%          188%

   The weighted average fair value of options granted in 1998, 1999 and 2000 are $3.11, $5.67 and $4.44, respectively.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options's vesting period. Women.com's pro forma information follows:

                                                                              Year Ended December 31,
                                                                         --------------------------------
                                                                           1998        1999        2000
                                                                         --------    --------   ---------
   Net loss attributable to common stockholders ......................   $(13,615)   $(57,068)  $(121,191)
                                                                         ========    ========   =========
   Net loss -- FAS 123 adjusted ......................................   $(13,862)   $(62,020)  $(137,620)
                                                                         ========    ========   =========
   Net loss per share-as reported (Note 2) Basic and diluted .........   $ (10.52)   $  (2.11)  $   (2.59)
                                                                         ========    ========   =========
   Net loss per share -- FAS 123 adjusted Basic and diluted ..........   $ (10.71)   $  (2.29)  $   (2.94)
                                                                         ========    ========   =========

   The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated.

 Stock-based compensation

   In connection with certain stock option grants during the year ended December 31, 1998, Women.com recorded stock-based compensation totaling $3.1 million, which is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which is generally four years. Stock-based compensation amortization recognized during the year ended December 31, 1998 totaled $1,170,000. An additional $4,067,000 of unearned stock-based compensation charge was recorded for the year ended December 31, 1999. Amortization of the total stock-based compensation for the year ended December 31, 1999 totaled $2,987,000. In the year ended December 31, 2000, $592,000 of income was recognized due to the reversal of amounts previously charged in connection with the cancellation of unvested options offset by current amortization.

   On November 30, 2000, grants for 889,500 shares of stock were made to certain employees. These grants vest over two years, 25% at the end of each six month period. The weighted average fair value of each grant was $0.44. An additional $378,000 has been recorded as unearned compensation in connection with these grants and $33,000 has been amortized in the year ended December 31, 2000.

                            WOMEN.COM NETWORKS, INC.

   Stock-based compensation expense (income) for the years ended December 31, 1998, 1999 and 2000 has been allocated across the relevant functional expense categories within operating expenses as follows (in thousands):

                                                                                  1998      1999     2000
                                                                                 ------    ------   -----
   Production, product and technology ........................................   $  396    $1,314   $(155)
   Sales and marketing .......................................................      220       682    (339)
   General and administrative ................................................      554       991     (65)
                                                                                 ------    ------   -----
                                                                                 $1,170    $2,987   $(559)
                                                                                 ======    ======   =====

Note 11 -- Income Taxes

   The components of the net deferred tax asset as of December 31, 1998, 1999 and 2000 are as follows (in thousands):

                                                                             1998       1999       2000
                                                                           -------    --------   --------
   Net operating loss carryforwards ....................................   $ 7,034    $ 14,721   $ 33,484
   Accrued liabilities .................................................       789         650      1,220
   Fixed asset and intangible basis difference .........................        --       1,400      1,661
   Other ...............................................................        --           6      1,692
                                                                           -------    --------   --------
                                                                             7,823      16,777     38,057
                                                                           -------    --------   --------
   Less valuation allowance ............................................    (7,823)    (16,777)   (38,057)
                                                                           -------    --------   --------
      Net deferred tax asset............................................   $    --    $     --   $     --
                                                                           =======    ========   ========

   Women.com has established a valuation allowance to the extent of its deferred tax asset due to the uncertainty that the benefit may not be realized in the future.

   At December 31, 2000, Women.com had federal and state net operating loss carryforwards of approximately $89.0 million and $73.4 million, respectively, available to offset future regular and alternative minimum taxable income. Women.com's federal net operating loss carryforwards will begin to expire in the year 2011. For state tax purposes, the net operating loss carryforwards will begin to expire in the year 2001.

   The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. Women.com may have had an ownership change which may limit the utilization of these carryforwards.

Note 12 -- Related Parties

   In 1998, Women.com issued for cash 911,855 shares of Series D preferred stock to a customer. Total revenues from this customer in 1998 were $167,000. Receivable due from this customer at December 31, 1998 was $125,000.

   In 1998, Women.com issued 33,000 shares of Series D preferred stock to an officer of Women.com's recruiting service provider, who had been granted 41,119 shares of Series C preferred stock. Total expense incurred for this party in 1998 was $133,000. Payable due to the officer at December 31, 1998 was $17,000.

                            WOMEN.COM NETWORKS, INC.

Note 13 -- Subsequent Events

   In January 2001, Women.com received notification that the letter of credit related to its 10 year operating lease would not be renewed. The cash deposit collateralizing the letter of credit was transferred to the landlord and is being held as a security deposit on the lease.

   Women.com entered into a definitive agreement whereby iVillage, Inc., operator of the iVillage Network, would acquire all of the outstanding shares of Women.com. This transaction, if approved by the stockholders of Women.com and iVillage, is expected to close during the second quarter of 2001.

                                                                      ANNEX A-1







-------------------------------------------------------------------------------







                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                 iVILLAGE INC.,


                         STANHOPE ACQUISITION SUB, LLC


                                      AND


                            WOMEN.COM NETWORKS, INC.



                          DATED AS OF FEBRUARY 5, 2001







-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                               Page
    ARTICLE I   DEFINITIONS ...........................................       A-1-2
   ARTICLE II   THE MERGER ............................................       A-1-8
          2.1   The Merger ............................................       A-1-8
          2.2   Effective Time; Closing ...............................       A-1-8
          2.3   Effect of the Merger ..................................       A-1-8
          2.4   Conversion of Company Common Stock ....................       A-1-9
          2.5   Exchange of Certificates ..............................       A-1-9
          2.6   Dividends .............................................      A-1-10
          2.7   No Liability ..........................................      A-1-10
          2.8   Lost Certificates .....................................      A-1-11
          2.9   Withholding Rights ....................................      A-1-11
         2.10   Shares held by the Company Affiliates .................      A-1-11
         2.11   Closing of Company Transfer Books .....................      A-1-11
         2.12   Taxable Transaction ...................................      A-1-11
         2.13   Rule 16b-3 Approval ...................................      A-1-11
  ARTICLE III   THE SURVIVING CORPORATION .............................      A-1-12
          3.1   Certificate of Incorporation ..........................      A-1-12
          3.2   Bylaws ................................................      A-1-12
          3.3   Directors and Officers ................................      A-1-12
   ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE COMPANY .........      A-1-12
          4.1   Organization and Standing .............................      A-1-12
          4.2   Authority for Agreement ...............................      A-1-12
          4.3   Capitalization ........................................      A-1-13
          4.4   Subsidiaries ..........................................      A-1-13
          4.5   No Conflict ...........................................      A-1-14
          4.6   Required Filings and Consents .........................      A-1-14
          4.7   Compliance ............................................      A-1-14
          4.8   Litigation ............................................      A-1-14
          4.9   Company Reports; Financial Statements .................      A-1-15
         4.10   Absence of Certain Changes or Events ..................      A-1-15
         4.11   Taxes .................................................      A-1-16
         4.12   Title to Personal Property ............................      A-1-16
         4.13   Real Property .........................................      A-1-17
         4.14   Environmental Compliance and Disclosure ...............      A-1-17
         4.15   Officers and Employees ................................      A-1-17
         4.16   Employee Benefit Plans ................................      A-1-18
         4.17   Labor Relations .......................................      A-1-20
         4.18   Contracts and Commitments .............................      A-1-20
         4.19   Information Supplied ..................................      A-1-21
         4.20   Intellectual Property .................................      A-1-21
         4.21   Insurance Policies ....................................      A-1-23
         4.22   Transactions with Affiliates ..........................      A-1-23
         4.23   No Existing Discussions ...............................      A-1-23
         4.24   Antitakeover Statutes; Absence of Dissenters' Rights ..      A-1-23
         4.25   Brokers ...............................................      A-1-23
         4.26   Vote Required .........................................      A-1-24
    ARTICLE V   REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND
                  PARENT ..............................................      A-1-24
          5.1   Organization and Standing .............................      A-1-24
          5.2   Authority for Agreement ...............................      A-1-24
          5.3   No Conflict ...........................................      A-1-25
          5.4   Required Filings and Consents .........................      A-1-25
          5.5   Compliance ............................................      A-1-25

                               TABLE OF CONTENTS
                                  (continued)

                                                                               Page
          5.6   Capitalization ........................................      A-1-25
          5.7   Litigation ............................................      A-1-26
          5.8   Subsidiaries ..........................................      A-1-26
          5.9   Parent Reports; Parent Financial Statements ...........      A-1-27
         5.10   Absence of Certain Changes or Events ..................      A-1-27
         5.11   Taxes .................................................      A-1-27
         5.12   Information Supplied ..................................      A-1-28
         5.13   Intellectual Property .................................      A-1-28
         5.14   No Existing Discussions ...............................      A-1-29
         5.15   Vote Required .........................................      A-1-29
         5.16   Brokers ...............................................      A-1-29
   ARTICLE VI   COVENANTS .............................................      A-1-30
          6.1   Conduct of the Business Pending the Merger ............      A-1-30
          6.2   Access to Information; Confidentiality ................      A-1-31
          6.3   Notification of Certain Matters .......................      A-1-31
          6.4   Stockholders' Meetings ................................      A-1-31
          6.5   Board Recommendations .................................      A-1-32
          6.6   Stockholder Litigation ................................      A-1-32
          6.7   Indemnification .......................................      A-1-32
          6.8   Public Announcements ..................................      A-1-33
          6.9   Acquisition Proposals .................................      A-1-33
         6.10   Proxy Statement/Prospectus ............................      A-1-33
         6.11   Further Assurances ....................................      A-1-34
         6.12   Nasdaq Listing ........................................      A-1-35
         6.13   Tax Treatment .........................................      A-1-35
         6.14   Undertakings of Parent ................................      A-1-36
         6.15   Director Resignations .................................      A-1-36
         6.16   Company Affiliates ....................................      A-1-36
         6.17   Employee Matters ......................................      A-1-36
         6.18   Advertiser Visits .....................................      A-1-36
  ARTICLE VII   CONDITIONS ............................................      A-1-36
          7.1   Conditions to the Obligation of Each Party ............      A-1-36
          7.2   Conditions to Obligations of Parent and Merger Sub to
                  Effect the Merger ...................................      A-1-37
          7.3   Conditions to Obligations of Company to Effect the
                  Merger ..............................................      A-1-38
 ARTICLE VIII   TERMINATION, AMENDMENT AND WAIVER .....................      A-1-39
          8.1   Termination ...........................................      A-1-39
          8.2   Effect of Termination .................................      A-1-40
          8.3   Amendments ............................................      A-1-40
          8.4   Waiver ................................................      A-1-40
   ARTICLE IX   GENERAL PROVISIONS ....................................      A-1-41
          9.1   No Third Party Beneficiaries ..........................      A-1-41
          9.2   Entire Agreement ......................................      A-1-41
          9.3   Succession and Assignment .............................      A-1-41
          9.4   Counterparts ..........................................      A-1-41
          9.5   Headings ..............................................      A-1-41
          9.6   Governing Law .........................................      A-1-41
          9.7   Severability ..........................................      A-1-41
          9.8   Specific Performance ..................................      A-1-41
          9.9   Construction ..........................................      A-1-41
         9.10   Non-Survival of Representations and Warranties and
                  Agreements ..........................................      A-1-41
         9.11   Fees and Expenses .....................................      A-1-42
         9.12   Notices ...............................................      A-1-42

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (together with all letters, schedules and exhibits hereto, this "Agreement"), dated as of February 5, 2001, by and among iVillage Inc., a Delaware corporation (the "Parent"), Stanhope Acquisition Sub, LLC, a Delaware limited liability company (the "Merger Sub") and wholly owned subsidiary of the Parent, and Women.com Networks, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the parties to this Agreement desire to effect a strategic business combination;

     WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Merger Sub will merge with and into the Company (the "Merger") in accordance with the provisions of the DGCL, with the Company as the surviving corporation;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent and the Company entering into this Agreement, certain stockholders of the Parent and the Company, respectively, have entered into voting agreements with the Parent (collectively, the "Voting Agreements"), dated as of the date hereof, pursuant to which, among other things, each such stockholder has agreed to vote its shares in favor of this Agreement and the Merger, subject to the terms and conditions contained therein;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent and the Company entering into this Agreement, the Major Stockholder has entered into the Investment Agreements, dated as of the date hereof, pursuant to which, among other things, Major Stockholder will purchase shares of Parent Common Stock upon completion of the Merger and has agreed to take and not take certain actions relating to the corporate governance of the Parent;

     WHEREAS, the Board of Directors of each of the Parent and the Company has approved and determined that this Agreement, the Voting Agreements, the Investment Agreements and the transactions contemplated herein, including the Merger, are advisable, fair to, and in the best interests of, their respective corporations and stockholders;

     WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated herein, including the Merger, which approval was based in part on the opinion of Salomon Smith Barney (the "Independent Advisor"), independent financial advisor to the Board of Directors of the Company, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (the "Company Stockholders);

     WHEREAS, the Board of Directors of each of the Parent and the Company has resolved to recommend adoption and approval of the Merger, this Agreement and the transactions contemplated herein to the holders of Parent Common Stock (the "Parent Stockholders") and the Company Stockholders, respectively, and has determined that the Merger, this Agreement, the Voting Agreements and the Investment Agreements are fair to the Parent Stockholders and the Company Stockholders, as the case may be, and to recommend that the Parent Stockholders and the Company Stockholders, as the case may be, approve and adopt the Merger, this Agreement and the transactions contemplated herein; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the "Code'').

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:


                                     A-1-1

                                   ARTICLE I
                                  DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set forth in this Article.

           (a) "10-K" shall mean the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

           (b) "Acquisition Agreement" shall mean any letter of intent, agreement in principle, merger agreement, acquisition agreement, voting agreement or other similar agreement (other than any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement with the Parent) related to any Acquisition Proposal.

           (c) "Acquisition Proposal" shall mean any bona fide proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of a Person and its subsidiaries, taken as a whole, or 20% or more of the combined voting power of the shares of such Person's Common Stock, any tender offer or exchange offer that if consummated would result in any other Person beneficially owning 20% or more of the combined voting power of the shares of such Person's Common Stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Person or any of its subsidiaries in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the parent entity resulting from any such transaction, other than the transactions contemplated by this Agreement.

           (d)  "ADA" shall mean the Americans with Disabilities Act.

           (e)  "ADEA" shall mean the Age Discrimination in Employment Act.

           (f) "Affiliate" of a party shall mean an "affiliate" of such party as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (including at a minimum, all those Persons subject to the reporting requirements of Rule 16(a) under the Exchange Act.

           (g) "Affiliates Letter" shall mean a letter agreement in the form of Exhibit A delivered by each Person identified pursuant to Section 6.16 as an Affiliate of the Company for purposes of Rule 145 under the Securities Act.

           (h) "Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

           (i) "Applicable Benefit Laws" means ERISA, the Code and all other applicable laws, regulations, orders or other legislative, administrative or judicial promulgations, including those of a jurisdiction outside the United States of America.

           (j) "Cash Amount" shall mean an amount of cash equal to one percent of the product of the average of the high and low prices of a share of Parent Common Stock on the Nasdaq on the Closing Date multiplied by 0.322; provided that, the Cash Amount shall be proportionately reduced to account for any decrease in the Exchange Ratio pursuant to Section 7.2(g) and Schedule 7.2(g) to the extent necessary so that the Cash Amount equals one percent of the Per Share Merger Consideration.

           (k) "CERCLA" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act.

           (l) "Certificate" shall mean each certificate representing a share or shares of Company Common Stock.

           (m) "Certificate of Merger" shall mean the certificate of merger filed with the Secretary of State of the State of Delaware by the parties hereto in connection with the Merger.

           (n) "Closing" shall mean the date on which the Merger becomes effective.

           (o) "Code" shall have the meaning set forth in the Recitals of this Agreement.


                                     A-1-2

           (p) "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

           (q) "Company Benefit Plans" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or any Subsidiary or to which the Company or any Subsidiary makes or has made, or has or has had an obligation to make, contributions at any time.

           (r)  "Company Bylaws" shall mean the bylaws of the Company.

           (s) "Company Certificate of Incorporation" shall mean the Company's certificate of incorporation, including any certificates of designations attached thereto.

           (t) "Company Common Stock" shall mean the common stock, par value $.001 per share, of the Company.

           (u) "Company Confidentiality Agreement" shall mean the confidentiality agreement between the Company and the Parent, dated January 30, 2001.

           (v) "Company Disclosure Letter" shall mean the Company Disclosure Schedule delivered by the Company to the Parent concurrently with the execution of this Agreement. The Company Disclosure Letter shall include specific references to each provision of this Agreement to which information contained in the Company Disclosure Letter is intended to apply.

           (w) "Company Financial Statements" shall mean all of the financial statements included in the Company Reports.

           (x) "Company Licensed Software" shall mean all software (other than Company Proprietary Software) used by the Company and the Subsidiaries.

           (y) "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to
(i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of the Company and the Subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated herein; provided that none of the following alone shall be deemed, in and of itself, to constitute a Company Material Adverse Effect: (a) a change in the market price or trading volume of Company Common Stock; (b) a loss by the Company of its suppliers, customers or employees that is directly and principally related to Parent being a party to this Agreement, (c) changes in general economic conditions or changes affecting the industry in which the Parent or the Company operates generally (as opposed to Parent-specific or Company-specific changes) or (d) an event which would otherwise constitute a Company Material Adverse Effect which is the direct and principal result of an action or omission by the Company which was taken or not taken at the specific instruction of the Parent.

           (z) "Company Preferred Stock" shall mean shares of preferred stock of the Company.

           (aa) "Company Proprietary Software" shall mean all software owned by the Company and the Subsidiaries.

           (bb) "Company Reports" shall mean all forms, reports, statements and all other documents required to be filed by the Company with the SEC since October 14, 1999.

           (cc) "Company Software" shall mean the Company Licensed Software together with the Company Proprietary Software.

           (dd) "Company Stock" shall mean the Company Common Stock together with the Company Preferred Stock.


                                     A-1-3

           (ee) "Company Stockholders" shall have the meaning set forth in the Recitals of this Agreement.

           (ff) "Company Stock Option" shall mean each outstanding option to purchase shares of Company Common Stock.

           (gg) "Company Stock Plan" shall mean any stock option plan or restricted stock plan of the Company, whether established or assumed by the Company in connection with an acquisition.

           (hh) "Company Stockholders' Meeting" shall mean the meeting of the Company Stockholders to be called to consider the Merger.

           (ii) "D&O Insurance" shall mean the Company's directors' and officers' liability insurance policies as of the date of this Agreement.

           (jj) "DGCL" shall have the meaning set forth in the Recitals of this Agreement.

           (kk) "Effective Time" is the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in such Certificate of Merger.

           (ll) "Employee/Consulting Agreements" shall mean any contracts, consulting agreements, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment or of an independent contract relationship in respect to any officer, employee or former employee, consultant or independent contractor.

           (mm) "Employee Benefit Plan" shall mean with respect to any Person each plan, fund, program, agreement, arrangement or scheme, including, but not limited to each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of the ERISA, determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

           (nn) "Environmental Laws" shall mean local, state and federal laws and regulations relating to protection of the environment, pollution control, product registration and hazardous materials.

           (oo) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           (pp) "ERISA Affiliate" shall mean any Person (whether incorporated or unincorporated), that together with the Company or any Subsidiary would be deemed a "single employer" within the meaning of Section 414 of the Code.

           (qq) "ERISA Affiliate Plan" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by an ERISA Affiliate or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

           (rr) "Estimated Statement of Working Capital" shall mean the statement of working capital prepared by the Company and delivered to the Parent pursuant to Schedule 7.2(g).

           (ss) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.


                                     A-1-4

           (tt) "Exchange Agent" shall mean a commercial bank or trust company reasonably designated by the Parent.

           (uu) "Exchange Ratio" shall mean 0.322, as may be decreased pursuant to Section 7.2(g) and Schedule 7.2(g).

           (vv) "Fair Market Value" of one share of Parent Common Stock shall be the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Parent Common Stock on the Nasdaq, as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) for the 20 consecutive trading days immediately preceding the second business day before the date of the Closing.

           (ww) "Final Statement of Working Capital" shall mean the statement of working capital prepared by the Parent and delivered to the Company pursuant to Schedule 7.2(g).

           (xx) "FLSA" shall mean the Fair Labor Standards Act.

           (yy) "FMLA" shall mean the Family and Medical Leave Act.

           (zz) "Form S-4" shall mean the Registration Statement on Form S-4 to be filed with the SEC by the Parent under the Securities Act in connection with the issuance of the Parent Common Stock in the Merger.

           (aaa)"FTC" shall mean the Federal Trade Commission.

           (bbb)"GAAP" shall mean generally accepted accounting principles.

           (ccc)"Governmental Entity" shall mean any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

           (ddd)"Hazardous Materials" shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Law, rule or regulation of any Governmental Entity.

           (eee)"Indemnified Parties" shall mean each present and former director, officer, employee and agent of the Company or any Subsidiary with rights to indemnification by the Company existing as of the date of this Agreement as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to the Parent.

           (fff)"Independent Advisor" shall have the meaning set forth in the Recitals of this Agreement.

           (ggg)"Intellectual Property" shall mean all copyrights, trade names, trademarks, service marks, patents, universal resource locators ("URLs"), Internet domain names, (and all applications or registrations therefor), trade secrets, know-how, member lists for a Person's network of websites, marketing plans, advertising and sponsorship strategy, content on such Person's network of websites, internet tools, proprietary processes, technology, rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures, and which are used by such Person and its subsidiaries or as to which such Person or any of its subsidiaries claim an ownership interest or as to which such Person or any of its subsidiaries is a licensee or licensor.

           (hhh)"Investment Agreements" shall mean the Securities Purchase Agreement and the Stockholder Agreement between Parent and Investor, dated as of February 5, 2001.

           (iii)"Investor" means Hearst Communications, Inc., a Delaware corporation.


                                     A-1-5

           (jjj)"Labor Laws" shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts.

           (kkk)"Law" shall mean any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law.

           (lll)"Major Stockholder" means Hearst Communications, Inc., a Delaware corporation.

           (mmm)"Litigation" shall mean claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings.

           (nnn)"Merger" shall have the meaning set forth in the Recitals of this Agreement.

           (ooo)"Merger Sub" shall have the meaning set forth in the introductory paragraph of this Agreement.

           (ppp)"Nasdaq" shall mean the Nasdaq National Market System, a.k.a. the Nasdaq Stock Market.

           (qqq)"Necessary Approval" shall have the meaning set forth in
Section 6.11(a).

           (rrr)"NLRB" shall mean the United States National Labor Relations Board.

           (sss)"OSHA" shall mean the Occupational Safety and Health Administration.

           (ttt)"Parent" shall have the meaning set forth in the introductory paragraph of this Agreement.

           (uuu)"Parent Common Stock" shall mean the common stock of the Parent, par value $.01 per share.

           (vvv)"Parent Disclosure Letter" shall mean the Parent Disclosure Letter delivered by the Parent to the Company concurrently with the execution of this Agreement. The Parent Disclosure Letter shall include references to each provision of this Agreement to which information contained in the Parent Disclosure Letter is intended to apply.

           (www)"Parent Financial Statements" shall mean all of the financial statements included in the Parent Reports.

           (xxx)"Parent Licensed Software" shall mean all software (other than Parent Proprietary Software) used by the Parent and its subsidiaries.

           (yyy)"Parent Material Adverse Effect" shall mean, with respect to the Parent, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of the Parent and its subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement; provided that none of the following alone shall be deemed, in and of itself, to constitute a Parent Material Adverse Effect: (a) a change in the market price or trading volume of Parent Common Stock; (b) a loss by the Parent of its suppliers, customers or employees that is directly and principally related to the Company being a party to this Agreement or (c) changes in general economic conditions or changes affecting the industry in which the Parent or the Company operates generally (as opposed to Parent-specific or Company-specific changes).

           (zzz)"Parent Proprietary Software" shall mean all software owned by the Parent and its subsidiaries.


                                     A-1-6

           (aaaa) "Parent Reports" shall mean all forms, reports, statements and all other documents required to be filed by the Parent with the SEC since March 1, 1999.

           (bbbb) "Parent Software" shall mean the Parent Licensed Software together with the Parent Proprietary Software.

           (cccc) "Parent Stockholders" shall have the meaning set forth in the Recitals of this Agreement.

           (dddd) "Parent Stockholders' Meeting" shall mean the meeting of the Parent Stockholders to be called to consider the Merger.

           (eeee) "Per Share Merger Consideration" shall mean a fraction of a share of Parent Common Stock calculated in accordance with the Exchange Ratio (as may be adjusted downward pursuant to Section 7.2(g) and Schedule 7.2(g)), plus the Cash Amount.

           (ffff) "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

           (gggg) "Proxy Statement/Prospectus" shall have the meaning set forth in Section 6.10.

           (hhhh) "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate mergers, acquisitions or other business combinations.

           (iiii) "Representatives" shall mean officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents.

           (jjjj) "Required Vote" shall mean the Company Required Vote as set forth in Section 4.26 or the Parent Required Vote as set forth in Section 5.16, as the case may be.

           (kkkk) "SEC" shall mean the Securities and Exchange Commission.

           (llll) "Securities Act" shall mean the Securities Act of 1933, as amended.

           (mmmm) "Securities Purchase Agreement" means the Securities Purchase Agreement, between Parent and Investor, dated as of February 5, 2001.

           (nnnn) "Shortfall" shall mean the amount by which the Working Capital or cash of the Company as at March 31, 2001, is less than the amounts set forth in Section 7.2(g); provided however, that any amount of Working Capital in excess of the amount set forth in Section 7.2(g) shall be added to the amount of cash of the Company as at March 31, 2001 when determining any cash Shortfall.

           (oooo) "Stockholders' Meetings" shall mean the Company Stockholders' Meeting and the Parent Stockholders' Meeting.

           (pppp) "Subsidiary" shall mean each subsidiary of the Company.

           (qqqq) "Superior Proposal" shall mean any proposal made by a third party (i) relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of a Person and its subsidiaries, taken as a whole, or 80% of the combined voting power of the shares of such Person's Common Stock, or any tender offer or exchange offer that if consummated would result in any other Person beneficially owning 80% or more of the combined voting power of the shares of such Person's Common Stock and (ii) otherwise on terms which the Board of Directors of such Person determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation), taking into account the Person making the proposal and the legal, financial, regulatory and other aspects of the proposal deemed appropriate by the Board of Directors of such Person, (x) is more favorable from a financial point of view than the Merger to its stockholders taken as a whole, (y) is reasonably capable of being completed and

                                     A-1-7

(z) for which financing, to the extent required, is then committed or is capable of being obtained by such third party.

           (rrrr) "Surviving Corporation" shall mean the corporation surviving the Merger.

           (ssss) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

           (tttt) "Tax Opinion" shall mean a written opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Parent, addressed and reasonably acceptable to the Parent, to the effect that the Merger will not give rise to gain or loss to the Parent or the Parent Stockholders.

           (uuuu) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

           (vvvv) "Termination Fee" shall mean $1 million.

           (wwww) "Voting Agreements" shall have the meaning set forth in the Recitals of this Agreement.

           (xxxx) "WARN" shall mean the United States Worker Adjustment and Retraining Notification Act.

           (yyyy) "Working Capital" shall mean current assets (excluding prepaid expenses) minus current liabilities of the Company (excluding deferred revenue and including accrued liabilities for the MSN and Alta Vista matters set forth in the Company Disclosure Letter), and shall not reflect the transaction expenses set forth on Schedule 1, whether or not such expenses or any portion thereof have been paid. A statement of estimated Working Capital for the Company as at March 31, 2001, illustrating the elements of Working Capital, is attached hereto as Schedule 2.

                                   ARTICLE II
                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of the Merger Sub shall cease and the Company shall continue as the Surviving Corporation. The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

     2.2 Effective Time; Closing. As promptly as practicable (and in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VII hereof, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the Effective Time. The Closing shall be held at 10:00 a.m., local time, at the offices of Orrick, Herrington & Sutcliffe LLP, located at 666 Fifth Avenue, New York, NY 10103, or at such other time and location as the parties hereto shall otherwise agree.

     2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.


                                     A-1-8

     2.4 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger
Sub, the Company or the holders of any of the following securities:

           (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.4(b)) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive the Per Share Merger Consideration (as may be adjusted downward pursuant to Section 7.2(g) and Schedule 7.2(g)), upon the surrender of the Certificate representing such share in the manner set forth in Section 2.5. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive that amount of cash and number of shares of Parent Common Stock into which such shares of Company Common Stock have been converted, cash in lieu of fractional shares as provided in Section 2.6(c) and any dividends or other distributions payable pursuant to Section 2.6.

           (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Parent or the Merger Sub and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

           (c) Each limited liability company interest of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

           (d) If after the date hereof and prior to the Effective Time, the Parent shall have declared a stock split (including a reverse split) of Parent Common Stock or a dividend payable in Parent Common Stock or effected any recapitalization or reclassification of its common stock or any other similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect such stock split, dividend, recapitalization, reclassification or similar transaction.

           (e) Stock Options. At the Effective Date, each Company Stock Option, other than any option issued under the Employee Stock Purchase Plan, shall be assumed by the Parent in such manner that it is converted into an option to purchase shares of Parent Common Stock, as provided below. Following the Effective Time, each Company Stock Option shall continue to have, and be subject to, the same terms and conditions set forth in the relevant Company Stock Plan and applicable award agreement immediately prior to the Effective Time; except that (i) each such Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such the Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Shares of Parent Common Stock and (ii) the per share exercise price for Parent Common Stock issuable upon exercise of such Company Stock Option will be equal to the difference between the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, minus the Cash Amount. The Parent shall file with the SEC, no later than 30 days after the Effective Time, a registration statement on a Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by the Parent in accordance with this Section 2.4(e)

     2.5   Exchange of Certificates.

           (a) Prior to the Effective Time, the Parent shall appoint the Exchange Agent for the purpose of exchanging Certificates. At or prior to the Effective Time, the Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, cash and certificates representing Parent Common Stock issuable pursuant to Section 2.4 in exchange for outstanding shares of Company Common

                                     A-1-9

Stock. The Parent agrees to make available to the Exchange Agent on a timely basis as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5(c) and any dividends or other distributions payable pursuant to Section 2.6.

           (b) As soon as reasonably practicable after the Effective Time, the Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and shall be in such form and have such other provisions as the Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing shares of Parent Common Stock. Upon the surrender to the Exchange Agent of one or more Certificates for cancellation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder will receive cash and certificates representing that amount of cash and number of whole shares of Parent Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the Certificates surrendered and cash in lieu of fractional shares as provided in Section 2.5(c) and any dividends or other distributions payable pursuant to Section 2.6. No interest will be paid or will accrue on cash payable pursuant to Section 2.5(c) or 2.6.

           (c) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the Parent. All fractional shares of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the per share closing price of Parent Common Stock quoted on the Nasdaq on the date of the Closing by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled. The Parent shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. No such cash in lieu of fractional shares of Parent Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 2.5(a).

           (d) If a certificate for Parent Common Stock is to be sent to a Person other than the Person in whose name the Certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Certificate to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

           (e) The cash paid and shares of Parent Common Stock issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     2.6 Dividends. No dividends or other distributions that are declared or made after the Effective Time with respect to Parent Common Stock payable to holders of record thereof after the Effective Time shall be paid to a Company Stockholder entitled to receive certificates representing Parent Common Stock until such stockholder has properly surrendered such stockholder's Certificates. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Parent Common Stock shall be issued any dividends which shall have become payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the stockholder in whose name the certificates representing such Parent Common Stock shall be issued any dividend on such Parent Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the stockholder entitled to receive such dividends be entitled to receive interest on such dividends.

     2.7 No Liability. None of the Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent Common Stock, any dividends or

                                     A-1-10
distributions with respect thereto or any cash in lieu of fractional shares of applicable Parent Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to six months after the Effective Time (or immediately prior to such earlier date on which any Parent Common Stock, any dividends or distributions payable to the holder of such Certificate, the Cash Amount or any cash payable in lieu of fractional shares of Parent Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Parent Common Stock, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable law, be delivered to the Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to the Parent for satisfaction of their claims for such Parent Common Stock, dividends or distributions in respect thereof or such cash.

     2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Parent Common Stock and cash to be issued pursuant to Section
2.4 with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.9 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of which such deduction and withholding was made by the Surviving Corporation.

     2.10 Shares held by the Company Affiliates. Anything to the contrary in this Agreement notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any certificate to any Person who may be an "affiliate" of the Company (identified pursuant to Section 6.16) until the Person shall have delivered to Parent and the Company a duly executed letter as contemplated by Section 6.16.

     2.11 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall, when accompanied by proper documentation, be exchanged for the Per Share Merger Consideration for each share of Company Common Stock represented thereby in the manner provided in this Article II, any cash in lieu of fractional shares payable pursuant to Section 2.5(c) and any dividends or distributions payable pursuant to Section 2.6.

     2.12 Taxable Transaction. The Merger is intended not to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto agree to report the Merger consistent with such treatment.

     2.13 Rule 16b-3 Approval. The Parent and the Company each agree that its Board of Directors shall, at or prior to the Effective Time, adopt resolutions specifically approving, for purposes of Rule 16b-3 ("Rule 16b-3") under the Exchange Act, the transactions contemplated by Section 2.4(e) and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) in the case of the Company is a director or officer of the Company and (b) in the case of the Parent is, or at the Effective Time will become, a director or officer of the Parent.


                                     A-1-11

                                  ARTICLE III
                           THE SURVIVING CORPORATION

     3.1 Certificate of Incorporation. The Certificate of Merger shall provide that the Restated Certificate of Incorporation of the Company as amended and restated as set forth in such Certificate of Merger shall become the Certificate of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Certificate of Incorporation.

     3.2 Bylaws. The Certificate of Merger shall provide that the Bylaws of the Company as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

     3.3 Directors and Officers. The Certificate of Merger shall provide that from and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Merger Sub at the Effective Time shall become the directors of the Surviving Corporation, and (ii) the officers of the Merger Sub at the Effective Time shall become the officers of the Surviving Corporation.


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company Disclosure Letter delivered by the Company to the Parent prior to the execution of this Agreement, the Company represents and warrants to each of the other parties hereto as follows:

     4.1 Organization and Standing. Except as set forth in the Company Disclosure Letter, the Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has furnished or made available to the Parent true and complete copies of the Company Certificate of Incorporation and the Company Bylaws, each as amended to date. Such Company Certificate of Incorporation and Company Bylaws are in full force and effect, and the Company is not in violation of any provision therein.

     4.2   Authority for Agreement.

           (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of this Agreement by the Required Vote and the filing and recordation of appropriate merger documents as required by the
DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and the Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar

                                     A-1-12
laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

           (b) At a meeting duly called and held on February 5, 2001, the Board of Directors of the Company (i) determined that this Agreement and the other transactions contemplated herein, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Stockholders,
(ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated herein, (iii) recommended approval and adoption of this Agreement and the Merger by the Company Stockholders and (iv) established a record date and meeting date and time for the Company Stockholders' Meeting.

           (c) The Independent Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the Per Share Merger Consideration is fair, from a financial point of view, to the Company Stockholders. A copy of such opinion has been provided to the Parent. The Board of Directors of the Company has received as of the date hereof from the Independent Advisor consent to the inclusion of its name in any documents to be delivered to the Company Stockholders in connection with the transactions contemplated by this Agreement.

     4.3 Capitalization. The authorized capital stock of the Company consists of 195,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date hereof, (i) 47,249,399 shares of Company
Common Stock, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock are held in the treasury of the Company and (iii) 7,337,255 Company Stock Options are outstanding pursuant to the Company Stock Plans, each such option entitling the holder thereof to purchase one share of Company Common Stock, and 4,800,087 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options and
(iv) no shares of Company Preferred Stock are issued and outstanding. The Company Disclosure Letter sets forth a true and complete list of the Company Stock Options outstanding as of the date of this Agreement with the exercise prices and periods of exercisability. Except as set forth above or in the Company Disclosure Letter, as of the date of this Agreement, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. All shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. As of the date hereof, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

     4.4   Subsidiaries.

           (a) The Company Disclosure Letter sets forth the name and state or jurisdiction of incorporation of each Subsidiary. Each of the Subsidiaries (i) is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has furnished or made available to the Parent true and complete copies of the certificate of incorporation, bylaws or comparable organizational documents of each

                                     A-1-13

Subsidiary, each as amended to date. Such organizational documents are in full force and effect, and no Subsidiary is in violation of any provision therein.

           (b) The Company owns beneficially and of record all of the issued and outstanding capital stock or other securities of each Subsidiary and does not own an equity interest in any other corporation, partnership or entity, other than in the Subsidiaries. Each outstanding share of capital stock or other securities of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     4.5 No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval and adoption of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of any of the Subsidiaries, (ii) subject to
Section 4.6, conflict with or violate any Law applicable to the Company or any of the Subsidiaries or by which any material property or asset of the Company or any of the Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any material property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any material property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected to have, individually or in the aggregate, have a Company Material Adverse Effect.

     4.6 Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or "blue sky" laws and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.7 Compliance. Except as disclosed in the Company Reports filed by the Company with the SEC prior to the date of this Agreement, the businesses of the Company and the Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, writ, injunction, license or permit of any Governmental Entity, except for violations which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending or, to the knowledge of the Company threatened, in each case other than those the outcome of which have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

     4.8 Litigation. Except as set forth in the Company Disclosure Letter, there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary which, either individually or in the aggregate, has had, or could be reasonably expected to have, a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary, either individually or in the aggregate, which has had, or could be reasonably expected to have, a Company Material Adverse Effect.

                                     A-1-14

     4.9   Company Reports; Financial Statements.

           (a) The Company has filed all Company Reports, each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Company Reports (including but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (b) All of the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

           (c) There are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and the Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and the Subsidiaries at September 30, 2000, including the notes thereto, (ii) liabilities disclosed in the Company Reports, (iii) liabilities incurred on behalf of the Company under this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2000, none of which are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

           (d) The Company has heretofore furnished or made available to the Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the Company Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

     4.10 Absence of Certain Changes or Events. Except as disclosed in the Company Disclosure Letter and the Company Reports and except for any Subsidiary liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since September 30, 2000, the Company and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Company Reports, and there has not been (i) any change or event having, or that could reasonably be expected to have, a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of options awarded prior to the date hereof in accordance with the Company Stock Plans, (iv) except as set forth in the Company Disclosure Letter (1) any granting by the Company or any Subsidiary, to any current or former director, executive officer or other key employee of the Company or any Subsidiary, of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Company Reports filed and publicly available prior to the date of this Agreement which have been disclosed to Parent in the manner described in Section 4.15, (2) any granting by the Company or any Subsidiary, to any such current or former director, executive officer or key employee of any increase in severance or termination pay or (3) any entry by the Company or any Subsidiary into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in the Company Reports or required by a change in GAAP, any change in accounting methods, principles or practices by the Company or any Subsidiary, materially affecting its assets, liabilities or business or (vi) except insofar as may have been disclosed in the Company Reports, any tax

                                     A-1-15
election that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.

     4.11  Taxes.

           (a) Each of the Company and the Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Company and the Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Company and the Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no security interests on any of the assets of any of the Company and the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

           (b) Each of the Company and the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

           (c) There is no dispute or claim concerning any Tax liability of any of the Company or the Subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which any of the directors, officers and employees responsible for Tax matters of the Company and the Subsidiaries has knowledge based upon personal contact with any agent of such Governmental Entity. The Company Disclosure Letter lists all Tax Returns filed with respect to any of the Company and the Subsidiaries that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company and the Subsidiaries have delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries since January 1, 1998.

           (d) None of the Company and the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

           (e) None of the Company and the Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Company and the Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and the Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

           (f) The unpaid Taxes of the Company and the Subsidiaries did not, as of September 30, 2000, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (disregarding any notes thereto) included in the Company's unaudited financial statements as of and for the nine months ended September 30, 2000 included in the Company's Form 10-Q for such period as filed with the SEC.

     4.12 Title to Personal Property. Except as set forth in the 10-K or in the Company Disclosure Letter, the Company and each of the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their tangible personal properties and assets reflected in the 10-K or acquired after December 31, 1999 (other than assets disposed of since December 31, 1999 in the ordinary course of business consistent with past practice), in each case free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except for such as which secure indebtedness and which are properly reflected in the 10-K. The tangible personal property and assets of the Company and the Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are usable in the regular and ordinary course of business. The Company and the Subsidiaries either own, or have valid leasehold interests in, all tangible personal properties and assets used by them in the conduct of their business, except where the absence of such ownership or leasehold interest could not individually or in the aggregate have a Company Material Adverse Effect. Neither the

                                     A-1-16

Company nor any of the Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets with an individual value of $50,000 or an aggregate value in excess of $100,000

     4.13 Real Property. Except as set forth in the 10-K, the Company and the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real properties reflected in the 10-K or acquired after December 31, 1999, in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness and which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 1999, provided that the obligations secured by such liens are not delinquent; and (iv) such other title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate are not reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or a Subsidiary at any time during the past five years and a true and correct list of all real property leased by each of the Company and the Subsidiaries identifying with respect to each lease of such real property the date of, the parties to, and any amendments, modifications, extensions or other supplements to such lease. Neither the Company nor any Subsidiary has sent or received any written notice of any material default under any of the leases of real property to which it is party. Neither the Company nor any Subsidiary has breached or is in default in any material respect under any covenant, agreement, term or condition of or contained in any lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or breach.

     4.14  Environmental Compliance and Disclosure.

           (a) Each of the Company and the Subsidiaries possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all notices that are required under Environmental Laws applicable to the Company and the Subsidiaries, and each of the Company and the Subsidiaries is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

           (b) Neither the Company nor any Subsidiary has received written notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any Governmental Entity or any third party.

           (c) Neither the Company nor any Subsidiary has entered into or agreed to, or does it contemplate entering into any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with any applicable Environmental Laws.

           (d) Neither the Company nor any Subsidiary has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any Subsidiary, its employees, agents or representatives.

     4.15 Officers and Employees. The Company Disclosure Letter contains a true and complete list of all of the (a) executive officers of the Company and the Subsidiaries and (b) all other key employees of the Company and the Subsidiaries with annual compensation in excess of $125,000, in each case, specifying, by individual, their position, annual salary and other amounts paid and benefits provided to such individual. Except as set forth in the Company Disclosure Letter, none of the Company and the Subsidiaries is a party to or bound by any Employee/Consulting Agreement. The Company has provided to the Parent true, correct and complete copies of each such Employee/Consulting Agreement. The Company has provided the Parent with true, correct and complete copies of any arbitration agreements or confidentiality agreements between the Company or any Subsidiary and an officer, employee, or former employee, consultant or independent

                                     A-1-17
contractor of the Company or any Subsidiary. None of the Company and the Subsidiaries has made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as set forth in the Company Disclosure Letter, all officers and employees of the Company and the Subsidiaries are active on the date hereof.

     4.16  Employee Benefit Plans.

           (a) The Company Disclosure Letter contains a true and complete list of each Company Benefit Plan sponsored, maintained or contributed to by the Company or any Subsidiary within the last five calendar years. Each Company Benefit Plan currently in effect is identified as a "current plan" on the Company Disclosure Letter and any special tax status enjoyed by such plan is noted on the Company Disclosure Letter.

           (b) With respect to each Company Benefit Plan identified on the Company Disclosure Letter, the Company has heretofore delivered or made available to the Parent true and complete copies of (i) the plan documents and any amendments thereto (or if the plan is not written, a written description thereof), (ii) any related trust or other funding vehicle, (iii) annual reports required to be filed with any Governmental Entity with respect to such plan, actuarial reports, funding and financial information returns and statements for the past three years, (iv) all contracts with any parties providing services or insurance to such plan, (v) all material internal memoranda regarding such plans, (vi) copies of material correspondence with all Governmental Entities, plan summaries or summary plan descriptions, summary annual reports, booklets and personnel manuals and any other reports or summaries required under Applicable Benefit Laws, (vii) the most recent determination letter received from the Internal Revenue Service with respect to each such plan intended to qualify under Section 401 of the Code, if applicable, and (viii) such other documentation with respect to any Company Benefit Plan as is reasonably requested by the Parent.

           (c) The Company and the Subsidiaries have maintained all material employee data necessary to administer each Company Benefit Plan, including data required to be maintained under Sections 107 and 209 of ERISA, and such data is materially true and correct and is maintained in a usable form.

           (d) No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan or ERISA Affiliate Plan a "multiemployer pension plan", as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. Neither the Company, any Subsidiary, an ERISA Affiliate nor a predecessor in interest of any of them has or has had an obligation to make contributions or reimburse another employer, either directly or indirectly, including through indemnification or otherwise, for making contributions to a plan that is or was subject to Title IV of ERISA. Neither the Company nor any Subsidiary has incurred, and no facts exist which reasonably could be expected to result in, liability to the Company or any Subsidiary as a result of a termination, withdrawal or funding waiver with respect to any ERISA Affiliate Plan or Company Benefit Plan.

           (e) Each Company Benefit Plan has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms in compliance with all Applicable Benefit Laws and in accordance with all understandings, written or oral, between the Company and each Subsidiary and their respective current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees, as applicable. None of the Company and the Subsidiaries has incurred, and the Company has no knowledge of any facts that exist which reasonably could be expected to result in any liability to the Company or any Subsidiary with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

           (f) All obligations regarding each Company Benefit Plan have been satisfied, and there are no outstanding defaults or violations by any party to any Company Benefit Plan. No taxes, penalties or fees are owing under any Company Benefit Plan.


                                     A-1-18

           (g) The Company has no knowledge of any facts or circumstances that exist that is likely to adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt. Further, each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified.

           (h) The assets of each Company Benefit Plan are reported at their fair market value on the financial statements of each such plan.

           (i) Other than those Company Benefit Plans listed in the Company Disclosure Letter and as specifically described therein, no Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary or any predecessor in interest of such Company or Subsidiary for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by any Applicable Benefit Law and only to the extent required under such law.

           (j) All contributions or premiums required to be made by the Company or any Subsidiary under the terms of each Company Benefit Plan or by Applicable Benefit Laws have been made in a timely fashion in accordance with Applicable Benefit Laws and the terms of the Company Benefit Plan. Contributions or premiums will be paid by the Company or a Subsidiary for the period up to the Closing even though not otherwise required to be made until a later date. Each Company Benefit Plan is fully funded or fully insured on both an ongoing and termination or wind-up basis, pursuant to the actuarial assumptions set forth in the Company Disclosure Letter.

           (k) No insurance policy or any other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Company Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

           (l) There have been no improper withdrawals, applications or transfers of assets from any Company Benefit Plan or the trusts or other funding media relating thereto which would have a Company Material Adverse Effect, and neither the Company, any Subsidiary nor any of their agents has been in breach of any material fiduciary obligation with respect to the administration of any Company Benefit Plan or the trusts or other funding media relating thereto.

           (m) The Company or a Subsidiary has the right under the terms of each Company Benefit Plan and under Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of the Company or such Subsidiary, and no additional contributions would be required to properly effect such termination.

           (n) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or (iii) increase the amount of compensation due any such individual.

           (o) None of the Company and the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate the Company or any Subsidiary to make any payments that will not be deductible for federal income tax purposes by reason of Section 280G of the Code.

           (p) There are no pending or, to the Company's knowledge, threatened or anticipated claims, investigations, examinations, audits or other proceedings or actions by, against, involving or on behalf of any Company Benefit Plan by any current or former employee, director, officer, consultant, independent

                                     A-1-19
contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary or any predecessor in interest covered under such Company Benefit Plan, by any Governmental Entities or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

     4.17  Labor Relations. Except as set forth in the Company Disclosure
Letter:

           (a) the employees of the Company and the Subsidiaries have not been, and currently are not, represented by a labor organization or group which was either certified or voluntarily recognized by any labor relations board, including the NLRB or certified or voluntarily recognized by any other Governmental Entity;

           (b) no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, the knowledge of the Company, is threatened under the FLSA, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local, provincial or foreign law, regulation or ordinance;

           (c) no discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the knowledge of the Company, is threatened against the Company or any Subsidiary under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal law or comparable state fair employment practices act or foreign law, including any provincial law regulating discrimination in the workplace;

           (d) neither the Company nor any Subsidiary has taken any action that would constitute a "mass layoff", "mass termination" or "plant closing" within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law;

           (e) no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any Subsidiary and its respective employees has been filed or is pending or, the knowledge of the Company, is threatened against the Company or any Subsidiary under any applicable law;

           (f) each of the Company and the Subsidiaries has maintained and currently maintains adequate insurance as required by applicable law with respect to workers' compensation claims and unemployment benefits claims;

           (g) each of the Company and the Subsidiaries is in compliance with all applicable laws, regulations and orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupations safety and health, including the Labor Laws, except where the failure to so comply , individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect;

           (h) neither the Company nor any Subsidiary is liable for any liabilities, judgments, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any of the Labor Laws; and

           (i) the Company has provided the Parent with a copy of the policy of each of the Company and the Subsidiaries for providing leaves of absence under the FMLA and the Company Disclosure Letter identifies each employee who is eligible to request FMLA leave and the amount of FMLA leave utilized by each such employee during the current leave year; each employee who will be on FMLA leave at the Closing and his or her job title and description, salary and benefits; each employee who has requested FMLA leave to begin after the Closing; a description of the leave requested; and a copy of all notices provided to such employee regarding that leave.

     4.18 Contracts and Commitments. Except as set forth in the Company Disclosure Letter or disclosed in the Company Reports, neither the Company nor any Subsidiary is a party to, or is bound or affected by, or receives benefits under any (a) servicing agreements providing for aggregate payments in any

                                     A-1-20
calendar year in excess of $100,000; (b) contracts of employment; (c) agreements or arrangements for the purchase or sale of any assets (other than in the ordinary course of business); (d) contracts or agreements containing covenants limiting the freedom of the Company, or any Subsidiary, to engage in any line of business or to compete with any entity; (e) any joint venture, partnership or similar agreement; (f) exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract; (g) agreement providing for aggregate payments to any director, officer or consultant of the Company or any Subsidiary in any calendar year in excess of $125,000; (h) material agreement, indenture or other instrument relating to the borrowing of money by the Company or any Subsidiary, the guarantee by the Company or any Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), or the sale, securitization or servicing of loans or loan portfolios of the Company or any Subsidiary; or (i) other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement. Neither the Company nor any Subsidiary is in breach or default under any such contracts, agreements, instruments or arrangements, which default or breach has had or could reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     4.19  Information Supplied.

           (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 to be filed with the SEC by the Parent in connection with the issuance of the Parent Common Stock in the Merger will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement/ Prospectus included in the Form S-4 related to the Stockholders' Meetings and the Parent Common Stock to be issued in the Merger will, on the date it is first mailed to the stockholders of the Parent and the Company Stockholders or at the time of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

           (b) Notwithstanding the foregoing provisions of this Section 4.19, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by the Parent for inclusion or incorporation by reference therein.

     4.20  Intellectual Property.

           (a) Section 4.20(a) of the Company Disclosure Letter sets forth a true and correct list of all Intellectual Property owned by the Company and the Subsidiaries that is the subject of registration, issuance or an application for registration and the jurisdictions where each is registered, issued or applied for and any such registration, filing and issuance remains in full force and effect as of the date of this Agreement. The Company or a Subsidiary is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application, issuance and registration and has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property that is listed on such Section 4.20(a).

           (b) The Company and the Subsidiaries have good and marketable title to or possesses adequate licenses or other valid rights to use all Intellectual Property (not just the Intellectual Property listed on the Section 4.20(a) of the Company Disclosure Letter, free and clear of all liens and has paid all maintenance fees, renewals or expenses, if any, related to such Intellectual Property. To the best knowledge of the Company and its Subsidiaries, neither the use of such Intellectual Property nor the conduct of the Company and the Subsidiaries in accordance with their businesses as presently conducted, misappropriates, infringes upon or conflicts with any patent, copyright, trade name, trade secret, trademark or other intellectual property rights of any third party. Except as set forth on such Section
4.20(a) of the Company Disclosure

                                     A-1-21

Letter, no party has filed a claim against, or threatened to file a claim against, or has provided a notice to, the Company or any Subsidiary alleging that it (the Company or the Subsidiary) has violated, infringed on or otherwise improperly used the intellectual property rights of such party and, to the best knowledge of the Company and the Subsidiaries, neither the Company nor any Subsidiary has violated or infringed any patent, trademark, trade name, service mark, service name, copyright, trade secret or other intellectual property held by others. Except as set forth on Section 4.20(b) of the Company Disclosure Letter, the Company and its Subsidiaries do not believe that any other entity has violated, infringed on or otherwise improperly used any of the Intellectual Property owned by the Company or any Subsidiary and the Company and its Subsidiaries have not filed a claim against, or threatened to file a claim against, and have not provided a notice to, any third party alleging any such violation, infringement or improper use of the Intellectual Property owned by the Company or any Subsidiary.

           (c) Section 4.20(c) of the Company Disclosure Letter sets forth a true and complete list of: (i) all Company Proprietary Software; (ii) all Company Licensed Software or Intellectual Property licensed by the Company or any Subsidiary material to the operation of the business of the Company and its Subsidiaries as presently conducted; and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used by the Company and the Subsidiaries material to the operation of the business of the Company and its Subsidiaries as presently conducted.

           (d)  Subject to any licenses and other agreements identified on
Section 4.20(d) of the Company Disclosure Letter, the Company and the Subsidiaries have all right, title and interest in and to all intellectual property rights in the Company Proprietary Software. The Company and the Subsidiaries have developed the Company Proprietary Software through their own efforts, as described in such Section 4.20(f) of the Company Disclosure Letter, and for their own account, or have obtained all rights thereto, and the Company Proprietary Software is free and clear of all Liens. The use of the Company Licensed Software and the use of the Company Proprietary Software does not breach any terms of any license or other contract between the Company or any Subsidiary and any third party that would have a Company Material Adverse Effect. Each of the Company and the Subsidiaries is in compliance with the terms and conditions of all license agreements in favor of the Company and the Subsidiaries relating to the Company Licensed Software material to the operation of the business of the Company as presently conducted.

           (e) To the best knowledge of the Company and the Subsidiaries, the Company Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party in such a manner that would have a Company Material Adverse Effect. The source code for the Company Proprietary Software has been maintained in confidence, and has not been disclosed to any persons or entities outside the Company and its Subsidiaries, except as set forth on the Company Disclosure Letter, all such disclosures being made pursuant to appropriate confidentiality provisions.

           (f) The Company Proprietary Software was: (i) developed by the employees of the Company and the Subsidiaries working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment or instruments of obligation to assign in favor of the Company or a Subsidiary as assignee that have conveyed or obligate such agents, consultants and contractors to convey to the Company or such Subsidiary ownership of all of its intellectual property rights in the Company Proprietary Software; or (iii) acquired by the Company or a Subsidiary in connection with acquisitions in which the Company or such Subsidiary obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Company Proprietary Software. Neither the Company nor any Subsidiary has received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

           (g) Except as set forth on Section 4.20(g) of the Company Disclosure Letter, neither the Company nor any Subsidiary has granted rights or licenses in Company Software or any other Intellectual Property owned by the Company or any Subsidiary to any third party.

           (h) The licenses and agreements set forth on such Sections 4.20(c), 4.20(d) and 4.20(g) of the Company Disclosure Letter are valid and binding obligations of the Company or a Subsidiary, as applicable, enforceable in accordance with their terms, and to the Company's knowledge, there exists no

                                     A-1-22
event or condition which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by any party under any such licenses or agreements.

           (i) The Company and each Subsidiary take reasonable measures to protect the confidentiality of its trade secrets, including requiring their employees and other parties having access thereto to execute written non-disclosure agreements. To the knowledge of the Company and its Subsidiaries, no trade secret of the Company or its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement. To the knowledge of the Company and its Subsidiaries, no party to any non- disclosure agreement relating to its trade secrets is in breach or default thereof

           (j) To the knowledge of the Company and the Subsidiaries, no current or former partner, director, officer, or employee of the Company or any Subsidiary (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, directly own or retain any rights to use any of the Intellectual Property owned or used by the Company or any Subsidiary.

     4.21 Insurance Policies. The Company and the Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and the Subsidiaries against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business and such coverage is sufficient. Section 4.21 of the Company Disclosure Letter sets forth a correct and complete list of all policies of insurance carried by the Company and the Subsidiaries with respect to their business or assets. All insurance policies and bonds with respect to the business and assets of the Company and the Subsidiaries are in full force and effect and will be maintained by the Company and the Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company and the Subsidiaries occurring through the Closing Date and neither the Company nor any Subsidiary has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five years.

     4.22 Transactions with Affiliates. Except as set forth in the Company Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Subsidiaries), no director, officer or other "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such Persons) or has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of the Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

     4.23 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiation, discussion or exchange of information with any other party with respect to or in contemplation of an Acquisition Proposal.

     4.24 Antitakeover Statutes; Absence of Dissenters' Rights. As of the date of this Agreement, each of the Company and the Board of Directors of the Company has taken all action required to be taken by it to exempt this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby are exempt from the requirements of, any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL. No holder of any capital stock of the Company or any other securities of the Company is entitled to any dissenters' rights, appraisal rights or similar rights by virtue of this Agreement, the Merger or any of the other transactions contemplated hereby (including those contemplated by the Voting Agreements).

     4.25 Brokers. No broker, finder or investment banker (other than the Independent Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger

                                     A-1-23
or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

     4.26 Vote Required. The affirmative vote of the holders of shares representing a majority of the shares of Company Common Stock entitled to vote on the approval and adoption of this Agreement and the Merger (the "Company Required Vote") is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to approve the transactions contemplated hereby.


                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

     Except as disclosed in the Parent Disclosure Letter delivered by the Parent to the Company prior to the execution of this Agreement, each of the Parent and the Merger Sub represents and warrants to the Company as follows:

     5.1   Organization and Standing.

           (a) The Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Parent has furnished or made available to the Company true and complete copies of its Certificate of Incorporation and Bylaws, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect, and the Parent is not in violation of any provision therein.

           (b) Merger Sub (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has full company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Merger Sub has furnished or made available to the Company a true and complete copy of its Certificate of Formation, as amended to date. Such Certificate of Formation is in full force and effect, and the Merger Sub is not in violation of any provision therein.

     5.2   Authority for Agreement.

           (a) Such Person has all necessary corporate or company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such Person of this Agreement, and the consummation by each such Person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or company action and no other corporate or company proceedings on the part of such Person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the Parent Required Vote and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such Persons enforceable against such Person in accordance with its terms, except as enforcement thereof may be limited against such Person by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting

                                     A-1-24
the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

           (b) At a meeting duly called and held on February 5, 2001, the Board of Directors of the Parent (i) determined that this Agreement and the other transactions contemplated herein, including the Merger, are advisable, fair to and in the best interests of the Parent and the Parent Stockholders,
(ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated herein, (iii) recommended approval and adoption of this Agreement and the Merger by the Parent Stockholders, and (iv) to the extent not previously established, established a record date and meeting date and time for the Parent Stockholders' Meeting.

           (c) The Parent's financial advisor has delivered to the Board of Directors of the Parent its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the transactions contemplated by this Agreement, including the Merger, and the Securities Purchase Agreement are fair to the Parent from a financial point of view. A copy of such opinion has been provided to the Company. The Board of Directors of the Parent has received as of the date hereof from its financial advisor consent to the inclusion of its name in any documents to be delivered to the Parent Stockholders in connection with the transactions contemplated by this Agreement.

     5.3 No Conflict. The execution and delivery of this Agreement by such Person do not, and the performance of this Agreement by such Person and the consummation of the Merger (subject to the approval and adoption of this Agreement by the Parent Required Vote of the Parent stockholders) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate such Person's Certificate of Incorporation, Bylaws or Certificate of Formation, as the case may be, (ii) subject to Section 5.4, conflict with or violate any Law applicable to such Person or by which any material property or asset of such Person is bound or affected, or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any material property or asset of such Person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Person is a party or by which such Person or any material property or asset of any of it is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected to have, individually or in the aggregate, have a Parent Material Adverse Effect.

     5.4 Required Filings and Consents. The execution and delivery of this Agreement by such Person do not, and the performance of this Agreement by such Person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or "blue sky" laws and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Parent Material Adverse Effect.

     5.5 Compliance. Except as disclosed in the Parent Reports filed by the Parent with the SEC prior to the date of this Agreement, as of the date of this Agreement the businesses of the Parent and its subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, writ, injunction, license or permit of any Governmental Entity, except for violations which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Parent or any of its subsidiaries is pending or, to the knowledge of the Parent threatened, in each case other than those the outcome of which have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

     5.6 Capitalization. The authorized capital stock of the Parent consists of 65,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock. As of the date hereof, there were (i) 29,706,770 shares of Parent Common Stock outstanding, all of which are validly issued, fully paid and

                                     A-1-25
nonassessable and free of preemptive rights, (ii) 35,293,230 shares of Parent Common Stock are held in the treasury of the Parent and (iii) 8,055,049 Parent Stock Options are outstanding pursuant to the Parent's stock plans (excluding Parent Stock Options issued pursuant to the Family Point Inc. Stock Option
Plan), each such option entitling the holder thereof to purchase one share of Parent Common Stock, and 1,597,056 shares of Parent Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Parent Stock Options and (iv) no shares of Parent Preferred Stock are issued and outstanding. The Parent Disclosure Letter sets forth the aggregate amount of the outstanding Parent Stock Options outstanding under each of Parent's stock plans as of the date of this Agreement. Except as set forth above or in the Parent Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Parent relating to the issued or unissued capital stock of the Parent or obligating the Parent to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Parent. All shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Parent Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person in excess of $1,000,000 in any single calendar year. As of the date hereof, except as set forth in the Investment Agreements, there are no voting trusts or other agreements or understandings to which the Parent is a party with respect to the voting of stock of the Parent.

     5.7 Litigation. Except as set forth in the Parent Disclosure Letter, there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its subsidiaries which, either individually or in the aggregate, has had, or could be reasonably expected to have, a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or any of its subsidiaries, either individually or in the aggregate, which has had, or could be reasonably expected to have, a Parent Material Adverse Effect.

     5.8   Subsidiaries.

           (a) The Parent Disclosure Letter sets forth the name and state or jurisdiction of incorporation or formation of each of its subsidiaries. Each of such subsidiaries (i) is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and
(iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Parent has furnished or made available to the Company true and complete copies of the certificate of incorporation, bylaws or comparable organizational documents of each such subsidiary, each as amended to date. Such organizational documents are in full force and effect, and no such subsidiary is in violation of any provision therein.

           (b) The Parent owns beneficially, directly or indirectly, all of the issued and outstanding capital stock or other securities of each such subsidiary and, except as set forth in the Parent Disclosure Letter, does not own an equity interest in any other corporation, partnership or entity, other than in such subsidiaries. Each outstanding share of capital stock or other securities of each such subsidiary is duly authorized, validly issued, fully paid and nonassessable (or the foreign equivalent for foreign subsidiaries) and each such share or other equity interest owned by the Parent or one of its subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Parent's or such other subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.


                                     A-1-26

           (c) The Merger Sub was formed for the purpose of effecting the Merger and the other transactions contemplated hereby, and has not undertaken any business or other activities other than in connection with entering into this Agreement, pursuing the Merger and engaging in the other transactions contemplated hereby.

     5.9   Parent Reports; Parent Financial Statements.

           (a) The Parent has filed all Parent Reports, each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Parent Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (b) All of the Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

           (c) Except as set forth in the Parent Disclosure Letter, there are no liabilities of the Parent or any of its subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Parent and its subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Parent and its subsidiaries at September 30, 2000, including the notes thereto, (ii) liabilities disclosed in the Parent Reports, (iii) liabilities incurred on behalf of the Parent under this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2000, none of which are, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

           (d) Except as set forth in the Parent Disclosure Letter, the Parent has heretofore furnished or made available to the Company a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Parent with the SEC as exhibits to the Parent Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

     5.10 Absence of Certain Changes or Events. Except as set forth in the Parent Disclosure Letter and the Parent Reports and except for the transactions contemplated by this Agreement, since September 30, 2000, the Parent and its subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change or event having, or that could reasonably be expected to have a Parent Material Adverse Effect, (ii) any split, combination or reclassification of any of the Parent's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Parent's outstanding capital stock, (iii) except insofar as may have been disclosed in the Parent Reports or required by a change in GAAP, any change in accounting methods, principles or practices by the Parent or any subsidiary, materially affecting its assets, liabilities or business, or (iv) except insofar as may have been reasonably disclosed in the Parent Reports, any tax election that individually or in the aggregate could reasonably be expected to have a Parent Material Adverse Effect.

     5.11  Taxes.

           (a) Except as set forth in the Parent Disclosure Letter, each of the Parent and its subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Parent and its subsidiaries have been paid. Except as set forth in the Parent Disclosure Letter, none of the Parent and its subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Parent or any subsidiary does not file Tax Returns that it is or may be

                                     A-1-27
subject to taxation in that jurisdiction. There are no security interests on any of the assets of any of the Parent and its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

           (b) Each of the Parent and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     5.12  Information Supplied.

           (a) None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in (A) the Form S-4 to be filed with the SEC by the Parent in connection with the issuance of the Parent Common Stock in the Merger will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement/ Prospectus included in the Form S-4 related to the Stockholders' Meetings and the Parent Common Stock to be issued in the Merger will, on the date it is first mailed to the stockholders of the Parent and of the Company or at the time of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

           (b) Notwithstanding the foregoing provisions of this Section 5.12, no representation or warranty is made by the Parent with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/ Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

     5.13  Intellectual Property.

           (a) The Parent Disclosure Letter sets forth a true and correct list of all Intellectual Property owned by the Parent or its subsidiaries that is the subject of registration, issuance or an application for registration and the jurisdictions where each is registered, issued or applied for and any such registration, filing and issuance remains in full force and effect as of the date of this Agreement. The Parent or a subsidiary of the Parent is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application, issuance and registration and has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property that is listed on the Parent Disclosure Letter.

           (b) The Parent and its subsidiaries have good and marketable title to or possesses adequate licenses or other valid rights to use all Intellectual Property (not just the Intellectual Property listed on the Parent Disclosure Letter, free and clear of all liens and has paid all maintenance fees, renewals or expenses, if any, related to such Intellectual Property. To the best knowledge of the Parent and its subsidiaries, neither the use of such Intellectual Property nor the conduct of the Parent and its subsidiaries in accordance with their businesses as presently conducted, misappropriates, infringes upon or conflicts with any patent, copyright, trade name, trade secret, trademark or other intellectual property rights of any third party. Except as set forth on the Parent Disclosure Letter, no party has filed a claim against, or threatened to file a claim against, or has provided a notice to, the Parent or any of its subsidiaries alleging that either the Parent or any of its subsidiaries has violated, infringed on or otherwise improperly used the intellectual property rights of such party and, to the best knowledge of the Parent and its subsidiaries, neither the Parent nor any of its subsidiaries has violated or infringed any patent, trademark, trade name, service mark, service name, copyright, trade secret or other intellectual property held by others. Except as set forth on the Parent Disclosure Letter, the Parent and its subsidiaries do not believe that any other entity has violated, infringed on or otherwise improperly used any of the Intellectual Property owned by the Parent or any of its subsidiaries and the Parent and its subsidiaries have not filed a claim against, or threatened to file a claim against, and have not provided a notice to, any third party alleging any such violation, infringement or improper use of the Intellectual Property owned by the Parent or any of its subsidiaries.

           (c) Subject to any licenses and other agreements identified on the Parent Disclosure Letter, the Parent and its subsidiaries have all right, title and interest in and to all intellectual property rights

                                     A-1-28
in the Parent Proprietary Software. The Parent and its subsidiaries have developed the Parent Proprietary Software through their own efforts, and for their own account, or have obtained all rights thereto, and the Parent Proprietary Software is free and clear of all liens, except loans in the ordinary course of business. The use of the Parent Licensed Software and the use of the Parent Proprietary Software does not breach any terms of any license or other contract between Parent or any of its subsidiaries and any third party that would have a Parent Material Adverse Effect. Each of the Parent and its subsidiaries is in compliance with the terms and conditions of all license agreements in favor of the Parent and its subsidiaries relating to the Parent Licensed Software material to the operation of the business of the Parent and its subsidiaries as presently conducted.

           (d) To the knowledge of Parent and its subsidiaries, the Parent Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party in such a manner that would have a Parent Material Adverse Effect. The source code for the Parent Proprietary Software has been maintained in confidence, and has not been disclosed to any persons or entities outside the Parent and its subsidiaries, except such disclosure being made pursuant to appropriate confidentiality provisions.

           (e) The Parent Proprietary Software was: (i) developed by the employees of the Parent and its subsidiaries working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment or instruments of obligation to assign in favor of the Parent or any of its subsidiaries as assignee that have conveyed or obligate such agents, consultants and contractors to convey to the Parent or such subsidiary ownership of all of its intellectual property rights in the Parent Proprietary Software; or (iii) acquired by the Parent or any of its subsidiaries in connection with acquisitions in which the Parent or such subsidiary, where appropriate in the nature of the overall transaction, obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Parent Proprietary Software. Neither the Parent nor any of its subsidiaries has received notice from any third party claiming any right, title or interest in the Parent Proprietary Software.

           (f) The Parent and each of its subsidiaries take reasonable measures to protect the confidentiality of its trade secrets, including requiring their employees and other parties having access thereto to execute written non- disclosure agreements. To the knowledge of the Parent and its subsidiaries, no trade secret of the Parent or its subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement. To the knowledge of the Parent and its subsidiaries, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof.

           (g) To the knowledge of the Parent and its subsidiaries, no current or former partner, director, officer, or employee of the Parent or any of its subsidiaries (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, directly own or retain any rights to use any of the Intellectual Property owned or used by the Parent or any of its subsidiaries.

     5.14 No Existing Discussions. As of the date hereof, the Parent is not engaged, directly or indirectly, in any negotiation, discussion or exchange of information with any other party with respect to or in contemplation of an Acquisition Proposal.

     5.15 Vote Required. The affirmative vote of the holders of shares representing a majority of the shares of Parent Common Stock entitled to vote on the approval and adoption of this Agreement and the Merger (the "Parent Required Vote") is the only vote or approval of the holders of any class or series of capital stock of the Parent necessary to adopt this Agreement and to approve the transactions contemplated hereby.

     5.16 Brokers. No broker, finder or investment banker (other than the Parent's financial advisor, Allen & Company) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent. A complete and correct copy of all agreements between the Parent and its financial advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement has been provided to the Company.


                                     A-1-29

                                   ARTICLE VI
                                   COVENANTS

     6.1   Conduct of the Business Pending the Merger.

           (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless the Parent shall otherwise agree in writing (and except as expressly contemplated, permitted or required by this Agreement), (i) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and the Subsidiaries shall use all commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or the Subsidiaries has significant business relations, and
(iii) the Company will comply in all material respects with all applicable Laws and regulations wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.

           (b) The Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement; (v) take any action that would make the Company's representations and warranties set forth in Article IV not true and correct in all material respects; (vi) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied; (vii) amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (viii) incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (ix) make any loans or advances to any other Person other than loans or advances between the Company and any Subsidiary and other than loans or advances less than $100,000 made in the ordinary course of business consistent with past practice; (x) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $100,000 or greater; (xi) change its accounting policies except as required by GAAP; (xii) make any change in employment terms for any of its directors or officers;
(xiii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or Affiliates of the Company or the Subsidiaries, other than with respect to alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement or consented to in writing by the Parent; (xiv) make any change to the Company Benefit Plans;
(xv) sell, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any material properties or assets, other than in the ordinary course of business consistent with past practice; or (xvi) commit or agree to take any of the actions described in this Section 6.1(b).

           (c) The Parent covenants and agrees that between the date of this Agreement and the Effective Time, unless the Company shall otherwise agree in writing (and except as expressly contemplated, permitted or required by this Agreement, including except for the Parent Required Vote contemplated by this Agreement), the Parent shall not approve any transaction or agreement that would require the approval or consent of its stockholders.


                                     A-1-30

     6.2   Access to Information; Confidentiality.

           (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of the Parent and the Merger Sub reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Subsidiaries, and shall furnish the Parent and the Merger Sub with all financial, operating and other data and information as the Parent or the Merger Sub, through its Representatives, may reasonably request. The Parent will remain subject to the terms of the Company Confidentiality Agreement.

           (b) From the date hereof to the Effective Time, the Parent shall, and shall cause the Representatives of the Parent to, afford the Representatives of the Company reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Parent and the Subsidiaries, and shall furnish the Company with all financial, operating and other data and information as the Company, through its Representatives, may reasonably request. The Company will remain subject to the terms of the Company Confidentiality Agreement.

           (c) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     6.3 Notification of Certain Matters. The Company shall give prompt notice to the Parent, and the Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party (or the Merger Sub, in the case of the Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure Letter which has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend, and deliver to the Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Letter or which is necessary to correct any information in the Parent Disclosure Letter which has been rendered inaccurate thereby, then the Parent shall promptly supplement, or amend, and deliver to the Company the Parent Disclosure Letter which it has delivered pursuant to this Agreement.

     6.4   Stockholders' Meetings.

           (a) The Company shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold the Company Stockholders' Meeting for the purpose of obtaining the Required Vote with respect to the Merger and this Agreement, shall use its reasonable best efforts to solicit the approval of this Agreement by the Required Vote (regardless of whether the Board of Directors of the Company modifies its recommendation of the Merger and this Agreement) and, subject to the exercise of its fiduciary duties described in Section 6.5, the Board of Directors of the Company shall recommend the approval of this Agreement by the Company Stockholders. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 6.5 and 8.1(e), the Company agrees that its obligations pursuant to the first sentence of this Section 6.4(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

           (b) The Parent shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold the Parent Stockholders' Meeting for the purpose of obtaining the Required Vote with respect to the Merger and this Agreement, shall use its reasonable best efforts to solicit the approval of this Agreement by the Required Vote and the Board of Directors of the Parent shall recommend the approval of this Agreement by the Parent Stockholders. Without limiting the generality of the foregoing the Parent agrees that its obligations pursuant to the first sentence of this Section

                                     A-1-31

6.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

     6.5   Board Recommendations.

           (a) Neither the Board of Directors of the Company or the Parent nor any committee thereof shall (i) withdraw, or propose publicly to withdraw, in a manner adverse to the other party, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) subject to Section 6.5(b), modify, or propose publicly to modify in a manner adverse to the other party, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal with respect to the Company or Parent, as the case may be, or (iv) approve or recommend or propose to approve or recommend, or execute or enter into any Acquisition Agreement related to any Acquisition Proposal. Notwithstanding the foregoing, if, prior to the date that is the earlier of the 60th day following the date of execution of this Agreement and the date of the Stockholders' Meetings, in response to a Superior Proposal that did not result from a breach of Section 6.9, the Board of Directors of the Company, in exercise of its fiduciary duties, reasonably determines in good faith, based upon the written advice of independent outside legal counsel, that its Board of Directors is required to do so to comply with its fiduciary duties to its stockholders under applicable Law, such Board of Directors may, after providing the Parent with at least 72 hours advance written notice of its decision to take such action, modify or propose publicly to modify, in a manner adverse to the Parent, the approval or recommendation of the Merger or this Agreement by such Board of Directors.

           (b) Nothing contained in this Section 6.5 or any other provision hereof shall prohibit the Parent or the Company or the Board of Directors of the Company or of the Parent from (A) taking and disclosing to its stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a third party, which is consistent with its obligations hereunder or (B) making such disclosure to its stockholders as, in the reasonable good faith judgment of such Board of Directors, after receiving advice from independent outside legal counsel, is consistent with its obligations hereunder and is required by applicable law; provided, that neither the Board of Directors of the Parent or the Board of Directors of the Company may, except as provided by this Section
6.5 with respect to the Company's Board of Directors, modify, or propose publicly to modify, in a manner adverse to other's company, the approval or recommendations of the Parent's Board of Directors or the Company's Board of Directors of the Merger or this Agreement or approve or recommend an Acquisition Proposal, or propose publicly to approve or recommend an Acquisition Proposal.

     6.6 Stockholder Litigation. The Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement or the Merger; and no such settlement shall be agreed to without the Parent's consent, which consent will not be unreasonably withheld.

     6.7   Indemnification.

           (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of the Indemnified Parties shall survive the Merger and the Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation's obligation with respect thereto. The Parent and the Merger Sub agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

           (b) The Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, if available, the D&O Insurance (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to one hundred fifty percent (150%) of current annual

                                     A-1-32
premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than one hundred fifty percent (150%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to one hundred fifty percent (150%) of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors covered by such D&O Insurance as of the date of this Agreement reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such Persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage.

           (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

           (d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     6.8 Public Announcements. During the term of this Agreement, the Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which the Parent or the Company is a party.

     6.9 Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of the Subsidiaries or Representatives of the Company to, and the Parent shall not, nor shall it authorize or permit any of its subsidiaries or Representatives to, directly or indirectly through another Person, (a) solicit, initiate or encourage (including by way of furnishing information) or otherwise take any action to facilitate, the making of any proposal that constitutes an Acquisition Proposal or (b) participate in any discussions or negotiations regarding, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the date that is the earlier of the 60th day following the date of execution of this Agreement and the date of the Stockholders'
Meetings, the Board of Directors of the Company, in exercise of its fiduciary duties, reasonably determines in good faith, based upon the written advice of independent outside legal counsel, that such Board of Directors is required to do so to comply with its fiduciary duties to its stockholders under applicable Law, such Board of Directors and its Representatives may, in response to a Superior Proposal that did not result in a breach of this Section 6.9, and subject to providing contemporaneous notice of its decision to take such action to the other party, (i) furnish information with respect to the Company and the Subsidiaries to any Person making a Superior Proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions or negotiations regarding such Superior Proposal. The Company shall provide immediate oral and written notice to the party of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, and (c) the identity of such Person or entity making any such Acquisition Proposal or inquiry. The Company shall continue to keep the Parent informed of the status and details of any such Acquisition Proposal or inquiry, as well as any related discussions or negotiations permitted under this Section 6.9.

     6.10 Proxy Statement/Prospectus. As promptly as practicable following the date hereof, the Parent and the Company shall jointly prepare and file with the SEC preliminary proxy materials and any amendments or supplements thereof which shall constitute the joint proxy statement/prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and the Parent shall prepare and file with the SEC the Form S-4 with respect to the issuance of Parent Common Stock in the Merger in which the Proxy Statement/Prospectus will be included as a prospectus. The
Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of the Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable

                                     A-1-33
after filing it with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Proxy Statement/Prospectus and promptly advise the other party of any oral comments received from the SEC. The Parent agrees that none of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders' Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders' Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Parent, Merger Sub and the Parent Stockholders' Meeting will be deemed to have been supplied by the Parent and information concerning or related to the Company and the Company Stockholders' Meeting shall be deemed to have been supplied by the Company. Any opinions regarding the federal income tax consequences of the Merger or other matters set forth in the Form S-4 and the Proxy Statement/Prospectus shall be rendered by (i) Orrick, Herrington & Sutcliffe LLP with respect to matters regarding the Parent and its stockholders, and (ii) Cooley Godward LLP with respect to matters regarding the Company and its stockholders.

     6.11  Further Assurances.

     (a) Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and (ii) obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any third party and/or any Governmental Entity that are necessary, proper or advisable to consummate the Merger and the transactions contemplated hereby (each a "Necessary Approval"). In furtherance and not in limitation of the foregoing, each party hereto agrees to make as promptly as practicable, to the extent it has not already done so, all necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods and the receipt of Necessary Approvals under such other laws as soon as practicable. Notwithstanding the foregoing, nothing in this Section 6.11 shall require, or be deemed to require, the Parent to agree to or effect any divestiture (including divestitures of assets of the Parent or the Company) or take any other action if, in the reasonable judgment of the Parent, doing so could, individually or in the aggregate, reasonably be expected to impair the Parent's ability to achieve the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

     (b) Each of the Parent and the Company shall, in connection with the efforts referenced in Section 6.11(a) to obtain all Necessary Approvals, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communications given by it to, and consult with each other in advance to the extent practicable of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by any other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.


                                     A-1-34

     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.11(a) and 6.11(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the transactions contemplated hereby, each of the Parent and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other action or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding any provision of this Agreement to the contrary, neither the Parent nor the Surviving Corporation shall be required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of the Parent or any of its subsidiaries or of the Company or any Subsidiary in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Entity under any antitrust statute or regulation.

     (d) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger, the Voting Agreements or any other transactions contemplated by this Agreement and (ii) if any antitakeover statute or similar statute or regulation of any jurisdiction is or becomes operative with respect to this Agreement, the Merger, the Voting Agreements or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     (e) In connection with, and without limiting the foregoing, the Parent shall (i) take all reasonable actions necessary to ensure that no antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger, the Voting Agreements, the Investment Agreements or any other transactions contemplated by this Agreement and (ii) if any antitakeover statute or similar statute or regulation of any jurisdiction is or becomes operative with respect to this Agreement, the Merger, the Voting Agreements, the Investment Agreements or any other transaction contemplated by this Agreement, take all reasonable actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement and the Voting Agreements and the Investment Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Voting Agreements and the Investment Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     6.12 Nasdaq Listing. The Parent will use commercially reasonable efforts to cause to be approved for listing on the Nasdaq, subject to official notice of issuance, a sufficient number of shares of Parent Common Stock to be issued in the Merger and pursuant to Company Stock Options.

     6.13  Tax Treatment.

     (a) Parent shall use reasonable efforts to obtain the Tax Opinion referred to in Section 7.1(e), including the execution of the letter of representation from the Parent referred to therein updated as necessary.

     (b)   The Parent, in its sole discretion, may make an election under
Section 338 of the Code, in which case the Company will cooperate in facilitating such election, and shall grant all consents, waivers and authorizations necessary to effect such election by the Parent.


                                     A-1-35

     6.14 Undertakings of Parent. The Parent shall perform, or cause to be performed, when due all obligations of the Merger Sub under this Agreement.

     6.15 Director Resignations. The Company shall cause to be delivered to the Parent resignations of all the directors of the Company and the Subsidiaries to be effective upon the consummation of the Merger. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by the Parent to fill such vacancies.

     6.16 Company Affiliates. The Company shall deliver to the Parent a letter identifying all Persons who are, at the time the Merger is submitted to a vote of the stockholders of the Company, Affiliates of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each Person who is identified as a possible Affiliate in such letter to deliver to the Parent on or prior to the Effective Time an Affiliate Letter. The Parent shall be entitled to place legends on any certificates of Parent Common Stock issued to such possible Affiliates to restrict transfer of such shares.

     6.17  Employee Matters.

           (a) The Company shall (i) take all commercially reasonable actions necessary to correct any compliance deficiencies identified to the Company by the Parent with respect to any Company Employee Benefit Plan in a manner satisfactory to the Parent and provide evidence reasonably satisfactory to the Parent of such corrections; (ii) take all appropriate corporate action to cease, effective upon Closing, all benefit accruals under and terminate any 401(k) and retirement plans; and (iii) take all appropriate corporate action to terminate, effective prior to the Closing, the Employee Stock Purchase Plan.

           (b) The Company will provide to the Parent as promptly as practicable after the date hereof (and in any event within 2 days hereof) a true and complete list of all of the (a) officers, (b) employees (whether full-time, part-time or otherwise) and (c) consultants or independent contractors of each of the Company and the Subsidiaries, in each case, specifying, by individual, their position, annual salary, hourly wages, consulting or other independent contractor fees, date of birth, date of hire, social security number, work location, length of service, hours of service, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such consultant or independent contractor.

           (c) The Parent and the Company shall take such action as is necessary, including action under the relevant Company Stock Plan, to effect the provisions of Section 2.5 hereof.

           (d) The Parent shall (i) provide those employees of the Company who become employees of the Parent (or a business unit of the Parent) 401(k), medical, group life insurance and accidental death and dismemberment benefits on such terms and conditions as are substantially similar to similarly situated employees of the business unit of the Parent which employs such employees and (ii) recognize prior service with the Company for such employees for the purpose of eligibility to participate in the medical and 401(k) benefit plans provided to similarly situated employees of such business unit.

     6.18 Advertiser Visits. Between the date hereof and the Closing, and subject to such reasonable limitations as the Company shall deem reasonable and necessary, the Company shall permit, and shall cause each Subsidiary to permit, the Parent to discuss and meet, and shall cooperate in such discussions and meetings, with any advertiser of the Company and the Subsidiaries that the Parent so requests. A senior executive of the Company, reasonably satisfactory to the Parent, shall accompany the Parent's representative to such meetings and shall participate with the Parent's representative in any such discussions. Furthermore, the Company shall cooperate with the Parent in the preparation of a presentation to such advertisers with respect to the Merger.

                                  ARTICLE VII
                                   CONDITIONS

     7.1 Conditions to the Obligation of Each Party. The respective obligations of the Parent, the Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:


                                     A-1-36

           (a) This Agreement and the Merger shall have been approved and adopted by each of the Parent Stockholders and the Company Stockholders by the Required Vote.

           (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained without the imposition of any condition (i) having, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect or (ii) requiring the Parent or the Surviving Corporation to effect, or agree to effect, any divestiture (including divestitures of assets of the Parent or the Company) or to take any other action if, in the reasonable judgment of the Parent, doing so would, individually or in the aggregate, reasonably be expected to impair the Parent's ability to achieve the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

           (c) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Company or the Parent (or their respective subsidiaries) is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained without the imposition of any condition (i) having, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect or (ii) requiring the Parent or the Surviving Corporation to effect, or agree to effect, any divestiture (including divestitures of assets of the Parent or the Company) or to take any other action if, in the reasonable judgment of the Parent, doing so would, individually or in the aggregate, reasonably be expected to impair the Parent's ability to achieve the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

           (d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger.

           (e) The Parent shall have received the Tax Opinion. The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering such opinion.

           (f) The shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Stock Options shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

           (g) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of the Parent and the Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

           (a) (i) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing (excluding any representation or warranty that refers specifically to any other date other than the Closing), and (ii) the representations and warranties of the Company in the Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing (excluding any representation or warranty that refers specifically to any other date other than the Closing) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing, (1) any inaccuracy that does not have a Company Material Adverse Effect shall be disregarded, (2) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (3) any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement or the announcement

                                     A-1-37
or pendency of the Merger shall be disregarded). The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

           (b) The Company shall furnish the Parent with a certificate signed on behalf of the Company by its appropriate officers as to compliance with the conditions set forth in Section 7.2(a).

           (c) The Parent shall have received an Affiliate Letter from each Affiliate in accordance with Section 6.16.

           (d) No injunction, award, decision, judgment, order, ruling, subpoena, verdict or decree shall have been entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity and be in effect which restrains or prohibits, or results in the obtaining of damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

           (e) There shall not have occurred any change, condition, event or development that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

           (f)  The Investment Agreements shall be in full force and effect.

           (g) (i) Subject to the provisions of Schedule 7.2(g), Parent shall be satisfied that as at March 31, 2001, the Company has at least $20 million of cash and $12 million of working capital, and

                (ii) (A) Parent shall be satisfied that the Company's cash on hand immediately prior to the Closing is equal to or greater than the difference between the amount of cash on the Final Statement of Working Capital minus the product of $166,666 multiplied by the number of days elapsed from March 31, 2001 to the date which is one day prior to the date of the Closing; and (B) Parent shall be satisfied that Working Capital immediately prior to the Closing shall be in an amount which is not materially less than the difference between the amount of Working Capital as at March 31, 2001 minus the reduction in the Company's cash on hand since March 31, 2001.

           (h) Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, which shall state that shares of capital stock of Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3) the "Notification Letter"). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

     7.3 Conditions to Obligations of Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

           (a) (i) The representations and warranties of the Parent and the Merger Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing (excluding any representation or warranty that refers specifically to any other date other than the Closing) and (ii) the representations and warranties of the Parent and the Merger Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing (excluding any representation or warranty that refers specifically to any other date other than the Closing) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing, (1) any inaccuracy that does not have a Parent Material Adverse Effect shall be disregarded, (2) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (3) any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement or the announcement or pendency of the Merger shall be disregarded).

           (b) The Parent and the Merger Sub each shall have performed in all material respects all covenants and agreements under this Agreement which are required to be performed at or prior to the

                                     A-1-38

Closing, except where failure to have complied with such covenants and agreements would not have a Parent Material Adverse Effect.

           (c) The Parent shall furnish the Company with a certificate signed on behalf of Parent and Merger Sub by appropriate officers as to compliance with the conditions set forth in Sections 7.3(a) and (b).

           (d) There shall not have occurred any change, condition, event or development that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.



                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company
Stockholders:

           (a) By mutual written consent duly authorized by the Boards of Directors of the Parent and the Company;

           (b) By any of the Parent, the Merger Sub or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 8.1(b) shall have used all commercially reasonable efforts to have such order, decree, ruling or action vacated;

           (c) By any of the Parent, the Merger Sub or the Company if the Merger shall not have been consummated on or before June 30, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

           (d) By the Parent, if the Board of Directors of the Company takes any of the actions set forth in the second sentence of Section 6.5(a);

           (e) By any of the Company or the Parent, if the approval of the Parent Stockholders or the Company Stockholders required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Vote at the Stockholders' Meetings or at any adjournment or postponement thereof;

           (f) By the Parent or the Merger Sub, if (i) any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment and shall not have been waived by the Parent and the Merger Sub or (ii) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within 30 days after written notice of such breach to the Company from the Parent, such breach shall not have been cured in all material respects or waived by the Parent or the Merger Sub and the Company shall not have provided reasonable assurance to the Parent and the Merger Sub that such breach will be cured in all material respects on or before the Effective Time; or

           (g)  By the Company, if (i) any of the conditions set forth in
Section 7.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) the Parent or the Merger Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, within 30 days after written notice of such breach to the Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and the Parent or the Merger Sub, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time.


                                     A-1-39

     Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.1 shall not be available to any party that (i) is in material breach of its obligations hereunder or (ii) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

     8.2   Effect of Termination.

           (a)  In the event of the termination of this Agreement pursuant to
Section 8.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and in Section 9.10 and, except as provided in this Section 8.2 and in Section 9.11, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

           (b) If the Parent exercises its right to terminate this Agreement under Section 8.1(d), the Company shall pay to the Parent the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty to reimburse the Parent for its time, expense and lost opportunity costs of pursuing the Merger, upon entering into any agreement relating to such Acquisition Proposal.

           (c) (i) After termination of this Agreement by the Parent pursuant to Section 8.1(e) because the approval of the Company Stockholders required for consummation of the Merger shall not have been obtained at the Company Stockholders' Meeting, the Company shall pay to the Parent upon demand the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse the Parent for its time, expense and lost opportunity costs of pursuing the Merger; provided that no such amount shall be payable if the Termination Fee shall have become payable or have been paid in accordance with Section 8.2(b) of this Agreement or if this Agreement shall have been terminated by the Company in accordance with clause (ii) of Section 8.1(g).

                (ii) After termination of this Agreement by the Company pursuant to Section 8.1(e) because the approval of the Parent Stockholders required for consummation of the Merger shall not have been obtained at the Parent Stockholders' Meeting, the Parent shall pay to the Company upon demand the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse the Company for its time, expense and lost opportunity costs of pursuing the Merger; provided that no such amount shall be payable if this Agreement shall have been terminated by the Parent in accordance with clause (ii) of Section 8.1(f).

           (d) Notwithstanding anything to the contrary set forth in this Agreement, if either party fails promptly to pay to the other party any amounts due under this Section 8.2, such party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

     8.3 Amendments. This Agreement may not be amended except by action taken or authorized by the board of directors of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Company Stockholders, no amendment may be made without the further approval of the Company Stockholders if such further approval is required by Law or the rules of any relevant stock exchange or other trading system.

     8.4 Waiver. At any time prior to the Effective Time, whether before or after the Stockholders' Meeting, any party hereto, by action taken by its board of directors, may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect

                                     A-1-40
to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1   No Third Party Beneficiaries. Other than the provisions of Section
6.7 hereof, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties hereto.

     9.2 Entire Agreement. This Agreement (including the exhibits and the Disclosure Letters hereto) constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

     9.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that the Merger Sub may freely assign its rights to another wholly owned subsidiary of the Parent without such prior written approval but no such assignment shall relieve the Merger Sub of any of its obligations hereunder.

     9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     9.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

     9.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     9.8 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     9.9 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.10 Non-Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 8.1, as the case may be, except that (i) the agreements set forth in Articles II and IX and Sections 6.7 and 6.11 shall survive the Effective Time and (ii) the agreements set forth in Section 8.2 and in Article IX shall survive the termination of this Agreement.


                                     A-1-41

     9.11 Fees and Expenses. Subject to Sections 8.2(b), (c) and (d), each party hereto shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement/Prospectus (including SEC filing fees) shall be borne equally by the Parent and the Company.

     9.12 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.12:

             If to the Parent or the Merger Sub:           iVillage Inc.
                                                           512 Seventh Avenue
                                                           New York, New York
                                                           Attention: General
                                                           Counsel

             with a copy to:                               Orrick, Herrington &
                                                           Sutcliffe LLP
                                                           Old Federal Reserve
                                                           Bank Building
                                                           400 Sansome Street
                                                           San Francisco, CA
                                                           94111
                                                           Attention: Richard
                                                           Vernon Smith, Esq.

             If to the Company:                            Women.com Networks,
                                                           Inc.
                                                           1820 Gateway Drive,
                                                           Suite 100
                                                           San Mateo, CA 94404-
                                                           2471
                                                           Attention: General
                                                           Counsel

             with a copy to:                               Cooley Godward LLP
                                                           Five Palo Alto
                                                           Square
                                                           3000 El Camino Real
                                                           Palo Alto, CA 94306
                                                           Attention: Mark P.
                                                           Tanoury
                                                           Nancy H. Wojtas


                                     A-1-42

           IN WITNESS WHEREOF, the Company, the Parent and the Merger Sub have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

                             WOMEN.COM NETWORKS, INC.



                             By: /s/ Marleen K. McDaniel
                                  ---------------------------------------------

                                Name: Marleen McDaniel
                                Title: Chief Executive Officer and President



                             iVILLAGE INC.


                             By: /s/ Douglas W. McCormick
                                 ----------------------------------------------

                                Name: Douglas W. McCormick
                                Title: Chief Executive Officer



                             STANHOPE ACQUISITION SUB, LLC


                             By: /s/ Douglas W. McCormick
                                 ----------------------------------------------

                                Name: Douglas W. McCormick
                                Title: Chief Executive Officer



                                SCHEDULE 7.2(g)
   Provisions Concerning Cash and Working Capital Condition in Section 7.2(g)

     1. On or prior to the earlier of (i) April 2, 2001 and (ii) three days prior to the Closing, the Company shall deliver to the Parent the Estimated Statement of Working Capital which shall be prepared in accordance with GAAP consistently applied and in the same manner and using the same principles as used in preparing Schedule 2. The Company shall deliver to the Parent all work papers and other supporting documentation used in or relevant to the creation of the Estimated Statement of Working Capital along with the delivery of the Estimated Statement of Working Capital.

     2. Parent shall review the Estimated Statement of Working Capital and the supporting material delivered by the Company, and two days prior to the Closing, deliver to the Company the Final Statement of Working Capital. To the extent the Company disputes the Final Statement of Working Capital provided by Parent, the Company and the Parent shall provide such statement, the Estimated Statement of Working Capital referred to in item 1 above, and all work papers and other supporting documentation used in or relevant to the creation of such statements to PricewaterhouseCoopers no later than one day prior to the Closing, and PricewaterhouseCoopers shall determine the final form of such statements, which shall be final and binding on the parties hereto, no later than the Closing.

     3. In the event that there is less cash or Working Capital on the Final Statement of Working Capital than the amounts set forth in Section 7.2(g):

           (a) if the Shortfall in the case of cash and/or Working Capital is $2,000,000 or less (ii) the Exchange Ratio shall be adjusted downward such that the aggregate number of shares to be issued pursuant to the Merger in exchange for Company Common Stock is decreased by the number of shares of Parent Common Stock having an aggregate Fair Market Value equal to the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, and (ii) at Investor's option, the Common

                                     A-1-43

Stock Purchase Price (as defined in the Securities Purchase Agreement) shall be increased by an amount, as elected by Investor, equal to or less than, the Shortfall with respect to cash, or the Shortfall with respect to Working Capital, whichever is greater, and the number of Shares (as defined in the Securities Purchase Agreement) shall be increased by a number, as elected by Investor, equal to or less than the Shortfall divided by $1.78.

           (b) if the Shortfall in the case of either cash or Working Capital is more than $2,000,000 but less than $4,000,000 (i) the Exchange Ratio shall be adjusted downward such that the aggregate number of shares to be issued pursuant to the Merger in exchange for Company Common Stock is decreased by the number of shares of Parent Common Stock having an aggregate Fair Market Value equal to the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, (ii) the Common Stock Purchase Price (as defined in the Securities Purchase Agreement) shall be increased by an amount equal to the amount of the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, in excess of $2,000,000 and the number of Shares (as defined in the Securities Purchase Agreement) shall be increased by a number equal to the Shortfall divided by $1.78, and (iii) at Investor's option, the Common Stock Purchase Price shall be increased by up to an additional $2,000,000 and the number of Shares shall be increased by an amount equal to the amount of the increased Common Stock Purchase Price divided by $1.78.

           (c) if the Shortfall in the case of either cash or Working Capital is more than $4,000,000, the condition to Parent's obligation to effect the Merger in Section 7.2(g) shall not have been satisfied.


                                     A-1-44

                                                                      ANNEX A-2





                                AMENDMENT NO. 1
                                       TO
                               AGREEMENT AND PLAN
                                   OF MERGER


                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, (this "Amendment"), dated as of February 22, 2001, by and among iVillage Inc., a Delaware corporation (the "Parent"), Stanhope Acquisition Sub, LLC, a Delaware limited liability company (the "Merger Sub") and wholly owned subsidiary of the Parent, and Women.com Networks, Inc., a Delaware corporation (the "Company").


                                   BACKGROUND

A. The parties hereto are parties to an Agreement and Plan of Merger, dated as of February 5, 2001 (the "Original Agreement").

B. The parties hereto wish to amend certain provisions of the Original Agreement, as provided herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Article I, Section (n), hereby is amended to read in its entirety as follows: "Closing" and "Closing Date" shall mean the date on which the Merger becomes effective.'

2. Article I, Section (uu), hereby is amended to read in its entirety as follows: "Exchange Ratio" shall mean 0.322, as may be decreased pursuant to
Schedule 7.2(g).'

3. The defined term "Fair Market Value" in Section (vv) of Article I of the Original Agreement hereby is deleted in its entirety and replaced with the following: "[intentionally omitted]".

4. Article I, Section (ww), hereby is amended to read in its entirety as follows: `"Final Statement of Working Capital" shall mean a statement of estimated working capital prepared by the Parent based on the Estimated Statement of Working Capital and relating to March 31, 2001 and the day before the Closing, which statement of Parent is delivered to the Company pursuant to
Schedule 7.2(g).'

5. Article I, Section (eeee), hereby is amended to read in its entirety as follows: `"Per Share Merger Consideration" shall mean a fraction of a share of Parent Common Stock calculated in accordance with the Exchange Ratio (as may be adjusted downward pursuant to Schedule 7.2(g)), plus the Cash Amount.'

6. Article I, Section (nnnn), hereby is amended to read in its entirety as follows: `"Shortfall" shall mean the amount by which the Working Capital or cash of the Company as at March 31, 2001, is less than the amounts set forth in Section 7.2(g)(i); provided however, that any amount of Working Capital in excess of the amount set forth in Section 7.2(g)(i) shall be added to the amount of cash of the Company as at March 31, 2001 when determining any cash Shortfall.'

7. Section 2.4(a) of the Original Agreement hereby is amended to read in its entirety as follows:

           "(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.4(b) or shares as to which appraisal rights have been demanded, exercised or perfected in accordance with Section 262 of the DGCL, which shares shall be converted into the right to receive any amount required by

                                     A-2-1
        such Section 262, except as otherwise provided in Section 2.14) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive the Per Share Merger Consideration (as may be adjusted downward pursuant to Schedule 7.2(g)), upon the surrender of the Certificate representing such share in the manner set forth in Section
        2.5. All such shares of Company Common Stock, when so converted (including shares as to which appraisal rights have been demanded, exercised or perfected), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive that amount of cash and number of shares of Parent Common Stock into which such shares of Company Common Stock have been converted, cash in lieu of fractional shares as provided in Section 2.6(c) and any dividends or other distributions payable pursuant to Section 2.6 (and any amount required by Section 262 of the DGCL, except as otherwise provided in
        Section 2.14)."

8. Article II of the Original Agreement hereby is amended by adding to the end thereof the following new Section 2.14:

           "2.14 Appraisal Rights. Notwithstanding Section 2.4, if appraisal rights are available to the holders of Company Common Stock pursuant to
        Section 262 of the DGCL as a result of the Merger, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive from Parent the Per Share Merger Consideration for each share held as provided in Section 2.4(a), unless such holder fails to perfect or withdraws or otherwise loses such right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such right to appraisal, such holder's shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive from Parent the Per Share Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder of Company Common Stock pursuant to a right of appraisal under Section 262 of the DGCL will be paid by the Company out of the Company's assets and in no event shall Parent or any affiliate thereof reimburse the Company for such payments."

9. The reference to Section 5.16 in the definition of "Required Vote" hereby is amended to be a reference to Section 5.15.

10. The reference to Section 2.6(c) in the last line of Section 2.4(a) hereby is amended to be a reference to Section 2.5(c).

11. Section 1 of Schedule 7.2(g) of the Original Agreement hereby is amended to read in its entirety as follows:

     "1. On or prior to (a) the earlier of (i) April 2, 2001 and (ii) three days prior to the Closing, the Company shall deliver to the Parent a statement of its estimated or actual Working Capital as at March 31, 2001 and (b) three days prior to the Closing, the Company shall deliver to the Parent a statement of its estimated Working Capital as of the day before the Closing (collectively, the "Estimated Statement of Working Capital"), both of which shall be prepared in accordance with GAAP consistently applied and in the same manner and using the same principles as used in preparing Schedule 2. The Company shall deliver to the Parent all work papers and other supporting documentation used in or relevant to the creation of the Estimated Statement of Working Capital along with the delivery of the Estimated Statement of Working Capital."

                                     A-2-2

12. Section 3 of Schedule 7.2(g) of the Original Agreement hereby is amended to read in its entirety as follows:

     "3. In the event that there is less cash or Working Capital on the Final Statement of Working Capital than the amounts set forth in Section 7.2(g)(i):

           (a) if the Shortfall in the case of cash and/or Working Capital is $2,000,000 or less, (i) the Exchange Ratio shall be adjusted downward such that the aggregate number of shares to be issued pursuant to the Merger in exchange for Company Common Stock is decreased by the number of shares of Parent Common Stock equal to the quotient of the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, divided by $1.875, and (ii) Investor may, at its option, purchase from the Parent pursuant to the Securities Purchase Agreement such number of Shares (as defined in the Securities Purchase Agreement) as Investor shall elect equal to or less than the quotient of (x) the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, (y) divided by $1.875, which Shares shall be purchased at a price of $1.875 per Share.

           (b) if the Shortfall in the case of either cash or Working Capital is more than $2,000,000 but less than $4,000,000 (i) the Exchange Ratio shall be adjusted downward such that the aggregate number of shares to be issued pursuant to the Merger in exchange for Company Common Stock is decreased by the number of shares of Parent Common Stock equal to the quotient of the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, divided by $1.875;
        (ii) Investor shall purchase from the Parent pursuant to the Securities Purchase Agreement a number of Shares equal to the quotient of (x) the amount by which the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, exceeds $2,000,000 divided by (y) $1.875, which Shares shall be purchased at a price of $1.875 per Share; and (iii) Investor may, at its option, purchase from the Parent pursuant to the Securities Purchase Agreement such additional number of Shares as Investor shall elect equal to or less than the quotient of (x) $2,000,000 divided by (y) $1.875, which Shares shall be purchased at a price of $1.875 per Share.

           (c) if the Shortfall in the case of either cash or Working Capital is more than $4,000,000, the condition to Parent's obligation to effect the Merger in Section 7.2(g)(i) shall not have been satisfied."

13. The Company hereby consents, for the purposes of Section 6.1(c) of the Original Agreement, to the amendment of Parent's Certificate of Incorporation to authorize a total of 200,000,000 shares of Parent Common Stock, and to the submission of such amendment to Parent's stockholders for approval.

14. The parties hereto hereby agree that notwithstanding the Company's representation in Section 4.24 of the Original Agreement, the holders of Company Common Stock may be entitled to appraisal rights under Section 262 of the DGCL.

15. Section 7.1(e) of the Original Agreement hereby is amended to read in its entirety as follows:

           (e) The Parent shall have received the Tax Opinion and the Company shall have received a legal opinion from Cooley Godward LLP to the effect that for United States federal income tax purposes each Company stockholder will recognize gain or loss as a result of the Merger; provided however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

16. The Original Agreement, as amended hereby, remains in full force and effect.

17. Capitalized terms used but not defined herein shall have the meanings designated in the Original Agreement.

18. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                                     A-2-3

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                                 WOMEN.COM NETWORKS, INC.

                                 By: /s/ A. Erin Ruane
                                     -----------------------------------------
                                     Name:  A. Erin Ruane
                                          ------------------------------------
                                     Title: Senior Vice President -
                                              Business Development
                                           -----------------------------------



                                 iVILLAGE INC.

                                 By: /s/ Steve Elkes
                                     -----------------------------------------
                                     Name:  Steve Elkes
                                          ------------------------------------
                                     Title: Executive Vice President -
                                              Operations and Business Affairs
                                           -----------------------------------


                                 STANHOPE ACQUISITION SUB, LLC

                                 By: /s/ Steve Elkes
                                     -----------------------------------------
                                     Name:  Steve Elkes
                                          ------------------------------------
                                     Title: Vice President
                                           -----------------------------------



                                     A-2-4

                                                                        ANNEX B



                       [SALOMON SMITH BARNEY Letterhead]


February 5, 2001

Board of Directors
Women.com Networks, Inc.
1820 Gateway Drive, Suite 100
San Mateo, CA 94404-2471

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.001 per share ("Women.com Common Stock"), of Women.com Networks, Inc. ("Women.com"), a Delaware corporation, other than Hearst Communications, Inc. ("Hearst"), a Delaware corporation, of the Merger Consideration (as defined below), including the benefits to be derived from the Investment (as defined below) following the consummation of the merger, in connection with the proposed merger of Women.com with and into Stanhope Acquisition Sub, LLC ("Merger Subsidiary"), a Delaware limited liability company and wholly owned subsidiary of iVillage Inc. ("iVillage"), a Delaware corporation (the "Merger"), pursuant to an Agreement and Plan of Merger, dated as of February 5, 2001 (the "Merger Agreement"), among iVillage, Women.com and Merger Subsidiary. Upon the effectiveness of the Merger, as described in the Merger Agreement, each issued and outstanding share of Women.com Common Stock will be converted into the right to receive (a) 0.322 shares of common stock, par value $0.01 per share, of iVillage ("iVillage Common Stock"), subject to reduction based on decreases in cash or working capital of Women.com as more fully described in the Merger Agreement, and (b) an amount of cash equal to 1% of the stock consideration to be received per share of Women.com Common Stock, valued at the time of consummation of the Merger as more fully described in the Merger Agreement (collectively, the "Merger Consideration").

Hearst has agreed to purchase (the "Investment") 9,324,638 shares of iVillage Common Stock and a warrant to acquire 2,100,000 shares of iVillage Common Stock for $20.0 million upon completion of the Merger, pursuant to a Securities Purchase Agreement, dated as of February 5, 2001 between Hearst and iVillage (the "Securities Purchase Agreement"). The Securities Purchase Agreement provides that the Investment is subject to potential increase based on decreases in cash or working capital of Women.com as described in the Merger Agreement. In addition, pursuant to the Securities Purchase Agreement, iVillage has agreed to offer pursuant to a registered rights offering to each holder of Women.com Common Stock other than Hearst, prior to the consummation of the Merger, the opportunity to purchase their pro rata portion of the Investment (other than any potential increase), in each case based on their relative percentage ownership of Women.com Common Stock. To the extent any such holder accepts such offer, the amount of the Investment to be acquired by Hearst will be reduced proportionally, as described in the Securities Purchase Agreement. In addition, Hearst has agreed to vote its shares of Women.com Common Stock in favor of the Merger pursuant to a Stockholder Agreement, dated as of February 5, 2001 between Hearst and iVillage and to enter into a series of business relationships with iVillage in accordance with and as described in Amendment Number Two to be dated the closing date of the merger to the Amended and Restated Magazine Content License and Hosting Agreement, dated January 27, 1999, among Women.com, Hearst and iVillage.

In connection with rendering our opinion, we have reviewed certain publicly available information concerning Women.com and iVillage and certain other financial information concerning Women.com and iVillage, including financial forecasts, that were provided to us by Women.com and iVillage, respectively. We have discussed the past and current business operations, financial condition and prospects of Women.com and iVillage with certain officers and employees of Women.com and iVillage, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of Women.com and iVillage, we have assumed that they have been reasonably prepared on bases reflecting best currently available estimates and judgments of the managements of Women.com and iVillage, respectively, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We also have assumed that the Merger and the Investment will be consummated in accordance with the terms of the Merger Agreement and the Securities Purchase Agreement, respectively. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Women.com or iVillage.

Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for iVillage Common Stock following the consummation of the Merger or the Investment, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address the underlying business decision to effect the Merger or the Investment, and we express no view on the effect on Women.com or iVillage of the Merger or the Investment. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration, including the benefits to be derived from the Investment following the consummation of the Merger, to the holders of Women.com Common Stock, other than Hearst, and does not constitute a recommendation concerning how holders of Women.com Common Stock should vote regarding the proposed Merger.

We have acted as financial advisor to the Board of Directors of Women.com in connection with the Merger and the Investment and will receive a fee for our services, which is contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may actively trade the securities of Women.com and iVillage and their affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Also, we and our affiliates have previously rendered investment banking and financial advisory services to Women.com and Hearst and certain of their affiliates for which we have received customary compensation. We and our affiliates may have other business relationships with Women.com, iVillage, Hearst and their respective affiliates.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration, including the benefits to be derived from the Investment following the consummation of the Merger, is fair to the holders of Women.com Common Stock, other than Hearst, from a financial point of view.

                                         Very truly yours,


                                         /s/ Salomon Smith Barney


                                         Salomon Smith Barney Inc.

                                                                        ANNEX C

                                                               February 5, 2001

Members of the Board of Directors
iVillage Inc.
500-512 Seventh Avenue
New York, New York 10018

To the Board of Directors:

     We hereby confirm as of the date hereof our oral opinion presentation as to the fairness, from a financial point of view, of the Transaction (as defined below) that we presented to the Board of Directors of iVillage Inc. ("iVillage") at its meeting on February 2, 2001. We understand that iVillage, Stanhope Acquisition Sub, LLC ("Merger Sub") and Women.com Networks, Inc. ("Women.com") will enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, among other things, (i) Merger Sub will be merged with and into Women.com, with Women.com as the surviving corporation and (ii) each share of Women.com common stock shall be canceled and shall automatically convert into 0.322 shares of iVillage common stock, subject to downward adjustment as provided in the Merger Agreement, plus an amount of cash equal to 1% of the value of 0.322 of a share of iVillage on the closing date (the "Merger"). Concurrent with the Merger, Hearst Corporation ("Hearst") shall purchase from iVillage 9,324,000 shares of iVillage common stock and warrants to purchase 2,100,000 shares of iVillage common stock for an aggregate purchase price of $20,000,000 (the "Securities Purchase" and, together with the Merger, the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and documents related thereto.

     You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, of the Transaction (our "Opinion").

     Allen & Company Incorporated ("Allen"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to an engagement letter with iVillage dated September 28, 1999 and amended on February 22, 2000, we will receive a fee for rendering our Opinion and a fee for other investment banking services if the Transaction closes. Certain of Allen's executives and employees may own shares of iVillage common stock and warrants to purchase shares of iVillage common stock. From time to time in the ordinary course of its business as a broker-dealer, Allen may also hold positions and trade securities of iVillage.

     In connection with our Opinion, we have:

                  (i) reviewed the terms and conditions of the Transaction, including the draft Merger Agreement and the draft agreements related thereto, (none of which prior to the delivery of our Opinion has been executed by the parties);

                  (ii) reviewed and analyzed publicly available historical business and financial information relating to iVillage and Women.com, as presented in documents filed with the Securities and Exchange Commission;

                  (iii) reviewed certain financial, operating and budgetary data provided to us by iVillage and Women.com relating to their businesses;

                  (iv) conducted discussions with certain members of the senior management of iVillage and Women.com with respect to the financial condition, business, operations, strategic objectives and prospects of iVillage and Women.com, as well as industry trends prevailing in their business;

                  (v) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies in lines of business which we believe to be comparable to iVillage and Women.com, as well as analysts' reports and estimates for iVillage and Women.com;

                  (vi) reviewed the trading history of iVillage common stock and Women.com common stock, including their performance in comparison to market indices and to selected companies in comparable businesses;

                  (vii) reviewed public financial and transaction information relating to business combinations we deemed to be comparable to the Transaction;

                  (viii) considered premiums and multiples paid in recent transactions we deemed comparable to the Transaction; and

                  (ix) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of our Opinion.

In addition to our review of the specific information set forth above, we have held discussions with management regarding general economic, monetary and market conditions in the specialized online portal industry existing as of the date hereof as they may affect the business and prospects of iVillage and Women.com.

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our Opinion without independent verification and have further relied upon the assurances of management of iVillage and Women.com that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the budgetary data of iVillage and Women.com, we have relied upon the assurances of management of iVillage and Women.com that such data have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of iVillage and Women.com as to the future financial performance of iVillage and Women.com. In arriving at our Opinion, we neither conducted a physical inspection of the properties and facilities of iVillage or Women.com nor obtained any evaluations or appraisals of the assets or liabilities of iVillage or Women.com. Our Opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Our Opinion as of the date hereof rendered herein does not constitute a recommendation of the Transaction over any other alternative transaction which may be available to iVillage. The Opinion contained herein relates to the fairness from a financial point of view of the Transaction, and does not address any other aspect of the Transaction or any related transaction. We have prepared this Opinion at the request and for the benefit of the Board of Directors of iVillage, and we consent to its inclusion in filings iVillage may be required to make with the Securities and Exchange Commission.

     Based on the foregoing and subject to the qualifications stated herein, we are of the Opinion that as of the date hereof the Transaction is fair to iVillage from a financial point of view.

                                     Very truly yours,

                                     ALLEN & COMPANY INCORPORATED


                                     By: /s/ Enrique Senior
                                     Enrique Senior
                                     Managing Director

                                                                        ANNEX D

              Section 262 of the Delaware General Corporation Law
                         relating to Dissenters' Rights

     ss. 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt of other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title.

           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. r (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not required for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.251, 252, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                a. Shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof,

                b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b, and c. of this paragraph.

           (3) In the event of all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholders' shares shall deliver to the corporation before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation of (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be send to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders' shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated herein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be note more than 10 days prior to the date the notice is given, provided, that if the notice given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholders' demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholders' written request for such a statement is received by the surviving or resulting corporation or within 120 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discover or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article XII of the Registrant's Amended and Restated Certificate of Incorporation and Article VI of the Registrant's Bylaws provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

   Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

   The Registrant has obtained directors' and officers' insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

   The Registrant has entered into indemnification agreements with certain of its directors and officers which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

Item 21. Exhibits And Financial Statement Schedules.

(a)   Exhibits.

Exhibit No.                                   Description
  ----------                                   ----------

2.1             Agreement and Plan of Merger dated as of February 5, 2001, among the
                Registrant, Stanhope Acquisition Sub, LLC, and Women.com Networks, Inc.
                (attached as Annex A-1 to the joint proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by reference).
2.2             Amendment No. 1 to Agreement and Plan of Merger dated February 21,
                2001, among the Registrant, Stanhope Acquisition Sub, LLC, and
                Women.com Networks, Inc. (attached as Annex A-2 to the joint proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by reference).
3.1             Amended and Restated Certificate of Incorporation of the Registrant
                (incorporated by reference from Exhibit 3.1 to Registration Statement,
                File No. 333-85437).
3.2             Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant's Form 10-Q Quarterly Report for the period ended June
                30, 2000, File No. 000-25469).
4.1             Form of Registrant's common stock certificate (incorporated by reference from Exhibit 4.1 to Registration Statement File No. 333-
                68749).
4.2             Form of Subscription Agreement.
4.3             Form of Warrant.
4.4             Form of Stockholder Agreement (included in Exhibit 10.32).
5.1             Opinion of Orrick, Herrington & Sutcliffe LLP.
10.1            Form of Indemnification Agreement between the Registrant and certain of its directors and officers (incorporated by reference from Exhibit 10.1 to Registration Statement File No. 333-68749).
10.2            1995 Amended and Restated Employee Stock Option Plan of the Registrant
                (incorporated by reference from Exhibit 10.2 to Registration Statement
                File No. 333-68749).
10.3            1997 Amended and Restated Acquisition Stock Option Plan of the
                Registrant (incorporated by reference from Exhibit 10.3 to Registration
                Statement File No. 333-68749).
10.4            Amended and Restated 1999 Employee Stock Option Plan of the Registrant
                (incorporated by reference from Exhibit 99.1 to Registration Statement
                File No. 333-31988).
10.5            1999 Director Option Plan of the Registrant (incorporated by reference from Exhibit 10.5 to Registration Statement File No. 333-85437).
10.6            1999 Employee Stock Purchase Plan of the Registrant (incorporated by reference from Exhibit 10.6 to Registration Statement File No. 333-
                85437).
10.7            1999 Acquisition Stock Option Plan of the Registrant (incorporated by reference from Exhibit 10.7 to Registration Statement File No. 333-
                85437).
10.8            Amended and Restated 1999 Non-Qualified Stock Option Plan, as amended by Amendment Number 1.
10.9            Interactive Services Agreement dated December 31, 1998, between the
                Registrant and America Online, Inc. ("AOL") (incorporated by reference from Exhibit 10.8 to Registration Statement File No. 333-68749).
10.10           Amendment to Interactive Services Agreement dated August 27, 1999 between the Registrant and America Online, Inc.
10.10.1         Second Addendum to Interactive Services Agreement dated February 20,
                2000 between the Registrant and America Online, Inc.
10.11           Second Amendment to Interactive Services Agreement dated October 16,
                2000 between the Registrant and America Online, Inc.
10.12           Third Amendment to Interactive Services Agreement dated November 2000 between the Registrant and America Online, Inc.
10.13           Fourth Amendment to Interactive Services Agreement dated December 28,
                2000 between the Registrant and America Online, Inc.

Exhibit No.                                   Description
  ----------                                   ----------

10.14           Fifth Amendment to Interactive Services Agreement dated as of March 31,
                2001 between the Registrant and America Online, Inc.
10.15           Exclusive Sponsorship Agreement dated February 28, 1998 between
                Amazon.com, Inc. and the Registrant (incorporated by reference from
                Exhibit 10.11 to Registration Statement File No. 333-68749).+
10.16           Letter Agreement dated November 11, 1998 between the National
                Broadcasting Company, Inc. and the Registrant (incorporated by reference from Exhibit 10.14 to Registration Statement File No. 333-
                68749).
10.17           Amended Letter Agreement dated as of March 9, 1999 between the
                Registrant and the National Broadcasting Company, Inc. (incorporated by reference from Exhibit 10.27 to Registration Statement File No. 333-
                68749).
10.18           Amendment dated February 1, 2001 to Letter Agreement dated March 9,
                1999 between the National Broadcasting Company, Inc. and the
                Registrant.
10.19           Form of Non-Competition, Non-Disclosure and Assignment of Inventions
                Agreement dated September 9, 1995, and Amendment dated May 6, 1996, between the Registrant and each of Candice Carpenter and Nancy Evans
                (incorporated by reference from Exhibit 10.18 to Registration Statement
                File No. 333-68749).
10.20           Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended April 29, 1997, among the Registrant, AOL, Tribune, KPCB VII and KPCB Zaibatsu II, including Form of Warrant (incorporated by reference from Exhibit 10.22 to Registration Statement File No. 333-
                68749).
10.21           Promissory Note dated June 5, 1998 in the amount of $500,000 between
                Candice Carpenter and the Registrant (incorporated by reference from
                Exhibit 10.23 to Registration Statement File No. 333-68749).
10.22           Fourth Amended and Restated Registration Rights Agreement dated as of
                December 4, 1998, among the Registrant, the Founders and each of the
                Investors identified therein, as amended as of July 26, 1999
                (incorporated by reference from Exhibit 10.25 to Registration Statement
                File No. 333-85437).
10.23           Amended and Restated Stock Purchase Agreement dated as of March 9, 1999 among the Registrant, GE Investments Subsidiary, Inc. and the National
                Broadcasting Company, Inc. (incorporated by reference from Exhibit
                10.26 to Registration Statement File No. 333-68749).
10.24           Promissory Note dated March 9, 1999 in the amount of $15,497,558.48 between the Registrant and GE Investments Subsidiary, Inc (incorporated by reference from Exhibit 10.28 to Registration Statement File No. 333-
                85437).
10.25           License Agreement entered into on September 3, 1999 by and between
                PlanetRx.com, Inc. and the Registrant (incorporated by reference from
                Exhibit 10.39 to Registration Statement File No. 333-85437).
10.26           Lease dated March 14, 2000, between 500-512 Seventh Avenue Limited
                Partnership and the Registrant (incorporated by reference from Exhibit
                10.1 to the Registrant's Form 10-Q Quarterly Report for the period ended March 31, 2000, File No. 000-25469).
10.27           First Amendment to Lease dated as of June 7, 2000 between the
                Registrant and 500-512 Seventh Avenue Limited Partnership (incorporated by reference from Exhibit 10.3 to the Registrant's Form 10-Q Quarterly
                Report for the period ended September 30, 2000, File No. 000-25469).
10.28           Second Amendment to Lease dated January 10, 2001 between the Registrant and 500-512 Seventh Avenue Limited Partnership.
10.29           License Agreement dated as of September 8, 2000 among Lamaze
                International, Inc., Lamaze Publishing Company and the Registrant
                (incorporated by reference from Exhibit 10.2 to the Registrant's Form
                10-Q Quarterly Report for the period ended September 30, 2000, File No.
                000-25469).

Exhibit No.                                   Description
  ----------                                   ----------

10.30           Lease dated March 19, 1998, commencing March 15, 1998 between 149 Fifth
                Avenue Corporation and the Registrant, as supplemented on June 30, 1998
                (incorporated by reference from Exhibit 10.21 to Registration Statement
                File No. 333-68749).
10.31           Employment Agreement dated November 29, 2000 between Douglas McCormick and the Registrant.
10.32           Amended and Restated Securities Purchase Agreement, dated as of
                February 22, 2001, between the Registrant and Hearst Communications,
                Inc.
10.33           Stockholder Voting Agreement, dated February 5, 2001 between the
                Registrant and Hearst Communications, Inc. (incorporated by reference from exhibit 3 to Registrant's Statement on Schedule 13D filed
                February 15, 2000).
10.34           Letter Agreement dated as of October 5, 2000, between the Registrant and Candice Carpenter.
10.35           Form of Amendment Number 2 To Amended and Restated Magazine Content
                License and Hosting Agreement (included in Exhibit 10.32).
10.36*          Stockholder Voting Agreement, dated February 5, 2001, between the
                Registrant and each of AOL Time Warner, Inc., Rho Management Trust I,
                National Broadcasting Company, Inc. and GE Investments Subsidiary, Inc.
21              Subsidiaries of the Registrant.
23.1            Consent of PricewaterhouseCoopers LLP (iVillage).
23.2            Consent of PricewaterhouseCoopers LLP (Women.com).
23.3            Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
99.1            Form of iVillage Proxy.
99.2            Form of Women.com Proxy.
99.3            Opinion of Salomon Smith Barney Inc. (included as Annex B to the joint proxy statement/prospectus filed as a part of this Registration
                Statement and incorporated herein by reference).
99.3.1          Consent of Salomon Smith Barney Inc.
99.4            Opinion of Allen & Company Incorporated (included as Annex C to the joint proxy statement/prospectus filed as a part of this Registration
                Statement and incorporated herein by reference).
99.4.1          Consent of Allen & Company Incorporated.

---------------

+ Confidential treatment has been granted for certain portions of these exhibits. Omitted portions have been filed separately with the Securities and Exchange Commission.

*   To be filed by amendment.

   (b)   Financial Statement Schedules

                         iVILLAGE INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS



                                                        Column A      Column B    Column C     Column D     Column E
                                                       ----------    ----------   --------    ----------   ----------
                                                                           Additions
                                                       Balance at    Charged to    Charged                 Balance at
                                                        Beginning    Costs and    to Other                     End
                                                        of Period     Expenses    Accounts    Deductions    of Period
                                                       ----------    ----------   --------    ----------   ----------
                                                                               (in thousands)
For the year ended December 31, 1998:
  Provision for doubtful accounts...................      $280          $855        $125(1)      $514(2)     $  746
                                                          ====          ====        ====         ====        ======
For the year ended December 31, 1999:
  Provision for doubtful accounts...................      $746          $500        $ --         $546(2)     $  700
                                                          ====          ====        ====         ====        ======
For the year ended December 31, 2000:
  Provision for doubtful accounts...................      $700          $277        $ 73(1)      $ 43(2)     $1,007
                                                          ====          ====        ====         ====        ======

---------------

(1) Doubtful accounts written off against revenue

(2) Doubtful accounts written off, net of cash received

   All other schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the financial statements or the notes thereto.

   (c)   Reports, opinions or appraisals.

   Opinions of Salomon Smith Barney Inc. and Allen & Company Incorporated (attached as Annexes B and C, respectively, to the joint proxy statement/ prospectus filed as part of this registration statement).

   Item 22. Undertakings.

   (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Exchange Act of 1934 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (4) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 2001.

                                                        iVILLAGE INC.

                                                        By: /s/ Douglas W.
                                                            McCormick
                                                             ------------------
                                                             Douglas W.
                                                             McCormick
                                                             Chief Executive
                                                             Officer

   Each individual whose signature appears below hereby constitutes and appoints Douglas W. McCormick and Steven A. Elkes, and each and either of them, such individual's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement (and any post-effective amendments) relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with the Securities and Exchange Commission, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intent and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                         Capacity                                  Date
                --------                                         -------                                   ---


       /s/ Douglas W. McCormick                    Chief Executive Officer and Director             February 23, 2001
  ------------------------------------                (Principal Executive Officer)
          Douglas W. McCormick



           /s/ Scott Levine                              Chief Financial Officer                    February 23, 2001
  ------------------------------------                (Principal Financial Officer)
              Scott Levine



 -------------------------------------           Co-Chairperson of the Board of Directors           February __, 2001
           Candice Carpenter



            /s/ Nancy Evans                      Co-Chairperson of the Board of Directors           February 23, 2001
  ------------------------------------
              Nancy Evans



           /s/ John T. Healy                                     Director                           February 23, 2001
  ------------------------------------
             John T. Healy

               Signature                                         Capacity                                  Date
                --------                                         -------                                   ---


           /s/ Habib Kairouz                                     Director                           February 23, 2001
  ------------------------------------
             Habib Kairouz



 -------------------------------------                           Director                           February __, 2001
           Lennert J. Leader



          /s/ Daniel Schulman                                    Director                           February 23, 2001
  ------------------------------------
            Daniel Schulman



 -------------------------------------                           Director                           February __, 2001
            Martin Yudkovitz

                                 EXHIBIT INDEX


Exhibit No.                                   Description
  ----------                                   ----------

2.1             Agreement and Plan of Merger dated as of February 5, 2001, among the
                Registrant, Stanhope Acquisition Sub, LLC, and Women.com Networks, Inc.
                (attached as Annex A-1 to the joint proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by reference).
2.2             Amendment No. 1 to Agreement and Plan of Merger dated February 21,
                2001, among the Registrant, Stanhope Acquisition Sub, LLC, and
                Women.com Networks, Inc. (attached as Annex A-2 to the joint proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by reference).
3.1             Amended and Restated Certificate of Incorporation of the Registrant
                (incorporated by reference from Exhibit 3.1 to Registration Statement,
                File No. 333-85437).
3.2             Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant's Form 10-Q Quarterly Report for the period ended June
                30, 2000, File No. 000-25469).
4.1             Form of Registrant's common stock certificate (incorporated by reference from Exhibit 4.1 to Registration Statement File No. 333-
                68749).
4.2             Form of Subscription Agreement.
4.3             Form of Warrant.
4.4             Form of Stockholder Agreement (included in Exhibit 10.32).
5.1             Opinion of Orrick, Herrington & Sutcliffe LLP.
10.1            Form of Indemnification Agreement between the Registrant and certain of its directors and officers (incorporated by reference from Exhibit 10.1 to Registration Statement File No. 333-68749).
10.2            1995 Amended and Restated Employee Stock Option Plan of the Registrant
                (incorporated by reference from Exhibit 10.2 to Registration Statement
                File No. 333-68749).
10.3            1997 Amended and Restated Acquisition Stock Option Plan of the
                Registrant (incorporated by reference from Exhibit 10.3 to Registration
                Statement File No. 333-68749).
10.4            Amended and Restated 1999 Employee Stock Option Plan of the Registrant
                (incorporated by reference from Exhibit 99.1 to Registration Statement
                File No. 333-31988).
10.5            1999 Director Option Plan of the Registrant (incorporated by reference from Exhibit 10.5 to Registration Statement File No. 333-85437).
10.6            1999 Employee Stock Purchase Plan of the Registrant (incorporated by reference from Exhibit 10.6 to Registration Statement File No. 333-
                85437).
10.7            1999 Acquisition Stock Option Plan of the Registrant (incorporated by reference from Exhibit 10.7 to Registration Statement File No. 333-
                85437).
10.8            Amended and Restated 1999 Non-Qualified Stock Option Plan, as amended by Amendment Number 1.
10.9            Interactive Services Agreement dated December 31, 1998, between the
                Registrant and America Online, Inc. ("AOL") (incorporated by reference from Exhibit 10.8 to Registration Statement File No. 333-68749).
10.10           Amendment to Interactive Services Agreement dated August 27, 1999 between the Registrant and America Online, Inc.
10.10.1         Second Addendum to Interactive Services Agreement dated February 20,
                2000 between the Registrant and America Online, Inc.
10.11           Second Amendment to Interactive Services Agreement dated October 16,
                2000 between the Registrant and America Online, Inc.
10.12           Third Amendment to Interactive Services Agreement dated November 2000 between the Registrant and America Online, Inc.
10.13           Fourth Amendment to Interactive Services Agreement dated December 28,
                2000 between the Registrant and America Online, Inc.

Exhibit No.                                   Description
  ----------                                   ----------

10.14           Fifth Amendment to Interactive Services Agreement dated as of March 31,
                2001 between the Registrant and America Online, Inc.
10.15           Exclusive Sponsorship Agreement dated February 28, 1998 between
                Amazon.com, Inc. and the Registrant (incorporated by reference from
                Exhibit 10.11 to Registration Statement File No. 333-68749).+
10.16           Letter Agreement dated November 11, 1998 between the National
                Broadcasting Company, Inc. and the Registrant (incorporated by reference from Exhibit 10.14 to Registration Statement File No. 333-
                68749).
10.17           Amended Letter Agreement dated as of March 9, 1999 between the
                Registrant and the National Broadcasting Company, Inc. (incorporated by reference from Exhibit 10.27 to Registration Statement File No. 333-
                68749).
10.18           Amendment dated February 1, 2001 to Letter Agreement dated March 9,
                1999 between the National Broadcasting Company, Inc. and the
                Registrant.
10.19           Form of Non-Competition, Non-Disclosure and Assignment of Inventions
                Agreement dated September 9, 1995, and Amendment dated May 6, 1996, between the Registrant and each of Candice Carpenter and Nancy Evans
                (incorporated by reference from Exhibit 10.18 to Registration Statement
                File No. 333-68749).
10.20           Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended April 29, 1997, among the Registrant, AOL, Tribune, KPCB VII and KPCB Zaibatsu II, including Form of Warrant (incorporated by reference from Exhibit 10.22 to Registration Statement File No. 333-
                68749).
10.21           Promissory Note dated June 5, 1998 in the amount of $500,000 between
                Candice Carpenter and the Registrant (incorporated by reference from
                Exhibit 10.23 to Registration Statement File No. 333-68749).
10.22           Fourth Amended and Restated Registration Rights Agreement dated as of
                December 4, 1998, among the Registrant, the Founders and each of the
                Investors identified therein, as amended as of July 26, 1999
                (incorporated by reference from Exhibit 10.25 to Registration Statement
                File No. 333-85437).
10.23           Amended and Restated Stock Purchase Agreement dated as of March 9, 1999 among the Registrant, GE Investments Subsidiary, Inc. and the National
                Broadcasting Company, Inc. (incorporated by reference from Exhibit
                10.26 to Registration Statement File No. 333-68749).
10.24           Promissory Note dated March 9, 1999 in the amount of $15,497,558.48 between the Registrant and GE Investments Subsidiary, Inc (incorporated by reference from Exhibit 10.28 to Registration Statement File No. 333-
                85437).
10.25           License Agreement entered into on September 3, 1999 by and between
                PlanetRx.com, Inc. and the Registrant (incorporated by reference from
                Exhibit 10.39 to Registration Statement File No. 333-85437).
10.26           Lease dated March 14, 2000, between 500-512 Seventh Avenue Limited
                Partnership and the Registrant (incorporated by reference from Exhibit
                10.1 to the Registrant's Form 10-Q Quarterly Report for the period ended March 31, 2000, File No. 000-25469).
10.27           First Amendment to Lease dated as of June 7, 2000 between the
                Registrant and 500-512 Seventh Avenue Limited Partnership (incorporated by reference from Exhibit 10.3 to the Registrant's Form 10-Q Quarterly
                Report for the period ended September 30, 2000, File No. 000-25469).
10.28           Second Amendment to Lease dated January 10, 2001 between the Registrant and 500-512 Seventh Avenue Limited Partnership.
10.29           License Agreement dated as of September 8, 2000 among Lamaze
                International, Inc., Lamaze Publishing Company and the Registrant
                (incorporated by reference from Exhibit 10.2 to the Registrant's Form
                10-Q Quarterly Report for the period ended September 30, 2000, File No.
                000-25469).

Exhibit No.                                   Description
  ----------                                   ----------

10.30           Lease dated March 19, 1998, commencing March 15, 1998 between 149 Fifth
                Avenue Corporation and the Registrant, as supplemented on June 30, 1998
                (incorporated by reference from Exhibit 10.21 to Registration Statement
                File No. 333-68749).
10.31           Employment Agreement dated November 29, 2000 between Douglas McCormick and the Registrant.
10.32           Amended and Restated Securities Purchase Agreement, dated as of
                February 22, 2001, between the Registrant and Hearst Communications,
                Inc.
10.33           Stockholder Voting Agreement, dated February 5, 2001 between the
                Registrant and Hearst Communications, Inc. (incorporated by reference from exhibit 3 to Registrant's Statement on Schedule 13D filed
                February 15, 2000).
10.34           Letter Agreement dated as of October 5, 2000, between the Registrant and Candice Carpenter.
10.35           Form of Amendment Number 2 To Amended and Restated Magazine Content
                License and Hosting Agreement (included in Exhibit 10.32).
10.36*          Stockholder Voting Agreement, dated February 5, 2001, between the
                Registrant and each of AOL Time Warner, Inc., Rho Management Trust I,
                National Broadcasting Company, Inc. and GE Investments Subsidiary, Inc.
21              Subsidiaries of the Registrant.
23.1            Consent of PricewaterhouseCoopers LLP (iVillage).
23.2            Consent of PricewaterhouseCoopers LLP (Women.com).
23.3            Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
99.1            Form of iVillage Proxy.
99.2            Form of Women.com Proxy.
99.3            Opinion of Salomon Smith Barney Inc. (included as Annex B to the joint proxy statement/prospectus filed as a part of this Registration
                Statement and incorporated herein by reference).
99.3.1          Consent of Salomon Smith Barney Inc.
99.4            Opinion of Allen & Company Incorporated (included as Annex C to the joint proxy statement/prospectus filed as a part of this Registration
                Statement and incorporated herein by reference).
99.4.1          Consent of Allen & Company Incorporated.

---------------

+ Confidential treatment has been granted for certain portions of these exhibits. Omitted portions have been filed separately with the Securities and Exchange Commission.

*   To be filed by amendment.